As filed with the Securities and Exchange Commission on February 11, 2010

Registration No. 333-164350

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ULTIMATE ESCAPES, INC.

(Exact name of registrant as specified in its charter)

Delaware	7011	26-0188408
(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	(IRS Employer Identification Number)

3501 W. Vine Street, Suite 225
Kissimmee, Florida 34741
(407) 483-1900

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

James M. Tousignant
President and Chief Executive Officer
Ultimate Escapes, Inc.
3501 W. Vine Street, Suite 225
Kissimmee, Florida 34741
(407) 483-1900

Copies to:

Alan I. Annex, Esq.
Jason Simon, Esq.
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
(212) 801-9200

Steven M. Skolnick, Esq.
Anita L. Chapdelaine, Esq.
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068
(973) 597-2500

(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2010

PRELIMINARY PROSPECTUS

Ultimate Escapes, Inc.

6,666,667 Shares
Common Stock

We are offering 6,666,667 shares of our common stock. Our common stock is listed on the NYSE Amex under the symbol “UEI”. Prior to the effectiveness of the registration statement of which this prospectus is a part, we will effect a reverse stock split anticipated to be on a 1-for-1.5 basis. The objective of the reverse stock split is to maintain a stock price for our common stock substantially above the minimum price required to maintain our NYSE Amex listing. The last reported sale price for our common stock on February 9, 2010 was $3.25 per share (or $4.88 per share after giving effect to the 1-for-1.5 reverse stock split).

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds, Before Expenses, to Ultimate Escapes, Inc.
Per Share	$	$	$
Total	$	$	$

(1)	Excludes an advisory fee in the amount of 2.0% of the gross proceeds, or $___ per share, payable to Roth Capital Partners, LLC, the representative of the underwriters. See “Underwriting” for a more detailed description of items of compensation to be received by the underwriters in this offering.

We have granted the underwriters for this offering an option to purchase up to an additional 1,000,000 shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments. The underwriters may exercise this option at any time and from time to time within 30 days after the date of this prospectus. We expect that the shares of common stock will be ready for delivery to investors on or about     , 2010.

Investing in our securities involves risks. You should consider the risks that we have described in Risk Factors beginning on page 6 of this prospectus before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Roth Capital Partners

Co-Manager

Maxim Group LLC

The date of this prospectus is     , 2010.

You should rely only on the information contained in this prospectus. Neither the underwriters nor we have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the underwriters nor we are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

This summary highlights basic information about us and this offering. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully before making an investment decision. When we use the words “Company,” “we,” “us” or “our company” in this prospectus, we are referring to Ultimate Escapes, Inc., a Delaware corporation, and our subsidiaries, unless it is clear from the context or expressly stated that these references are only to Ultimate Escapes, Inc. Unless otherwise indicated, all information contained in this prospectus assumes that the underwriters will not exercise their over-allotment option and that no outstanding stock options or warrants will be exercised. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Unless otherwise indicated, all share amounts and prices in this prospectus (other than in the financial statements and pro-forma financial statements and in the summary and selected financial data derived therefrom) assume the consummation of a reverse stock split, at an assumed ratio of 1-for-1.5, to be effected prior to the effectiveness of the registration statement of which this prospectus is a part, with the exact ratio and timing of the reverse stock split to be determined by our board of directors.

Our Company

We operate a family of luxury destination club offerings, including Elite ClubTM, Signature ClubTM and Premiere ClubTM, with over 1,200 affluent club members, as well as an experienced management team and increasing market share. We provide club members and their families with flexible access to a growing portfolio of multi-million dollar club residences, exclusive member services and resort amenities. We believe that we offer our club members access to more club destinations than any other luxury destination club in the world, with over 130 luxury club residences in 45 global destinations available today in the mainland United States and Hawaii, Mexico, Central America, the Caribbean and Europe. Elite Club properties have a target home value of approximately $3 million, Signature Club properties have a target home value of approximately $2 million and Premiere Club properties have a target home value of approximately $1 million. As of December 31, 2009, we had 433 Elite Club members, 545 Signature Club members and 236 Premiere Club members.

Our strategy is to combine the privacy and intimacy of multi-million dollar residences in a wide variety of global resort destinations with “white glove” member concierge services and club amenities. We offer a unique and compelling value proposition that is a cost effective vacation alternative for a large, affluent target market. For the consumer market, a club membership offers a more flexible, efficient and cost effective vacation alternative as compared with the high costs, inefficiencies and hassles of second home ownership in this cost range, the expense, uncertainties and time-consuming effort to rent luxury villas in the United States and international markets or the high costs and typical small rooms of luxury hotels. For the corporate market, our corporate membership option targets the growing multi-billion dollar corporate reward and incentive market, and offers corporations an affordable, flexible corporate reward and incentive program for top performing employees, senior executives, board members, key advisors, existing customers and new prospects.

Our Industry

Although there are significant differences between destination club offerings and timeshare offerings, we believe that the continued growth of luxury destination clubs will parallel the dramatic growth of timeshare sales over the last 20 years. The increasing wealth of “baby boomers,” coupled with the desirability of shared-use vacation alternatives, bodes well for continued destination club growth over many years, particularly given the low 1% market penetration of qualified buyers of luxury share-use vacation offerings, according to Ragatz Associates, an international consulting and market research firm in the resort real estate industry. If luxury destination clubs are able to achieve the same market penetration in their target market over the next 10 – 20 years as timeshare operators have achieved over the last 20 years, the luxury destination club industry could potentially grow from approximately 5,000 club members today to over 300,000 club members in 10 – 20 years (assuming a 5% market penetration of Spectrem Group’s estimated 6.7 million “millionaires”

in the United States with assets of at least $1 million and 840,000 “pentamillionaires” in the United States with assets of at least $5 million), in addition to the large potential corporate membership market.

Our management believes that the emerging luxury destination club market is still in its infancy and has many years of continued growth potential when the global economy improves, as major resort and hospitality brands like the Ritz Carlton Destination Club and other luxury brands and new market entrants continue to enter the luxury marketplace. Our management believes that barriers to entry in the luxury destination club market are increasing and further consolidation is likely, forcing smaller destination club players to focus on niche markets, sell to or merge with larger clubs or go out of business. Established hospitality and resort brands will likely enter the growing luxury destination club market in greater numbers, as most recently demonstrated by the 2009 launch of the Ritz Carlton Destination Club. In addition, new destination clubs will continue to form in Europe and Asia, as well as existing clubs expanding their presence internationally to address greater affluence and future high growth markets in Europe and Asia.

Our Products and Services

We offer a variety of club membership plans that provide club members between 14 and 60 days of use annually at a unique collection of club destinations and affiliate destinations located around the world. Our destination properties are located in or near resort markets with global tourist and business appeal that offer club members a world class vacation experience. By combining the best elements of multi-million dollar single family residences with world class amenities and concierge service, management believes it has created the best and most cost-effective option for luxury second-home ownership available in the market today. Other services provided by us include:

•	The Ultimate Collection — provides club members with access to over 140 luxury four- and five-star hotels in many of the world’s most desirable cities and resorts throughout the United States, Europe, Asia, the Middle East, Central America and South America, Africa and Australia.
•	The Ultimate Rewards Program — rewards club members who recommend a friend, family member or business colleague for club membership that subsequently joins us. Club members can redeem reward points for extra club days, annual dues, private yacht and jet charters, private chef services, trips to special events and much more.
•	We have invested millions of dollars in developing a proprietary web-based technology platform and we are planning to begin using “smart home” technology in the future to improve our ability to manage club properties, reduce energy and water consumption and provide club members with a safer and more comfortable experience and home environment.

Our Strengths

Our management believes that our primary business strengths include:

•	Strong, experienced management team with demonstrated leadership and a track record of innovation;
•	Best value when compared with other luxury vacation alternatives and broadest range of product offerings of any destination club;
•	Unique business model, resulting in improving economies of scale and operational efficiencies;
•	High quality member services, large club membership base and strong member loyalty, resulting in growing recurring revenue base and over 95% member renewal rates;
•	Substantial real estate portfolio recently appraised at approximately $153.6 million with approximately $123.3 million of debt as of December 31, 2009 and approximately $30.3 million of equity in such real estate; and
•	Planned use of energy efficient, “smart house” technology, including remote access, monitoring and control of HVAC, computer, electrical, lighting, audio, security and landscaping systems, which we anticipate will improve member satisfaction, maintain our properties better and reduce operating costs, energy costs and utility costs in club properties.

Our Growth Strategy

Our management expects to achieve strong EBITDA and revenue growth over the next several years.

Key elements of our future growth strategy include:

•	Expand organic sales;
•	Pursue additional acquisitions;
•	Continue global expansion;
•	Introduce new club offerings;
•	Pursue marketing partnerships and joint ventures with real estate developers and hospitality REITs; and
•	Introduce “private label” offerings with resort and hospitality brands.

Recent Development

We currently intend, subject to the receipt of any required consents (including the consent of the lender under our revolving credit facility), to convert the $10 million note payable by our subsidiary Ultimate Escapes Holdings, LLC (“Ultimate Escapes Holdings”) to Ultimate Resort Holdings, LLC (“Ultimate Resort”) into shares of our common stock, at a conversion price of $6.65 per share (after giving effect to the proposed 1-for-1.5 reverse stock split). Ultimate Resort, an entity controlled by James M. Tousignant, our President and Chief Executive Officer and a member of our board of directors, is the holder of ownership units in Ultimate Escapes Holdings which may be exchanged at any time in Ultimate Resort’s discretion for a total of 2,572,381 shares of our common stock. We believe that this conversion, if implemented, may increase the likelihood that we will be able to maintain our listing on the NYSE Amex, or be approved for listing on an alternate exchange, by increasing our stockholders’ equity.

Corporate Information

We were incorporated in Delaware on May 14, 2007 under the name “Fortress America Acquisition Corporation II” (subsequently changed to Secure America Acquisition Corporation) as a blank check company for the purpose of acquiring one or more domestic or international businesses. On October 29, 2009, we consummated a business combination with Ultimate Escapes Holdings pursuant to a Contribution Agreement, as amended (the “Contribution Agreement”), whereby we acquired ownership units in Ultimate Escapes Holdings and Ultimate Escapes Holdings became a subsidiary of us. In this prospectus, we refer to our acquisition of Ultimate Escapes Holdings pursuant to the Contribution Agreement as the “Acquisition,” and we refer to the limited liability company membership units in Ultimate Escapes Holdings as “ownership units.” Effective upon the consummation of the Acquisition, we changed our name to Ultimate Escapes, Inc. Prior to the consummation of the Acquisition, on September 15, 2009, Ultimate Escapes Holdings acquired all of the assets and business of its former parent company Ultimate Resort and also acquired a majority of the assets and business of Private Escapes Destination Clubs (“Private Escapes”).

Our principal executive offices are located at 3501 West Vine Street, Suite 225, Kissimmee, Florida 34641, and our telephone number is (407) 483-1900. Our website is www.ultimateescapes.com. The information contained in our website is not a part of this prospectus.

The Offering

Common Stock offered
6,666,667 shares
Common Stock outstanding prior to this offering
1,657,664 shares(1)
Common Stock to be outstanding after this offering
8,324,331 shares(1)
Use of proceeds
We intend to use the net proceeds of this offering for reduction of indebtedness, strategic acquisitions and general corporate purposes, including working capital. See “Use of Proceeds.”
NYSE Amex symbol
UEI
Risk Factors
See “Risk Factors” beginning on page 6 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)	Excludes the following:
•	5,037,784 shares of common stock issuable upon conversion of ownership units in Ultimate Escapes Holdings outstanding as of February 9, 2010;
•	4,666,667 shares of common stock issuable upon conversion of additional ownership units in Ultimate Escapes Holdings that may be issued as earn-out units pursuant to the terms of Ultimate Escapes Holdings’ amended and restated operating agreement;
•	35,618 shares of common stock issuable upon the exercise of stock options granted under our 2009 Stock Option Plan as of February 9, 2010, with a weighted average exercise price of $8.47;
•	758,516 shares of common stock reserved for further issuance under our 2009 Stock Option Plan as of February 9, 2010;
•	8,050,000 shares of common stock issuable upon the exercise of all warrants outstanding as of February 9, 2010, with an exercise price of $13.20;
•	149,418 shares of common stock that we expect to issue following the completion of this offering to club members who participated in our redemption conversion program; and
•	any shares which may be issued upon the conversion of the $10 million note payable by Ultimate Escapes Holdings to Ultimate Resort into equity, which we expect would be approximately 1,500,000 shares.

Unless otherwise indicated, all share amounts and prices in this prospectus (other than in the historical financial statements and in the summary and selected financial data derived therefrom) assume the consummation of a reverse stock split, at a ratio of 1-for-1.5, to be effected prior to the effectiveness of the registration statement of which this prospectus is a part. The objective of the reverse stock split is to maintain a stock price for our common stock substantially above the minimum price required to maintain our NYSE Amex listing. All information in this prospectus assumes no exercise by the underwriters of their right to purchase up to an additional 1,000,000 shares of common stock to cover over-allotments.

Summary Consolidated Financial Data of Ultimate Escapes Holdings

Because the Acquisition was considered a reverse acquisition and recapitalization for accounting purposes, the historical financial statements of Ultimate Escapes Holdings became our historical financial statements. On September 15, 2009, Ultimate Resort contributed all of its assets and liabilities to its wholly-owned subsidiary, Ultimate Escapes Holdings. On September 15, 2009, Private Escapes contributed a majority of its assets, liabilities, properties and other rights to Ultimate Escapes Holdings in exchange for an 8% ownership interest in Ultimate Escapes Holdings. The following summary consolidated historical financial information of Ultimate Escapes Holdings as of December 31, 2008 and 2007 and for the years then ended was derived from the audited consolidated financial statements of Ultimate Escapes Holdings included in this prospectus. The summary consolidated historical financial information of Ultimate Escapes Holdings as of and for the nine months ended September 30, 2009 and 2008 was derived from the unaudited condensed consolidated financial statements of Ultimate Escapes Holdings included in this prospectus and includes the unaudited results of the acquired operations of Private Escapes from September 16, 2009 through September 30, 2009. The selected financial data of Private Escapes for periods prior to September 16, 2009 is included elsewhere in this prospectus.

The results of operations for the interim period are not necessarily indicative of the results of operations which might be expected for the entire year. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements of Ultimate Escapes Holdings and Private Escapes and the notes thereto included elsewhere in this prospectus.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2009	2008	2008	2007
	(unaudited)	(unaudited)
	(In thousands)
Statement of Operations Data:
Revenues	$25,061	$16,497	$22,541	$15,113
Operating income (loss)	3,823	(11,830)	(14,344)	(17,853)
Net loss	(3,225)	(18,948)	(23,222)	(24,645)
Balance Sheet Data:
Total assets	$216,520	N/A	$131,609	$135,822
Working capital	(17,461)	N/A	(8,804)	(3,843)
Owners’ equity	(34,579)	N/A	(36,813)	(15,668)

RISK FACTORS

Our business, industry and common stock are subject to numerous risks and uncertainties. The discussion below sets forth all of such risks and uncertainties that are material and presently known to us. Any of the following risks, if realized, could materially and adversely affect our revenues, operating results, profitability, financial condition, prospects for future growth and overall business, as well as the value of our common stock.

Risks Related to Our Company

The luxury vacation industry is highly competitive and we are subject to risks relating to competition that may adversely affect our performance.

We operate principally in the luxury vacation industry and compete against numerous global, regional and boutique destination clubs; as well as other shared usage or interval ownership resort and vacation property companies, real estate developers and sponsors; vacation home owners, brokers and managers; resort sponsors and managers; and, more broadly, luxury resorts and other transient/leisure accommodations; as well as alternative leisure and recreation categories, such as golf clubs or other club membership organizations. We have encountered and expect to encounter in the future intense competition from our rivals in the destination club industry and from other companies offering competitive products and services. Many of our competitors have greater consumer recognition or resources and/or more established and familiar products than us. The factors that we believe are important to customers include:

•	number and variety of club destinations available to club members;
•	quality of member services and concierge services;
•	quality of destination club properties;
•	pricing of club membership plans;
•	type and quality of resort amenities offered;
•	reputation of club;
•	destination club properties in proximity to major population centers;
•	availability and cost of air and ground transportation to destination club properties; and
•	ease of travel to resorts (including direct flights by major airlines).

We have many competitors for our club members, including other major resort destinations worldwide. We also directly compete with other destination clubs, such as Exclusive Resorts, which is the largest company in the destination club marketplace, as measured by number of club members. Our destination club members can choose from any of these alternatives.

We compete with numerous other resorts that may have greater financial resources than we do and that may be able to adapt more quickly to changes in customer requirements or devote greater resources to promotion of their offerings than we can. We believe that developing and maintaining a competitive advantage will require continued investment in our technology platform, brand, existing destination club properties and the acquisition of additional luxury properties to our portfolio of destination club properties. There can be no assurance that we will have sufficient resources to make the necessary investments to do so, or that we will be able to compete successfully in this market or against such competitors.

We are subject to the operating risks common to the luxury vacation industry which could adversely affect our business, financial condition and results of operations.

Our business is subject to numerous operating risks common to the luxury vacation industry. Some of these risks include:

•	impact of war and terrorist activity (including threatened terrorist activity) and heightened travel security measures instituted in response thereto;
•	travelers’ fears of exposure to contagious diseases;
•	decreases in the demand for transient rooms and related lodging services, including a reduction in personal and business travel as a result of general economic conditions;

•	cyclical over-building in the vacation ownership industry;
•	restrictive changes in zoning and similar land use laws and regulations or in health, safety and environmental laws, rules and regulations and other governmental and regulatory action;
•	changes in travel patterns;
•	the costs and administrative burdens associated with compliance with applicable laws and regulations, including, among others, franchising, timeshare, privacy, licensing, labor and employment, and regulations under the Office of Foreign Assets Control and the Foreign Corrupt Practices Act;
•	the availability and cost of capital to allow us to fund acquisitions of additional destination club properties, renovations and investments;
•	disruptions in relationships with third parties, including marketing alliances and affiliations with luxury resort property owners;
•	foreign exchange fluctuations; and
•	the financial condition of the airline industry and the impact on air travel.

The matters described above could result in a decrease in the number, or lack of growth, in our destination club members and could have a material adverse effect on the luxury vacation industry, which in turn could have a material adverse effect on our business, financial condition and results of operations.

The current slowdown in the travel industry and the global economy generally will continue to impact our financial results and growth.

The present economic slowdown and the uncertainty over its breadth, depth and duration has had a negative impact on the luxury vacation industry. There is now general consensus among economists that the economies of the United States, Europe and much of the rest of the world have been in a recession since December 2007. The current downturn in the economy has reduced, and may in the future reduce, the demand for our destination club memberships and may increase club member resignations and redemptions. Accordingly, our financial results have been impacted by the economic slowdown and both our future financial results and growth could be further harmed if the recession continues for a significant period or becomes worse.

We have a history of losses, and may never achieve or sustain profitability.

Prior to the Acquisition, we incurred substantial losses, and we may continue to incur substantial losses in the future. Ultimate Escapes incurred net losses of $3.2 million, $23.2 million and $24.6 million during the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively. We have also experienced a decrease in new club membership sales and existing club member upgrades during the last six months of 2008 and all of 2009. These circumstances raise substantial doubt about our ability to continue to fund operating losses and provide necessary operating liquidity. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

Our business is capital intensive and the lack of available financing to fund the acquisition of additional destination club properties and our operations could adversely affect our ability to maintain and grow our club membership base which could adversely affect our business, financial condition and results of operations.

In order for our destination clubs to remain attractive and competitive, we have to spend a significant amount of money to keep the properties well maintained, modernized and refurbished and to add new luxury properties periodically to our portfolio of destination club properties as we add new club members. This creates an ongoing need for cash and, to the extent we cannot fund expenditures from cash generated by operations, funds must be borrowed or otherwise obtained. We could finance future expenditures from any of the following sources:

•	cash flow from operations;
•	non-recourse, sale-leaseback or other financing;

•	bank borrowings;
•	annual dues increases or club member assessments;
•	public and private offerings of debt or equity;
•	sale of existing real estate; or
•	some combination of the above.

We might not be able to obtain financing for future expenditures on favorable terms or at all, which could inhibit our ability to continue to grow. Events during 2008 and 2009, including the failures and near failures of numerous financial services companies and the decrease in liquidity and available equity and debt capital have negatively impacted the capital markets for real estate investments. Accordingly, our financial results have been and may continue to be impacted by the cost and availability of funds needed to grow our business.

We have a substantial amount of indebtedness, which could adversely affect our financial position.

We have a substantial amount of indebtedness. As of December 31, 2009, we had total debt of approximately $123 million, consisting of $99 million of borrowings under our senior secured credit facility and $24 million of additional debt obligations secured by destination club properties. Our senior secured credit facility is an amended and restated $110 million revolving credit facility with CapitalSource, secured by our real estate assets, which will mature on April 30, 2011, subject to extension by us for up to two one-year periods. The revolving credit facility includes financial and operational covenants that limit our ability to incur additional indebtedness and pay dividends as well as purchase or dispose of significant assets. Covenants in the revolving credit facility include obligations to maintain either a restricted cash balance of not less than six months of debt service or a debt service coverage ratio of 1.25 to 1, to maintain a leverage ratio between debt and consolidated net worth of no more than 3.5 to 1, to comply with specified ratios of number of club properties to club members, to have a net loss of no more than $10 million in fiscal 2009 and $5 million in fiscal 2010, and to have net income in each year thereafter, and to maintain a consolidated debt ratio of no more than 80%. Although we believe that we are in compliance with all of the covenants in the revolving credit facility, we have previously violated certain covenants contained in our prior revolving credit facility with CapitalSource, which covenant violations were waived by the lender. In addition, we have approximately $24 million in additional indebtedness secured by real estate assets with various first and second mortgage lenders. In the event we default on our secured debt obligations, the lenders could enforce their rights under the loan agreements, which would impair our ability to conduct our business and have a material adverse effect on our business, financial condition and results of operations. If we are unable to make payments on one or more mortgages on the properties or otherwise default on our debt obligations, the lenders could foreclose on such properties, which would have a material adverse effect on our business, financial condition and results of operations. We may also incur significant additional indebtedness in the future. Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on our indebtedness;
•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;
•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;
•	require us to use a substantial portion of our cash flow from operations to make debt service payments;
•	limit our flexibility to plan for, or react to, changes in our business and industry;
•	place us at a competitive disadvantage compared to less leveraged competitors; and
•	increase our vulnerability to the impact of adverse economic and industry conditions.

We may not be able to generate sufficient cash to service our debt obligations.

Our ability to make payments on and to refinance our indebtedness will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior secured credit agreement restricts our ability to dispose of assets, and requires the use of proceeds from any disposition of assets to repay our indebtedness. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

We are subject to the risks that generally relate to real estate investments, which may have a material adverse effect on our business, financial condition and results of operations.

We are subject to the risks that generally relate to investments in real property because we own most of our destination club properties. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, and the expenses incurred. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, insurance, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. When interest rates increase, the cost of acquiring, developing, expanding or renovating real property increases and real property values may decrease as the number of potential buyers decreases. Similarly, as financing becomes less available, it becomes more difficult both to acquire and to sell real property. In addition, our loan facility restricts our ability to sell our assets, including our real estate holdings. Finally, under eminent domain laws, governments can take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have a material adverse impact on our results of operations or financial condition. In addition, equity real estate investments are difficult to sell quickly and we may not be able to adjust our portfolio of owned properties quickly in response to economic or other conditions. If our properties do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, our income and financial condition will be adversely affected. The real estate investment industry is susceptible to trends in the national and/or regional economies and there can be no assurance that we can operate our destination club properties and then later sell any or all of them at a profit.

The need for ongoing property renovations could adversely affect our business, financial condition and results of operations.

Our properties require routine maintenance as well as periodic renovations and capital improvements. Ongoing renovations at a particular property may negatively impact the desirability of the property as a vacation destination. A significant decrease in the supply of available vacation rental accommodations and the need for vacation rental services during renovation periods, coupled with the inability to attract vacationers to properties undergoing renovations, could have a material adverse effect on our business, financial condition and results of operations.

Environmental liabilities, including claims with respect to mold or hazardous or toxic substances, could have a negative impact on our reputation and cause us to incur additional expense to remedy any such liability or claim.

Under various federal, state, local and foreign environmental laws, ordinances and regulations, a current or previous property owner of real property may be liable for the costs of removal or remediation of hazardous or toxic substances, including mold, on, under or in such property. These laws could impose liability without regard to whether we knew of, or were responsible for, the presence of hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to properly clean up such substances when present, could jeopardize our ability to develop, use, sell or rent the real property or to borrow using the real property as collateral. If we arrange for the disposal or treatment of hazardous or toxic wastes, we could be liable for the costs of removing or cleaning up wastes at the disposal or treatment facility, even if we never owned or operated that facility. Other laws, ordinances and regulations could require us to manage, abate or remove lead or asbestos containing materials. Similarly, the operation and closure of storage tanks are often regulated by federal, state, local and foreign laws. Certain laws, ordinances and regulations, particularly those governing the management or preservation of wetlands, coastal zones and threatened or endangered species, could limit our ability to develop, use, sell or rent our real property.

We cannot provide any assurances that environmental issues will not exist with respect to any destination club property we own or acquire. Even if environmental inspections are made, environmental issues may later be determined to exist because the inspections were not complete or accurate or environmental releases migrate to the properties from adjacent property. In addition to liability for environmental issues which can substantially adversely impact our business and financial condition, the marketability of the destination club properties for sale or refinancing can be adversely affected because of the concerns of a third party who may buy or lend money on the properties over the possible environmental liability and/or environmental clean-up costs. In addition, our reputation may be damaged by any alleged claim or incurrence of environmental liabilities, which could reduce demand for our destination club memberships and have a material adverse effect on our business.

We own properties that are located internationally and thus are subject to special political and monetary risks not generally applicable to our domestic properties.

We operate properties located abroad which as of December 31, 2009, included 44 properties in 12 international locations, and we intend to expand our portfolio of international destination club properties. Properties abroad generally are subject to various political, geopolitical, and other risks that are not present or are different in the United States. These risks include the risk of war, terrorism, civil unrest, expropriation and nationalization and regulation, as well as the impact in cases in which there are inconsistencies between U.S. law and the laws of an international jurisdiction. In addition, sales in international jurisdictions typically are made in local currencies, which subject us to risks associated with currency fluctuations. Currency devaluations and unfavorable changes in international monetary and tax policies could have a material adverse effect on our profitability and financing plans, as could other changes in the international regulatory climate and international economic conditions, in the event that we increase our operation of properties abroad.

We have a limited operating history, which may make it difficult to predict our future performance.

We have been operating only since 2004 and therefore do not have an established operating history. In addition, the acquisition of certain assets and liabilities of Private Escapes was consummated on September 15, 2009, and as a result we now have a much larger base of club members, club properties and employees to manage and operate. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

We may experience financial and operational risks in connection with acquisitions. In addition, businesses acquired by us may incur significant losses from operations or experience impairment of carrying value.

We completed our acquisition of certain assets and liabilities of Private Escapes on September 15, 2009, and intend to selectively pursue other acquisitions. However, we may be unable to identify attractive acquisition candidates or complete transactions on favorable terms. In addition, in the case of acquired assets or businesses, we may need to:

•	successfully integrate the operations, as well as the accounting, financial and disclosure controls, management information, technology, human resources and other administrative systems, of acquired businesses with existing operations and systems;
•	maintain third party relationships previously established by acquired companies;
•	retain senior management and other key personnel at acquired businesses; and

•	successfully manage acquisition-related strain on our and/or the acquired businesses’ management, operations and financial resources.

We may not be successful in addressing these challenges or any others encountered in connection with historical and future acquisitions. In addition, the anticipated benefits of one or more acquisitions may not be realized and future acquisitions could result in potentially dilutive issuances of equity securities and/or the assumption of contingent liabilities. Also, the value of goodwill and other intangible assets acquired could be impacted by one or more unfavorable events or trends, which could result in impairment charges. The occurrence of any of these events could adversely affect our business, financial condition and results of operations.

We may not be able to achieve our growth objectives.

We may not be able to achieve our objectives for maintaining our existing club members, increasing our number of new club members through organic growth, acquisitions and acquiring additional luxury properties to add to our portfolio of destination club properties. Our ability to complete acquisitions of additional properties depends on a variety of factors, including our ability to obtain financing on acceptable terms and requisite lender and government approvals. Even if we are able to complete acquisitions of additional luxury properties, we may not be able to grow our club membership base or effectively integrate such acquisitions.

Extensive laws and government regulations could affect the way we conduct our business plan.

Our business exists in a regulatory environment that is changing and evolving and where certain regulatory matters are currently uncertain. Such matters include, but are not limited to, the question of whether our destination club memberships constitute timeshare/vacation ownership plans or timeshare use plans, as well as whether such club memberships being offered may constitute the offering of unregistered securities under the US federal and/or state securities laws. We believe that our club membership sales do not constitute timeshare/vacation ownership plans or timeshare use plans, nor do they constitute offers of securities under any federal or state laws or regulations. If, however, the club membership sales were determined to constitute timeshare/vacation ownership plans or timeshare use plans, or be deemed to be securities under any state or federal law, we would be required to comply with applicable state timeshare regulations or state and federal securities laws, including those laws pertaining to registration or qualification of securities, licensing of salespeople and other matters. If we cannot comply with the applicable timeshare regulations or state and federal securities requirements, in that event, and/or the determination may create liabilities or contingencies, including rescission rights relating to the club memberships we previously sold, as well as fines and penalties, that could adversely affect our business, financial condition and results of operations.

If we are unable to obtain the necessary permits and approvals in connection with our acquisition of destination club properties, it may have a material adverse effect on our business.

We intend to continue to acquire additional destination club properties for our portfolio. To successfully acquire and operate the properties as intended, we and/or our subsidiaries must apply for and receive any necessary federal, state and/or local and foreign permits and licenses as may be applicable to the properties. We expect to receive such necessary permits and approvals; however, there can be no assurance that such permits and approvals will be obtained. Failure to receive the necessary permits and approvals could prohibit or substantially and adversely impact our operations.

Increased insurance risk, perceived risk of travel and adverse changes in economic conditions as a result of recent events could significantly reduce our cash flow, revenues and earnings.

We believe that insurance and surety companies are re-examining many aspects of their business, and may take actions including increasing premiums, requiring higher self-insured retentions and deductibles, requiring additional collateral on surety bonds, reducing limits, restricting coverages, imposing exclusions, such as mold damage, sabotage and terrorism, and refusing to underwrite certain risks and classes of business. Any increased premiums, mandated exclusions, change in limits, coverages, terms and conditions or reductions in the amounts of bonding capacity available may adversely affect our ability to obtain appropriate insurance coverages at reasonable costs, which could significantly reduce our business cash flow, revenues and earnings.

The illiquidity of real estate investments could significantly limit our ability to respond to adverse changes in the performance of our properties and significantly reduce our cash flow, revenues and earnings.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more of our properties in response to changing economic, financial and investment conditions is limited. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We may not have funds available to correct those defects or to make those improvements and as a result our ability to sell the property would be limited. In acquiring a property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions on us. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly reduce our cash flow, revenues and earnings.

We are subject to litigation in the ordinary course of business which could be costly and time consuming.

We are, from time to time, subject to various legal proceedings and claims, either asserted or unasserted. Any such claims, whether with or without merit, could be time-consuming and expensive to defend and could divert management’s attention and resources. Although our management believes that we have adequate insurance coverage and accrues loss contingencies for all known matters that are probable and can be reasonably estimated, we cannot assure that the outcome of all current or future litigation will not be costly and time consuming and otherwise divert management’s attention away from operating the business.

Fluctuations in real estate values may require us to write down the book value of real estate assets.

Under United States generally accepted accounting principles, we are required to assess the impairment of our long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors management considers that could trigger an impairment review include significant underperformance relative to minimum future operating results, significant change in the manner of use of the assets, significant technological or industry changes, or changes in the strategy for our overall business. When we determine that the carrying value of certain long-lived assets is impaired, an impairment loss equal to the excess of the carrying value of the asset, or asset group, over its estimated fair value is recognized. These impairment charges would be recorded as operating losses. Any material write-downs of assets could have a material adverse effect on our financial condition and earnings.

We will incur increased costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The U.S. Sarbanes-Oxley Act of 2002 and related rules of the SEC and stock exchanges regulate corporate governance practices of public companies. We expect that compliance with these public company requirements will increase costs and make some activities more time-consuming. For example, we have created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, we incur additional expenses associated with our SEC reporting requirements. A number of those requirements require us to carry out activities we have not done previously. For example, under Section 404 of the Sarbanes-Oxley Act, our management will need to assess and report on our internal control over financial reporting and our independent accountants may need to issue an opinion on that assessment and the effectiveness of those controls. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our independent accountants identified a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us.

We also expect that it will be difficult and expensive to obtain and maintain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third parties may also prompt even more changes in governance and reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We depend on key personnel for the future success of our business and the loss of one or more of our key personnel could have an adverse effect on our ability to manage our business and implement our growth strategies, or could be negatively perceived in the capital markets.

Our future success and ability to manage future growth depends, in large part, upon the efforts and continued service of our senior management team, which has substantial experience in the resort and hospitality industry. Our President and Chief Executive Officer, James Tousignant, our Chairman, Richard Keith, and our Chief Financial Officer, Philip Callaghan, have been actively involved in the acquisition, ownership and operation of resort properties and are actively engaged in our management. Messrs. Tousignant, Keith and Callaghan substantially determine our strategic direction, especially with regard to operational, financing, acquisition and disposition activity. The departure of any of them could negatively impact our ability to grow and manage our operations.

Although we are party to employment agreements with some of our key personnel, these employment agreements do not require them to remain our employees and, therefore, they could terminate their employment with us at any time without penalty. We do not currently maintain key man life insurance on any of our executives, and such insurance, if obtained in the future, may not be sufficient to cover the costs of recruiting and hiring a replacement or the loss of an executive’s services.

It could be difficult for us to find replacements for such key personnel, as competition for such personnel is intense. The loss of services of one or more members of senior management could have an adverse effect on our ability to manage our business and implement our growth strategies. Further, such a loss could be negatively perceived in the capital markets, which could reduce the market value of our securities.

Damage to our destination club properties and other operational risks may disrupt our business and adversely impact our financial results.

Depending on the location of our destination club properties, a particular property may bear an increased risk for damage by inclement weather, construction defects, environmental matters, acts of terrorism, or other forces or acts, whether intentional or unintentional. In addition, we rely heavily on our information systems and other data processing systems. Any such damage to properties or disruption in information systems could cause us to suffer financial loss, a disruption of our businesses, regulatory intervention or reputational damage.

Furthermore, we depend on our headquarters in Kissimmee, Florida, where most of our information systems and personnel are located, for the continued operation of our business. A natural disaster or other catastrophic event or disruption in the infrastructure that supports our businesses, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our headquarters, could have a material adverse impact on our ability to continue to operate our business without interruption. The impact of any disaster or disruption on our business will likely be exacerbated by the fact that we do not have any disaster recovery program in place to mitigate the harm or minimize the lost data that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.

We are vulnerable to the risk of unfavorable weather conditions and continued inclement weather could reduce our revenues and earnings.

Our ability to attract visitors to our resorts is influenced by weather conditions. Unfavorable weather conditions can adversely affect visits and our revenues and profits. Adverse weather conditions may discourage visitors from participating in outdoor activities at our resorts. There is no way for us to predict future weather patterns or the impact that weather patterns may have on results of operations or visitation. Extreme weather conditions such as hurricanes or prolonged periods of adverse weather conditions, or the occurrence of such conditions during peak visitation periods, could have a material adverse effect on our financial condition and results of operations by reducing revenues and earnings.

Our property development and management operations are conducted in many areas that are subject to natural disasters and severe weather, such as hurricanes and floods. We also may be affected by unforeseen engineering, environmental, or geological problems. These conditions could delay or increase the cost of construction projects, damage or reduce the availability of materials, and negatively impact the demand for resorts in affected areas. If insurance does not fully cover business interruptions or losses resulting from these events, our earnings, liquidity and capital resources could be adversely affected.

Our success depends, in part, on the integrity of our systems and infrastructure. System interruptions may have an adverse impact on our business, financial condition and results of operations.

Our success depends, in part, on our ability to maintain the integrity of our systems and infrastructure, including websites, information and related systems and call centers. System interruptions may adversely affect our ability to operate websites, process and fulfill club member reservations and other transactions, respond to customer inquiries and generally maintain cost-efficient operations. We may experience occasional system interruptions that make some or all systems or data unavailable or prevent us from efficiently providing services. We also rely on third-party computer systems, broadband and other communications systems and service providers in connection with the provision of services generally, as well as to facilitate, process and fulfill transactions. Any interruptions, outages or delays in these systems, or deterioration in the performance of these systems and infrastructure, could impair our ability to provide services. Fire, flood, power loss, telecommunications failure, hurricanes, tornadoes, earthquakes, acts of war or terrorism, acts of God and similar events or disruptions may damage or interrupt computer, broadband or other communications systems and infrastructure at any time. Any of these events could cause system interruption, delays and loss of critical data, and could prevent us from providing services. Although we have backup systems for certain aspects of our operations, these systems are not fully redundant and disaster recovery planning is not sufficient for all eventualities. In addition, we may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect our business, financial condition and results of operations.

In addition, any penetration of network security or other misappropriation or misuse of personal consumer information could cause interruptions in our operations and subject us to increased costs, litigation and other liabilities. Claims could also be made against us for other misuse of personal information, such as for unauthorized purposes or identity theft, which could result in litigation and financial liabilities, as well as administrative action from governmental authorities. Security breaches could also significantly damage our reputation with consumers and third parties with whom we do business. It is possible that advances in computer capabilities, new discoveries, undetected fraud, inadvertent violations of company policies or procedures or other developments could result in a compromise of information or a breach of the technology and security processes that are used to protect consumer transaction data. As a result, current security measures may not prevent any or all security breaches. We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. Consumers are generally concerned with security and privacy of the Internet, and any publicized security problems affecting us may discourage consumers from doing business with us, which could have an adverse effect on our business, financial condition and results of operations.

Our success depends on the value of our name, image and brand, and if demand for our destination club properties and their features decreases or the value of our name, image or brand diminishes, our business, revenues and results of operations would be reduced.

Our success depends, to a large extent, on our ability to shape and stimulate consumer tastes and demands by producing and maintaining luxurious, attractive, and exciting properties and services, as well as our ability to remain competitive in the areas of design and quality. There can be no assurance that we will be successful in this regard or that we will be able to anticipate and react to changing consumer tastes and demands in a timely manner.

Furthermore, a high media profile is an integral part of our ability to shape and stimulate demand for our destination club memberships with our target customers. A key aspect of our marketing strategy is to focus on attracting media coverage. If we fail to attract that media coverage, we may need to substantially increase our advertising and marketing costs, which would decrease our earnings. In addition, other types of marketing tools, such as traditional advertising and marketing, may not be successful in attracting target customers.

Our business would be adversely affected if our public image or reputation were to be diminished. Our brand names and trademarks are integral to our marketing efforts. If the value of our name, image or brands were diminished, our business, revenues and results of operations would be reduced.

Any failure to protect our trademarks could have a negative impact on the value of our brand names and reduce our business and reduce revenues.

We believe our trademarks are critical to our success. We rely on trademark laws to protect our proprietary rights. The success of our business depends in part upon our continued ability to use our trademarks to increase brand awareness and further develop our brand. Monitoring the unauthorized use of our intellectual property is difficult. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources, may result in counterclaims or other claims against us and could significantly harm our results of operations. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. From time to time, we apply to have certain trademarks registered. There is no guarantee that such trademark registrations will be granted. We cannot assure that all of the steps we have taken to protect our trademarks will be adequate to prevent imitation of our trademarks by others. The unauthorized reproduction of our trademarks could diminish the value of our brand and our market acceptance, competitive advantages or goodwill, which could reduce our business and reduce revenues.

Changes in weather patterns as a result of global warming could have an adverse effect on our business.

Scientific reports indicate that, as a result of human activity:

•	temperatures around the world have been increasing and are likely to continue to increase as a result of increasing atmospheric concentrations of carbon dioxide and other carbon compounds;
•	the frequency and severity of storms, and flooding, are likely to increase;
•	severe weather is likely to occur in places where the climate has historically been more mild; and
•	average sea levels have risen and are likely to rise more, threatening worldwide coastal development.

We cannot predict the effects that these phenomena may have on our business. We could be impacted to the extent that global warming trends affect established weather patterns or exacerbate extreme weather or weather fluctuations, hindering or preventing travel by our club members in certain circumstances. They might also affect the desirability of some of our properties, such as ones located on beaches or in skiing areas, increase the cost and reduce the availability of insurance covering damage from natural disasters for some of our properties and lead to new laws and regulations that increase our expenses and reduce our revenues. Any of these consequences, and other consequences of global warming that we do not foresee, could materially and adversely affect our sales, profits and financial condition.

Risks Related to Our Common Stock

We are currently not in compliance with the minimum listing requirements of the NYSE Amex’s Company Guide, and the NYSE Amex has notified us that it intends to delist our securities if this offering is not completed by February 16, 2010. Delisting would limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our common stock and warrants are listed on the NYSE Amex, a national securities exchange. On December 7, 2009, we received notification from the NYSE Amex that it intends to file a delisting application with the SEC to remove our securities from listing and registration on the NYSE Amex, due to our failure to satisfy one or more of the NYSE Amex continued listing standards. Specifically, the NYSE Amex noted that as of the closing of the Acquisition, we failed to satisfy the NYSE Amex’s original listing standards and minimum distribution standards, which require a minimum public distribution of 500,000 shares of common stock together with a minimum 800 public shareholders or a minimum public distribution of 1,000,000 shares of common stock together with a minimum of 400 public shareholders. The listing standards applicable to us also require a minimum market capitalization of $75 million, or a minimum of $4 million of stockholders’ equity. As of February 9, 2010, we had 1,657,664 outstanding shares, 195 record holders and approximately 325 beneficial holders. On a pro-forma basis, treating as issued the 5,037,784 shares issuable upon conversion of outstanding ownership units in Ultimate Escapes Holdings and assuming the distribution of the underlying shares by Ultimate Escapes Holdings to their respective owners, we had approximately 6.7 million outstanding shares, approximately 440 public shareholders and a market capitalization of approximately $34.3 million. As of September 30, 2009, our stockholders equity, on a pro-forma basis, was approximately $(29.4) million. On January 20, 2010, we received an additional notification from the NYSE Amex, indicating that we did not comply with the NYSE Amex’s requirement to file an application and obtain approval for the issuance of shares we issued to certain of our members pursuant to our redemption conversion program.

We submitted an appeal letter to the NYSE Amex and requested a hearing before a Listing Qualifications Panel of the NYSE Amex’s Committee on Securities, which was held on January 28, 2010. On February 2, 2010, the Panel issued its decision, determining that the NYSE Amex should continue the delisting procedures against us. Following the issuance of the Panel’s decision, the NYSE Amex staff advised us that the suspension of trading of our securities would take effect on February 17, 2010, unless we complete this offering and demonstrate compliance with the applicable listing requirements prior to that date. In furtherance of this process, on February 4, 2010, the staff notified us that the NYSE Amex had cleared the Company to file an original listing application (which we filed with the NYSE Amex on February 5, 2010), thus facilitating our continued listing on the NYSE Amex, provided we successfully complete this offering on or before February 16, 2010, and thereby demonstrate compliance with all applicable original listing criteria. Accordingly, if this offering is not completed on or before February 16, 2010, or if we do not satisfy the NYSE Amex’s original listing criteria upon the completion of this offering, we expect that our securities will cease to be listed on the NYSE Amex beginning on February 17, 2010. If the NYSE Amex delists our securities from quotation on its exchange, this would limit investors’ ability to make transactions in our securities.

The concentration of our capital stock ownership with insiders will likely limit your ability to influence corporate matters.

As of February 9, 2010, our executive officers, directors and affiliated entities together beneficially owned over 70% of our outstanding common stock and we anticipate that these stockholders will together beneficially own approximately 32% of our common stock outstanding after this offering (in each case after giving effect to the exchange of all ownership units of Ultimate Escapes Holdings held by them into shares of our common stock, excluding any earn-out units that may be issued). In addition, James M. Tousignant, our President and Chief Executive Officer and a member of our board of directors, holds, as representative on behalf of the other owners of Ultimate Escapes Holdings, 5,037,784 shares of our Series A Preferred Voting Stock, which vote as a single class with shares of our common stock on all matters. As a result, Mr. Tousignant has control over most matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other stockholders, including those who purchase shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. We may not apply the net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds from this offering for reduction of indebtedness and other general corporate purposes, including working capital and capital expenditures, and for possible investments in, or acquisitions of, properties and/or complementary businesses. We have not allocated these net proceeds for any specific purposes. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use the proceeds.

We may issue additional shares of our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. This might have an adverse effect on the market price of our common stock.

Outstanding warrants to purchase an aggregate of 8,050,000 shares of common stock are currently exercisable. These warrants would only be exercised if the $13.20 per share exercise price is below the market price of our common stock. To the extent they are exercised, additional shares of our common stock will be issued, which will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.

In addition, if Ultimate Escapes Holdings achieves certain Adjusted EBITDA targets in each of 2010, 2011 and/or 2012, we will be required to issue up to 4,666,667 additional shares of common stock to certain of Ultimate Escapes Holdings’ owners upon conversion of additional ownership units issued if such targets are met. See “Certain Relationships and Related Transactions — Operating Agreement of Ultimate Escapes Holdings” for additional information. Any such issuances would dilute the percentage ownership by our current stockholders and reduce their influence on our management. These issuances may also result in a decrease in the trading price of our common stock.

Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

In accordance with lock-up obligations contained in the amended and restated operating agreement of Ultimate Escapes Holdings entered into in connection with the consummation of the Acquisition (the “Operating Agreement”), the other owners of Ultimate Escapes Holdings will be able to sell their shares of our common stock they are entitled to receive upon conversion of their ownership units in connection with the Acquisition beginning on the first anniversary of the consummation of the Acquisition. In accordance with SEC regulations, the founders, officers and directors of our company will not be able to sell any common stock they receive in exchange for their founders shares until October 29, 2010, the first anniversary of the consummation of the Acquisition, subject to certain exceptions. Pursuant to the registration rights agreement entered into in connection with the consummation of the Acquisition, the owners of Ultimate Escapes Holdings prior to the Acquisition, consisting of Ultimate Resort, Private Escapes and JDI Ultimate, L.L.C. (the “UE Owners”), have registration rights, subject to certain limitations, with respect to shares of our common stock for which their ownership units of Ultimate Escapes Holdings may be exchanged. We have agreed, as soon as possible after the closing date of the Acquisition but in no event later than eight months from the closing date, to file a registration statement covering the shares of our common stock for which their ownership units of Ultimate Escapes Holdings may be exchanged. The UE Owners also have certain “piggyback” registration rights applicable to some registration statements filed by us following the consummation of the Acquisition. In addition, pursuant to a registration rights agreement between us and our initial stockholders, our initial stockholders or their permitted transferees will be entitled to rights to demand two times that we register the resale of the founder shares and the sponsor warrants (and shares underlying the sponsor warrants) at any time, in addition to certain “piggyback” registration rights applicable to registration statements filed by us, generally commencing one year after the consummation of the Acquisition as to the founder shares and three months after the consummation of the Acquisition as to the sponsor warrants (and shares underlying the sponsor warrants). The presence of these additional securities trading in the public market may have an adverse effect on the market price of our securities. The sale by any of the foregoing, or entities they control or their permitted transferees, could cause the market price of our securities to decline.

Our ability to request indemnification from the UE Owners for damages arising out of the Acquisition is limited to those claims where damages exceed $600,000 and is also limited to the shares of common stock issued in the Acquisition that are held in escrow or may be set-off against earn-out payments.

To provide a fund to secure the indemnification obligations of Ultimate Escapes Holdings to us against losses that we may sustain as a result of (i) the inaccuracy or breach of any representation or warranty made by Ultimate Escapes Holdings or any UE Owner in the Contribution Agreement or any schedule or certificate delivered by it or the UE Owners in connection with the Contribution Agreement and (ii) the non-fulfillment or breach of any covenant or agreement made by Ultimate Escapes Holdings in the Contribution Agreement, the UE Owners placed in escrow an aggregate of 717,884 ownership units of Ultimate Escapes Holdings, or 10% of the aggregate number of ownership units owned by the UE Owners immediately prior to the Acquisition. With respect to claims based upon certain representations and warrants deemed “Fundamental Representations” by the parties or fraud or intentional misconduct, those claims are not limited to the escrowed units but are subject to a cap of 25% of the aggregate number of ownership units owned by the UE Owners immediately prior to the Acquisition, which amount in excess of the escrowed units may be satisfied by us setting off such claims against payments due to the UE Owners for any future earn-out payments. Claims for indemnification may be asserted against the escrow by us once our damages exceed a $600,000 deductible and will be reimbursable, by cancellation of such units or set-off against future earn-out payments, as applicable, to the full extent of the damages in excess of such amount. Claims for indemnification may be asserted until the later of fifteen days after the date on which we file our Annual Report on Form 10-K for the year ending December 31, 2010 or April 15, 2011, with respect to certain claims; up to the applicable statute of limitations with respect to claims based upon the breach of certain designated representations and warranties; and up to the sixth anniversary of the closing date of the Contribution Agreement with respect to claims based upon the breach of “Fundamental Representations” by the parties or fraud or intentional or willful misrepresentation or omission. As a consequence of these limitations, we may not be able to be entirely compensated for indemnifiable damages that we may sustain.

Public stockholders at the time of the Acquisition who purchased units in our initial public offering and did not exercise their conversion rights may have rescission rights and related claims.

There were several aspects of the Acquisition and the other matters which were not described in the prospectus issued by us in connection with our initial public offering. These include: that we may consummate a business combination outside of the homeland security industry; that we may seek to amend the definition of “business combination” in our certificate of incorporation; that we may seek to amend our amended and restated certificate of incorporation to provide conversion rights to holders of public shares, regardless of whether such holder votes for or against the business combination; that the funds in the trust account might be used to purchase shares from our stockholders who have indicated their intention to vote against the Acquisition and convert their shares into cash; and that we may seek to amend the terms of the warrant agreement between us, our warrant agent and warrantholders (the “Warrant Agreement”), to revise the exercise price and the expiration date. Consequently, our consummation of a business combination with Ultimate Escapes Holdings which does not operate in the homeland security industry, our filing of certain charter amendments in connection with the Acquisition, our use of funds in the trust account to purchase shares of stockholders who had indicated their intention to vote against the Acquisition or our amendment of the Warrant Agreement might be grounds for a stockholder who purchased shares in the initial public offering, excluding our founders, and still held them at the time of the Acquisition without seeking to convert them into cash, to seek rescission of the purchase of the units he acquired in the initial public offering. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If we are required to pay damages, our results of operations could be adversely affected.

If the Acquisition’s benefits do not meet the expectations of financial or industry analysts, the market price of our securities may decline.

The market price of our securities may decline if:

•	we do not achieve the perceived benefits of the Acquisition as rapidly, or to the extent anticipated by, financial or industry analysts; or
•	the effect of the Acquisition on our financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decline in the market price of our securities. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Volatility of our stock price could adversely affect stockholders.

The market price of our common stock could also fluctuate significantly as a result of:

•	quarterly variations in our operating results;
•	interest rate changes;
•	changes in the market’s expectations about our operating results;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning our company or our industry in general;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	news reports relating to trends in our markets;
•	changes in laws and regulations affecting our business;
•	material announcements by us or our competitors;
•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;
•	general economic and political conditions such as recessions and acts of war or terrorism; and
•	other matters discussed in the risk factors.

Fluctuations in the price of our common stock could contribute to the loss of all or part of an investor’s investment in our company.

We currently do not intend to pay dividends on our common stock and consequently your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not plan to declare dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. The terms of our current indebtedness contain, and agreements governing future indebtedness will likely contain, restrictions on our ability to pay cash dividends. Consequently, your only opportunity to achieve a return on your investment in the common stock of our company will be if the market price of our common stock appreciates and you sell your common stock at a profit.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus constitute forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “potential,” “intend” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, business strategy and means to implement the strategy, the amount and timing of capital expenditures, the likelihood of our success in building our business, financing plans, budgets, working capital needs and sources of liquidity. We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control.

Forward-looking statements, estimates and projections are based on management’s beliefs and assumptions, are not guarantees of performance and may prove to be inaccurate. Forward-looking statements also involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement and which may have a material adverse effect on our business, financial condition, results of operations and liquidity. A number of important factors could cause actual results or events to differ materially from those indicated by forward-looking statements. These risks and uncertainties include, but are not limited to, those factors listed in this prospectus under “Risk Factors.”

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual future results to differ materially from those projected or contemplated in the forward-looking statements.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events. You should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on us.

USE OF PROCEEDS

We estimate that we will receive approximately $29.6 million in net proceeds from the sale of our common stock in this offering, or approximately $34.0 million if the underwriter’s over-allotment option is exercised in full, at an assumed public offering price of $4.88 per share (the last reported sales price on February 9, 2010, after giving effect to the anticipated 1-for-1.5 reverse stock split), which may not be indicative of the per share public offering price in this offering, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use approximately $10 million of the net proceeds from this offering to repay a portion of the outstanding indebtedness under our credit facility with CapitalSource and potentially other notes payable. The CapitalSource credit facility accrues interest at the minimum rate of 8.75% as of December 31, 2009 and will mature on April 30, 2011. The amount outstanding under this credit facility was approximately $99 million at December 31, 2009. The notes payable have interest rates ranging from 8% to 8.75%. We also currently intend to use a portion of the net proceeds from this offering to fund possible investments in, or acquisition of, destination clubs, properties and/or other complementary businesses, and such acquisitions may also involve the issuance of unregistered and/or registered common stock of our company. We have no current agreements or commitments with respect to any material investment or acquisition. We currently intend to use the remaining proceeds for general corporate purposes, including working capital and capital expenditures. In addition, the amount and timing of what we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in “Risk Factors.” Accordingly, our management will have discretion and flexibility in applying the net proceeds of this offering. Pending any uses, as described above, we intend to invest the net proceeds in high quality, investment grade, short-term fixed income instruments which include corporate, financial institution, federal agency or U.S. government obligations.

CAPITALIZATION

The following table summarizes our balance sheet data as of September 30, 2009:

•	on an actual basis;
•	on a pro forma basis, after giving effect to the Acquisition; and
•	on a pro forma as adjusted basis to reflect the estimated net proceeds we will receive from the sale of 6,666,667 shares of common stock offered by this prospectus at an assumed public offering price of $4.88 per share, (after giving effect to the 1-for-1.5 reverse stock split), which stock price may not be indicative of the per share public offering price in this offering) after deducting the underwriting discount and the estimated offering expenses we will pay.

The numbers presented in this table assume the consummation of the proposed reverse stock split of our issued and outstanding common stock and Series A preferred stock at an assumed ratio of 1-for-1.5 to be effected prior to the effectiveness of the registration statement of which this prospectus is a part. You should read this table in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2009
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited, in thousands)
Cash and cash equivalents	$79,476	$12,315	31,715
Long term debt	$—	$125,063	$115,063
Preferred stock, $.0001 par value; Actual – no shares authorized, issued and outstanding; Pro Forma and Pro Forma As Adjusted – 20,000,000 shares authorized, 14,556,675 Preferred Series A authorized and 5,037,784 issued and outstanding	—	1	1
Common stock, $.0001 par value; Actual – 50,000,000 shares authorized, 8,333,334 shares issued and outstanding; Pro Forma – 300,000,000 shares authorized, 1,049,016 shares issued and outstanding; Pro Forma As Adjusted – 300,000,000 shares authorized, 7,715,683 shares issued and outstanding	1	—	—
Additional paid-in capital	7,077	28,659	58,059
Accumulated income (deficit)	446	(58,021)	(58,021)
Total stockholders’ equity (deficit)	7,524	(29,361)	38
Total capitalization	$7,524	$95,702	115,101

The number of shares to be outstanding after this offering is based on 1,657,664 shares outstanding on February 9, 2010 and excludes the following:

•	5,037,784 shares of common stock issuable upon conversion of ownership units in Ultimate Escapes Holdings outstanding as of February 9, 2010;
•	4,666,667 shares of common stock issuable upon conversion of additional ownership units in Ultimate Escapes Holdings that may be issued as earn-out units pursuant to the terms of Ultimate Escapes Holdings’ amended and restated operating agreement;
•	35,618 shares of common stock issuable upon the exercise of stock options granted under our 2009 Stock Option Plan as of February 9, 2010, with a weighted average exercise price of $8.47;
•	758,516 shares of common stock reserved for further issuance under our 2009 Stock Option Plan as of February 9, 2010;
•	8,050,000 shares of common stock issuable upon the exercise of all warrants outstanding as of February 9, 2010, with an exercise price of $13.20;
•	149,418 shares of common stock that we expect to issue following the completion of this offering to club members who participated in our redemption conversion program; and
•	any shares which may be issued upon the conversion of the $10 million note payable by Ultimate Escapes Holdings to Ultimate Resort into equity, which we expect would be approximately 1,500,000 shares.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of Our Securities

Our common stock and warrants are each listed on the NYSE Amex under the symbols UEI and UEI.WS, respectively. Our units were listed on the NYSE Amex under the symbol UEI.U until October 30, 2009. Our units commenced public trading on October 23, 2007 and our common stock and warrants commenced public trading on January 18, 2008. On December 7, 2009, we received notification from the NYSE Amex that it intends to file a delisting application with the SEC to remove our securities from listing and registration on the NYSE Amex, due to our failure to satisfy one or more of the NYSE Amex continued listing standards. Specifically, the NYSE Amex noted that as of the closing of the Acquisition, we failed to satisfy the NYSE Amex’s original listing standards and minimum distribution standards, which require a minimum public distribution of 500,000 shares of common stock together with a minimum 800 public shareholders or a minimum public distribution of 1,000,000 shares of common stock together with a minimum of 400 public shareholders. The listing standards applicable to us also require a minimum market capitalization of $75 million, or a minimum of $4 million of stockholders’ equity. As of February 9, 2010, we had 1,657,664 outstanding shares, 195 record holders and approximately 325 beneficial holders, and a market capitalization of $9.2 million. On a pro-forma basis, treating as issued the 5,037,784 shares issuable upon conversion of outstanding ownership units in Ultimate Escapes Holdings and assuming the distribution of the underlying shares by Ultimate Escapes Holdings to their respective owners, we had approximately 6.7 million outstanding shares, approximately 440 public shareholders and a market capitalization of approximately $34.3 million. As of September 30, 2009, our stockholders equity, on a pro-forma basis, was approximately $(29.4) million. On January 20, 2010, we received an additional notification from the NYSE Amex, indicating that we did not comply with the NYSE Amex’s requirement to file an application and obtain approval for the issuance of shares we issued to certain of our members pursuant to our redemption conversion program.

We submitted an appeal letter to the NYSE Amex and requested a hearing before a Listing Qualifications Panel of the NYSE Amex’s Committee on Securities, which was held on January 28, 2010. On February 2, 2010, the Panel issued its decision, determining that the NYSE Amex should continue the delisting procedures against us. Following the issuance of the Panel’s decision, the NYSE Amex staff advised us that the suspension of trading of our securities would take effect on February 17, 2010, unless we complete this offering and demonstrate compliance with the applicable listing requirements prior to that date. In furtherance of this process, on February 4, 2010, the staff notified us that the NYSE Amex had cleared the Company to file an original listing application (which we filed with the NYSE Amex on February 5, 2010), thus facilitating our continued listing on the NYSE Amex, provided we successfully complete this offering on or before February 16, 2010, and thereby demonstrate compliance with all applicable original listing criteria. Accordingly, if this offering is not completed on or before February 16, 2010, or if we do not satisfy the NYSE Amex’s original listing criteria upon the completion of this offering, we expect that our securities will cease to be listed on the NYSE Amex beginning on February 17, 2010.

The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices of our units, common stock and warrants as reported on the NYSE Amex (in the case of the units and common stock, as adjusted for the reverse stock split proposed to be effected in connection with this offering at an assumed ratio of 1-for-1.5).

Quarter Ended	Units		Common				Warrants
	High	Low	High		Low		High		Low
December 31, 2007	$12.09	$11.75	$	N/A	$	N/A	$	N/A	$	N/A
March 31, 2008	11.93	11.12		10.95		10.00		0.68		0.28
June 30, 2008	11.58	11.10		11.24		10.77		0.32		0.25
September 30, 2008	11.55	11.19		11.40		11.03		0.26		0.10
December 31, 2008	10.92	10.50		10.98		10.49		0.13		0.02
March 31, 2009	11.48	9.87		11.78		11.03		0.15		0.02
June 30, 2009	11.70	11.18		11.85		10.98		0.06		0.01
September 30, 2009	11.90	11.70		11.87		11.63		0.15		0.04
December 31, 2009	12.78	11.90		12.38		5.55		0.40		0.06

On February 9, 2010, our common stock and warrants closed at $4.88 and $0.05, respectively, after giving effect, in the case of the common stock, to the anticipated 1-for-1.5 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part.

Dividend Policy

We have not paid any dividends on our common stock to date and do not anticipate paying any dividends in the foreseeable future. We intend to retain future earnings, if any, in the operation and expansion of our business. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant. In addition, the terms of our current indebtedness precludes us, and the terms of any future indebtedness that we may incur could preclude us, from paying dividends. Investors should not purchase our common stock with the expectation of receiving cash dividends.

SELECTED CONSOLIDATED FINANCIAL DATA OF ULTIMATE ESCAPES HOLDINGS

Because the Acquisition was considered a reverse acquisition and recapitalization for accounting purposes, the historical financial statements of Ultimate Escapes Holdings became our historical financial statements. On September 15, 2009, Ultimate Resort contributed all of its assets and liabilities to its wholly-owned subsidiary, Ultimate Escapes Holdings. On September 15, 2009, Private Escapes contributed a majority of its assets, liabilities, properties and other rights to Ultimate Escapes Holdings in exchange for an 8% ownership interest in Ultimate Escapes Holdings. The following selected consolidated historical financial information of Ultimate Escapes Holdings as of December 31, 2008 and 2007 and for the years then ended was derived from the audited consolidated financial statements of Ultimate Escapes Holdings included in this prospectus. The selected consolidated historical financial information of Ultimate Escapes Holdings as of and for the nine months ended September 30, 2009 and 2008 was derived from the unaudited condensed consolidated financial statements of Ultimate Escapes Holdings included in this prospectus and includes the unaudited results of the acquired operations of Private Escapes from September 16, 2009 through September 30, 2009. The selected financial data of Private Escapes for periods prior to September 16, 2009 is included on the next page.

The results of operations for the interim period are not necessarily indicative of the results of operations which might be expected for the entire year. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements of Ultimate Escapes Holdings and Private Escapes and the notes thereto included elsewhere in this prospectus.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2009	2008	2008	2007
	(unaudited)	(unaudited)
	(In thousands)
Statement of Operations Data:
Revenues	$25,061	$16,497	$22,541	$15,113
Operating income (loss)	3,823	(11,830)	(14,344)	(17,853)
Net loss	(3,225)	(18,948)	(23,222)	(24,645)
Balance Sheet Data:
Total assets	$216,520	N/A	$131,609	$135,822
Working capital	(17,461)	N/A	(8,804)	(3,843)
Owners’ equity	(34,579)	N/A	(36,813)	(15,668)

SELECTED COMBINED CONSOLIDATED FINANCIAL DATA OF PRIVATE ESCAPES

The following selected combined consolidated historical financial information of Private Escapes for the period January 1, 2009 to September 15, 2009 and the nine months ended September 30, 2008 was derived from the unaudited combined consolidated financial statements of Private Escapes included in this prospectus. The selected combined consolidated historical financial information of Private Escapes as of December 31, 2008 and 2007 and for the years then ended was derived from the audited combined consolidated financial statements of Private Escapes included in this prospectus. Historical financial information after September 15, 2009 is included in the historical financial information of Ultimate Escapes Holdings on the previous page. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements of Private Escapes and the notes thereto included elsewhere in this prospectus.

	For the Period January 1 – September 15, 2009	For the Nine Months Ended September 30, 2008	As of and for the Years Ended December 31,
			2008	2007
	(unaudited)	(unaudited)
	(In thousands)
Statement of Operations Data:
Revenues	$9,434	$5,541	$7,425	$5,283
Operating income (loss)	(959)	(9,120)	(11,587)	(12,189)
Net loss	(2,587)	(10,991)	(14,204)	(15,078)
Balance Sheet Data:
Total assets	N/A	N/A	$55,204	$54,697
Working capital	N/A	N/A	(29,741)	(12,354)
Owners’ equity (deficit)	N/A	N/A	(55,264)	(43,462)

SELECTED FINANCIAL DATA OF SECURE AMERICA ACQUISITION CORPORATION

The following selected historical financial information of Secure America Acquisition Corporation (renamed Ultimate Escapes, Inc. upon the consummation of the Acquisition on October 29, 2009) as of and for the nine months ended September 30, 2009 was derived from the unaudited condensed financial statements of Secure America Acquisition Corporation included in this prospectus. The following selected historical financial information of Secure America Acquisition Corporation as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and for the period from May 14, 2007 (inception) through December 31, 2007 was derived from the audited financial statements included in this prospectus. The results of operations for the interim period are not necessarily indicative of the results of operations which might be expected for the entire year. This information should be read in conjunction with the financial statements of Secure America Acquisition Corporation and the notes thereto included elsewhere in this prospectus.

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31, 2008	As of and for the Period May 14, 2007 (Inception) Through December 31, 2007
	2009	2008
	(unaudited)	(unaudited)
	(In thousands, except share and per share data)
Statement of Operations Data:
Interest income	$114	$1,230	$1,272	$546
Net income (loss)	(265)	461	432	279
Common Share Data:
Net income (loss) per share – basic and diluted	$(0.02)	$0.04	$0.03	$0.05
Common shares outstanding	12,500,000	12,500,000	12,500,000	5,259,000
Balance Sheet Data:
Total assets	$79,749	$79,835	$79,802	$79,594
Working capital	7,265	76,311	76,259	76,039
Shareholders’ equity	7,521	53,726	53,698	53,266

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is designed to show the effects of the accounting mergers of Ultimate Escapes Holdings and Private Escapes and Secure America Acquisition Corporation, giving effect to (a) the acquisition by Ultimate Escapes Holdings, through a contribution agreement, of certain assets and liabilities of Private Escapes and (b) the accounting reverse merger of Ultimate Escapes Holdings and Secure America Acquisition Corporation pursuant to a contribution agreement.

The following should be read in connection with the “Unaudited Pro Forma Condensed Combined Financial Statements” and the audited and unaudited financial statements Ultimate Escapes Holdings, Private Escapes and Secure America Acquisition Corporation which are included elsewhere in this prospectus.

The unaudited pro forma balance sheet data assumes that the accounting reverse merger of Ultimate Escapes Holdings and Secure America Acquisition Corporation took place on September 30, 2009. The acquisition of certain assets and liabilities of Private Escapes by Ultimate Escapes Holdings occurred on September 15, 2009 and its effects are already included in the balance sheet data of Ultimate Escapes Holdings as of September 30, 2009.

The unaudited pro forma statement of operations data for the nine months ended September 30, 2009 and for the year ended December 31, 2008 gives effect to the acquisition of certain assets and liabilities of Private Escapes by Ultimate Escapes Holdings and to the accounting reverse merger of Ultimate Escapes Holdings and Secure America Acquisition Corporation as if they occurred on January 1, 2008.

The summary unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during these periods.

	Pro Forma Combined as of and for the Nine Months Ended September 30, 2009	Pro Forma Combined as of and for the Year Ended December 31, 2008
	(unaudited)	(unaudited)
	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$33,994	$31,953
Operating income (loss)	2,651	(26,336)
Net loss	(6,393)	(38,208)
Common Share Data:
Net loss per share – basic and diluted	(0.76)	(4.54)
Common shares outstanding	8,412	8,412
Balance Sheet Data:
Total assets	$222,356	$ N/A
Working capital (deficit)	(13,313)	N/A
Owners’ equity (deficit)	(29,361)	N/A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements of Ultimate Escapes Holdings and the notes thereto included elsewhere in this prospectus.

Overview

We are a luxury destination club that sells club memberships offering members reservation rights to use our vacation properties, subject to the rules of the club member’s Club Membership Agreement. Our properties are located in various resort locations throughout the world.

On September 15, 2009, we consummated the contribution by Private Escapes of certain of its assets, liabilities, properties and rights thereto, in exchange for ownership units in Ultimate Escapes Holdings. The following discussion of financial condition and results of operations refers to the financial statements of Ultimate Escapes Holdings for the nine month periods ended September 30, 2009 and 2008, and for the years ended December 31, 2008 and 2007. The operating results of Private Escapes are included from September 16, 2009. The operating results of Secure America Acquisition Corporation (as Ultimate Escapes, Inc. was named prior to the consummation of the Acquisition) are not included in this discussion.

We believe that our financial performance will improve in 2010 and 2011 as a result of the combination of the Ultimate Resort and Private Escapes businesses, the utilization of current excess capacity and the arrangements with various hotels and resorts coming into effect in 2010, as well as anticipated improvements in worldwide economic conditions generally.

We had 1,214 members, 826 members and 782 members as of December 31, 2009, 2008 and 2007, respectively.

Critical Accounting Policies

Our financial statements and the notes to our financial statements contain information that is pertinent to management’s discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results may vary from these estimates and assumptions under different and/or future circumstances. Management considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and
•	changes in the estimate, or the use of different estimating methods that could have been selected, could have a material impact on our results of operations or financial condition.

The following critical accounting policies have been identified that affect the more significant judgments and estimates used in the preparation of the financial statements of Ultimate Escapes Holdings. We believe that the following are some of the more critical judgment areas in the application of our accounting policies that affect our financial condition and results of operations. The following critical accounting policies are not intended to be a comprehensive list of all of our accounting policies or estimates.

Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions we are required to make. Estimates that are critical to our accompanying consolidated financial statements arise from our belief that (1) we will be able to raise and/or generate sufficient cash to continue as a going concern, (2) our estimates of the expected lives of the club memberships from which we derive our revenues and on which we base our revenue recognition are reasonable, (3) all long-lived assets are recoverable, and (4) our estimates of the cost of our stock-based compensation plans are reasonable. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. It is at least reasonably possible that our estimates could change in the near term with respect to these matters.

Revenue Recognition

We derive our revenue from the club memberships we sell, which allow the club members to use the club properties owned or leased by us. Different levels of club membership provide access to different properties and/or increased usage of the properties. Club members pay a one-time club membership fee (which includes a non-refundable initiation fee), together with annual dues. Club members sometimes pay additional fees or charges related to their use of specific properties or club services. Club members may upgrade their level of membership at any time by paying additional upgrade fees and annual dues. The terms of each club membership is set out in a Club Membership Agreement.

Club members who resign may receive a partial redemption of their membership fee. We provide assistance to club members who resign by using commercially reasonable efforts to resell a resigned club members’ membership, and upon such resale, the resigning club member generally receives 80% of the proceeds of sale and we retain the remainder as a transfer fee. In the event we are unable to resell a resigning club members’ membership after an agreed period of time, we have certain arrangements with such club members to provide a partial redemption of their membership fee (excluding the initiation fee), based on a sliding scale that declines to zero over a 10 year period.

For purposes of our audited financial statements, we amortize the non-refundable initiation fee over the expected life of the club membership, currently estimated as 10 years. The remaining portion of the club membership fee, which is included in membership deposits-redemption assurance program in our consolidated balance sheet, is amortized over a 10 year period using the straight line method. Management believes that, based on their knowledge of the industry and our competitors, our own extrapolated experience, and practices in similar membership organizations, that period reasonably reflects the expected life of the club memberships, and is consistent with any obligation we may have to provide a partial refund of the membership fee.

Annual club membership dues are billed in advance. Payment of these annual dues permits the club member to continue to make reservations and use the club properties during their membership year and the annual dues are recognized in income on a straight-line basis over the 12 month period to which they relate. Revenue from ancillary charges and other services provided by us to club members when using club properties is recognized at the time of sale.

Impairment of Long-Lived Assets and Goodwill

We analyze our long-lived assets, including property and equipment and intangible assets, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360 “Property, Plant and Equipment” annually and when events and circumstances might indicate that the assets may not be recoverable. If the undiscounted net cash flows are less than the assets’ carrying amounts, we record an impairment based on the excess of the assets’ carrying value over fair value. Fair value is determined based on discounted cash flow models, quoted market values and third-party appraisals. We evaluate our real estate assets on a combined basis, as future cash flows include club membership sales and dues that are not identifiable to individual properties. Estimates of future cash flows are based on internal projections over the expected useful lives of the assets and include cash flows associated with future maintenance and replacement costs, but exclude cash flows associated with future capital expenditures that would increase the assets’ useful lives. Our management believes there is no impairment as of September 30, 2009.

Goodwill consists of the excess of the purchase price paid for Private Escapes over the fair value of the identifiable assets and liabilities acquired. Goodwill is not amortized, but is tested for impairment, at least annually, by applying the recognition and measurement provisions of FASB ASC 350-20 “Goodwill”, which compares the carrying amount of the asset with its fair value. If impairment of carrying value based on the estimated fair value exists, we measure the impairment through the use of projected discounted cash flows.

We operate as a single operating segment. We have not identified any components within our single operating segment and thus have a single reporting unit for purposes of our goodwill impairment test.

Stock-based compensation

Ultimate Escapes Holdings previously had a stock-based compensation plan utilizing equity units of its former parent company, Ultimate Resort, LLC, which plan is described in its financial statements in “Note 13 — Equity Compensation”. Upon the consummation of the Acquisition, we adopted the 2009 Stock Option Plan, which provides for the issuance of options to acquire up to 800,000 shares of common stock of Ultimate Escapes.

We recognize compensation expense in an amount equal to the grant-date fair value of the equity units or, following adoption of the 2009 Stock Option Plan, the grant-date fair value of the common stock options. The estimated fair value of these equity units and options, as of the date of grant, is recorded as compensation cost over the vesting period.

Determining the fair value of the equity units previously issued required making potentially complex and subjective judgments. Ultimate Escapes Holdings’ approach to valuation of the units, which were granted to employees at no cost to them, was to estimate their fair value based on the proceeds received by the parent company for other equity units with broadly similar characteristics. There is inherent uncertainty in making these estimates. During 2008 and the 2009 period to date, Ultimate Escapes Holdings estimated the fair value at $30,000 per unit. During 2008 and the first nine months of 2009, there were 83 and 67 units, respectively, that vested. At September 30, 2009, there were a further 288 units that had not yet vested. All of these 288 units vested immediately on completion of the Acquisition on October 29, 2009. At the time of the Acquisition, ownership units convertible into common stock by the equity unit holders had an indicated value of approximately $30.6 million, equivalent to 2,572,382 shares of common stock valued at $11.91 per share. Ultimate Resort has 1,431 equity units outstanding, and on a pro rata basis each unit of Ultimate Resort would have an indicated value of approximately $25,700 when taking into account the assumption of the JDI note, which approximates the fair value of $30,000 used in the company’s estimate of compensation expense and the fair value of units. We recognized compensation expense of $5.3 million on October 29, 2009 as a result of the accelerated vesting of these units upon consummation of the Acquisition.

Recent Accounting Pronouncements — The following Accounting Standards Codification Updates have been issued, or will become effective, after the end of the period covered by this discussion:

Pronouncement	Issued	Title
ASU No. 2009-13	October 2009	Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements — a consensus of the FASB Emerging Issues Task Force
ASU No. 2009-14	October 2009	Software (Topic 985): Certain Revenue Arrangements That Include Software Elements — a consensus of the FASB Emerging Issues Task Force
ASU No. 2009-15	October 2009	Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing
ASU No. 2009-16	December 2009	Transfers and Servicing (Topic 860): Accounting for Transfers and Financial Assets.
ASU No. 2009-17	December 2009	Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities
ASU No. 2010-01	January 2010	Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash — a consensus of the FASB Emerging Issues Task Force
ASU No. 2010-02	January 2010	Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary — a Scope Clarification

Management does not anticipate that the new accounting pronouncements listed above will have a material impact on our consolidated financial statements.

Results of Operations

The following table sets forth historical consolidated income statement data for Ultimate Escapes Holdings (in thousands of dollars):

	Nine Months Ended September 30,		% Change	Year Ended December 31,
	2009	2008		2008	2007	% Change
	(unaudited)	(unaudited)	(unaudited)			(unaudited)
REVENUES
Membership – annual dues	$11,331	$12,353	(8)%	$17,486	$13,150	33%
Membership – upgrade fees	48	319	(85)%	409	338	21%
Membership – fees	3,318	2,719	22%	3,650	1,473	148%
Membership – assessment fees	8,274	—	—	—	—	—
Other revenue	2,090	1,106	89%	996	152	555%
REVENUES	25,061	16,497	52%	22,541	15,113	49%
OPERATING EXPENSES:
Property operating expenses	7,757	7,031	10%	9,900	6,952	42%
Depreciation and amortization	3,176	3,275	(3)%	4,479	2,819	59%
Lease costs	2,457	2,720	(10)%	3,593	2,461	46%
Advertising	743	1,927	(61)%	2,307	3,986	(42)%
Salaries and contract labor	4,805	7,867	(39)%	9,420	4,347	117%
General and administrative	2,072	4,764	(57)%	6,182	10,915	(43)%
(Gain) on sale of property and equipment	(107)	(178)	(40)%	(27)	(12)	132%
Sales commissions	335	922	(64)%	1,032	1,498	(31)%
OPERATING EXPENSES	21,238	28,327	(25)%	36,885	32,966	12%
INCOME (LOSS) BEFORE OTHER INCOME (EXPENSE)	3,823	(11,830)	132%	(14,344)	(17,853)	20%
OTHER INCOME (EXPENSE):
Interest expense	(7,120)	(7,336)	(3)%	(9,156)	(7,408)	24%
Interest income	73	219	(67)%	278	616	(55)%
OTHER INCOME (EXPENSE) – Net	(7,048)	(7,117)	(1)%	(8,878)	(6,792)	31%
NET LOSS	$(3,225)	$(18,948)	83%	$(23,222)	$(24,645)	6%

Nine Months Ended September 30, 2009 compared with the Nine Months Ended September 30, 2008 (in thousands) (unaudited)

Revenues

Revenues of $25,061 increased by $8,564, or 52%, during the nine months ended September 30, 2009, from $16,497 during the same period in 2008. The higher revenues during the nine months ended September 30, 2009 reflect $8,274 in assessment fees charged to members in 2009 that were not charged in 2008. Membership-annual dues were $11,331 during the nine months ended September 30, 2009, representing a decrease of $1,022, or 8%, from annual dues of $12,353 for the same period in 2008 primarily as a result of early dues renewal programs offered in 2008 and not offered in 2009, which accelerated revenues into 2008. Other revenue was $2,090 during the nine months ended September 30, 2009, representing an increase of $984, or 89%, compared to $1,106 for the same period in 2008 due to the cross reservation program fees in 2009 charged to Private Escapes for allowing their members to stay at Ultimate Escapes Holding’s properties. This cross reservation program ended effective September 15, 2009, the date of the business combination of Private Escapes and Ultimate Escapes Holdings.

Operating Expenses

Operating expenses were $21,238 during the nine months ended September 30, 2009, representing a decrease of $7,090, or 25%, from operating costs of $28,327 for the same period in 2008. Salary and contract labor costs decreased $3,062 during the nine months ended September 30, 2009 compared with the same period in 2008 due to staffing reductions and labor cost savings implemented in the second half of 2008 and a reduction of $347 in equity compensation. General and administrative costs decreased for the nine months ended September 30, 2009 compared with the same period in 2008 by $2,692 due to reductions in credit card fees of $1,200, legal and professional fees of $466, insurance cost of $417, travel costs of $354, and office lease cost of $94. Advertising costs decreased $1,184 during the nine months ended September 30, 2009 from the same period in 2008 due to a revised marketing strategy to target member referrals and other qualified leads produced as a result of a joint marketing agreement with Private Escapes that began in the second half of 2008. Sales commissions decreased $586 for the nine months ended September 30, 2009 compared with the same period in 2008 due to lower sales volumes in 2009. Property operating costs increased $726 in 2009 from 2008 primarily due to the cross reservation program fees in 2009 charged by Private Escapes for allowing Ultimate Escapes Holdings’ members to stay at Private Escapes’ properties prior to the September 15, 2009 business combination. Depreciation and amortization decreased by $100 to $3,176 during the nine months ended September 30, 2009, from $3,275 during the same period in 2008, reflecting the sale of properties in 2008 and 2009. For the nine months ended September 30, 2009, we incurred a $107 net loss on the sales of certain properties. For the nine months ended September 30, 2008, we had a $178 net loss on the sale of certain properties.

Income (Loss) Before Other Income (Expense)

Income (loss) before other income (expense) increased by $15,653, or 132%, to $3,823 during the nine months ended September 30, 2009, from a loss of $11,830 during the nine months ended September 30, 2008.

Other Income (Expense)

Interest expense decreased slightly to $7,120 during the nine months ended September 30, 2009, from $7,336 during the same period in 2008. Interest income decreased by $146 to $73 during the nine months ended September 30, 2009 from $219 during the same period in 2008 due to lower interest bearing money market cash balances in 2009 than 2008.

Year Ended December 31, 2008 compared with the Year Ended December 31, 2007 (in thousands)

Revenues

Revenues of $22,541 increased by $7,427, or 49%, during the year ended December 31, 2008, from $15,113 during 2007. $4,336 of the increase was the result of a larger club membership base in 2008 from 2007 and offers to club members to renew their dues early. The second largest increase in revenue from 2007 to 2008 was due to the additional new club member and upgrade sales in 2007 and 2008 resulting in $2,248 of additional club membership amortization. The balance of the increase in 2008 was from other revenue sources including resort items billed to club members, nightly fees, reciprocity agreements, and American Express promotion programs.

Operating Expenses

Operating expenses were $36,885 during the year ended December 31, 2008, representing an increase of $3,919, or 12%, from operating costs of $32,966 for 2007. Property operating costs increased by $2,949 in 2008, but on a monthly basis they decreased by 5% due to an average reduction of total properties of two, and lease property costs were $1,132 higher in 2008, but on a monthly basis they were down 3% due to the elimination of four leases. Depreciation and amortization increased by $1,659 to $4,479 during the year ended December 31, 2008, from $2,819 during 2007. Asset additions in 2007, including the purchase of 56 properties from Complete Retreats in May 2007, and asset additions in 2008, including the February 2008 acquisition of six properties, resulted in increased depreciation in 2008 over 2007. Advertising expenses were $1,679 lower in 2008 due to a revised marketing strategy to target leads and the joint marketing agreement between us and Private Escapes that began in the second half of 2008. Salaries and contract labor increased

$5,072 in 2008 from 2007 with approximately $1,600 due to additional employees and salary and wage increases in 2008, and increased equity compensation of $1,384 in 2008 compared with 2007. General and administrative expenses were $4,734 lower in 2008 compared with 2007, primarily as a result of a reduction of legal costs of $4,408 due to the completion of the asset purchase in 2007 of fifty-six properties, the closure of the Westport, Connecticut office in 2008 lowering costs by $321 and lower insurance costs of $707 in 2008. Sales commissions in 2008 were $466 lower on lower club membership sales.

Loss Before Other Income (Expense)

Loss before other income (expense) decreased by $3,509, or 20%, to $(14,344) during the year ended December 31, 2008, from a loss of $(17,853) during 2007.

Other Income (Expense)

Interest expense increased by $1,748, to $9,156 during the year ended December 31, 2008, from $7,408 during 2007. Interest on the CapitalSource revolving loan increased in 2008 from 2007 by $2,421. Although the average interest rate declined in 2008 to 9% from 10% in 2007, the average loan amount increased in 2008 to $86,283 from $76,514 in 2007. Interest on the CapitalSource 16% term loan decreased $476 in 2008 from 2007 due to principal payments reducing the average borrowing from $8,100 to $2,355. In connection with the loan agreement, on April 30, 2007, we issued to CapitalSource a warrant to purchase 43 Class C common equity units of Ultimate Resort, at an exercise price of $12 per unit. On May 23, 2008, the lender agreed to cancel the warrant in exchange for a $750 payment. Interest income decreased by $338 to $278 during the year ended December 31, 2008 from $616 during 2007 due to lower interest bearing money market cash balances in 2008 than 2007.

Liquidity and Capital Resources (in thousands)

Historically, our primary sources of cash have been cash flows from equity capital, club membership fees, annual dues, bank borrowings and term loans. Cash has been used for real estate purchase transactions, repayment of long term debt, purchases of equipment and working capital to support our growth.

Cash and cash equivalents, consisting primarily of deposits with financial institutions and credit card holdbacks, but excluding $4,795 of restricted cash, was $1,684 at September 30, 2009, compared with $1,077 at December 31, 2008. The increase of $607 was largely attributable to the club member assessment program initiated and implemented in the first five months of 2009.

We anticipate being able to meet our projected internal growth and operating needs, including capital expenditures, and expect to meet the cash requirements of our contractual obligations for at least the next 12 months. Planned capital expenditure projects include approximately $1,100 for the complete renovation of our seven Trump Tower units in New York, and the routine ongoing maintenance requirements of all owned properties in our portfolio.

We incurred net losses of $3,225, $23,222 and $24,645 during the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively. As of September 30, 2009 and December 31, 2008, our current liabilities exceeded our current assets by approximately $17,461 and $8,804, respectively. In addition, although we have completed the acquisition of certain assets and liabilities of Private Escapes, refinanced the credit facility with CapitalSource, and completed the business combination with Secure America Acquisition Corporation, we may not be able to meet certain covenants under the revolving loan agreement in the future. We have also experienced a decrease in new membership sales and existing member upgrades over the last six months of 2008 and all of 2009.

The above factors, among others, indicate that we may encounter a liquidity event in the future which may cause us to be in default of our loan covenants. Our management is taking steps to increase cash flow in order to cover 2010 operational expenses, including, without limitation, the sale of selected club properties, and closely monitoring and reducing operating expenses.

Total debt outstanding at September 30, 2009 was $125,063 compared with total debt outstanding at December 31, 2008, of $96,765. The debt outstanding at September 30, 2009 was primarily the CapitalSource revolving loan of $102,348, mortgages of $12,681 and the JDI second mortgage of $10,000 discussed below.

CapitalSource Revolving Credit Line

Our amended and restated loan and security agreement with CapitalSource, entered into on September 15, 2009, provides for borrowings up to the lesser of a defined maximum amount or a defined borrowing base amount. The maximum amount available is $110 million through December 31, 2009, $108 million from January 1, 2010 through June 30, 2010, $105 million from July 1, 2010 through December 31, 2010 and $100 million from January 1, 2011 to the maturity date of April 30, 2011. The borrowing base amount is a percentage of the appraised value of all owned property encumbered by a mortgage in favor of CapitalSource. Through March 31, 2010, that percentage is 75%, from April 1, 2010 through December 31, 2010 it is 70% and from January 1, 2011 it is 65%.

Interest under the loan agreement is calculated on the actual days elapsed and the basis of a 360 day year and is payable monthly at the three-month LIBOR (approximately 0.25% at January 1, 2010) plus 5% per annum, subject to a floor of 8.75%. An exit fee of $1.65 million is due on maturity or earlier if the loan is terminated by us or the lender for any reason. The maturity date may be extended at our request for two additional one year periods, provided there is no default under the loan agreement and on payment of an extension fee of 0.25% of the then maximum loan amount of $100 million. Except for payments required on the sale of a mortgaged property, no principal payments are due until maturity on April 30, 2011, except required cash payments of $2 million on December 31, 2009 (which amount has been paid), $3 million on June 30, 2010 and $5 million on December 31, 2010. If we exercise one or both of the extension options, cash payments are required of $5 million on each of June 30, 2011, December 31, 2011, June 30, 2012 and December 31, 2012. We may voluntarily prepay any part of the loan at any time but may terminate the loan agreement only by providing 30 days written notice and prepaying outstanding amounts in full, including the $1.65 million exit fee.

We are required to meet certain covenants as defined in the loan agreement, including:

•	Maintain either (1) a restricted cash balance of not less than six months debt service, or (2) a debt service coverage ratio of 1.25 to 1.00, based on the ratio of Adjusted EBITDA for the immediately preceding 12 calendar months, to debt service (excluding balloon maturities of indebtedness) on a consolidated basis for the immediately preceding 12 calendar months;
•	Maintain a leverage ratio between debt and consolidated tangible net worth of no more than 3.5:1;
•	Remain in compliance at all times with applicable requirements as to ratio of the number of properties to club members or “equivalent club members”, as set forth in the applicable club membership plans;
•	For the years ending December 31, 2009 and 2010, the consolidated net loss must not exceed $10 million and $5 million, respectively, and for the year ending December 31, 2011 and each succeeding year, the consolidated net income must be not less than $1; and
•	The debt ratio (aggregate mortgage financing to the aggregate appraised value for all owned Property) on a consolidated basis must not exceed 80%.

In addition to various covenants, the CapitalSource loan agreement contains customary events of default that would permit CapitalSource to accelerate repayment of amounts outstanding, including failure to pay any amounts outstanding under the loan agreement when due, insolvency, judgment or liquidation, failure to pay other borrowed money in excess of $500,000, failure to comply with the terms and conditions of the loan agreement, suspension of the sale of club memberships, termination of any club or club membership plan, failure to pay (without CapitalSource’s consent) any amounts due to a resigning club member in accordance with the terms of his or her club membership agreement and a change in our management (as defined in the loan agreement).

JDI Second Mortgage

On April 30, 2007, Ultimate Resort issued a $10 million note payable to JDI Ultimate, L.L.C. (“JDI”), which at the time was a minority owner in Ultimate Resort and is now a minority owner of Ultimate Escapes Holdings. The rights and obligations of Ultimate Resort under this loan were subsequently assigned to Ultimate Escapes Holdings, the current borrower under the loan. We refer to this loan as the “JDI Second

Mortgage”. The JDI Second Mortgage has a ten year term, with interest payable quarterly at 5% per annum and no principal payments are due until maturity on April 30, 2017. The JDI Second Mortgage, which is subordinate to the revolving loan from CapitalSource, is collateralized by a second security interest in our assets and in certain real property.

On October 29, 2009, JDI released Ultimate Resort from its obligations under the JDI Second Mortgage (the obligations under which had been assigned to Ultimate Escapes Holdings), and concurrently assigned its interest in the JDI Second Mortgage, as lender, to Ultimate Resort. The financial terms of the note remain unchanged. At the same time, Ultimate Resort re-acquired from JDI the minority interest in Ultimate Resort held by JDI. In consideration for the re-acquisition of the minority interest and the transfer, as lender, to Ultimate Resort of the JDI Second Mortgage, JDI received 3,123,797 ownership units of Ultimate Escapes Holdings.

We currently intend, subject to the receipt of any required consents (including the consent of the lender under our revolving credit facility), to convert the JDI Second Mortgage into shares of our common stock, at a conversion price of $6.65 per share (after giving effect to the proposed 1-for-1.5 reverse stock split). We believe that this conversion, if implemented, may increase the likelihood that we will be able to maintain our listing on the NYSE Amex, or be approved for listing on an alternate exchange, by increasing our stockholders’ equity.

Kederike Loan Agreement

Private Escapes Pinnacle, LLC, a subsidiary of Private Escapes (which was acquired by Ultimate Escapes on September 15, 2009), borrowed $3.75 million from Kederike, LLC, an entity in which Richard Keith, our Chairman, is a 50% owner, pursuant to a loan agreement dated June 1, 2006, as subsequently amended. The loan proceeds were used to pay a portion of the purchase price for the acquisition of four properties. Interest accrues on the loan at a rate equal to 1.5% above the interest rate applicable to the primary bank loan financing the acquisition of the properties. In addition, Kederike was paid a loan fee of $250,000 that was earned upon origination, has been paid loan extension and similar fees totaling $86,806, and is entitled to receive, upon the earlier of the sale of a property or the request of Kederike commencing three years after the acquisition of the property, 50% of the then-current fair market value of the property, less (i) the original purchase price of the property and (ii) 2.5% of such fair market value. Upon the consummation of the acquisition of certain assets and liabilities of Private Escapes by Ultimate Escapes on September 15, 2009, Ultimate Escapes assumed liability for $234,000 of the remaining $936,000 outstanding principal balance of the loan; the remainder was assumed by an entity controlled by Mr. Keith. The maturity date of the loan was October 15, 2009; however, the parties are in the process of negotiating an extension of the maturity date.

Cash Flows

Nine Months Ended September 30, 2009 Compared with the Nine Months Ended September 30, 2008 (in thousands) (unaudited)

Operating Activities

Net cash used by operating activities during the nine months ended September 30, 2009 was $1,724, compared with net cash provided of $1,871 during the same period in 2008. This decrease in cash from operating activities of $3,596 when comparing the two periods was benefited by a $15,273 decrease in net loss, from $(18,498) for the nine months ended September 30, 2008 to $(3,225) for the nine months ended September 30, 2009. Cash usage when comparing the two periods was impacted $13,683 by the change in membership dues related to the assessment, a one-time fee subject to approval by a majority of members if required in the future, with the nine months ended September 30, 2009 totaling $91 compared to $13,774 for the nine months ended September 30, 2008. Other working capital changes for the nine months ended September 30, 2009 compared with the same period in 2008 were $2,600 less reduction in restricted cash, $1,918 more in member receivables, and $1,625 reduction in accounts payable.

Investing Activities

Net cash of $2,159 was provided by investing activities during the nine months ended September, 30, 2009 compared with $1,049 for the same period in 2008, a reduction of $1,110. There were no acquisitions of properties during the nine months ended September 30, 2009 and limited capital expenditures of $73 compared with $1,778 for the same period in 2008.

Financing Activities

Net cash provided by financing activities was $172 during the nine months ended September 30, 2009, an increase of $9,165 compared with cash used in financing activities of $8,993 for the nine months ended September 30, 2008. There were no borrowed amounts in the first nine months of 2008 compared to $3,440 borrowed in the same period of 2009. The CapitalSource fixed rate term loan was paid down $5,263 for the nine months ended September 30, 2008 and $378 for the same period in 2009. The CapitalSource revolving loan was paid down $2,890 in the nine months ended September 30, 2008, and $2,196 for the same period in 2009.

Year Ended December 31, 2008 compared with the Year Ended December 31, 2007 (in thousands)

Operating Activities

Net cash provided by operating activities during 2008 was $1,273, compared with net cash provided by operations of $6,433 in 2007, a decrease in cash provided by operating activities of $5,160. The change was the result of several items, with the primary reason being the increase in club membership and member deposits in 2007 of $36,035 compared with $12,221 in 2008, a decrease of $23,814 offset by significant changes in restricted cash.

Investing Activities

Net cash provided by investing activities increased by $6,929, to $1,042 during 2008, from ($5,887) during 2007. In 2008, purchases of property and equipment were $1,959, compared with $10,527 in 2007, resulting in a decrease in cash provided by investing activities of $8,569. During 2007, we purchased club properties for approximately $105,000, financing $95,000 with long-term debt and $10,000 of cash. In 2008, we purchased club properties for approximately $15,100, financing $10,871 with long-term debt and $2,700 of club memberships, and $1,529 of cash.

Financing Activities

Net cash used in financing activities increased by $9,406, to $9,383 during 2008, from $(23) during 2007. This increase was primarily due to the small amount of owner capital raised in 2008 compared with $11,846 raised in 2007, additional repayments of debt net of borrowings, and the $2,643 loan costs incurred in 2007 related to the CapitalSource Loan Agreement of April 30, 2007.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Unaudited Operating Results using Pro Forma Adjusted GAAP Revenue Recognition (in thousands)

We use an adjusted revenue calculation as an integral part of our internal financial management reporting and planning process, based on adjusted GAAP revenue recognition. The non-refundable club membership initiation fee is recognized over the first 18 months of membership, with the remaining club membership fee amortized over ten years, rather than the full amount of the club membership fee (including the non-refundable portion) being recognized over the ten-year expected life of the club membership, as is reflected in our audited financial statements. Club members cannot resign within the first 18 months of membership. Because the club member initiation fee is non-refundable, we believe that treating such non-refundable initiation fee as earned over that 18 month minimum membership contract period better reflects the actual performance of our business and the actual contractual terms of our club membership plan.

Adjusted EBITDA, with respect to any period, includes organic growth and the effect of any acquisitions or dispositions of lines of businesses or other material assets and all member assessments incurred during the period for which Adjusted EBITDA is being calculated, but excludes all non-cash compensation related to the 2009 Stock Option Plan and the Class C units issued by Ultimate Resort (See Note 13 to Ultimate Escapes Holdings’ financial statements included herein for the fiscal year ended December 31, 2008).

	Nine Months Ended September 30, 2009
	GAAP	Non-GAAP Revenue
	(In thousands)
Total Revenues	$25,061	$25,061
Add: Non-GAAP Revenue Accretion(1)		696
Adjusted Non-GAAP Revenue		$25,757
Net Loss	$(3,225)	$(3,225)
Add:
Non-GAAP Revenue Accretion(1)		696
Non Cash Compensation(2)		1,257
Adjusted non-GAAP loss		(1,272)
Add:
Interest	7,048	7,048
Depreciation	3,176	3,176
EBITDA	$6,999
Adjusted EBITDA		$8,952

(1)	Adjusted GAAP Revenue Recognition assumes the Private Escapes transaction occurred on September 15, 2009.
(2)	For purposes of calculating earn-out shares issuable pursuant to the acquisition of Secure America Acquisition Corporation, Adjusted EBITDA excludes all non-cash compensation related to the 2009 Stock Option Plan and the Class C units previously issued by Ultimate Resort.

We currently estimate that our adjusted non-GAAP revenues, adjusted non-GAAP income and Adjusted EBITDA for 2009 will be approximately $40.0 million, $1.2 million and $15.8 million, respectively. We are currently projecting adjusted non-GAAP revenues of approximately $54 million and $66 million for 2010 and 2011, respectively, adjusted non-GAAP income of approximately $4.0 million and $11.7 million for 2010 and 2011, respectively, and Adjusted EBITDA of approximately $21.0 million and $29.0 million for 2010 and 2011, respectively, based on projected club membership of 1,398 and 1,666 members at year-end 2010 and 2011, respectively. These revenue and net income estimates and projections are based on the adjusted GAAP revenue recognition policy described above. All of these estimates and projections are based on our current expectations and assumptions, and are subject to many risks and uncertainties, including the risk factors contained in this prospectus. We assume no obligation to publicly update or revise any of these estimates or projections.

BUSINESS

We operate a family of luxury destination club offerings, including Elite ClubTM, Signature ClubTM and Premiere ClubTM, with over 1,200 affluent club members, as well as an experienced management team and increasing market share. We provide club members and their families with flexible access to a growing portfolio of multi-million dollar club residences, exclusive member services and resort amenities. We believe that we offer our club members access to more club destinations than any other luxury destination club in the world, with over 130 luxury club residences in 45 global destinations available today in the mainland United States and Hawaii, Mexico, Central America, the Caribbean and Europe. Elite Club properties target approximately $3 million in value, Signature Club properties target approximately $2 million in value and Premiere Club properties target approximately $1 million in value. As of December 31, 2009, we had 433 Elite Club members, 545 Signature Club members and 236 Premiere Club members. The majority of the properties are owned by us, and the others are leased on either a long or short term basis. All of the properties owned by us are subject to one or more mortgages. Of the 32 properties leased by us as of December 31, 2009, six were subject to long-term leases and 26 were subject to short-term leases (including two short-term leases in which Private Escapes Holdings, LLC (“PE Holdings”), an affiliate of ours, is the lessor).

We combine the privacy and intimacy of multi-million dollar residences in a wide variety of global resort destinations with “white glove” member concierge services and club amenities. Our management believes that we offer a unique and compelling value proposition that is a cost effective vacation alternative for a large, affluent target market that Spectrem Group estimates at year end 2008 included approximately 6.7 million “millionaires” in the United States with assets of at least $1 million and approximately 840,000 “pentamillionaires” in the United States with assets of at least $5 million. For the consumer market, a club membership offers a more flexible, efficient and cost effective vacation alternative as compared with the high costs, inefficiencies and hassles of second home ownership in this cost range, the expense, uncertainties and time-consuming effort to rent luxury villas in the United States and international markets or the high costs and typical small rooms of luxury hotels. For the corporate market, our corporate membership option targets the growing multi-billion dollar corporate reward and incentive market, and offers corporations an affordable, flexible corporate reward and incentive program for top performing employees, senior executives, board members, key advisors, existing customers and new prospects.

In addition to providing club members with flexible access to a growing portfolio of over 130 luxury club residences in 45 global destinations, we provide our club members with preferred access to over 140 four and five-star hotel properties and resorts affiliated with The Ultimate CollectionTM, offering club members access to hundreds of beach, mountain, golf, metropolitan and leisure club properties in world-class resorts and destinations throughout the world. With multiple club offerings and various club membership levels in each club, we believe that we have the widest market appeal in the destination club industry.

Club members join us by paying a one-time, membership fee (similar to a golf club membership) currently ranging from $70,000 to $450,000, depending on the club level and membership usage plan. Club members also pay annual dues currently ranging from $8,000 to $49,000 per year, again based on the corresponding club level and membership usage plan. In addition to annual dues, additional revenues are derived from upgrades, additional use fees and reciprocity fees from third party operations. If a club member resigns from the club, his or her club membership is redeemed on a three-in, one-out basis, which means that three new club members must join the club before a current club member who desires to resign from the club will have his or her club membership redeemed. Such redeemed club member typically receives 80% of the club membership resale proceeds with us retaining a 20% transfer fee. This redemption mechanism is common in private country clubs and has also been adopted by most destination clubs.

We also offer an Ultimate DiscoveryTM “trial membership” whereby qualified club prospects or club member referrals can purchase a seven-day “mini-vacation package” for an average of $3,500 and experience the club as an authorized guest at one of our club properties within six months of purchasing an Ultimate Discovery trial membership. If the trial member purchases an Ultimate Escapes lifetime membership within 30 days of completing the Ultimate Discovery vacation experience, then 100% of the fee paid for the Ultimate Discovery trial membership is applied toward the purchase of the lifetime membership.

In 2008, we launched the Ultimate Reciprocity ProgramTM, an affiliate club membership reciprocity program targeting a growing market estimated by Ragatz Associates to consist of approximately 50,000 fractional and private residence club owners at hundreds of private residence clubs and luxury fractional ownership resorts in the United States, Mexico, Central America, the Caribbean and Europe. The Ultimate Reciprocity Program offers participating luxury resorts the opportunity to offer their shared-use owners an affiliate club membership that provides annual reciprocity access to our global club properties, affiliate member services and club amenities; this program provides owners at participating luxury resorts with reciprocal access to over 130 club properties offered by us in the continental United States, Hawaii, Mexico, Central America, the Caribbean and Europe. Participating resort developers sign multi-year reciprocity agreements with us and pay an upfront affiliate resort developer fee of $50,000 to $100,000, depending on resort size. In addition, participating resorts pay a one-time affiliate member fee of $3,000 for each shared-use owner that participates at each affiliated resort, which fee includes the affiliate club member’s first year annual dues. Affiliate club members also pay us a $250 transaction fee for each reciprocity transaction executed within our reservation system, and each affiliate club member continues to pay its affiliate member annual dues beginning in the second year of its affiliate club member reciprocity agreement with us.

Participating developers and shared-use owners contribute up to two weeks per year of participating shared-use ownership inventory into our proprietary web-based reservation system, providing over 1,200 club members with additional benefits, including expanded access to new destinations and affiliated resorts generally at no additional cost. The Ultimate Reciprocity Program also provides participating luxury resort developers with custom-designed websites developed and hosted by us that offer affiliate resort developers and their club members online information about our destinations, club properties, affiliate member services and on-line availability, leveraging our advanced web-based technology platform.

Participating resorts have access to a variety of our reciprocity services designed to help improve developer real estate sales performance, owner retention and owner referrals. Additionally, we offer participating resorts an opportunity to differentiate their shared ownership offerings from other non-affiliated resorts, helping to increase participating resort developer’s sales and maintain higher price points. To participating resort developers, bundling the Ultimate Reciprocity Program with luxury shared ownership real estate creates a unique “hybrid” offering that greatly expands the number of luxury resort destinations and club properties that affiliate club members can now book reservations and travel to at more than 130 Ultimate Escapes club properties in 45 global destinations.

Resorts that participate in the Ultimate Reciprocity Program receive increased market exposure from a base of over 1,200 affluent club members and their family and friends, some of whom also explore purchasing additional vacation real estate while traveling to club destinations. In addition, participating resorts benefit from reciprocal reservations booked by our club members and their guests, who on average spend between $5,000 and $10,000 per vacation on food, drinks, golf, spa, entertainment and shopping when traveling to various club properties and affiliated properties.

The destination club industry has gone through dramatic changes and a period of rapid consolidation over the last few years, which has led to fewer, larger destination clubs that have achieved operating efficiencies as a result of scalable, sustainable business models, experienced management teams, strong capital bases, financial transparency and affordable access to high quality club member services in the wide variety of global destinations.

We believe that the two largest clubs in the industry, as measured by numbers of club members, are Exclusive Resorts and us, with a combined 82% global market share in the destination club industry, as noted in the chart below, which shows the number of club members in various destination clubs and market share, based on industry data available to us as of December 2009.

We were structured to be more affordable than other luxury consumer vacation travel options and business incentive travel options, including second home ownership, while simultaneously offering equal or superior benefits (especially for anyone requiring flexible access to private homes with multiple bedrooms for friends and family). For individual club members, we eliminate the burdens of owning one or multiple second homes and the uncertainties and expense of renting different homes or villas in multiple United States and international markets. For corporations, we offer a more affordable, flexible corporate reward and incentive program for top performers, key advisors, key employees and important customers and prospects.

We operate a proprietary occupancy model that provides club members with flexible access and reasonable availability, principally by maintaining a low 6-to-1 equivalent member-to-property ratio and purposely under-utilizing each club property, targeting annual club occupancy of 75% or less. Club occupancy was 57% for all club properties during 2008, and was 61% for all club properties during 2009. We charge a one-time membership fee to join the club that we believe is generally lower than the typical down payment for a single second home property, and charge annual dues that are generally a fraction of the cost of owning and operating a single $1 – $3 plus million second home.

We have focused on the creation of a unique brand supported by a valuable portfolio of luxury properties in some of the world’s premier resort and urban destinations. These luxury properties target the affluent family vacationer. We believe that this affluent segment is particularly well-positioned for future growth.

We differentiate ourselves from our competitors with the widest offerings in the destination club industry, with multiple clubs each offering five tiers of club membership plans. The breadth of this offering provides our club members with multiple upgrade paths, both in terms of use rights and club levels. Our club membership provides club members with internal reciprocity use within all club properties, which in some cases requires a nightly reciprocity fee for members in Premiere Club or Signature Club to reserve residences in more expensive clubs (for example, Premiere Club members reserving Elite Club residences through internal reciprocity). The flexibility allows club members to grow and change with the club, while providing incremental revenues streams to us.

James M. Tousignant, the founder of Ultimate Resort and our President and Chief Executive Officer, and Richard Keith, the founder of Private Escapes and our Chairman, along with many other members of our management team, have worked together for many years and have over 100 years of collective experience building and managing public and private companies.

History

We were formed on May 14, 2007, as a blank check company for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more domestic or international operating businesses. We changed our name from “Fortress America Acquisition Corporation II” to “Secure America Acquisition Corporation” on August 6, 2007 and on October 29, 2009 changed our name to “Ultimate Escapes, Inc”.

On October 29, 2009, we consummated the Acquisition of Ultimate Escapes Holdings, pursuant to a Contribution Agreement dated September 2, 2009, by and among us, Ultimate Escapes Holdings, Ultimate Resort, and James M. Tousignant, in his capacity as the representative of the holders of the issued and outstanding ownership units of Ultimate Escapes Holdings and Ultimate Resort (the “Owner Representative”), as amended by Amendment No. 1 dated as of October 28, 2009, whereby Ultimate Escapes Holdings became our subsidiary.

Pursuant to the terms of the Contribution Agreement, we received 1,232,601 ownership units of Ultimate Escapes Holdings. The UE Owners retained the remaining 7,556,675 ownership units of Ultimate Escapes Holdings, which, under the terms of the Operating Agreement of Ultimate Escapes Holdings may be converted on a one-to-one basis into shares of our common stock (subject to adjustment to reflect the reverse stock split we expect to effect in connection with this offering). These 7,556,675 ownership units are held as follows: 3,858,571 units by Ultimate Resort, 3,123,797 units by JDI and 574,307 units by PE Holdings. Of such retained units, 717,884 units were deposited into escrow at the closing of the Acquisition to secure the indemnification obligations of the UE Owners to us. Additionally, the UE Owners are eligible to receive up to an aggregate of 7,000,000 additional ownership units of Ultimate Escapes Holdings, convertible on a one-to-one basis into shares of our common stock (subject to adjustment to reflect the reverse stock split we expect to effect in connection with this offering), upon the achievement by us of certain Adjusted EBITDA milestones, as set forth in the Operating Agreement. For each ownership unit of Ultimate Escapes Holdings issued to the UE Owners, the Owner Representative also received one share of our Series A Voting Preferred Stock. At any time that any UE Owner exchanges ownership units of Ultimate Escapes Holdings for shares of our common stock, a like number of shares of Series A Voting Preferred Stock will be canceled. Upon consummation of the Acquisition, Ultimate Escapes Holdings became our subsidiary, and the business and assets of Ultimate Escapes Holdings and its subsidiaries are our only operations.

Ultimate Escapes Holdings was founded in 2004 as Ultimate Resort, LLC, by Mr. Tousignant to address what he perceived was an emerging and underserved segment of the luxury shared-use market — the high-end “luxury destination club.” Mr. Tousignant has over 20 years of management experience, including with entrepreneurial ventures and public companies.

Since its inception in 2004, Ultimate Resort rapidly grew to become one of the largest players in the destination club industry. Recognizing that achieving “critical mass”, which it viewed as having at least 800 to 1,000 club members, is a key component to operating a successful destination club business model, Ultimate Resort aggressively pursued a two-tiered growth strategy of organic growth combined with strategic transactions to reach critical mass quickly.

In May 2007, Ultimate Resort acquired all of the assets and business of its parent company, Ultimate Resort, LLC, and purchased certain real estate assets for approximately $105 million in federal bankruptcy court as a result of the 2006 bankruptcy of Tanner & Haley. To finance the acquisition of the real estate assets, Ultimate Resort obtained secured debt financing from CapitalSource Finance, a NYSE-listed specialty lender. In addition, Ultimate Resort separately signed new club membership agreements with 645 previous Tanner & Haley club members who elected to become new club members of Ultimate Resort. In February 2008, Ultimate Resort purchased certain real estate assets for $12 million from Ventures Equity Vacation Club. In addition, Ultimate Resort separately signed new club membership agreements with 19 previous club members of Ventures Equity Vacation Club who elected to become new club members of Ultimate Resort.

In May 2008, Ultimate Resort signed a cooperative marketing agreement and a definitive contribution agreement to acquire certain assets and assume certain liabilities from Private Escapes, including acquiring 49 new club properties with recent appraised values of approximately $50 million. The 49 Private Escapes’ properties acquired by Ultimate Resort are located in 28 beach, mountain, golf and metropolitan destinations throughout the continental United States, Hawaii, Mexico, Central America, the Caribbean and Europe. Also in May 2008, Ultimate Resort began operating its business under the “Ultimate Escapes” brand name. Ultimate Escapes Holdings completed the acquisition of a majority of the assets of Private Escapes on September 15, 2009. Private Escapes was founded by Richard Keith in 2003 and became a market leader at the one million dollar home entry level category and, over several years of operations, became the industry’s third largest destination club as measured by number of club members, according to HalogenGuides.

Prior to the Acquisition, we incurred net losses of $3.2 million, $23.2 million and $24.6 million during the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively. We had also experienced a decrease in new club membership sales and existing club member upgrades during the last six months of 2008 and all of 2009. These circumstances raised substantial doubt about our ability to continue to fund operating losses and provide necessary operating liquidity.

Industry Overview

Luxury destination clubs first started to appear in the market in 1999 and since then have become the second largest segment of the $1.5 billion luxury shared-use vacation market in 2008, according to Ragatz Associates. The luxury shared-use vacation market includes destination clubs, traditional fractional interests and private residence clubs. Destination clubs differ from traditional fractional interests and private residence clubs in a number of ways. The destination club and fractional industry business models are fundamentally based on the purchase of either a deeded real estate interest (timeshare/fractional) or some form of member use right to access a collection of various club properties and destinations (destination club). Within the fractional and destination club umbrella, there are a variety of approaches, classified into the following three categories:

•	Traditional Timeshare Interval Week Ownership — The consumer purchases a deeded real estate interest to a specific week at a specific resort. This specific week purchased may then be exchanged through internal and/or external exchange systems (such as RCI or Interval, discussed below), either for a different interval week from another owner or, in some cases, for an exchange credit. The traditional timeshare product structure has been successful with low-to-medium income consumers, but has not been a preferred choice by high-income, affluent consumers looking for a luxury vacation experience, and, in our view, is not a competitive offering for affluent consumers, as compared to new luxury vacation lifestyle products like destination clubs being introduced to the market. Timeshare units are generally smaller (1 – 2 bedroom, 1,200 square feet), with modest furnishings and finishes and are generally thought to be over-priced, hard to resell by owners and less flexible from the consumer’s point of view.
•	Fractional Ownership/Private Residence Clubs — Similar to the traditional timeshare interval week system, the fractional or private residence club owner typically purchases a higher quality fractional unit that generally provides a larger deeded fractional interest, typically a one-sixth, one-tenth or one-twelfth deeded ownership interest in a particular fractional unit. Originally started in and around seasonal ski areas, this product’s pricing and use structure is generally based on seasonal usage patterns and owner use is typically planned nine to twelve months in advance.
•	Destination Club Membership — Destination clubs generally offer non-equity, right-to-use club memberships that are structured more like membership in a private country club. Destination clubs sell club memberships that enable a club member to use the club’s homes, amenities and club member services for a specified amount of time, typically two to six weeks per year. They also provide their club members with access to fully furnished, luxury one to six bedroom residences in any of the club’s portfolio of residences. In addition, destination clubs typically provide many of the amenities of a luxury five-star hotel, including personal concierge services and access to private beaches, spas, golf courses, ski resorts and yacht clubs. Destination Clubs have grown to $349 million in annual revenue in 2008, according to Ragatz Associates, appealing to affluent club members who have exclusive use of a growing portfolio of beautiful club homes, easy and flexible access, reasonable long-term value and a superior level of member services and resort amenities.

Market Drivers and Industry Outlook

Although there are significant differences between destination club offerings and timeshare offerings, we believe that the continued growth of luxury destination clubs will parallel the dramatic growth of timeshare sales over the last 20 years.

Low-end timeshare offerings and high-end destination club offerings (as well as fractional interests and private residence clubs), both generally appeal to growing consumer demand for cost effective, flexible “shared-use” vacation travel alternatives. The vast majority of timeshare owners participate in vacation exchange networks like RCI LLC (a subsidiary of Wyndham Worldwide Corp.) and Interval Leisure Group, Inc., that allow timeshare owners the opportunity to exchange their timeshare weeks in their “home” resort for exchange use in other affiliated timeshare resorts, creating an expanded range of vacation experiences for timeshare owners. Wherever they vacation, timeshare owners know that they can “leave the keys” and go home after one to two weeks of vacation without the hassles and expenses of owning a one or two bedroom vacation condo and having to fund the annual operating costs and maintain the vacation property all year round. Destination club members generally join a club to avoid the costs and hassles of luxury second home ownership, as well as enjoy the flexibility to be able to travel to various club properties in a growing number of desirable luxury resort destinations, bundled with full concierge services and member services every year they remain a club member.

According to Northcourse, Inc., a leisure real estate consulting firm, 75% of income-qualified households in the United States have not yet purchased any type of second vacation home. Northshore suggests the reason for this behavior may be directly related to the costs of second homes and the fact that second home owners typically use second homes only three to four weeks per year. Destination club members, unlike second home owners, do not experience the large upfront costs, annual costs and ownership hassles associated with owning one or multiple second homes.

Destination club memberships and timeshares units are generally purchased by the same age demographic  — the “baby boomer” generation. According to recent club member surveys, over 70% of our club members are between the ages of 45 – 64. According to ARDA (American Resort Developers Association), baby boomers born between 1946 – 1964 make up 55.2% of all timeshare owners; individuals born between 1925 – 1945 account for an additional 22.9% of timeshare ownership. According to ARDA, the average age of timeshare owners today is 52 years old.

The real difference between the typical destination club member and the typical timeshare owner is in their level of income and financial net worth. According to ARDA, the average annual income of timeshare owners is less than $100,000 and the average net worth of timeshare owners is also less than $100,000. In our recent club member survey, the club members responded that over 50% have annual incomes ranging from $250,000 to $5 million per year and more than 50% of club members have a net worth greater than $5 million.

According to the Joint Center for Housing Studies at Harvard University (“JCHS”), in 2004, there were about 11 million households in the top tenth percentile of incomes, i.e., incomes of greater than $129,000 per year. Of this group, only 37% owned vacation or investment residential property (second homes, timeshares, one-to-four family rental properties, and other types of residential properties). The age groups with the largest share in owning other residential property were 16.3% of families with household head age of between 45 – 54 years old, 19.5% of families with household head age of between 55 – 64 years old, and 19.9% of families with household head age of between 65 – 74 years old.

The affluent population is increasing in both annual income and net worth, driving demand for high-end, luxury vacation alternatives. According to JCHS, in their 1995 and 2004 Survey of Consumer Finances, net worth increased for all groups but increased at a much faster rate for households in the top quartile of the population. Wealth also notably jumped for households with heads of households in the 50 – 59 age groups and 60 – 69 age groups.

At the very high end of the affluent population, Spectrem Group, a consulting and market research firm specializing in affluent and retirement markets, estimates that there are approximately 6.7 million “millionaires” (high net worth individuals with investable assets between $1 and $5 million, excluding housing) and roughly 840,000 “pentamillionaires” (very high net worth individuals with investable assets from $5 to $30 million, excluding housing).

The increasing wealth of “baby boomers,” coupled with the desirability of shared-use vacation alternatives, bodes well for continued destination club growth over many years, particularly given the low 1% market penetration of qualified buyers of luxury share-use vacation offerings, according to Ragatz Associates. If destination clubs are able to achieve the same market penetration in their target market over the next 10 – 20 years as timeshare operators have achieved over the last 20 years, the destination club industry could potentially grow from approximately 5,000 club members today to over 300,000 club members in 10 – 20 years (assuming a 5% market penetration of Sprectrem Group’s estimated 6.7 million “millionaires” in the US), without even considering the large potential corporate membership market (there are millions of private and public companies globally).

Timeshares currently comprise the largest segment of the overall shared ownership vacation market, with annual sales in 2008 of $9.7 billion, according to ARDA. According to ARDA, there were over 1,600 timeshare resorts operating in 2008, with seven million timeshare intervals owned and 99% of timeshare owners participating in either the RCI or Interval timeshare exchange program. As shown below, timeshare growth since its inception has been dramatic, and timeshare sales represent a significant portion of annual profits at public resort and hospitality companies including Marriott International, Inc., Wyndham Worldwide Corporation, Starwood Hotels & Resorts Worldwide, Inc., Hyatt Hotels Corporation, The Walt Disney Company and Hilton Hotels Corporation.

TIMESHARE ANNUAL SALES 1975 – 2008

Source: American Resort Developers Association (ARDA)

Since its inception, growth in the high-end shared-use luxury vacation market (fractional, private residence clubs and destination clubs) has been equally dramatic. As noted below, the luxury shared-use market, consisting of luxury destination clubs, private residence clubs and fractional offerings, has grown at a compounded annual growth rate (CAGR) of 32.5% from 2000 – 2008 (see graph below), as compared with the timeshare market during the same 2000 – 2008 period, which grew at a slower compounded annual growth rate (CAGR) of 11.1% (see graph above). Sales in both the timeshare and luxury shared-use markets declined substantially from 2007 to 2008 as a result of the global recession, and our management believes that this trend has continued into 2009.

PRC, DESTINATION CLUB & LUXURY
FRACTIONAL SALES 1999 – 2008

Source: Ragatz Associates

Our management believes that the emerging luxury destination club market is still in its infancy and has many years of continued growth potential when the global economy improves, as major resort and hospitality brands like Ritz Carlton Destination Club and other luxury brands and new market entrants continue to enter the luxury marketplace. Our management believes that barriers to entry in the luxury destination club market are increasing and further consolidation is likely, forcing smaller destination club players to focus on niche markets, sell to or merge with larger clubs or go out of business. Established hospitality and resort brands will likely enter the growing luxury destination club market in greater numbers, as most recently demonstrated by the 2009 launch of the Ritz Carlton Destination Club. In addition, new destination clubs will continue to form in Europe and Asia, as well as existing clubs expanding their presence internationally to address greater affluence and future high growth markets in Europe and Asia.

Business Strengths

Our management believes that our primary business strengths include:

Strong Experienced Management Team.  We have created what we believe is the strongest and most experienced management team in the industry, with demonstrated leadership and a track record of innovation. Our management team has over 100 years of combined experience in hospitality and resort management, destination club operations, real estate, finance and technology.

Best Value; Broadest Product Offerings.  For the luxury consumer market, we believe that a club membership offers the best value and a more flexible, cost effective vacation alternative as compared with the high costs, inefficiencies and hassles of luxury second home ownership ($1 – $5 million purchase price), the expense, uncertainties and time-consuming effort to rent luxury villas in the United States and international markets or the high costs and typical small rooms of luxury hotels. For the corporate market, our corporate membership option targets the growing multi-billion dollar corporate reward and incentive market, and offers corporations an affordable, flexible corporate reward and incentive program for top performing employees, senior executives, board members, key advisors, existing customers and new prospects. We have created what we believe is the best value and broadest family of offerings of any destination club in the industry, with three distinct club offerings, each with five different club membership plans based on the number of annual included days, advance reservations and holiday advance reservations per year. This broad offering, for example, allows “entry level” club members to join our most affordable club, the Premiere Club, and have access to a growing collection of two to four bedroom homes targeting approximately $1 million in value for as little as $70,000 upfront and $8,000 per year in annual dues for 14 days of annual vacation experience. To help understand and appreciate the value proposition of our club memberships as compared with second home ownership, consider the cost and hassles of buying a single $1 million second vacation home comparable to any of our Premiere Club properties. A typical second home buyer will generally use a second vacation home approximately 3 – 4 weeks per year. Second home buyers typically need to pay a 20% down payment ($200,000 in this case) when purchasing the home and pay annual mortgage interest, principal, taxes, insurance, utilities and property maintenance for the second home each year of approximately $100,000 – $150,000 annually. Alternatively, a member joining Ultimate Escapes and purchasing an Ultimate Escapes Premiere Gold Membership, will have 28 included days of club use per year, access to hundreds of club properties and affiliated properties, and none of the hassles of second home ownership and maintenance, and will only pay a one-time upfront membership fee of $105,000 (approximately 50% less than the comparable 20% down payment) and pay annual dues of only $11,000 (approximately 90% less than the $100,000 – $150,000 in annual costs associated with owning a single comparable second home). This flexible structure allows club members to select a plan that meets their needs and potentially upgrade later to better plans or more expensive club offerings that provide more days of annual access or use of more expensive homes, all of which provide us with incremental future revenue opportunities from a growing base of potential affluent club members.

Our unique business model results in improving economies of scale and operational efficiencies.  The club operates a unique business model and club structure that we believe includes unique offerings, features and amenities only available to our club members (e.g., lifetime membership, redemption assurance program, three unique clubs and 15 unique membership plans, internal and external reciprocity use, access to affiliated hotels and resorts). Our membership plans are structured to provide that 100% of a member’s membership fee is earned as revenue by us over the first ten years of membership, allowing us to recognize 100% of our member’s membership fee as revenue, where most other clubs only recognize 20 – 25% of their initial membership fee or refundable deposit as revenue. We believe this unique business model and club structure allows us to generate higher revenues, EBITDA and net income than other destination clubs in the industry.

Our large growing membership base, high annual renewal rates, and strong member affinity generate growing recurring revenues.  Our membership base has grown each year we have been in business (including the effect of acquisitions) and today we have a large base of over 1,200 club members. Our club members have renewed their memberships at over 95% annual renewal rates over the last several years, generating increased revenue visibility and a growing base of recurring revenue each year from member annual dues. We are also increasing our focus on member referral programs to grow our membership base and our large and loyal membership base can earn Ultimate RewardTM points for member referrals that can be redeemed for additional days of use at club properties or redeemed for an extensive list of luxury items and club services such as wine, ski tickets, golf, spa treatments or chef services. Our management believes that this program increases club member loyalty and generates a high level of club member referrals.

Substantial real estate portfolio with approximately $30.3 million of equity.  Our real estate portfolio was recently appraised at $153.6 million and has approximately $123.3 million of debt, resulting in approximately $30.3 million of equity in our real estate portfolio.

Planned use of energy efficient, “smart house” technology.  We plan to use energy efficient technology in the future in our homes, including remote access, monitoring and control of HVAC, computer, electrical, lighting, audio, security and landscaping systems. We believe these future efforts will provide our members with enhanced and personalized club experiences and reduce our operating costs as a result of integrating “green,” energy efficient technology to manage entertainment services, home security, energy costs and property management. We plan to begin rolling-out “smart home” technology in phases during 2010 and 2011, including a club member “smart card” technology that will provide club members with personalized experiences incorporating whole house audio, whole house video, preferred lighting settings, preferred temperature settings, electronic display of club member’s personal photos, music playlists and high definition art that can be uploaded to the home’s PC server and digital entertainment center via the internet. Pictures of friends and family and art will populate high definition displays and LCD picture frames located throughout the club’s property.

Growth Strategy

Our management expects to achieve significant EBITDA and revenue growth over the next several years. Key elements of our future growth strategy include:

•	Expand Organic Sales by:
•	Increasing brand awareness and marketing spend to generate new club membership sales
•	Increasing club member referrals through member events held in major metropolitan markets
•	Increasing sales staff in major cities throughout North America and internationally
•	Expanding corporate membership sales programs
•	Encouraging club member upgrades with regular incentive programs
•	Pursue Additional Acquisitions: Less expensive to buy existing clubs and properties than build, due to historically lower club member acquisition costs and real estate costs.
•	Global Expansion in:
•	Europe
•	Asia
•	Introduce New Club Offerings through:
•	Equity club offering
•	Points-based club membership plans
•	Marketing Partnerships/Joint Ventures with Hospitality REITS
•	“Private Label” Offerings with Resort and Hospitality Brands

Club Membership Plans and Benefits

We offer multiple club membership plans that provide club members between 14 and 60 days of use annually at a unique collection of club and affiliate destinations located around the world. Our destination properties are located in or near markets with global tourist and business appeal that offer club members a world class vacation experience. By combining the best elements of multi-million dollar single family residences with world class amenities and concierge service, management believes it has created the best and most cost-effective option for access to luxury second-home ownership available in the market today.

Premiere ClubTM

Premiere Club membership plans range from the Bronze plan, with an initial membership fee of $70,000 and $8,000 in annual dues for 14 days of annual vacation use, up to the Platinum Plus plan, with an initial membership fee of $150,000 and $17,000 in annual dues for 60 days of annual vacation use. All of our club membership plans include extended family use for maximum value and flexibility, as club members may grant access to their unaccompanied family members (age 21 and over) for any amount of their given annual use. Each home in the Premiere Club portfolio is designed to accommodate families with children of all ages. Premiere Club properties have a target home value of approximately $1 million. The club allows its members to upgrade their club membership plans as their vacation needs evolve every year.

Signature ClubTM

Signature Club membership plans range from the Bronze plan, with an initial membership fee of $145,000 and $11,500 in annual dues for 14 days of annual vacation use, up to the Platinum Plus membership plan, with an initial membership fee of $300,000 and $35,500 in annual dues for 60 days of annual vacation use. All of our club membership plans included extended family use for maximum value and flexibility, as club members may grant access to their unaccompanied family members (age 21 and over) for any amount of their given annual use. Each home in the Signature Club portfolio is designed to accommodate families with children of all ages. Signature Club properties are generally larger than homes in the Premiere Club and have a target home value of approximately $2 million. The club allows its members to upgrade their club membership plans as their vacation needs evolve every year.

Elite ClubTM

Elite Club membership plans range from the Bronze plan, with an initial membership fee of $200,000 and annual dues of $16,000 for 14 days of annual vacation use, up to the Platinum Plus plan, with an initial membership fee of $450,000 and $49,000 in annual dues for 60 days of annual vacation use. All of our club membership plans included extended family use for maximum value and flexibility, as club members may grant access to their unaccompanied family members (age 21 and over) for any amount of their given annual use. Each home in the Elite Club portfolio is designed to accommodate families with children of all ages. Elite Club properties are generally larger than homes in the Premiere Club and Signature Club and are of the highest standards, with target home values of approximately $3 million and the club allows club members to upgrade their club membership plans as their vacation needs evolve every year.

Members of any club membership plan can add a “corporate option” to their club membership for an additional 10% of their club membership and annual dues. This allows the club member to designate any key executives, employees, customers and business prospects (21 and over) to use the club unattended by the primary club member. The corporate use option has proven to be a tremendous tool for employee rewards and retention programs.

The Ultimate CollectionTM

The Ultimate Collection provides club members with access to over 140 luxury four and five-star hotels in many of the world’s most desirable cities and resorts throughout the United States, Europe, Asia, the Middle East, Central America and South America, Africa and Australia. Club members can make reservations at any of the beautiful luxury hotels in exciting cities and resorts, using up to seven of the club membership “included days” each year, as if a club member was using club properties.

Ultimate Rewards ProgramTM

The Ultimate Rewards Program is the destination club industry’s first club membership rewards points program which rewards club members who recommend a friend, family member or business colleague for club membership if they subsequently join us. Club members can redeem reward points for extra club days, annual dues, private yacht and jet charters, private chef services, trips to special events and much more.

Smart Home Technology

We have invested millions of dollars in developing a proprietary web-based technology platform and we are planning to begin using “smart home” technology to improve our ability to manage club properties, reduce energy and water consumption and provide club members with a safer and more comfortable experience and home environment.

Owned Properties

The following table sets forth, as of December 31, 2009, for each parcel of real property owned by us, the most recent appraised value of the property, the amount owed by us under any mortgage securing the property, and our equity in the property.

Destination	Home Name	Appraised Value	First Mortgage	Second Mortgage	Net Equity
Abaco, Bahamas	Abaco Club #42	$2,100,000	$1,572,913	$199,973	$327,114
Abaco, Bahamas	Abaco Club #43	$2,100,000	$1,572,913	$199,973	$327,114
Abaco, Bahamas	Abaco Club #5	$1,100,000	$823,907	$104,748	$171,346
Abaco, Bahamas	Abaco Club #6	$1,100,000	$823,907	$104,748	$171,346
Abaco, Bahamas	Abaco Club #8	$2,200,000	$584,476	$880,000	$735,524
Beaver Creek	Beaver Creek Lodge	$3,550,000	$2,658,971	$338,050	$552,979
Beaver Creek	The Charter	$875,000	$345,449	$147,594	$381,957
Belize	Belizean Dreams	$700,000	$266,988		$433,012
Big Island, HI	Maluhia	$430,000	$322,073		$107,927
Big Island, HI	Wailana	$440,000	$329,563		$110,437
Breckenridge, CO	Snowflake at Blue Sky	$1,825,000	$1,233,984	$494,038	$96,978
Candlewood	Candlewood Lake	$1,200,000	$898,807	$114,270	$186,922
Chicago	Lincoln Park	$715,000	$535,539		$179,461
Chicago	Millennium Park	$1,250,000	$936,257		$313,743
Copper Mountain	Super Bee	$1,600,000	$1,198,410		$401,590
Deer Valley	Silver Lake #2	$2,350,000	$1,760,164	$223,780	$366,056
Deer Valley	Silver Lake #6	$3,684,000	$2,759,338	$350,810	$573,852
Delray Beach	Ocean View	$5,000,000	$3,745,030	$476,127	$778,843
Dominican Republic	Villa Maria	$850,000	$306,850		$543,150
Dominican Republic	Villa Kary	$1,425,000	$550,382		$874,618
Fox Acres	Fox Acres	$317,000	$237,435		$79,565
Indian Rocks Beach	Beach House	$2,500,000	$1,872,515	$238,063	$389,422
Jackson Hole	Teton Mountain Lodge	$1,000,000	$749,006		$250,994
Jackson Hole	Snake River Lodge #231/232	$1,235,000	$925,022	$117,603	$192,374
Jackson Hole	Snake River Lodge #339/340	$1,300,000	$973,708	$123,793	$202,499
Kiawah	Windhaven	$3,800,000	$2,846,223	$361,857	$591,921
Kiawah	Night Heron	$600,000	$449,404		$150,596
Kiawah	Broomsedge	$950,000	$711,556		$238,444
La Costa	La Costa Resort #12	$725,000	$543,029		$181,971
La Costa	La Costa Resort #7	$1,440,000	$1,078,569		$361,431
La Quinta	Montana	$500,000	$374,503		$125,497
La Quinta	Laguna	$490,000	$367,013		$122,987
La Quinta	PGA West	$900,000	$674,105		$225,895
Lake George	Sagamore	$630,000	$471,874		$158,126
Lake Las Vegas	Tramonto	$600,000	$449,404	$57,135	$93,461
Lake Las Vegas	Viera	$299,900	$433,840		$(133,940)
Lake Tahoe	Squaw Valley #209	$470,000	$352,033	$44,756	$73,211
Lake Tahoe	Squaw Valley #309	$470,000	$352,033	$44,756	$73,211
Lake Tahoe	Third Creek	$829,000	$620,926		$208,074
Lake Tahoe	Caddie Court	$1,740,000	$1,303,270	$165,692	$271,037
Los Cabos	Casa Eternidad	$3,550,000	$2,658,971	$338,050	$552,979
Los Cabos	Villa Paraiso	$3,450,000	$2,584,071	$328,528	$537,402
Los Cabos	Esperanza 1501	$1,900,000	$1,423,111	$180,928	$295,960
Los Cabos	Esperanza 1502	$1,900,000	$1,423,111	$180,928	$295,960
Los Cabos	Esperanza 1503	$2,000,000	$1,498,012	$190,451	$311,537
Los Cabos	Casa Oceano	$1,000,000	$749,006		$250,994
Los Cabos	Villa Rubi	$500,000	$374,503		$125,497

Destination	Home Name	Appraised Value	First Mortgage	Second Mortgage	Net Equity
Los Cabos	Casa Paraiso	$1,550,000	$1,160,959		$389,041
Los Cabos	Casa Martha	$1,450,000	$1,086,059	$138,077	$225,865
Los Cabos	Villa del Sol	$1,400,000	$1,048,608	$133,316	$218,076
Los Cabos	Casa Tortuga	$1,500,000	$1,123,509	$142,838	$233,653
Los Cabos	Esperanza 1601	$1,800,000	$1,348,211	$171,406	$280,384
Los Cabos	Esperanza 1602	$1,800,000	$1,348,211	$171,406	$280,384
Los Cabos	Esperanza 1603	$1,900,000	$1,423,111	$180,928	$295,960
Maui	Wailea #208	$3,700,000	$2,771,322	$352,334	$576,344
Miami Beach	Trump Miami	$500,000	$395,795	$147,594	$(43,389)
Miami Beach	Acqualina	$1,375,000	$1,029,883	$130,935	$214,182
Naples	Monteverde	$670,000	$501,834	$63,801	$104,365
Naples	Strada Bella	$775,000	$580,480	$73,800	$120,721
Nevis	Villa 2	$1,980,000	$1,483,032	$188,546	$308,422
Nevis	Villa 3	$1,980,000	$1,483,032	$188,546	$308,422
Nevis	Villa 4	$1,980,000	$1,483,032	$188,546	$308,422
Nevis	Villa 6	$2,290,000	$1,715,224	$218,066	$356,710
Nevis	Villa 7	$2,290,000	$1,715,224	$218,066	$356,710
Nevis	Villa Paradiso #1 (slab)	$810,000	$606,695	$77,133	$126,173
Nevis	Villa Paradiso #10 (30% complete)	$850,000	$636,655	$80,942	$132,403
Nevis	Villa 8	$1,560,000	$1,168,449	$148,552	$242,999
Nevis	Villa 9	$1,560,000	$1,168,449	$148,552	$242,999
NYC	Trump #300/301	$3,000,000	$2,247,018	$285,676	$467,306
NYC	Trump #302/303	$1,725,000	$1,292,035	$164,264	$268,701
NYC	Trump #310	$2,250,000	$1,685,263	$214,257	$350,479
NYC	1600 Broadway #PH5D	$3,150,000	$1,776,648	$375,281	$998,071
NYC	Link #29C	$910,000	$681,595		$228,405
NYC	Trump #318	$1,050,000	$786,456		$263,544
NYC	1600 Broadway #18F	$1,075,000	$805,181		$269,819
NYC	Trump #308	$1,135,000	$850,122		$284,878
NYC	Link #31B	$1,900,000	$1,299,451		$600,549
NYC	Trump #1222	$1,065,000	$797,691	$101,415	$165,894
NYC	Trump #1622	$1,075,000	$805,181	$102,367	$167,451
Outer Banks	Osprey	$700,000	$524,304		$175,696
Outer Banks	Hunters Green	$900,000	$674,105		$225,895
Punta Mita	La Playa	$735,000	$550,519		$184,481
Reynolds Plantation	Carolyn’s Pond	$680,000	$509,324		$170,676
Reynolds Plantation	Oconee Estate	$1,100,000	$1,160,000		$(60,000)
Scottsdale	Happy Valley	$2,100,000	$1,572,913	$199,973	$327,114
Scottsdale	The Rocks	$900,000	$674,105	$85,703	$140,192
Scottsdale	Highpoint	$775,000	$580,480	$73,800	$120,721
Scottsdale	Preserve Way	$655,000	$490,599	$62,373	$102,028
St. Thomas	Lovenlund Estate	$1,700,000	$1,273,310	$161,883	$264,807
Steamboat Springs	Eagle Ridge Lodge	$590,000	$441,914		$148,086
Steamboat Springs	Mountaineer	$1,100,000	$823,907	$104,748	$171,346
Stowe Vermont	Topnotch #512	$696,000	$521,308		$174,692
Sun Valley	MacKenzie Lane	$3,100,000	$2,321,918	$295,199	$482,883
Sun Valley	Plaza #2	$1,800,000	$1,348,211	$171,406	$280,384
Telluride	Country Club	$2,000,000	$1,498,012	$190,451	$311,537
Telluride	Cabin #4	$1,600,000	$1,198,410	$152,361	$249,230
Telluride	Cabin #8	$1,400,000	$1,048,608	$133,316	$218,076
Turks & Caicos	English Cottage	$1,050,000	$343,700		$706,300

Destination	Home Name	Appraised Value	First Mortgage	Second Mortgage	Net Equity
Turks & Caicos	Dundee Estate	$2,800,000	$2,097,217		$702,783
Tuscany	Villa Cassia	$800,000	$606,750		$193,250
Tuscany	Borgo di Vagli	$700,000	$0		$700,000
Tuscany	Rigo Salcio	$1,500,000	$1,314,625		$185,375
Watercolor	Seaside	$905,000	$490,044		$414,956
Watercolor	Seagrove	$1,650,000	$981,020	$147,594	$521,386
TOTAL		$153,580,900	$111,071,889	$12,192,101	$30,316,910

Intellectual Property

We own the trademarks “Ultimate Escapes,” “Ultimate Resort,” “Private Escapes” and related trademarks. Such trademarks are material to our business. All of the material trademarks are registered (or have applications pending) with the United States Patent and Trademark Office as well as, in some cases, with the relevant authorities in certain foreign countries.

We also own the following Internet domain names: ultimateescapes.com, whatisadestinationclub.com, whatsadestinationclub.com, private-escapes.com, ultimateescapes.info, ultimateescapes.net, ultimateescapes.org, ultimateescapes.tv, privateescapes.com and privateescapes.co.uk.

Seasonality

Our business, like all organizations in the travel industry, is subject to seasonal activity. The chart below shows overall club occupancy by month for 2009 and this seasonality pattern is typical for historical years as well. High travel seasons are typically January through March for winter vacations and June through August for summer vacations. A key factor is the school calendar, for those club members with children still living at home, which creates greater occupancy pressure during holiday periods. Seasonality also varies by type of destination. For example, club mountain properties are typically heavily occupied during the ski season, yet tend to remain vacant during the “shoulder seasons” (April through early June and September through December) resulting in an annualized occupancy of 40 – 45%. Conversely, club city destinations are typically not seasonal due to both business and pleasure trips, consistently generating month-over-month club occupancies in the 80 – 90% range.

2009 Seasonality

International Properties and Club Members Located Abroad

As of December 31, 2009, we operated a total of 44 properties located outside of the United States, as follows:

Bahamas	5
Belize	1
Costa Rica	2
Dominican Republic	2
England	2
France	1
Italy	3
Mexico	17
Nevis	7
St. Thomas, USVI	1
Tortola, BVI	1
Turks & Caicos	2
Total	44

In addition, as of December 31, 2009 we had 54 club members that reside outside the United States in the following countries:

Mexico	2
Canada	41
Estonia	1
Germany	1
UK	8
Brazil	1
Total:	54

Regulation

Government Regulation

Our business is subject to and affected by international, federal, state and local laws, regulations and policies, which are subject to change. The descriptions of the laws, regulations and policies that follow are summaries of those which we believe to be most relevant to our business and do not purport to cover all of the laws, regulations and policies that affect our businesses. We believe that we are in material compliance with these laws, regulations and policies.

•	Marketing Operations. Our club products are marketed through a number of distribution channels, each of which is regulated at the federal and state level. Such regulations may limit our ability to solicit new customers or to market additional products or services to existing customers. For example, to comply with state and federal “do not call” regulations, we have adopted processes to routinely identify and remove phone numbers listed on the various “do not call” registries from our calling lists and have instituted procedures for preventing unsolicited or otherwise unauthorized telemarketing calls. We have similarly adopted email messaging practices, and utilize various software systems responsive to the requirements of various state and federal regulations which may place limitations on our ability to engage our consumers in electronic mail marketing campaigns, most notably, the CAN-SPAM Act, which imposes various requirements on the transmission of e-mail messages whose primary purpose is to advertise or promote a commercial product or service. Further we have placed an emphasis on permission-based marketing and referrals.
•	Privacy and Data Collection. The collection and use of personal data of our customers, as well as the sharing of our customer data with affiliates and third parties, are governed by privacy laws and regulations enacted in the United States and in other jurisdictions around the world. For instance, several states have introduced legislation or enacted laws and regulations that require compliance with standards for data collection and protection of privacy and, in some instances, provide for penalties for failure to notify customers when the security of a company’s electronic/computer systems designed to protect such standards are breached, even by third parties. Other states, such as California, have enacted legislation that requires enhanced disclosure on Internet web sites regarding consumer privacy and information sharing among affiliated entities or have such legislation pending. In addition, the European Union Directive on Data Protection requires that, unless the use of data is “necessary” for certain specified purposes, including, for example, the performance of a contract with the individual concerned, consent must be obtained to use the data (other than in accordance with our stipulated privacy policies) or to transfer it outside of the European Union. We believe that we are in material compliance with the laws and regulations applicable to privacy and data collection as such are relevant to our business.
•	Internet. A number of laws and regulations have been adopted to regulate the Internet, particularly in the areas of privacy and data collection. In addition, it is possible that existing laws may be interpreted to apply to the Internet in ways that the existing laws are not currently applied, particularly with respect to the imposition of state and local taxes on transactions through the Internet. Regulatory and legal requirements are particularly subject to change with respect to the Internet. We cannot predict with certainty whether such new requirements will affect our practices or impact our ability to market our products and services online.
•	Seller of Travel Regulation. Our activities in the State of Florida are governed by the Florida Sellers of Travel Act, Chapter 559, Florida Statutes. We currently hold all necessary registrations under this statute, and believe that we are in material compliance with its provisions.
•	Regulations of Timeshare Plan and Similar Products. We are confident based upon various regulatory opinions and court decisions that our business is not currently subject to any various State regulations governing timeshare plans and similar products, provided however that we have not received nor requested either a declaratory ruling or no-action letter from any State agency with respect to same. Because of the lack of any enacted regulation as specifically respects the destination club industry, we cannot predict with certainty the likelihood of the imposition of new laws and regulation of the industry, or the likelihood that existing regulations of timeshare plans will be extended, interpreted and applied to include the destination club industry and/or the club products currently being marketed and sold in our business.

Competition

We operate principally in the luxury vacation industry and compete against numerous global, regional and boutique destination clubs; as well as other shared usage or interval ownership resort and vacation property companies, real estate developers and sponsors; vacation home owners, brokers and managers; resort sponsors and managers; and, more broadly, luxury resorts and other transient/leisure accommodations; as well as alternative leisure and recreation categories, such as golf clubs or other club membership organizations. We have encountered and expect to encounter in the future intense competition from our rivals in the destination club industry and from other companies offering competitive products and services. Many of our competitors have greater consumer recognition or resources and/or more established and familiar products than us. The factors that we believe are important to customers include:

•	number and variety of club destinations available to club members;
•	quality of member services and concierge services;
•	quality of destination club properties;
•	pricing of club membership plans;
•	type and quality of resort amenities offered;
•	reputation of club;
•	destination club properties in proximity to major population centers;
•	availability and cost of air and ground transportation to destination club properties; and
•	ease of travel to resorts (including direct flights by major airlines).

We have many competitors for our club members, including other major resort destinations worldwide. We also directly compete with other destination clubs, such as Exclusive Resorts, which is the largest company in the destination club marketplace, as measured by number of club members. Our destination club members can choose from any of these alternatives.

Facilities

Our executive offices are located at 3501 W. Vine Street, Suite 225, Kissimmee, Florida, 34741. The cost for this space is approximately $11,650 per month, pursuant to a lease agreement with La Mirada, LLC, an affiliate of James M. Tousignant, our President and Chief Executive Officer and a member of our board of directors, which terminates on October 31, 2010. The approximate square footage of the space is 5,500 square feet. We believe that its existing facilities are suitable and adequate for the business conducted therein, appropriately used and have sufficient capacity for its intended purpose.

Legal Proceedings

We are not currently subject to any material legal proceedings. From time to time, however, we and/or our subsidiaries may become involved in litigation and other legal proceedings relating to claims arising from our operations in the normal course of business, including claims involving club membership disputes.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers, and their ages as of January 1, 2010, are set forth below:

Name	Age	Position
James M. Tousignant	49	President, Chief Executive Officer and Class C Director
Richard Keith	54	Chairman and Class B Director
Philip Callaghan	57	Chief Financial Officer and Secretary
Robert Glinka	53	Chief Operating Officer
Ted Curtis	56	Chief Sales and Marketing Officer
Gregg Amonette	56	Senior Vice President, Business Development
Thomas D’Ambrosio	53	Senior Vice President, Chief Technology Officer
C. Thomas McMillen	57	Class C Director
Mark A. Frantz	41	Class B Director
Stephen Griessel	50	Class A Director

The Class A, Class B and Class C directors will stand for reelection at the 2010, 2011 and 2012 annual meetings of our stockholders, respectively.

James M. Tousignant has served as our President, Chief Executive Officer and Class C Director since October 2009. Prior to that, Mr. Tousignant served as the Founder, President, Chief Executive Officer and Director of Ultimate Escapes Holdings from May 2004. Prior to founding Ultimate Escapes Holdings in May 2004, Mr. Tousignant was most recently managing director at Thomson Financial and Morgan Stanley (NYSE: MS), where he was responsible for global sales and business development. From April 1993 to September 2000, Mr. Tousignant was the co-founder and president of Multex.com, Inc. (formerly NASDAQ: MLTX), a global provider of online financial information services, and was responsible for managing a rapidly growing global company with thousands of customers, 500 employees and revenues of $100 million worldwide. He was also active in raising more than $50 million in private venture capital at Multex, managing four acquisitions, and overseeing the company’s successful $40 million initial public offering in 1999. Mr. Tousignant started his first company, Mirror Images Software, Inc., as a senior at Rensselaer Polytechnic Institute (RPI). Mr. Tousignant attended RPI from 1978 to 1982, majoring in Management with a minor in Computer Science.

Richard Keith has served as our Chairman and Class B Director since October 2009. In April 1990, Mr. Keith started AppleOne Employment Services of Colorado. In five years, Mr. Keith sold the company to Corestaff Services and co-founded a second start-up company, Center Partners, Inc., a call center business. In October 1999, Center Partners was sold to the London-based WPP Group. In 2003, Mr. Keith founded Private Escapes Destination Clubs and created Private Escapes Premiere, and he served as Chief Executive Officer of Private Escapes Destination Clubs from 2004 until September 2009. In August 2004, Mr. Keith and his team launched Private Escapes Platinum, and Private Escapes Pinnacle followed in August 2006. Mr. Keith attended Bates College.

Philip Callaghan has served as our Chief Financial Officer and Secretary since October 2009. Prior to that, Mr. Callaghan served as Ultimate Escapes Holdings’ Chief Financial Officer since July 2004. From September 2002 to June 2004, Mr. Callaghan was Chief Financial Officer of the Global Sales Account Management team for the Thomson Corporation. He served as Chief Financial Officer of eNews.Com, Inc. a subsidiary of Barnes and Noble (NYSE: BKS), from January 2000 through June 2002. From December 1996 through September 1999, he served as Chief Financial Officer for Multex.com, Inc. (formerly NASDAQ: MLTX) during which time the company went public. Mr. Callaghan has also served as Chief Financial Officer of Graff Pay Per View, a distributor of programming to the cable and satellite industries, as Managing Director of Media Computer Systems Limited, a software developer for the television industry, and as Finance Director for MTV Europe, the cable television programmer. Mr. Callaghan was admitted as a Fellow of the Institute of Chartered Accountants of England and Wales in 1982, received a Bachelor of Science in Pure Physics, from University College London and holds dual nationality in the United States and United Kingdom.

Robert S. Glinka has served as our Chief Operating Officer since January 2010. From November 2009 until January 2010, Mr. Glinka served as a consultant to us. From October 2008 until October 2009, Mr. Glinka served as Chief Executive Officer of Areus Holdings, LLC, a startup privately held business whose concentration was in the hotel segment of the hospitality industry. From 2005 through 2008, Mr. Glinka served in a variety of capacities with Celebrity Resorts, a privately held vacation ownership company. Mr. Glinka’s roles during this time ranged from Executive Director of Acquisitions & Development to Chief Development Officer. From 2003 to 2005, Mr. Glinka served as both a consultant and Vice President of Development for The Sol Melia Vacation Club and was a member of the startup team for this international venture. From 1998 to 2003, Mr. Glinka served in several capacities with Fairfield Resorts and with the Cendant Corporation following the 2001 acquisition of Fairfield by Cendant. During this time, Mr. Glinka served as Vice President of Planning, Senior Vice President of Planning & Development and as Executive Vice President of Business Development. From 1978 to 1998, Mr. Glinka worked for The Walt Disney Company, serving in a variety of capacities within functional areas such as Accounting, Financial Planning, Business Development and Operations Planning. Mr. Glinka holds a Bachelor of Science in Business Administration from Western New England College in Springfield, Massachusetts and a Master of Business Administration from the Roy E. Crummer Graduate School of Business. Mr. Glinka is a member of Beta Gamma Sigma, the prestigious international honor society which recognizes business excellence.

Ted Curtis has served as our Chief Sales and Marketing Officer since January 2010. From November 2009 until January 2010, Mr. Curtis served as a consultant to us. From August 2004 to April 2007 and from June 2008 to December 2009, Mr. Curtis provided sales and marketing services to privately held vacation ownership companies with operations throughout the United States, Caribbean, Middle East and North Africa. In addition, since June 2008 Mr. Curtis has served as President and Chief Operating Officer, and as a member of the board of directors, of Freedom Environmental Services, Inc., a publicly-traded wastewater management company. Mr. Curtis also served as Senior Vice President of Sales and Marketing for Celebrity Resorts from May of 2007 through May of 2008. From 2003 to 2004, Mr. Curtis served as Senior Vice President of Sales and Marketing for Trendwest Resorts, a subsidiary of the Cendant Corporation, with direct operating responsibility for 2,000 employees, annual revenue generation of $550 million and full P&L performance. From 1997 to 2003, Mr. Curtis held the positions of Managing Director and Vice President at Hilton Grand Vacations Company, a subsidiary of the Hilton Hotel Corporation where he also served as a Member of the Executive Committee. From 1994 through 1996, Mr. Curtis was a Director at Marriott Vacation Club responsible for restructuring and growing the offsite sales channel. Prior to that Mr. Curtis, in partnership with Robert Trent Jones, Sr., developed the national award winning Ipswich Country Club in Massachusetts and held other senior sales and marketing positions with regional developers in the northeastern U.S. Mr. Curtis received a Bachelor of Science in Finance from the University of Vermont.

Gregg Amonette has served as our Senior Vice President of Business Development since October 2009. Prior that, Mr. Amonette has served as Senior Vice President of Business Development for Ultimate Escapes Holdings since July 2006, and has 25 years experience as a corporate officer, sales executive, and marketing executive. Mr. Amonette joined Ultimate Escapes Holdings in July 2006 as head of Business Development and is responsible for creating strategic partnerships with resort developers, hotel groups and marketing companies. From January 2004 to June 2006, Mr. Amonette served as Director of Marketing for SNL Financial, LC, a provider of sector-based business information. From August 1996 to March 2003, Mr. Amonette held various executive roles at Multex, Inc. (formerly NASDAQ: MLTX) a leading distributor of sellside research and data to buyside institutions. Mr. Amonette served as Executive Vice President, Global Product Groups, and corporate officer of Multex until it was acquired by Reuters, PLC (now Thomson Reuters; NYSE: TRI) in March 2003. From December 1994 to July 1996, he was Vice President and General Manager, North America of Micrognosis, the trading room technology division of CSK Corporation in Japan. From December 1984 to December 1994, Mr. Amonette held various sales management positions at the Brokerage Services Division of Automatic Data Processing, Inc. (NYSE: ADP) including Vice President of Retail Sales. Mr. Amonette received a Bachelor of Arts from Washington & Lee University.

Thomas D’Ambrosio has served as our Senior Vice President and Chief Technology Officer since October 2009. Prior to that, Mr. D’Ambrosio served as Senior Vice President and Chief Technology Officer for Ultimate Escapes Holdings since October 2005. Mr. D’Ambrosio began his employment with Ultimate

Escapes Holdings in October 2005. From January 2005 to October 2005, Mr. D’Ambrosio was working on developing a private business venture. From March 2003 through December 2004, Mr. D’Ambrosio served as the Chief Information Officer for Reuters Research, a division of Reuters PLC (now Thomson Reuters, NYSE: TRI) formed with the acquisition of Multex.com, Inc. (formally NASDAQ: MLTX). From March 1992 to March 2003, Mr. D’Ambrosio served as Chief Information Officer and Chief Security Officer for Multex.com. From March 1989 to March 1992, Mr. D’Ambrosio served as Director of Advanced Systems Development for Automatic Data Processing (NYSE: ADP). Mr. D’Ambrosio received a Bachelor of Science in Business Information Systems and an Associate of Science degree in Computer Technology. Mr. D’Ambrosio is a veteran, having served as a member of the United States Air Force.

C. Thomas McMillen has served as a Class C Director since October 2009. Prior to that, Mr. McMillen served as our Chairman and Co-Chief Executive Officer since our inception and has over 20 years of experience in government, finance and acquisitions. From December 2004 until January 2007, he served as the Chairman and, from January 2007 until August 2008, he served as the Vice Chairman, of Fortress America Acquisition Corporation (now Fortress International Group, Inc.; NASDAQ: FIGI). Mr. McMillen has also served, since August 2005, as the President, Chief Executive Officer and Chairman of the board of directors, and from August 2005 to March 2007 served as the President, of Homeland Security Capital Corporation (OTC: HOMS), a consolidator of homeland security companies that provides capital and management advice for developing companies. In 2003, Mr. McMillen co-founded Global Secure Corp., a homeland security company providing integrated products and services for critical incident responders, and served as its Chief Executive Officer from March 2003 until February 2004. From February 2004 until February 2005, Mr. McMillen served as a consultant to Global Secure Corp. In addition, from October 2004 to July 2005, he served as a Chairman of the board of directors of Global Defense Corporation, a development stage company focused on acquiring companies in critical infrastructure security. From December 2002 to February 2004, Mr. McMillen served as Vice Chairman and Director of Sky Capital Enterprises, Inc., a venture firm, and until February 2005 served as a consultant. From March 2003 to February 2004, Mr. McMillen served as Chairman of Sky Capital Holdings, Ltd, Sky Capital Enterprises’ London stock exchange-listed brokerage affiliate. In addition, Mr. McMillen is a founder and has been Chief Executive Officer and Chairman of Washington Capital Advisors, LLC, a merchant bank, since 2003. He also served as Chairman of TPF Capital, Washington Capital Advisors, LLC’s predecessor company, from June 2001 through December 2002. Mr. McMillen has also been an independent consultant throughout his career. From November 1994 through February 1999, Mr. McMillen served as the Founder, Chief Executive Officer and Director of Complete Wellness Centers, Inc. (OTC: CMWCO), a medical multi-disciplinary clinic management company. Mr. McMillen was appointed by President Clinton to Co-Chair the President’s Council on Physical Fitness and Sports from 1993 to 1997. From 1987 through 1993, he served three consecutive terms in the United States House of Representatives from the 4th Congressional District of Maryland. Prior to that, Mr. McMillen played 11 years in the National Basketball Association. Since October 2009, Mr. McMillen has served on the board of directors of the Foxhall Global Trends Fund (formerly known as the Shepherd Fund), a series of Dominion Funds, Inc. Mr. McMillen serves on the Board of Regents of the University of Maryland System. Mr. McMillen received a Bachelor of Science in chemistry from the University of Maryland and a Bachelor of Arts and a Master of Arts from Oxford University as a Rhodes Scholar.

Mark A. Frantz has served as a Class B Director since October 2009, and was a Special Advisor to our board of directors since inception Mr. Frantz founded BlueDelta Capital Partners in October 2009, and was a venture partner at RedShift Ventures from July 2006 to September 2009. Mr. Frantz currently serves on the board of directors of RedShift Ventures’ portfolio companies Intelliworks, Telarix and TerraGo Technologies. Mr. Frantz also serves on the board of directors at ODIN Technologies and the Northern Virginia Technology Council (NVTC). Mr. Frantz has also been an investor/advisor to New Media Strategies (acquired by Meredith Corp., NYSE: MDP), Sourcefire (NASDAQ: FIRE) and Luna Innovations (NASDAQ: LUNA). From March to July 2006, Mr. Frantz was the Managing General Partner of In-Q-Tel, the strategic venture capital affiliate of the U.S. Intelligence Community. From January 2001 to March 2006, Mr. Frantz was with Carlyle Venture Partners, where he worked with Blackboard (NASDAQ: BBBB), Imagitas (acquired by Pitney Bowes, NYSE: PBI), ISR Solutions (acquired by Stanley Works, NYSE: SWK), and Secure Elements (acquired by Fortinet, NASDAQ: FTNT). Mr. Frantz joined Carlyle from Redleaf and prior to Redleaf, he was the Associate to the Senior Chairman of investment bank Alex. Brown (now Deutsche Bank Alex. Brown, NYSE: DB). He also served as the Associate Director in his last position at The White House Office of Intergovernmental Affairs

under President George H. W. Bush from December 1990 to January 1993 and as the economic and technology policy advisor to Pennsylvania Governor Tom Ridge from January 1995 to 1997. He holds a Bachelor of Arts from Allegheny College and Juris Doctor and Master of Business Administration from the University of Pittsburgh.

Stephen Griessel has served as our Class A Director since October 2009. He was the Chief Executive Officer of American Community Properties Trust (NYSEA: APO), a public real estate investment trust, from October 2008 until its sale in December 2009. Mr. Griessel previously served as the Managing Director of RCI Southern Africa for nine years, from 1989 to 1998, and was a founding shareholder and Chief Executive Officer of Tourvest, until recently a publicly traded multi-faceted tourism company in Southern Africa, from 1997 to 2001. Prior to his work for American Community Properties Trust, Mr. Griessel was Executive Vice President of The Ginn Company, a developer of large scale residential resort properties throughout the United States and the Caribbean, from May 2004 to April 2007. Mr. Griessel received a Bachelor of Commerce and Master of Building Science from the University of Witwatersrand in Johannesburg, South Africa.

Independence of Directors

As a result of our securities being listed on the NYSE Amex, we adhere to the rules of that exchange in determining whether a director is independent. We are seeking to regain compliance with the minimum distribution requirements of the NYSE Amex Company Guide and apply to have our securities continue to be listed on the NYSE Amex. As a result, our board of directors will consult with our counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE Amex requires that a majority of the board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our board of directors has affirmatively determined that C. Thomas McMillen, Mark A. Frantz and Stephen Griessel are independent directors.

Audit Committee

Our audit committee consists of Messrs. McMillen, Frantz and Griessel with Mr. McMillen serving as chairman. Each is an independent director under the NYSE Amex listing standards. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Annual Report;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	monitoring the independence of the independent auditor;
•	verifying the rotation of the audit partners having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Our audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the NYSE Amex listing standards. The NYSE Amex listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, a listed company must certify to the NYSE Amex that the committee will have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Our board of directors has determined that Mr. McMillen satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the Securities and Exchange Commission.

Compensation Committee

Our compensation committee consists of Messrs. McMillen, Frantz and Griessel as its members, with Mr. Frantz serving as chairman. Each is an independent director under the NYSE Amex listing standards. The purpose of the compensation committee is to review and approve compensation paid to our officers and directors and to administer our incentive compensation plans, including our 2009 Stock Option Plan and any other plans that may be adopted in the future, including authority to make and modify awards under such plans.

Nominating Committee

Our nominating committee consists of Messrs. McMillen, Frantz and Griessel, with Mr. Griessel, serving as chairman, each of whom is an independent director under the NYSE Amex listing requirements. During the period commencing with the closing of the Acquisition and ending with the 2012 annual meeting, the nominees for our board of directors will be determined pursuant to the terms of the Voting Agreement (described below), a copy of which was filed as an exhibit to our Form 8-K filed on November 4, 2009.

Director Nominees

In connection with the Acquisition, on October 29, 2009, the SAAC founders, Ultimate Resort and Ultimate Escapes Holdings entered into a voting agreement, pursuant to which our board of directors is set at six directors, and the SAAC founders or their respective affiliates have the right to nominate two individuals for appointment to our board of directors and Ultimate Resort or its affiliates have the right to nominate four individuals for appointment to our board of directors. Both of the nominees of the SAAC founders and two of the four nominees of Ultimate Resort must be independent pursuant to the Securities and Exchange Commission and the NYSE Amex rules and regulations. The SAAC founders caused their two nominees to be appointed to the board of directors immediately prior to the Acquisition, and Ultimate Resort caused three out of its four nominees to be appointed to the board of directors immediately prior to the Acquisition. There is one vacancy on the board of directors, which will be filled at a later date.

Our nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. Our nominating committee considers persons identified by our stockholders, management, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating committee charter, provide that, generally, persons to be nominated should be actively engaged in business, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The nominating committee will evaluate each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent stockholder interests. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating committee will not distinguish among nominees recommended by stockholders and other persons.

Specifically, the guidelines for selecting nominees provide that our nominating committee will consider and evaluate candidates based on, among other factors, the following criteria:

•	Independence under the rules of the NYSE Amex;
•	Accomplishments and reputations, both personal and professional;
•	Relevant experience and expertise;
•	Knowledge of our company and issues affecting our company;
•	Moral and ethical character; and
•	Ability to commit the required time necessary to discharge the duties of board membership.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors and officers in accordance with applicable federal securities laws and the rules of the NYSE Amex. A copy of the Code of Conduct and Ethics is publicly available on our website at www.ultimateescapes.com. In addition, a copy of the Code of Conduct and Ethics will be provided by us without charge upon request.

Communication with the Board of Directors

Our stockholders and other interested parties may send written communications directly to the board of directors or to specified individual directors, including the Chairman or any non-management directors, by sending such communications to our corporate headquarters. Such communications will be reviewed by our legal counsel and, depending on the content, will be:

•	forwarded to the addressees or distributed at the next scheduled board meeting;
•	if they relate to financial or accounting matters, forwarded to the audit committee or distributed at the next scheduled audit committee meeting;
•	if they relate to executive officer compensation matters, forwarded to the compensation committee or discussed at the next scheduled compensation committee meeting;
•	if they relate to the recommendation of the nomination of an individual, forwarded to the nominating committee or discussed at the next scheduled nominating committee meeting; or
•	if they relate to our operations, forwarded to the appropriate officers of our company, and the response or other handling of such communications reported to the board of directors at the next scheduled board meeting.

Director Compensation and Other Information

Our board of directors adopted a compensation plan for independent directors of the board (the “Director Compensation Plan”), following the recommendation to do so by the compensation committee of our board. According to the Director Compensation Plan, our independent directors will be paid $40,000 annually, payable in quarterly installments. Each independent director serving as the chair of the audit committee, the compensation committee or the nominating committee will be paid an additional $10,000 (in the case of the audit committee) or $5,000 (in the case of the compensation and nominating committees) per year. We will reimburse the independent directors for reasonable travel and other expenses in connection with attending meetings of the board. Additionally, each independent director can use our properties for a total of 14 days each calendar year, subject to certain restrictions set forth in the Director Compensation Plan. The Director Compensation Plan also provides for the grant of options under our 2009 Stock Option Plan to purchase our common stock at an exercise price of either the par value of our common stock or the closing price of our common stock on the date of grant. These options were granted upon the adoption of the Director Compensation Plan in November 2009. Additional options may be awarded on an annual basis in the discretion of our board of directors.

Pursuant to the Director Compensation Plan, effective as of December 1, 2009, Mr. McMillen was appointed as non-executive Vice Chairman of our board of directors. For such service, Mr. McMillen will be paid $60,000 in cash per annum, payable in arrears in equal installments on our payroll schedule, and will receive $60,000 worth of options under our 2009 Stock Option Plan to purchase common stock with an exercise price of $0.0001 per share, issuable in equal quarterly installments in arrears (with the first grant to occur on February 28, 2010). The stock issued upon exercise of the options will have “piggyback” registration rights.

The following table shows the compensation earned by our non-employee directors in 2009:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
C. Thomas McMillen	17,500	11,667	29,167
Mark A. Frantz	11,250	11,667	22,917
Steve Griessel	11,250	11,667	22,917

(1)	Amounts reported represent the compensation cost recognized by us for financial statement reporting purposes in accordance with FASB ASC 718.
(2)	As of December 31, 2009, the number of aggregate shares underlying outstanding option awards held by our non-employee directors is as follows:

Name	Option Awards Outstanding
C. Thomas McMillen	11,873
Mark A. Frantz	11,873
Steve Griessel	11,873

Summary Compensation Table

The following table shows, for the years ended December 31, 2009 and 2008, the compensation paid to or earned by our chief executive officer and the two other most highly compensated executive officers of Ultimate Escapes in 2009, who we refer to collectively as our named executive officers.

Name and Principal Position(1)	Year	Salary $	Stock Awards(2) $	Option Awards(2) $	Total $
James M. Tousignant, President and Chief Executive Officer	2009	316,154	3,000,000	794	3,316,948
	2008	425,769	925,000	—	1,350,769
Philip Callaghan, Chief Financial Officer and Secretary	2009	261,057	1,050,000	794	1,311,852
	2008	355,192	356,250	—	711,442
Richard Keith, Chairman(3)	2009	334,616	—	794	335,410
	2008	374,152	—	—	374,152

(1)	Includes compensation paid by Ultimate Escapes Holdings prior to the consummation of the Acquisition on October 29, 2009. No named executive officer was a participant in a defined benefit or deferred compensation plan.
(2)	Actual GAAP expenses incurred during the applicable year with respect to awards issued to the named executive officers during or prior to the applicable year in accordance with FASB ASC 718. See Note 13 to Ultimate Escapes Holdings’ financial statements included herein for the fiscal year ended December 31, 2008 for details as to the assumptions used to determine the fair value of the stock and option awards.
(3)	Includes compensation paid by Private Escapes prior to September 15, 2009.

Outstanding Equity Awards at Fiscal Year End 2009

None of the named executive officers held outstanding equity awards at December 31, 2009.

Employment Agreements

We entered into employment agreements with each of James M. Tousignant, Richard Keith and Philip Callaghan, effective as of October 29, 2009.

James Tousignant Employment Agreement

Mr. Tousignant’s employment agreement with us provides for an annual base salary of $450,000 and will increase each year of the term by 10%. In addition, Mr. Tousignant is eligible to receive an annual bonus each year of the term of at least 10% and at most 100% of his base salary, determined at the sole discretion of the board of directors and based on such factors as the board of directors establishes. Mr. Tousignant is also eligible to receive a pro rata bonus amount for the portion of the year he was employed should his employment terminate other than for “cause.” In addition, Mr. Tousignant is entitled to additional benefits, including reimbursement of business expenses, paid vacation, a $25,000 per year car allowance, continuation of certain Ultimate Escapes luxury destination club memberships and participation in other company benefits, plans, or programs that may be available to other senior executives from time to time. The employment agreement also entitles Mr. Tousignant to certain equity incentives, in an amount to be determined within 120 days of the closing date of the Acquisition but which will vest ratably in three equal annual installments commencing on the first anniversary of the initial grant date(s) thereof, and may be further accelerated or forfeited as set forth in the equity agreement that the parties will enter into in connection with the employment agreement.

The employment agreement has an initial term beginning on October 29, 2009, and ending on October 29, 2012, unless sooner terminated by the parties in accordance with the terms of the employment agreement, or extended for successive one-year terms, unless either party gives written notice within 90 days prior to the end of the term that such party desires not to renew the employment agreement.

The employment agreement permits the parties to terminate the agreement at any time for any reason. Should the employment agreement terminate because of the expiration of the agreement term, for “Cause,” or due to the voluntary resignation by Mr. Tousignant without “Good Reason,” then the employment agreement entitles Mr. Tousignant to the compensation and benefits, including payment for accrued but untaken vacation days, otherwise payable to him through the last day of his employment (referred herein as the “Accrued Obligations”). However, should we terminate Mr. Tousignant’s employment without Cause, or should the agreement terminate due to Mr. Tousignant’s death or disability, or should Mr. Tousignant resign his employment for Good Reason, then, subject to the execution of a release by Mr. Tousignant, the employment agreement will entitle Mr. Tousignant to his Accrued Obligations and his annual base salary then in effect for a period of twelve months on a regular payroll basis, and continued coverage under, and contributions towards, Mr. Tousignant’s health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination, for twelve months from the last day of Mr. Tousignant’s employment; subject to certain exceptions, including that we are relieved of our obligation to provide continued benefit coverage should Mr. Tousignant become covered by an equivalent benefit from another source.

The employment agreement requires us to indemnify Mr. Tousignant to the same extent we indemnify our officers and directors under our charter and bylaws, including maintaining Directors and Officers insurance.

The employment agreement includes a confidentiality provision prohibiting Mr. Tousignant from misappropriating our confidential and proprietary information. The employment agreement includes a non-solicitation provision prohibiting Mr. Tousignant from soliciting our employees and customers for a period of (i) one year from the date of his termination or (ii) 30 months from the closing date of the Acquisition, whichever is longer. The employment agreement prohibits Mr. Tousignant from competing with us, including any company providing luxury destination club vacation opportunities or the ownership and/or operation of a business of providing luxury destination club vacation opportunities for a period of (a) one year from the date of his termination or (b) 30 months from the closing date of the Acquisition, whichever is longer.

Richard Keith Employment Agreement

Mr. Keith’s employment agreement with us provides for an annual base salary of $375,000. In addition, Mr. Keith is eligible to receive an annual bonus determined at the sole discretion of the board of directors and based on such factors as the board of directors establishes. Mr. Keith is also eligible to receive a pro rata bonus amount for the portion of the year he was employed should his employment terminate other than for “cause.” In addition, Mr. Keith is entitled to additional benefits, including reimbursement of business expenses, paid vacation, and participation in other company benefits, plans, or programs that may be available to our other senior executives from time to time. The employment agreement also provides that Mr. Keith is eligible to receive certain equity incentives, in an amount and with a vesting schedule to be determined by our board of directors, and may be further accelerated or forfeited as set forth in the equity agreement that the parties may enter into in connection with the employment agreement.

The employment agreement has an initial term beginning on October 29, 2009, and ending on October 29, 2010, unless sooner terminated by the parties in accordance with the terms of the employment agreement, or extended for successive one-year terms, unless either the executive or we give written notice within 60 days prior to the end of the term that such party desires not to renew the employment agreement.

The employment agreement permits the parties to terminate the agreement at any time for any reason. Should the employment agreement terminate because of the expiration of the agreement term, for “Cause,” or due to the voluntary resignation by Mr. Keith without “Good Reason,” then the employment agreement entitles Mr. Keith to the compensation and benefits, including payment for accrued but untaken vacation days, otherwise payable to him through the last day of his employment (referred herein as the “Accrued Obligations”). However, should we terminate Mr. Keith’s employment without Cause, or should the agreement terminate due to Mr. Keith’s death or disability, or should Mr. Keith resign his employment for Good Reason, then, subject to the execution of a release by Mr. Keith, the employment agreement will entitle Mr. Keith to his Accrued Obligations and his annual base salary then in effect for a period of six months on a regular payroll basis, and continued coverage under, and contributions towards, Mr. Keith’s health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination, for six months from the last day of Mr. Keith’s employment; subject to certain exceptions, including that we are relieved of our obligation to provide continued benefit coverage should Mr. Keith become covered by an equivalent benefit from another source.

The employment agreement requires us to indemnify Mr. Keith to the same extent as we indemnify our officers and directors under our charter and bylaws, including maintaining Directors and Officers insurance.

The employment agreement includes a confidentiality provision prohibiting Mr. Keith from misappropriating our confidential and proprietary information. The employment agreement includes a non-solicitation provision prohibiting Mr. Keith from soliciting our employees and customers for a period of (i) one year from the date of his termination or (ii) 30 months from the closing date of the Acquisition, whichever is longer. The employment agreement prohibits Mr. Keith from competing with us, including any company providing luxury destination club vacation opportunities or the ownership and/or operation of a business of providing luxury destination club vacation opportunities for a period of (a) one year from the date of his termination or (b) 30 months from the closing date of the Acquisition, whichever is longer.

Philip Callaghan Employment Agreement

Mr. Callaghan’s employment agreement with us provides for an annual base salary of $375,000. In addition, Mr. Callaghan is eligible to receive an annual bonus determined at the sole discretion of the board of directors and based on such factors as the board of directors establishes. Mr. Callaghan is also eligible to receive a pro rata bonus amount for the portion of the year he was employed should his employment terminate other than for “cause.” In addition, Mr. Callaghan is entitled to additional benefits, including reimbursement of business expenses, paid vacation, and participation in other company benefits, plans, or programs that may be available to other senior executives from time to time. The employment agreement also provides that Mr. Callaghan is eligible to receive certain equity incentives, in an amount and with a vesting schedule to be determined by the our board of directors, and may be further accelerated or forfeited as set forth in the equity agreement that the parties may enter into in connection with the employment agreement.

The employment agreement has an initial term beginning on October 29, 2009, and ending on October 29, 2010, unless sooner terminated by the parties in accordance with the terms of the employment agreement, or extended for successive one-year terms, unless either party gives written notice within 60 days prior to the end of the term that such party desires not to renew the employment agreement.

The employment agreement permits the parties to terminate the agreement at any time for any reason. Should the employment agreement terminate because of the expiration of the agreement term, for “Cause,” or due to the voluntary resignation by Mr. Callaghan without “Good Reason,” then the employment agreement entitles Mr. Callaghan to the compensation and benefits, including payment for accrued but untaken vacation days, otherwise payable to him through the last day of his employment (referred herein as the “Accrued Obligations”). However, should we terminate Mr. Callaghan’s employment without Cause, or should the agreement terminate due to Mr. Callaghan’s death or disability, or should Mr. Callaghan resign his employment for Good Reason, then, subject to the execution of a release by Mr. Callaghan, the employment agreement will entitle Mr. Callaghan to his Accrued Obligations and his annual base salary then in effect for a period of six months on a regular payroll basis, and continued coverage under, and contributions towards, Mr. Callaghan’s health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination, for six months from the last day of Mr. Callaghan’s employment; subject to certain exceptions, including that we are relieved of our obligation to provide continued benefit coverage should Mr. Callaghan become covered by an equivalent benefit from another source.

The employment agreement requires us to indemnify Mr. Callaghan to the same extent we indemnify our officers and directors under our charter and bylaws, including maintaining Directors and Officers insurance.

The employment agreement includes a confidentiality provision prohibiting Mr. Callaghan from misappropriating our confidential and proprietary information. The employment agreement includes a non-solicitation provision prohibiting Mr. Callaghan from soliciting our employees and customers for a period of (i) one year from the date of his termination or (ii) 30 months from the closing date of the Acquisition, whichever is longer. The employment agreement prohibits Mr. Callaghan from competing with us, including any company providing luxury destination club vacation opportunities or the ownership and/or operation of a business of providing luxury destination club vacation opportunities for a period of (a) one year from the date of his termination or (b) 30 months from the closing date of the Acquisition, whichever is longer.

2009 Stock Option Plan

In October 2009, our stockholders approved the adoption of the 2009 Stock Option Plan (the “Plan”). The Plan provides for the issuance of a maximum of 800,000 shares of common stock in connection with the grant of options to our employees, directors and consultants. As of February 9, 2010, options to purchase a total of 35,618 shares of our common stock, at a weighted average exercise price of $8.47, were outstanding under the Plan, and 758,516 shares of common stock remained available for issuance pursuant to future option grants under the Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Policy

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire on an annual basis that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Founder Shares

In May 2007, we issued an aggregate of 1,666,667 shares of our common stock to Secure America Acquisition Holdings, LLC (our principal initial stockholder and an entity controlled by Philip A. McNeill and S. Kent Rockwell, members of our board of directors prior to the Acquisition and certain other members of our management prior to the Acquisition) for $25,000 in cash, at a purchase price of $0.01 per share. At the closing of the Acquisition, the 1,666,667 shares of common stock issued to Secure America Acquisition Holdings, LLC were reduced to 209,804 shares pursuant to the terms of the Contribution Agreement.

Sponsor Warrants

Secure America Acquisition Holdings, LLC purchased, for $2,075,000, in a private placement that occurred simultaneously with the consummation of our initial public offering, sponsor warrants to acquire up to 1,383,334 shares of our common stock. The sponsor warrants are identical to the warrants sold as part of the units sold in our IPO, except that the sponsor warrants (i) are not subject to redemption and (ii) may be exercised on a cashless basis whereas the warrants included in the units sold in our IPO cannot be exercised on a cashless basis and (iii) upon an exercise of the sponsor warrants, the holders of the sponsor warrants may receive unregistered shares of our common stock.

Acquisition

On October 29, 2009, we consummated the Acquisition. Pursuant to the terms of the Contribution Agreement, we received 1,232,601 ownership units of Ultimate Escapes Holdings, in consideration for contributing $9.8 million to Ultimate Escapes Holdings. The UE Owners retained the remaining 7,556,675 ownership units of Ultimate Escapes Holdings, which, under the terms of the Operating Agreement, may be converted by the UE Owners on a one-to-one basis into shares of our common stock (subject to adjustment to reflect the reverse stock split we expect to effect in connection with this offering). Of such retained units, 717,884 units were deposited into escrow at the closing of the Acquisition to secure the indemnification obligations of the UE Owners to us in connection with the Acquisition, pursuant to an escrow and indemnification agreement. Additionally, the UE Owners are eligible to receive up to an aggregate of 7,000,000 additional ownership units of Ultimate Escapes Holdings, convertible on a one-to-one basis into shares of our common stock (subject to adjustment to reflect the reverse stock split we expect to effect in connection with this offering), upon the achievement by Ultimate Escapes Holdings of certain Adjusted EBITDA milestones, as set forth in the Operating Agreement. For each ownership unit of Ultimate Escapes Holdings issued to the UE Owners, James T. Tousignant, in his capacity as the Owner Representative, also received one share of our Series A Voting Preferred Stock. At any time that any UE Owner exchanges ownership units of Ultimate Escapes Holdings for shares of our common stock, a like number of shares of Series A Voting Preferred Stock will be canceled. Upon consummation of the Acquisition, Ultimate Escapes Holdings became our subsidiary, and the business and assets of Ultimate Escapes Holdings and its subsidiaries are our only operations. In connection with the Acquisition, we entered into the employment agreements described under “Management” above.

Operating Agreement of Ultimate Escapes Holdings

In connection with the Acquisition, on October 29, 2009, we, Ultimate Escapes Holdings, Ultimate Resort, JDI and Private Escapes Holdings, LLC entered into the Operating Agreement, which provides for the management of Ultimate Escapes Holdings after the consummation of the Acquisition. Under the terms of the Operating Agreement, the board of managers of Ultimate Escapes Holdings will mirror the board of directors of our company at all times during which the Voting Agreement (as described below) is in effect.

Pursuant to the Operating Agreement, the UE Owners will have the right to receive, in the aggregate, the following amount of additional Ultimate Escapes Holdings’ ownership units, in proportion to their respective earn-out sharing percentages, subject to the conditions described below:

•	Up to 3,000,000 earn-out units will be issued if Ultimate Escapes Holdings’ Adjusted EBITDA (as defined below) for fiscal 2010 or fiscal 2011 is greater than $23 million, as follows:
—	If Adjusted EBITDA for fiscal 2010 or fiscal 2011 is equal to or greater than $27 million, an aggregate of 3,000,000 earn-out units will be issued; or
—	If Adjusted EBITDA for fiscal 2010 is greater than $23 million but less than $27 million, the number of earn-out units to be issued shall equal a corresponding proportionate percentage of the 3,000,000 earn-out units equal to the Adjusted EBITDA earned for the applicable year in excess of $23,000,000 divided by $4,000,000.
•	Up to 4,000,000 earn-out units will be issued if Ultimate Escapes Holdings’ Adjusted EBITDA for fiscal 2011 or fiscal 2012 is greater than $32 million, as follows:
—	If Adjusted EBITDA for fiscal 2011 or fiscal 2012 is equal to or greater than $45 million, an aggregate of 4,000,000 earn-out units will be issued; or
—	If Adjusted EBITDA for fiscal 2011 is greater than $32 million but less than $45 million, the number of earn-out units to be issued shall equal a corresponding proportionate percentage of the 4,000,000 earn-out units equal to the Adjusted EBITDA earned for the applicable year in excess of $32,000,000 divided by $13,000,000.

“Adjusted EBITDA,” with respect to any period, means, as determined in accordance with GAAP, the difference between revenue (plus the non-refundable portion of Ultimate Escapes’ club membership fees, to the extent such club membership fees are not included in revenue pursuant to GAAP) and expense of Ultimate Escapes and its subsidiaries, on a consolidated basis for such period, plus the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation expense and (iv) amortization expense. Adjusted EBITDA, with respect to any period, includes organic growth and the effect of any acquisitions or dispositions of lines of businesses or other material assets and all club member assessments incurred during the period for which Adjusted EBITDA is being calculated, but excludes all non-cash compensation related to our 2009 Stock Option Plan.

The UE Owners also have the right to exchange each of their Ultimate Escapes Holdings’ ownership units, including all earn-out units received, if any, at any time for shares of our common stock. However, we may, in our sole discretion, elect to make a cash payment to holders of ownership units in lieu of issuing common stock. The exchange ratio for any ownership units so converted into shares of our common stock will be one-for-one (subject to adjustment to reflect the reverse stock split we expect to effect in connection with this offering).

Voting Agreement

Also in connection with the Acquisition, on October 29, 2009, the SAAC founders, Ultimate Resort and Ultimate Escapes Holdings entered into a voting agreement, pursuant to which, until October 28, 2012, our board of directors is set at six directors, and the SAAC founders or their respective affiliates have the right to nominate two individuals for appointment to our board of directors following the Acquisition and Ultimate Resort or its affiliates have the right to nominate four individuals for appointment to our board of directors following the Acquisition. Both of the nominees of the SAAC founders and two of the nominees of Ultimate Resort must be independent pursuant to the Securities and Exchange Commission and the NYSE Amex rules and regulations. The SAAC founders caused their nominees to be appointed to the board of directors immediately prior to the Acquisition, and Ultimate Resort caused three out of its four nominees to be appointed to the board of directors immediately prior to the Acquisition. There is one vacancy on the board of directors, which will be filled at a later date.

Secure America Acquisition Holdings Voting Agreement

On November 11, 2009, Ultimate Escapes, Ultimate Resort, Secure America Acquisition Holdings, LLC (“SAAH”) and certain direct or indirect owners of SAAH, including Mr. McMillen, entered into a voting agreement pursuant to which, among other things, SAAH granted to Ultimate Resort a proxy to vote the shares of our common stock owned by SAAH or its direct or indirect owners until November 11, 2010. Also pursuant to this voting agreement, we agreed to repay certain advances previously made by certain members of SAAH to us, in the aggregate amount of $225,000 plus interest at the rate of 6% through payment in full on January 31, 2010. We also agreed to provide to SAAH, for the benefit of certain SAAH members (including Mr. McMillen) use of an Elite Club platinum membership for a period of three years.

Indemnification Escrow

Also on October 29, 2009, we, Ultimate Escapes Holdings, the Owner Representative and SunTrust Banks, Inc., as escrow agent, entered into an indemnification and escrow agreement, which provides that the covenants, agreements and representations and warranties of a party made in or pursuant to the Contribution Agreement shall survive the closing of the Acquisition until the earlier of (i) the fifteenth day after the date we file with the SEC our Annual Report on Form 10-K for the year ending December 31, 2010 or (ii) April 15, 2011; provided, however, that certain of the representations and warranties will survive until the expiration of the applicable statutes of limitation for claims thereunder; and provided, further that certain of the representations and warranties, designated as the “Fundamental Representations,” shall survive for six years after the closing of the Acquisition. Each of us, on the one hand, and the UE Owners, jointly and severally, on the other hand (each of which is referred to as a party and for the purpose of this description of the indemnification provisions, the “indemnifying party”), have agreed to indemnify and hold the other parties (the “indemnified party,” which expression shall include its affiliates, and its or their successors and assigns and respective directors, officers, employees and agents), harmless from and against any liability, claim (including claims by third parties), demand, judgment, loss, cost, damage, or expense whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description), which are referred to collectively herein as the “Damages”, that arise from (i) any breach of any representation or warranty of such indemnifying party contained in the Contribution Agreement and (ii) any fraud or intentional misconduct committed by the indemnifying party.

At the closing of the Acquisition, the UE Owners deposited into escrow a total of 717,884 ownership units of Ultimate Escapes, which are referred to as the “Escrowed Indemnification Units”. The Escrowed Indemnification Units will be used to satisfy indemnification claims pursuant to the terms of the Indemnification and Escrow Agreement. No amount shall be payable to an indemnified party unless and until the aggregate amount of all indemnifiable Damages otherwise payable to all indemnified parties exceeds $600,000, in which event the amount payable shall only be the amount in excess of $600,000. Moreover, the indemnification obligations of the UE Owners shall not in any event exceed 10% of the Retained Units (as defined in the Operating Agreement); provided that, with respect to any Damages based on breach of the Fundamental Representations or on fraud or intentional misconduct, the aggregate liability for Damages shall be 25% of the Retained Units; and provided, further, that, in no event shall the aggregate liability for Damages exceed 25% of the Retained Units.

In addition, a portion of the earn-out payable under the Operating Agreement equal to 15% of the Retained Units is subject to set-off for any claim for Damages that the SAAC indemnified parties have against the UE Owners, including, without limitation, any claim for Damages which is based on a breach of a Fundamental Representation or on fraud or intentional misconduct. This right of set-off is in addition to, and not in lieu of, the indemnification rights discussed above, however, the parties have agreed that we shall first look to any units held in escrow prior to attempting to set-off any amounts from future earn-out payments.

The Escrowed Indemnification Units will be released from escrow on the earlier to occur of: (i) the fifteenth day after the date we file our Annual Report on Form 10-K for the year ending December 31, 2010 with the SEC, and (ii) April 15, 2011, less that portion of the units applied in satisfaction of or reserved with respect to escrow claims. With respect to any escrow claims properly and timely delivered pursuant to the Indemnification and Escrow Agreement that remain unresolved at the time of the release of Escrowed Indemnification Units, a portion of the Escrowed Indemnification Units shall remain in escrow until such claims are resolved, at which time the remaining Escrowed Indemnification Units shall be promptly returned to the UE Owners.

Private Escapes Contribution Agreement

On September 15, 2009, pursuant to the terms of an amended and restated contribution agreement among Ultimate Escapes, Private Escapes and the other parties thereto, Private Escapes, an entity controlled by Mr. Keith, contributed various assets, liabilities, properties, and rights to Ultimate Escapes Holdings in exchange for an 8% ownership interest in Ultimate Escapes Holdings. The assets contributed to Ultimate Escapes Holdings at the closing of the contribution agreement included 49 real properties, the Private Escapes destination clubs and the majority of Private Escapes’ destination club memberships. This contribution was consummated through assignments of ownership interests in subsidiaries of Private Escapes and various direct transfers of assets to Ultimate Escapes Holdings and its subsidiaries.

Real Property Leases

The corporate headquarters of Ultimate Escapes at 3501 W. Vine Street, Suite 225, Kissimmee, Florida, 34741, is leased from La Mirada Plaza, LLC, an affiliate of Mr. Tousignant, at a rate of $11,650 per month pursuant to a lease that commenced in March 2005 and expires on October 31, 2010.

CastleRock Arrangements

Through April 30, 2007, Ultimate Escapes leased certain of its employees from CastleRock Partners, LLC, an entity owned by Mr. Tousignant. Ultimate Escapes paid the direct costs for these employees without markup plus a monthly management fee of $50,000 from January 1, 2007 to April 30, 2007 (for a total management fee of $200,000 in 2007). On May 1, 2007, the lease agreement was cancelled and Ultimate Escapes entered into a new agreement with a non-related third party. During 2008, Ultimate Escapes paid a monthly management fee of $5,000 to CastleRock Partners, LLC. In addition, during 2008, Ultimate Escapes made a $40,000 advance to CastleRock Partners, LLC, which was non-interest bearing and due on demand. The amount was repaid in 2009.

Private Escapes Financing Arrangements

Private Escapes Pinnacle, LLC, a subsidiary of Private Escapes, borrowed $3.75 million from Kederike, LLC (“Kederike”), an entity in which Mr. Keith is a 50% owner, pursuant to a loan agreement dated June 1, 2006, as subsequently amended. The loan proceeds were used to pay a portion of the purchase price for the acquisition of four properties. Interest accrues on the loan at a rate equal to 1.5 percentage points over the interest rate applicable to the primary bank loan financing the acquisition of the properties. In addition, Kederike was paid a loan fee of $250,000 that was earned upon origination, has been paid loan extension and similar fees totaling $86,806, and is entitled to receive, upon the earlier of the sale of a property or the request of Kederike commencing three years after the acquisition of the property, 50% of the then-current fair market value of the property, less (i) the original purchase price of the property and (ii) 2.5% of such fair market value. Upon the consummation of the acquisition of certain assets and liabilities of Private Escapes by Ultimate Escapes on September 15, 2009, Ultimate Escapes acquired one of these four properties, and assumed liability for $234,000 of the $936,000 outstanding principal balance of the loan related to that property; the remaining three properties, and the remainder of the loan balance, were retained and assumed by an entity controlled by Mr. Keith. The maturity date of the loan was October 15, 2009; however, the parties are in the process of negotiating an extension of the maturity date.

Private Escapes Premiere Villa Cassia, a subsidiary of Private Escapes that we acquired in September 2009, borrowed $450,000 from Kederike pursuant to a loan agreement dated July 19, 2006. The loan proceeds were used to pay a portion of the purchase price for the acquisition of a property. Interest accrued on the loan at a rate of 15% per annum. In addition, Kederike was paid a loan origination fee of $22,500. The loan matured and was repaid in full on April 19, 2007. The total amount of interest paid under the loan was $72,563.

During 2007, Mr. Keith purchased seven properties which he leased to Private Escapes and Private Escapes assumed liability for the mortgage, but for which he remained liable as a guarantor for the mortgage, for a monthly payment equal to the amount of the mortgage payments. During 2008, all but one of these properties were purchased from Mr. Keith, at the original acquisition cost, by subsidiaries of Private Escapes. Mr. Keith continues to own the remaining property. The total lease payments made to Mr. Keith under these lease arrangements were $419,737 in 2007, $345,849 in 2008 and $151,639 during the nine months ended September 30, 2009. As part of the September 15, 2009 acquisition of certain assets and liabilities of Private Escapes by Ultimate Escapes, Ultimate Escapes acquired four of these properties. Two of the remaining properties continue to be owned by PE Holdings, an entity controlled by Mr. Keith, and Mr. Keith continues to own one property. Ultimate Escapes has negotiated new leases with PE Holdings and Mr. Keith for two of the three remaining properties. These leases will expire on March 31, 2010 and provide for a monthly rental rate equal to the monthly carrying cost of each property, which is approximately $15,000 per month per property.

Mr. Keith has executed a personal guaranty of mortgages for certain properties owned by subsidiaries of Private Escapes. As of September 30, 2009, the aggregate original loan amounts of the mortgages guaranteed by Mr. Keith were $7,490,125.

Prior to Ultimate Escapes’ acquisition of certain assets and liabilities of Private Escapes, a subsidiary of Private Escapes was a minority member in Villa Bugambilia, LLC, an entity which owns a property located in Mexico on which a condominium is being constructed. Mr. Keith currently owns a majority interest in, and is the managing member of Villa Bugambilia. Upon the closing of Ultimate Escapes’ acquisition of certain assets and liabilities of Private Escapes, Mr. Keith contributed a portion of his ownership interest (5%) in Villa Bugambilia to Ultimate Escapes, such that Mr. Keith and Ultimate Escapes have ownership interests of 71.2% and 15%, respectively.

Mr. Keith borrowed $505,001 from Private Escapes in March 2008. Mr. Keith repaid $250,000 of the principal amount of the loan in November 2008. Upon the closing of Ultimate Escapes’ acquisition of certain assets and liabilities of Private Escapes, Ultimate Escapes received a 5% equity interest in Villa Bugamabilia, and the balance of the loan amount was forgiven. No interest was paid on the loan.

In November 2008, Mr. Keith advanced $150,000 to Private Escapes in the form of short-term loans, which were repaid in full during 2008. Interest was paid on these loans at a rate of 11% per annum. The total interest paid to Mr. Keith was $949.

Registration Rights

Our founders holding a majority of the outstanding 209,804 shares held by our founders are entitled to demand that we register these shares pursuant to an agreement dated October 23, 2007. The holders of the majority of these shares may elect to exercise these registration rights at any time commencing on the date on which their shares are released from escrow (one year after the consummation of the Acquisition). In addition, these stockholders have certain “piggyback” registration rights with respect to registration statements filed by us subsequent to the date on which these shares of common stock are released from escrow.

The holders of the majority of our sponsor warrants or underlying shares are entitled to demand that we register these securities pursuant to the registration rights agreement referred to above. The holders of the majority of these securities may elect to exercise these registration rights with respect to such securities at any time. In addition, these holders will have certain “piggyback” registration rights with respect to registration statements filed subsequent to such date.

In connection with the Acquisition, on October 29, 2009, we entered into a registration rights agreement with the UE Owners, pursuant to which the UE Owners are entitled to registration rights, subject to certain limitations, with respect to shares of our common stock for which their ownership units of Ultimate Escapes Holdings may be exchanged. We have agreed, as soon as possible after the closing date of the Acquisition but in no event later than eight months from the closing date, to file a registration statement covering the shares of our common stock for which their ownership units of Ultimate Escapes Holdings may be exchanged. In addition, the UE Owners will have certain “piggyback” registration rights on registration statements filed by us. We will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Services

Prior to the Acquisition, we did not own any real estate or other physical property, and maintained our executive offices at 1005 North Glebe Road, Suite 550, Arlington, Virginia 22201. The cost for this space was included in the $7,500 per-month fee Homeland Security Capital Corporation charged us for general and administrative services pursuant to a letter agreement between us and Homeland Security Capital Corporation, an affiliate of Mr. McMillen.

Expenses

We will reimburse our officers, directors and existing stockholders for any out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us.

Other than reimbursable out-of-pocket expenses payable to our officers and directors and the general and administrative services arrangement with Homeland Security Capital Corporation, no compensation or fees of any kind, including finders’ and consulting fees, were paid to any of our existing stockholders, officers or directors who owned shares of our common stock prior to the IPO, or to any of their respective affiliates, for services rendered to us prior to or with respect to the Acquisition.

All ongoing and future transactions between us and any of our officers, directors and existing stockholders or their respective affiliates, including loans by our officers, directors and existing stockholders, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties, and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested, “independent” directors or the members of our board of directors who do not have an interest in the transaction, in either case who have access, at our expense, to our attorneys or independent legal counsel.

JDI Second Mortgage

On April 30, 2007, Ultimate Resort issued the $10,000,000 JDI Second Mortgage. The rights and obligations of Ultimate Resort under this loan were subsequently assigned to Ultimate Escapes Holdings, the current borrower under the loan. The JDI Second Mortgage has a ten year term, with interest payable quarterly at 5% per annum and no principal payments are due until maturity on April 30, 2017. The JDI Second Mortgage, which is subordinate to the revolving loans from CapitalSource, is collateralized by a second security interest in the assets of the borrowers and in certain real property.

On October 29, 2009, JDI released Ultimate Resort from its obligations under the JDI Second Mortgage (the obligations under which had been assigned to Ultimate Escapes Holdings), and concurrently assigned its interest in the JDI Second Mortgage, as lender, to Ultimate Resort. The financial terms of the note remain unchanged. At the same time, Ultimate Resort re-acquired from JDI the minority interest in Ultimate Resort held by JDI. In consideration for the re-acquisition of the minority interest and the transfer, as lender, to Ultimate Resort of the JDI Second Mortgage, JDI received 3,123,797 ownership units of Ultimate Escapes Holdings.

We currently intend, subject to the receipt of any required consents (including the consent of the lender under our revolving credit facility), to convert the JDI Second Mortgage into shares of our common stock, at a conversion price of $6.65 per share (after giving effect to the proposed 1-for-1.5 reverse stock split). We believe that this conversion, if implemented, may increase the likelihood that we will be able to maintain our listing on the NYSE Amex, or be approved for listing on an alternate exchange, by increasing our stockholders’ equity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of February 9, 2010 by:

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of the our common stock on February 9, 2010;
•	each of our current executive officers and directors; and
•	all executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Beneficial ownership is determined in accordance with the rules of the SEC, and is based on a total of 1,657,664 shares of our common stock outstanding as of February 9, 2010 (after giving effect to the proposed 1-for-1.5 reverse stock split). The table also lists the applicable percentage beneficial ownership based on 8,324,331 shares of common stock outstanding upon completion of this offering, assuming no exercise of the underwriters’ over-allotment option to purchase up to an aggregate of 1,000,000 shares of common stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or rights held by that person that are currently exercisable or exercisable, convertible or issuable within 60 days of February 9, 2010, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Information in the following table (i) does not reflect beneficial ownership of any shares of our common stock into which earn-out units which may be issued pursuant to the Operating Agreement may be exchanged, (ii) assumes that none of the escrowed indemnification units are forfeited by the UE Owners, and (iii) does not give effect to the potential conversion of the $10 million note payable by Ultimate Escapes Holdings to Ultimate Resort into shares of our common stock.

	Prior to the Offering		After the Offering
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock	Approximate Percentage of Outstanding Common Stock
Executive officers and directors:
James M. Tousignant(2)	2,583,556	61.1%	23.7%
Richard Keith(3)	382,939	18.8%	4.4%
Philip Callaghan(4)	734	*	*
Robert S. Glinka	—	*	*
Ted Curtis	—	*	*
Gregg Amonette(5)	2,866	*	*
Thomas D’Ambrosio(6)	67	*	*
C. Thomas McMillen(7)	909,298	36.9%	10.0%
Mark Frantz(8)	1,679	*	*
Stephen Griessel(9)	—	*	*
All officers and directors as a group (10 individuals)(2)(3)(4)(5)(6)(7)(8)(9)	3,881,138	71.7%	32.1%
Other 5% Stockholders:
Ultimate Resort Holdings, LLC(10)	2,572,381	60.8%	23.6%
JDI Ultimate, L.L.C.(11)	2,082,532	55.7%	20.0%
Private Escapes Holdings, LLC(12)	382,872	18.8%	4.4%
Secure America Acquisition Holdings, LLC(13)	1,581,389	52.0%	16.3%
Brian Taylor(14)	1,107,634	40.0%	11.7%

*	Less than 1%
(1)	Unless otherwise indicated, the primary business address of each beneficial owner is 3501 West Vine Street, Suite 225, Kissimmee, Florida 34741.
(2)	Reflects the ownership by Mr. Tousignant of 11,175 shares of common stock and 2,572,381 shares of common stock into which 3,858,571 ownership units in Ultimate Escapes Holdings may be exchanged, all of which units are owned by Ultimate Resort. Mr. Tousignant is a member of the board of managers of Ultimate Resort. Mr. Tousignant also holds a majority of the voting rights in, is a principal of the manager of, and owns a 43.8% interest in, Ultimate Resort, LLC (“UR”), which is the sole owner of Ultimate Resort. Accordingly, Mr. Tousignant may be deemed to beneficially own all of the 2,572,381 shares of common stock into which the 3,858,571 ownership units in Ultimate Escapes Holdings owned by Ultimate Resort may be exchanged. See footnote (10). Mr. Tousignant disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.
(3)	Reflects the ownership by Mr. Keith of 67 shares of common stock and 382,872 shares of common stock into which 574,307 ownership units in Ultimate Escapes Holdings may be exchanged, all of which units are owned by PE Holdings. Mr. Keith is the managing member of, and owns a 75% interest in, PE Holdings. Accordingly, Mr. Keith may be deemed to beneficially own all of the 382,872 shares of common stock into which the 574,307 ownership units in Ultimate Escapes Holdings owned by PE Holdings may be exchanged. See footnote (12). Mr. Keith disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. Mr. Keith’s primary business address is 145 East Mountain Avenue, Fort Collins, Colorado 80524.
(4)	Excludes shares of common stock into which ownership units in Ultimate Escapes Holdings which are owned by Ultimate Resort may be exchanged. Mr. Callaghan has a minority interest in UR, which is the sole owner of Ultimate Resort.
(5)	Excludes shares of common stock into which ownership units in Ultimate Escapes Holdings which are owned by Ultimate Resort may be exchanged. Mr. Amonette has a minority interest in UR, which is the sole owner of Ultimate Resort.
(6)	Excludes shares of common stock into which ownership units in Ultimate Escapes Holdings which are owned by Ultimate Resort may be exchanged. Mr. D’Ambrosio has a minority interest in UR, which is the sole owner of Ultimate Resort.
(7)	Mr. McMillen owns 57.5% of the ownership interests of Secure America Acquisition Holdings, LLC, which includes 8,078 shares deemed to be beneficially owned by Mr. McMillen through his 29.6% ownership in Homeland Security Capital Corporation. The number of shares beneficially owned includes 795,658 shares issuable upon exercise of warrants held by Secure America Acquisition Holdings, LLC. See footnote (13). Mr. McMillen’s primary business address is 1005 North Glebe Road, Suite 550, Arlington, Virginia 22201.
(8)	Mr. Frantz’s primary business address is 1005 North Glebe Road, Suite 550, Arlington, Virginia 22201.
(9)	Excludes shares of common stock into which ownership units in Ultimate Escapes Holdings which are owned by Ultimate Resort may be exchanged. Mr. Griessel has a minority interest in UR, which is the sole owner of Ultimate Resort. Mr. Griessel’s primary business address is 222 Smallwood Village Center, Waldorf, Maryland 20602.
(10)	Reflects the ownership by Ultimate Resort of 2,572,381 shares of common stock into which 3,858,571 ownership units in Ultimate Escapes Holdings which are owned by Ultimate Resort may be exchanged. UR is the sole owner of Ultimate Resort. Accordingly, UR may be deemed to beneficially own all of the 2,572,381 shares of common stock into which the 3,858,571 ownership units in Ultimate Escapes Holdings owned by Ultimate Resort may be exchanged. UR disclaims beneficial ownership of all such shares, except to the extent of its pecuniary interest therein.
(11)	Reflects the ownership by JDI of 2,082,532 shares of common stock into which 3,123,797 ownership units in Ultimate Escapes Holdings which are owned by JDI may be exchanged. JDI’s primary business address is 813 North Elston Avenue, Chicago, Illinois 60622.
(12)	Reflects the ownership by PE Holdings of 382,872 shares of common stock into which 574,307 ownership units in Ultimate Escapes Holdings which are owned by PE Holdings may be exchanged. PE Holdings’ primary business address is 145 East Mountain Avenue, Fort Collins, Colorado 80524.

(13)	Secure America Acquisition Holdings, LLC is the record holder of 198,055 shares of our common stock and warrants to purchase an aggregate of 1,383,334 shares of our common stock. Secure America Acquisition Holdings, LLC serves solely as a holding company with respect to our securities and has no operations. The membership interests of Secure America Acquisition Holdings, LLC are held as follows: C. Thomas McMillen (49.94%); Harvey L. Weiss (13.67%); Homeland Security Capital Corporation (13.77%); S. Kent Rockwell (10.59%); Michael Brigante (3.51%); James Maurer (2.22%); Philip A. McNeill (4.24%); Brian Griffin (1.06%) and Secure America Holdings, LLC (1%). Under the terms of a proxy agreement with the managing member, Secure America Holdings, LLC, Messrs. McNeill and Rockwell share voting and investment power with respect to all 198,055 shares of common stock held by Secure America Acquisition Holdings, LLC, and thus each may be deemed to beneficially own all such shares, although each of Messrs. McNeill and Rockwell disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interests.
(14)	Reflects shares of common stock issuable upon exercise of warrants beneficially owned by Brian Taylor, Nisswa Acquisition Master Fund, Ltd. (“Master Fund”), Nisswa Fixed Income Master Fund Ltd. (“Fixed Income Fund”), and/or Pine River Capital Management L.P., the investment manager of Fixed Income Fund (the “Investment Manager”), based on a Schedule 13D filed by such persons on November 19, 2009. The address of these reporting persons is 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305.

DESCRIPTION OF SECURITIES

The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our Second Amended and Restated Certificate of Incorporation and bylaws, which are filed as exhibits to the Form 8-K filed on November 4, 2009 and Form 8-A filed on October 15, 2007, respectively. See the section entitled, “Where You Can Find More Information.”

General

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value, and 20,000,000 shares of preferred stock, $0.0001 par value.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The units began trading on the NYSE Amex on October 23, 2007, and ceased trading on October 30, 2009, and our common stock and warrants comprising the units began separate trading on January 18, 2008. Our common stock and warrants trade under the symbols UEI and UEI.WS, respectively. Prior to October 23, 2007, there was no established public trading market for our units. Prior to January 18, 2008, there was no established public trading market for our common stock or warrants.

On December 7, 2009, we received notification from the NYSE Amex that it intends to file a delisting application with the SEC to remove our securities from listing and registration on the NYSE Amex, due to our failure to satisfy one or more of the NYSE Amex continued listing standards. Specifically, the NYSE Amex noted that as of the closing of the Acquisition, we failed to satisfy the NYSE Amex’s original listing standards and minimum distribution standards, which require a minimum public distribution of 500,000 shares of common stock together with a minimum 800 public shareholders or a minimum public distribution of 1,000,000 shares of common stock together with a minimum of 400 public shareholders. The listing standards applicable to us also require a minimum market capitalization of $75 million, or a minimum of $4 million of stockholders’ equity. As of February 9, 2010, we had 1,657,664 outstanding shares, 195 record holders and approximately 325 beneficial holders, and a market capitalization of $9.2 million. On a pro-forma basis, treating as issued the 5,037,784 shares issuable upon conversion of outstanding ownership units in Ultimate Escapes Holdings and assuming the distribution of the underlying shares by Ultimate Escapes Holdings to their respective owners, we had approximately 6.7 million outstanding shares, approximately 440 public shareholders and a market capitalization of approximately $34.3 million. As of September 30, 2009, our stockholders equity, on a pro-forma basis, was approximately $(29.4) million. On January 20, 2010, we received an additional notification from the NYSE Amex, indicating that we did not comply with the NYSE Amex’s requirement to file an application and obtain approval for the issuance of shares we issued to certain of our members pursuant to our redemption conversion program.

We submitted an appeal letter to the NYSE Amex and requested a hearing before a Listing Qualifications Panel of the NYSE Amex’s Committee on Securities, which was held on January 28, 2010. On February 2, 2010, the Panel issued its decision, determining that the NYSE Amex should continue the delisting procedures against us. Following the issuance of the Panel’s decision, the NYSE Amex staff advised us that the suspension of trading of our securities would take effect on February 17, 2010, unless we complete this offering and demonstrate compliance with the applicable listing requirements prior to that date. In furtherance of this process, on February 4, 2010, the staff notified us that the NYSE Amex had cleared the Company to file an original listing application (which we filed with the NYSE Amex on February 5, 2010), thus facilitating our continued listing on the NYSE Amex, provided we successfully complete this offering on or before February 16, 2010, and thereby demonstrate compliance with all applicable original listing criteria. Accordingly, if this offering is not completed on or before February 16, 2010, or if we do not satisfy the NYSE Amex’s original listing criteria upon the completion of this offering, we expect that our securities will cease to be listed on the NYSE Amex beginning on February 17, 2010.

Common Stock

As of February 9, 2010, there were 1,657,664 shares of common stock outstanding (after giving effect to the proposed 1-for-1.5 reverse stock split). Holders of common stock are entitled to one vote per share on matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after giving effect to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights and no additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. We have not paid any dividends to date on our common stock.

Preferred Stock

Our certificate of incorporation authorizes our board of directors, without stockholder action, to designate and issue from time to time shares of preferred stock in one or more series. The board of directors may designate the price, rights, preferences and privileges of the shares of each series of preferred stock, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until the board of directors determines the specific rights of the preferred stock. However, possible effects of issuing preferred stock with voting and conversion rights include:

•	restricting dividends on common stock;
•	diluting the voting power of common stock;
•	impairing the liquidation rights of the common stock;
•	delaying or preventing a change of control of us without stockholder action; and
•	harming the market price of common stock.

As of February 9, 2010, 14,556,675 shares of preferred stock have been designated as Series A Preferred Voting Stock, of which 5,037,784 are outstanding (after giving effect to the proposed 1-for-1.5 reverse stock split).

Holders of Series A Preferred Voting Stock will be entitled to one vote per share and to vote as a single class with the common stock on all matters. In addition, the holders of Series A Preferred Voting Stock will have a separate right to vote as a single class on (a) amendments to our amended and restated certificate of incorporation that effect a division or combination of our common stock unless such amendment proportionately divides or combines the Series A Preferred Voting Stock, (b) the declaration of any dividend or distribution on our common stock (other than in connection with a dissolution and liquidation) in shares of common stock unless a proportionate dividend or distribution is declared on the Series A Preferred Voting

Stock and (c) a division or subdivision of the Series A Preferred Voting Stock into a greater number of shares of Series A Preferred Voting Stock or a combination or consolidation of the Series A Preferred Voting Stock.

Holders of Series A Preferred Voting Stock are not entitled to receive any liquidation preference, dividends or other distributions. In the event of our liquidation, the holders of the Series A Preferred Voting Stock are only entitled to receive $0.001 per share pari passu with the holders of shares of our common stock, and nothing more. The shares of Series A Preferred Voting Stock are subject to transfer restrictions intended to cause such shares to be transferred only together with exchangeable units. The holders of Series A Preferred Voting Stock have no conversion, preemptive or other subscription rights and there will be no sinking fund provisions applicable to the Series A Preferred Voting Stock.

For each ownership unit of Ultimate Escapes Holdings issued to the UE Owners, the Owner Representative also received one share of Series A Voting Preferred Stock. At any time that any UE Owner exchanges ownership units of Ultimate Escapes Holdings for shares of our common stock, a like number of shares of Series A Voting Preferred Stock will be canceled.

Warrants

As of February 9, 2010, there are warrants to purchase a total of 8,050,000 shares of our common stock (after giving effect to the proposed 1-for-1.5 reverse stock split) outstanding held by two stockholders of record.

Public Stockholders’ Warrants

Each warrant issued in our initial public offering entitles the registered holder to purchase one share of our common stock at a price of $13.20 per share. As of February 9, 2010, 6,666,667 of these public warrants were issued and outstanding. The warrants, none of which have been exercised as of February 9, 2010, will expire on October 29, 2013 at 5:00 p.m., New York City time.

We may call the warrants for redemption at any time beginning one year after the completion of the Acquisition:

•	in whole and not in part;
•	at a price of $0.01 per warrant at any time after the warrants become exercisable;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•	if, and only if, after the expiration of one year after the Acquisition, the reported last sale price of the common stock equals or exceeds $22.58 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrantholders.

We will not redeem the warrants unless we have an effective registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus is available throughout the 30-day notice of redemption period.

We have established these criteria to provide warrant holders with a reasonable premium to the initial warrant exercise price as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption. However, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants held by public stockholders will be exercisable and we will not be obligated to issue shares of common stock unless, at the time a holder seeks to exercise such warrant, a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, there can be no assurance that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Sponsor Warrants

Secure America Acquisition Holdings, LLC, our principal initial stockholder and an entity controlled by Messrs. McNeill and Rockwell, purchased, in a private placement that occurred immediately prior to our IPO, warrants to purchase up to 1,383,334 shares of our common stock (the “sponsor warrants”), exercisable at a per-share price of $13.20 (after giving effect to the proposed 1-for-1.5 reverse stock split). The sponsor warrants are identical to the public stockholder warrants, except that (i) the sponsor warrants are not subject to redemption so long as the sponsor warrants are held by Secure America Acquisition Holdings, LLC or its members as of the date of the issuance of the sponsor warrants, (ii) the sponsor warrants may be exercised on a cashless basis whereas the public stockholder warrants cannot be exercised on a cashless basis, and (iii) upon an exercise of the sponsor warrants, the holders of the sponsor warrants will receive unregistered shares of our common stock.

The sponsor warrants, unlike the public stockholder warrants, may be exercised on a cashless basis. Exercises on a cashless basis enable the holder to convert the value in the warrant (the fair market value of the common stock minus the exercise price of the warrant) into shares of common stock.

Further, Secure America Acquisition Holdings, LLC and its permitted transferees are entitled to registration rights with respect to the sponsor warrants and the shares of common stock issuable upon exercise of the sponsor warrants pursuant to the terms of an agreement dated October 23, 2007, which rights are described below.

Registration Rights

The holders of 209,804 issued and outstanding founder shares, the sponsor warrants, and the shares of common stock issuable upon exercise of the sponsor warrants are entitled to registration rights pursuant to a Registration Rights Agreement, dated as of October 23, 2007, by and among our company and the investors set forth therein. The holders of these securities are entitled to make up to two demands at any time after the date on which their shares or warrants, as applicable, are released from escrow, which is one year after the consummation of the Acquisition and 60 days after the consummation of the Acquisition, respectively, that we register the initial shares, the sponsor warrants and the shares of common stock issuable upon exercise of such sponsor warrants and also have “piggy-back” registration rights to participate in other registrations filed subsequent to such date. We will bear the expenses incurred in connection with any such registration statements other than underwriting discounts or commissions for securities not sold by us.

In connection with the Acquisition, on October 29, 2009, we entered into a registration rights agreement with the UE Owners, pursuant to which the UE Owners are entitled to registration rights, subject to certain limitations, with respect to shares of our common stock for which their ownership units of Ultimate Escapes Holdings may be exchanged. We have agreed, as soon as possible after the closing date of the Acquisition but in no event later than eight months from the closing date, to file a registration statement covering the shares of our common stock for which their ownership units of Ultimate Escapes Holdings may be exchanged. In addition, the UE Owners have certain “piggyback” registration rights on registration statements filed by us. In connection with this offering, two of the UE Owners, Ultimate Resort and PE Holdings, entered into a lock-up agreement with the underwriters pursuant to which they agreed not to exercise their registration rights during the lock-up period of 180 days from the date of this prospectus (subject to extension under certain circumstances). See “Underwriting” for additional information. We will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with our redemption conversion program, pursuant to which eligible club members who elected to participate in the program were able to convert all or portion of their redemption value under our redemption assurance program into shares of our common stock, we agreed to use commercially reasonable efforts to file a resale registration statement covering 50% of the total number of shares of common stock issued pursuant to the program within three months following the consummation of the Acquisition. On January 5, 2010, we issued an aggregate of 591,670 shares of our common stock to certain of those club members who elected to convert all or portion of their redemption value under the redemption assurance program into shares of common stock pursuant to the redemption conversion program, and we expect to issue an additional 149,418 shares of our common stock to the remaining club members who participated in the redemption conversion program, following the completion of this offering.

Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Certificate of Incorporation and Bylaws Anti-Takeover Provisions

Our certificate of incorporation and bylaws contain several provisions which could delay, defer or prevent a change of control from occurring. These provisions provide the following:

•	Our board of directors has the authority to issue preferred stock without stockholder approval with any rights or preferences the board of directors determines;
•	Special meetings of stockholders may only be called by:
•	our board of directors pursuant to a resolution adopted by a majority of the entire board of directors, or
•	our secretary upon written request by the holders of at least 20% of the voting power of all the shares of our capital stock entitled to vote in the election of directors, voting as a single class, or
•	our Chairman of the Board or Chief Executive Officer; and
•	There is no cumulative voting in the election of directors.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

Delaware Law Anti-Takeover Provision

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which contains specific provisions regarding “business combinations” between corporations organized under the laws of the State of Delaware and “interested stockholders.” These provisions prohibit us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested stockholder and an “interested stockholder” is any person or entity that beneficially owns 15% or more of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC, acting as the representative of the underwriters, including Maxim Group LLC, with respect to the shares subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, 6,666,667 shares of our common stock from us. Our common stock is listed on the NYSE Amex under the symbol “UEI”.

Underwriters	Number of Shares
Roth Capital Partners, LLC
Maxim Group LLC

The underwriting agreement provides that the obligation of the underwriter to purchase the shares offered hereby is subject to certain conditions and that the underwriter is obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

If the underwriter sells more shares than the above number, the underwriter has an option for 30 days to buy up to an additional 1,000,000 shares from us at the public offering price less the underwriting commissions and discounts to cover these sales.

The underwriter proposes to offer to the public the shares of common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus. In addition, the underwriter may offer some of the shares to other securities dealers and finders at such price less a concession of $     per share. The underwriter may also allow, and such dealers may re-allow, a concession not in excess of $     per share to other dealers. After the shares are released for sale to the public, the underwriter may change the offering price and other selling terms at various times. In connection with the sale of the shares of common stock to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts.

The following table summarizes the compensation and estimated expenses we will pay:

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Prodeeds, before expenses, to us	$	$	$

(1)	Does not include an advisory fee in the amount of 2% of the gross proceeds, or $___ per share payable to Roth Capital Partners, LLC, the representative of the underwriters, for the structuring of the terms of the offering in light of our capital structure and the determination of the appropriate reverse stock split to be completed by us in connection with this offering.

We estimate that expenses of this offering to be paid by us, not including the information disclosed in the table above, will be approximately $300,000. We have also agreed to provide Roth Capital Partners, LLC, the representative of the underwriters, with an accountable expense reimbursement of a maximum of $100,000 of out-of-pocket expenses incurred by them with respect to this offering.

We and each of our directors, executive officers and certain of our principal stockholders have entered into lock-up agreements with the underwriters in connection with this offering. Under these agreements, subject to certain exceptions, those subject to lock-up agreements may not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option for the sale of, or otherwise dispose of any ordinary shares, securities convertible into or exchangeable for ordinary shares, options or rights to acquire ordinary shares or publicly announce the intention to do any of the foregoing, without the prior written consent of Roth Capital Partners for a period of 180 days from the date of this prospectus, or the initial lock-up period. In addition, if (1) during the last 17 days of the initial lock-up period, we release earnings results or publicly announce material news or a material event relating to us or (2) prior to the expiration of the initial lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial lock-up period, then in each case the initial lock-up period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the representative, on behalf of the underwriters, waives, in writing, such extension. The initial lock-up period, as so extended, is referred to as the lock-up period. Roth Capital Partners may agree at its discretion and at any time or from time to time, without notice, to release all or any portion of the shares subject to the lock-up agreements described above.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriter or such other indemnified parties may be required to make in respect of any such liabilities.

The underwriters may in the future provide various investment banking, commercial banking and other financial services for us for which services they may receive in the future customary fees. In addition, in connection with our business combination transaction with Ultimate Escapes Holdings in October 2009, Maxim Group LLC, a co-manager and underwriter in the offering, received a cash fee of $129,333 for providing advisory services to us.

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE Amex or otherwise and, if commenced, may be discontinued at any time. Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online.

Other than the prospectus in electronic format, the information on the underwriter’s or any selling group member’s website and any information contained in any other web site maintained by the underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS

Greenberg Traurig, LLP, McLean, Virginia, has passed upon the validity of the common stock offered by this prospectus. Lowenstein Sandler PC, Roseland, New Jersey, is counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Ultimate Escapes Holdings, LLC and the combined consolidated financial statements of Private Escapes Destination Clubs appearing in this prospectus have been audited by Kingery & Crouse P.A., an independent registered public accounting firm as stated in its reports appearing elsewhere herein, which report on Private Escapes Destination Clubs includes an explanatory paragraph relating to its ability to continue as a going concern, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

The financial statements of Secure America Acquisition Corporation appearing in this prospectus have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in its report appearing elsewhere herein, which report includes an explanatory paragraph relating to our ability to continue as a going concern, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-1 to register the securities being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings are also available to the public from the Commission’s web site at www.sec.gov. We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information are available for inspection and copying at the Commission’s public reference room and the web site of the Commission referred to above.

INDEX TO FINANCIAL STATEMENTS

Ultimate Escapes Holdings, LLC
Report of Independent Registered Public Accounting Firm.	F-2
Consolidated Balance Sheets as of September 30, 2009 (Unaudited), December 31, 2008 and 2007	F-3
Consolidated Statements of Operations for the Nine Months Ended September 30, 2009 and 2008 (Unaudited) and for the Years Ended December 31, 2008 and 2007	F-4
Consolidated Statement of Equity for the Nine Months Ended September 30, 2009 (Unaudited) and for the Years Ended December 31, 2008 and 2007	F-5
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2009 and 2008 (Unaudited) and for the Years Ended December 31, 2008 and 2007	F-6
Notes to Consolidated Financial Statements	F-7
Private Escapes Destination Clubs
Report of Independent Registered Public Accounting Firm	F-30
Combined, Consolidated Balance Sheets as of December 31, 2008 and 2007	F-31
Combined, Consolidated Statements of Operations and Changes in Owners’ Deficit Accounts for the Period January 1, 2009 to September 15, 2009 (Unaudited), for the Nine Months Ended September 30, 2008 (Unaudited) and for the Years Ended December 31, 2008 and 2007	F-32
Combined, Consolidated Statements of Cash Flows for the Period January 1, 2009 to September 15, 2009 (Unaudited), for the Nine Months Ended September 30, 2008 (Unaudited) and for the Years Ended December 31, 2008 and 2007	F-33
Notes to Combined, Consolidated Financial Statements	F-34
Secure America Acquisition Corporation
Report of Independent Registered Public Accounting Firm	F-49
Balance Sheets at December 31, 2008 and 2007	F-50
Statements of Income for the Year Ended December 31, 2008 and for the Periods from May 14, 2007 (Inception) through December 31, 2007 and December 31, 2008	F-51
Statement of Changes in Stockholders’ Equity for the Period from May 14, 2007 (Inception) through December 31, 2008	F-52
Statements of Cash Flows for the Year Ended December 31, 2008 and for the Periods from May 14, 2007 (Inception) through December 31, 2007 and December 31, 2008	F-53
Notes to Financial Statements	F-54
Condensed Balance Sheets at September 30, 2009 (Unaudited) and December 31, 2008	F-62
Condensed Statements of Operations (Unaudited) for the Three and Nine Months Ended September 30, 2009 and 2008, and for the Period from May 14, 2007 (Inception) through September 30, 2009	F-63
Condensed Statement of Stockholders Equity (Unaudited) for the Period from May 14, 2007 (Inception) through September 30, 2009	F-64
Condensed Statements of Cash Flows (Unaudited) for the Nine Months Ended September 30, 2009 and 2008 and for the Period from May 14, 2007 (Inception) through September 30, 2009	F-65
Notes to Unaudited Condensed Financial Statements (unaudited)	F-66
Unaudited Pro Forma Combined Condensed Financial Statements
Unaudited Pro Forma Combined Condensed Balance Sheets as of September 30, 2009 and December 31, 2008	F-76
Unaudited Pro Forma Combined Condensed Statement of Operations for the Nine Months Ended September 30, 2009 and the Year Ended December 31, 2008	F-78
Notes to Unaudited Pro Forma Combined Condensed Financial Statements (unaudited)	F-79

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Owners of Ultimate Escapes Holdings, LLC:

We have audited the accompanying consolidated balance sheets of Ultimate Escapes Holdings, LLC (the “Company”), as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in owners’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kingery & Crouse P. A.

Tampa, FL
January 11, 2010

2801 WEST BUSCH BOULEVARD, SUITE 200, TAMPA, FLORIDA 33618
PHONE: 813.874.1280 ■ FAX: 813.874.1292 ■ WWW.TAMPACPA.COM

ULTIMATE ESCAPES HOLDINGS, LLC

CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31,
		2008	2007
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,683,805	$1,077,303	$8,145,465
Restricted cash	4,795,144	5,764,572	9,521,623
Membership receivables – net	4,527,868	638,964	498,349
Prepaid expenses and other current assets	1,849,943	486,311	1,087,649
TOTAL CURRENT ASSETS	12,856,760	7,967,150	19,253,086
PROPERTY AND EQUIPMENT – net	163,975,270	120,314,426	111,795,266
OTHER ASSETS:
Deferred loan costs, net of amortization	3,055,190	3,208,926	4,213,261
Deposits	158,052	118,938	560,149
Goodwill	8,554,545	—	—
Intangible assets, net	27,920,089	—	—
TOTAL OTHER ASSETS	39,687,876	3,327,864	4,773,410
TOTAL ASSETS	$216,519,906	$131,609,440	$135,821,762
LIABILITIES AND OWNERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Term loan	$—	$378,416	$6,000,000
Accounts payable	1,409,615	1,429,054	853,365
Accrued liabilities	6,110,070	3,214,488	3,458,790
Accrued distributions	947,500	599,000	497,000
Derivative liability – warrants	—	—	750,000
Membership deposits to be refunded	5,953,477	1,277,265	190,500
Membership annual dues not yet recognized	11,907,405	9,872,663	11,346,675
Membership assessment not yet recognized	3,989,621	—	—
TOTAL CURRENT LIABILITIES	30,317,688	16,770,886	23,096,330
OTHER LIABILITIES:
Revolving loan	102,382,348	86,387,145	78,437,200
Mortgage loans	12,681,031	—	—
Note payable to minority owner	10,000,000	10,000,000	10,000,000
Membership initiation fees not yet recognized	10,789,604	10,069,488	7,579,167
Membership deposits – other programs	61,455,570	23,954,612	15,729,095
Membership deposits – redemption assurance program	22,402,593	21,240,069	16,647,600
TOTAL OTHER LIABILITIES	219,711,146	151,651,314	128,393,062
TOTAL LIABILITIES	250,028,834	168,422,200	151,489,392
COMMITMENTS AND CONTINGENCIES (NOTES 3 AND 11)
NON-CONTROLLING INTERESTS	1,069,850	—	—
OWNERS’ EQUITY (DEFICIT)	(34,578,778)	(36,812,760)	(15,667,630)
TOTAL LIABILITIES AND OWNERS’ EQUITY (DEFICIT)	$216,519,906	$131,609,440	$135,821,762

See notes to consolidated financial statements.

ULTIMATE ESCAPES HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,		Year Ended December 31,
	2009	2008	2008	2007
	(unaudited)	(unaudited)
REVENUES
Membership – membership fees	$3,317,985	$2,718,639	$3,650,030	$1,472,972
Membership – annual dues	11,331,263	12,352,721	17,485,726	13,150,352
Membership – upgrade fees	47,542	319,223	409,067	337,907
Membership – assessment	8,274,244	—	—	—
Other revenue	2,089,517	1,106,342	996,141	152,236
REVENUES	25,060,551	16,496,925	22,540,964	15,113,467
OPERATING EXPENSES:
Property operating costs	7,757,478	7,031,005	9,900,339	6,951,755
Depreciation and amortization	3,175,570	3,275,157	4,478,707	2,819,494
Lease costs	2,456,832	2,719,705	3,592,663	2,460,613
Advertising	742,749	1,926,890	2,306,995	3,985,656
Salaries and contract labor	4,804,944	7,867,193	9,419,546	4,347,152
General and administrative	2,071,792	4,763,690	6,181,520	10,915,492
Sales commissions	335,363	921,805	1,032,042	1,497,700
(Gain) on sale of property and equipment	(107,214)	(178,052)	(27,089)	(11,662)
OPERATING EXPENSES	21,237,514	28,327,393	36,884,723	32,966,200
INCOME (LOSS) BEFORE OTHER INCOME (EXPENSE)	3,823,037	(11,830,468)	(14,343,759)	(17,852,733)
OTHER INCOME (EXPENSE):
Interest expense	(7,120,194)	(7,336,193)	(9,156,103)	(7,408,450)
Interest income	72,607	218,861	277,982	615,955
OTHER EXPENSE – net	(7,047,587)	(7,117,332)	(8,878,121)	(6,792,495)
NET LOSS	$(3,224,550)	$(18,947,800)	$(23,221,880)	$(24,645,228)

See notes to consolidated financial statements.

ULTIMATE ESCAPES HOLDINGS, LLC

CONSOLIDATED STATEMENT OF CHANGES IN OWNERS’ EQUITY (DEFICIT)

	Capital Accounts	Accumulated Deficit	Total
Balance – January 1, 2007	$5,587,223	$(9,982,625)	$(4,395,402)
Capital contributions	12,789,917	—	12,789,917
Distributions	(497,000)	—	(497,000)
Distributions re-invested	295,083	—	295,083
Capital contribution – employee compensation	785,000	—	785,000
Net loss	—	(24,645,228)	(24,645,228)
Balance – December 31, 2007	18,960,223	(34,627,853)	(15,667,630)
Capital contributions	30,000	—	30,000
Distributions	(477,000)	—	(477,000)
Distributions re-invested	355,000	—	355,000
Capital contribution – employee compensation	2,168,750	—	2,168,750
Net loss	—	(23,221,880)	(23,221,880)
Balance – December 31, 2008	21,036,973	(57,849,733)	(36,812,760)
Unaudited:
Acquisition of Private Escapes	4,560,000	—	4,560,000
Capital contribution – employee compensation	1,257,032	—	1,257,032
Distributions	(358,500)	—	(358,500)
Net loss	—	(3,224,550)	(3,224,550)
Balance – September 30, 2009 (unaudited)	$26,495,505	$(61,074,283)	$(34,578,778)

See notes to consolidated financial statements.

ULTIMATE ESCAPES HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2009	2008	2008	2007
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,224,550)	$(18,947,800)	$(23,221,880)	$(24,645,228)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,175,569	3,275,157	4,478,707	2,819,494
Provision for bad debts	157,878	44,517	7,749	81,375
Amortization of deferred loan costs	850,145	827,157	1,104,635	718,827
Employee stock compensation	1,257,032	1,604,063	2,168,750	785,000
Loss/(gain) on sale of property and equipment	(112,462)	(178,052)	(27,308)	(11,662)
Cash flows from changes in:
Restricted cash	969,428	3,569,192	3,757,051	(9,521,623)
Membership receivables	(3,886,281)	(1,967,782)	(148,364)	(310,575)
Prepaid expenses and other current assets	(698,174)	(412,120)	601,338	(975,839)
Accounts payable	(981,866)	643,484	575,689	528,575
Accrued liabilities	677,863	(360,910)	(244,302)	929,790
Membership fees and dues not yet recognized	91,055	13,774,291	12,221,060	36,034,821
Net cash flows provided by operating activities	(1,724,363)	1,871,195	1,273,125	6,432,955
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(73,345)	(1,777,955)	(1,958,534)	(10,527,161)
Proceeds from sale of property and equipment	2,223,433	2,559,225	2,559,225	20,000
Net change in deposits	8,462	267,574	441,211	4,620,151
Net cash provided by (used in) investing activities	2,158,550	1,048,844	1,041,902	(5,887,010)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal borrowings of long-term debt	3,417,486	—	2,350,163	2,781,143
Principal repayments on long-term debt	(2,574,274)	(8,152,738)	(10,893,052)	(11,789,336)
Loan costs	(660,897)	(100,300)	(100,300)	(2,643,043)
Re-purchase of equity warrants	—	(750,000)	(750,000)	—
Owners – capital contributions	—	10,000	10,000	11,845,974
Owners – distributions	(10,000)	—	—	(171,834)
Net cash provided by (used in) financing activities	172,315	(8,993,038)	(9,383,189)	22,904
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	606,502	(6,072,999)	(7,068,162)	568,849
CASH AND CASH EQUIVALENTS – Beginning of period	1,077,303	8,145,465	8,145,465	7,576,616
CASH AND CASH EQUIVALENTS – End of period	$1,683,805	$2,072,466	$1,077,303	$8,145,465
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCING ACTIVITIES:
Cash paid for interest	$6,136,138	$7,243,897	$9,527,825	$6,191,887
Class B and BB distributions re-invested	—	375,000	375,000	295,083
Issuance of equity warrants	—	—	—	750,000
Exit fee accrued on revolving loan	—	—	—	1,425,000
Financed acquisitions of properties	31,044,536	13,571,000	13,571,000	95,000,000
Property transferred as payment for Class D equity units of Ultimate Resort	—	—	—	1,600,000
Mortgage loan transferred as payment for Class D equity units of Ultimate Resort	—	—	—	656,057
Borrowings for acquisitions of properties	31,044,536	10,871,000	10,871,000	95,000,000
Issuance of membership interests for acquisitions of properties	—	2,700,000	2,700,000	—

See notes to consolidated financial statements.

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business — Ultimate Escapes Holdings, LLC (the “Company” or “we”, “our” or “us”) is a Delaware limited liability company and is the successor entity to Ultimate Resort Holdings, LLC (see Note 2). We operate as a luxury destination club that sells club memberships offering the members reservation rights to use our vacation properties, subject to the rules of the club member’s Club Membership Agreement. Our properties are located in various resort destinations throughout the world, including the Caribbean, Mexico, France, England and throughout the USA.

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its subsidiaries, which own the individual club properties. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions we are required to make. Estimates that are critical to the accompanying consolidated financial statements arise from our belief that (1) we will be able to raise and/or generate sufficient cash to continue as a going concern (2) all long-lived assets are recoverable, and (3) our estimates of the expected lives of the club memberships from which we derive our revenues and on which we base our revenue recognition are reasonable. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. It is at least reasonably possible that our estimates could change in the near term with respect to these matters.

Unaudited Interim Financial Information — The consolidated financial statements as of and for the periods ended September 30, 2009 and 2008, and the related information included in these footnotes, have not been audited but have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 2009 are not necessarily indicative of the results that may be expected for the full fiscal year.

Accounting Pronouncements — In June 2009, the Financial Accounting Standards Board (“FASB”) Accounting Standards CodificationTM (“Codification”) became the single source of authoritative U.S. GAAP (“GAAP”). The Codification did not create any GAAP standards but incorporated existing accounting and reporting standards into a new topical structure with a new referencing system to identify authoritative accounting standards, replacing the prior references to Statement of Financial Accounting Standards (“SFAS”), Emerging Issues Task Force (“EITF”), FASB Staff Position (“FSP”), etc. Authoritative standards included in the Codification are designated by their Accounting Standards Codification (“ASC”) topical reference, and new standards will be designated as Accounting Standards Updates (“ASU”), with a year and assigned sequence number.

Memberships and Revenue Recognition — We derive our revenue from the club memberships we sell, which allow the club members to use the club properties owned or leased by us. Different levels of club membership provide access to different properties and/or increased usage of the properties. Club members pay a one-time membership fee (which includes a non-refundable initiation fee), together with annual dues. Club members sometimes pay additional fees or charges related to their use of specific properties or club services. Club members may upgrade their level of membership at any time by paying additional upgrade fees and annual dues. The terms of each club membership is set out in a Club Membership Agreement.

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Club members who resign may receive a partial refund of their membership fee (excluding the non-refundable initiation fee). For club members who resign, we may provide assistance to them with the re-sale of their membership (which re-sale is subject to our approval), in which case the resigning club member receives 80% of the proceeds of sale and we retain the remainder. We also provide our club members with a redemption assurance program that provides a partial refund of their club membership fee (excluding the initiation fee), based on a sliding scale that declines to zero over a ten year period.

The non-refundable initiation fee and the remaining portion of the membership fee are both recognized as revenue over ten years using the straight-line method. Management believes that, based on our knowledge of the industry and our competitors, our own extrapolated experience, and practices in similar membership organizations, that period reasonably reflects the expected life of the club memberships, and is consistent with any obligation we may have to provide a partial refund of a portion of the club membership fee.

Annual club membership dues are billed in advance; payment of these annual dues permits the club member to continue to use the club properties during their membership year and the annual dues are recognized in income on a straight-line basis over the 12 month period to which they relate. Revenue from ancillary charges and other services provided by us to club members when using club properties is recognized at the time of sale.

Membership Dues Not Yet Recognized — represents club members’ annual dues that have been billed to club members but not yet recognized as revenue.

Membership Initiation Fees Not Yet Recognized — represents club members’ nonrefundable initiation fees, which are being recognized as revenue over the estimated life of the club membership of ten years, using the straight-line method.

Membership Assessment Not Yet Recognized — In January 2009, we made a one-time non-refundable assessment fee to all Club members in order to raise working capital for 2009. As of September 30, 2009, approximately 70% of the club members had paid the assessment fee, aggregating $10,798,855. In January 2009, Private Escapes made an identical one-time non-refundable assessment fee to all of its Club members collecting approximately $4 million. The unamortized portion of the Private Escapes assessment was contributed to Ultimate Escapes. The assessment, which was based on the amount of the club members’ annual dues paid in 2008, was payable in four equal monthly installments beginning in January 2009 and is being recognized in income ratably in 2009. Club members that elected not to pay their required assessment were placed on suspended status and were not able to use the Club’s properties until they paid their assessment and any outstanding annual dues. Club members who paid their assessment will receive certain benefits, including an increase in the redemption amount of their membership to be refunded if they subsequently resign, as well as additional accommodation privileges at club properties for the next three years. In August 2009, we reactivated the suspended club members, including reinstating any unused days and reservation rights in effect at the time of suspension and began allowing reactivated club members to make new club reservations, provided their annual dues were paid when due. If a reactivated club member subsequently resigns, any portion of their initial membership fee to be refunded to them under their Club Membership Agreement will be reduced by the amount of the special assessment fee plus interest at 10% per annum.

Membership Deposits To Be Refunded — Club members may resign from the club after 18 months and receive a partial refund of their club membership fee subject to the redemption procedures identified in the Club Membership Agreements. At December 31, 2007 and 2008 and September 30, 2009, the Company had 782, 826 and 1,214 active club members, respectively. In addition, at December 31, 2008 and September 30, 2009, there were 11 and 29 club members, respectively, who had resigned. The redemption assurance

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

obligation to these resigned club members at December 31, 2008 and September 30, 2009 was $1,277,265 and $5,953,477, respectively, and is refundable to the respective club members within the next 12-18 months in accordance with the Club Membership Agreements.

Membership Deposits – Redemption Assurance Program — The Club Membership Agreements provide club members with a redemption assurance program that provides a partial refund of their membership fee (excluding the initiation fee), based on a sliding scale that declines to zero over a ten year period. As the obligation to refund the club membership fee declines, the appropriate portion of the club membership fee that is no longer refundable is recognized in income in accordance with our estimate of the life of the club membership. The Membership Deposits — Redemption Assurance Program balance represents the club membership fees that are still potentially subject to refund.

Membership Deposits – Other Programs — Club members who joined under a previous plan (no longer offered) may receive a refund of their club membership fee (excluding the non-refundable initiation fee), subject to the redemption procedures identified in their Club Membership Agreement. The Membership Deposits - Other Programs balance represents the club membership fees under this program. These fees are subject to refund should the club member resign and are not recognized in income.

Membership Receivables — Membership receivables principally represent amounts due for annual membership dues and ancillary charges incurred by club members while using the club properties. Under the terms of the Club Membership Agreements, we can collect amounts due from club members by charging the member’s credit card on file if the amount due is not paid within 20 days of the invoice date. In addition, if a club member with an amount due terminates their membership, we have the right to deduct unpaid receivables from that club member’s refundable membership deposit. If the refundable membership deposit is not enough to cover the club member’s receivable balance and all other means of collection have been exhausted, the unpaid amount is written off against the allowance. At September 30, 2009, December 31, 2008 and 2007, the allowance for doubtful accounts amounted to approximately $160,200, $2,000 and $81,000, respectively.

Cash and Cash Equivalents — Cash and cash equivalents consists primarily of deposits with financial institutions, which may, at times, exceed federally insured limits and credit card holdbacks. We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted Cash — Restricted cash represents nine months of estimated interest payments under our revolving loan agreement (see Note 7). Use of these proceeds is generally limited to the payment of interest on the loans. However, we are permitted for a limited period of time and subject to certain limitations as provided in the loan agreement, to use a portion of the restricted cash to fund operating expenses. Subsequent to December 31, 2008, our lender approved the use of $1,700,000 from the restricted cash account to pay operating expenses. This amount was required to be repaid before April 30, 2009. As discussed in Note 7, we had not fully refunded this advance and did not meet the additional restricted cash requirements required by the loan agreement as of January 31, 2009. On September 2, 2009, we received a temporary waiver from the lender in connection with our transaction with Private Escapes (see Note 2). On September 15, 2009, we negotiated an amended loan agreement with the lender that reduced our restricted cash obligations to six months estimated interest payments and cured the default.

Property and Equipment — Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using accelerated methods over the estimated useful lives of the respective assets, which range from 1 to 39 years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the leased assets. Repairs and maintenance are charged to operations as incurred and renovations and improvements are capitalized.

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Intangible Assets and Goodwill — Intangible assets acquired as part of a business combination are accounted for in accordance with FASB ASC 805 “Business Combinations” and are recognized apart from goodwill if the intangible asset arises from contractual or other legal rights or the asset is capable of being separated from the acquired business. Our intangible assets represent the member list acquired from Private Escapes and the target names in Private Escapes lead generation data base. We amortize identifiable intangible assets over their contractual or estimated useful lives using the straight-line method. Estimated useful lives are determined primarily based on forecasted cash flows, which includes estimates for the revenues, expenses and member attrition associated with the assets, and are as follows

Member list	10 years
Lead database	7.5 years

Goodwill consists of the excess of the purchase price paid for Private Escapes over the fair value of the identifiable assets and liabilities acquired. Goodwill is not amortized, but is tested for impairment, at least annually, by applying the recognition and measurement provisions of FASB ASC 350-20 “Goodwill”, which compares the carrying amount of the asset with its fair value. If impairment of carrying value based on the estimated fair value exists, we measure the impairment through the use of projected discounted cash flows. We operate as a single operating segment. We have not identified any components within our single operating segment and thus have a single reporting unit for purposes of our goodwill impairment test.

Impairment of Long-Lived Assets — We analyze our long-lived assets, including property and equipment and intangible assets, in accordance with FASB ASC 360 “Property, Plant, and Equipment” annually and when events and circumstances might indicate that the assets may not be recoverable. If the undiscounted net cash flows are less than the asset’s carrying amount, we record an impairment based on the excess of the asset’s carrying value over fair value. Fair value is determined based on discounted cash flow models, quoted market values and third-party appraisals. We evaluate our real estate assets on a combined basis, as future cash flows include club membership sales and dues that are not identifiable to individual properties. Estimates of future cash flows are based on internal projections over the expected useful lives of the assets and include cash flows associated with future maintenance and replacement costs, but exclude cash flows associated with future capital expenditures that would increase the assets’ useful lives. Management believes there is no impairment as of December 31, 2008 and September 30, 2009.

Deferred Loan Costs — Deferred loan costs, consisting of commitment and other fees, the cost of warrants issued to a lender and a loan exit fee (see Note 7), are included in Other Assets and are amortized to interest expense using the straight-line method over the life of the applicable loan.

	September 30, 2009	December 31, 2008	December 31, 2007
	(unaudited)
Deferred loan costs	$5,784,843	$5,032,388	$4,932,088
Less: accumulated amortization	2,729,653	1,823,462	718,827
	$3,055,190	$3,208,926	$4,213,261
Amortization expense for the period	$850,145	$1,104,635	$718,827

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Future amortization of these deferred costs is expected to be as follows:

Year Ending December 31
2009	$383,733	$1,109,914
2010	1,533,587	1,109,914
2011	586,146	438,763
2012	104,577	103,188
2013	103,188	103,188
Thereafter	343,959	343,959
	$3,055,190	$3,208,926

Non-controlling interests — Certain subsidiaries of the Company are owned by certain club members. The ownership interest of these club members in the original cost of these properties is reflected as non-controlling interests in the accompanying consolidated balance sheets.

Pursuant to the operating agreement between us and these non-controlling owners, substantially all expenses pertaining to maintenance or preservation of the properties are to be paid by us. Although one of these agreements provides that we have the right to request reimbursement of the non-controlling owner’s proportionate share of property taxes and insurance, it has not been our policy to require such contributions. Accordingly, and with the exception of a contribution made in 2007, the balances of the non-controlling interests in the accompanying consolidated balance sheets have not changed and no allocation of losses to the minority owners has been given effect to in the accompanying consolidated statements of operations and changes in owners’ deficit accounts.

At any time after April 2008, our non-controlling owners in Private Escapes Platinum Abaco, LLC have the right to require us to purchase their cumulative 40% ownership interests in such LLC for an amount equal to their proportionate share of the property’s fair value. The carrying value of these redeemable, non-controlling interests approximates the pro rata fair value of the property at September 30, 2009.

Income Taxes — As a limited liability company, we are classified as a partnership under the provisions of the Internal Revenue Code and applicable state laws, and therefore the Company is not directly subject to income taxes. The results of our operations are includible in the tax returns of the holders of our common equity units. Therefore, no provision for income taxes is provided in the accompanying consolidated financial statements. We evaluate our tax positions at the end of each period and determined that no significant uncertainties existed at such dates.

Advertising Costs — The costs of advertising are expensed as incurred. For the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, advertising costs were $742,749, $2,306,995 and $3,985,656, respectively.

Financial Instruments and Concentrations of Credit Risk — Financial instruments, as defined in FASB ASC 825 “Financial Instruments,” consist of cash, evidence of ownership in an entity and contracts that both (1) impose on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (2) conveys to that second entity a contractual right (a) to receive cash or another financial instrument from the first entity or (b) to exchange other financial instruments on potentially favorable terms with the first entity. Our financial instruments consist primarily of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and credit facilities. The carrying values of these financial instruments approximate their respective fair values due to their short-term nature.

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and membership receivables. We frequently maintain cash balances in excess of federally insured limits. We have not experienced any losses in such accounts. Concentrations of credit risk with respect to membership receivables are limited due to the number of club members comprising our customer base and their dispersion across the United States of America. We perform a credit evaluation of our customers’ financial condition and have not incurred any significant credit related losses.

Fair Value Measurements — FASB ASC 820 “Fair Value Measurements” defines fair value, establishes a methodology for measuring fair value, and expands the required disclosure for fair value measurements. FASB ASC 825-10-25 “Financial Instruments — Recognition” permits entities to choose to measure many financial instruments and certain other items at fair value. We have not elected the fair value measurement option for any of our financial assets or liabilities.

FASB ASC 820 “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” clarifies the application of fair value in inactive markets and allows for the use of management’s internal assumptions about future cash flows with appropriately risk-adjusted discount rates when relevant observable market data does not exist. The objective of FASB ASC 820 has not changed and continues to be the determination of the price that would be received in an orderly transaction that is not a forced liquidation or distressed sale at the measurement date.

At December 31, 2008, we did not have any items to be measured at fair value. At September 30, 2009 (unaudited), the contingent consideration (discussed in Note 2) was measured at fair value and will be remeasured at each reporting period.

Recent Accounting Pronouncements — The following pronouncements have been issued since the end of the period covered by these consolidated financial statements:

Pronouncement	Issued	Title
ASU No. 2009-13	October 2009	Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements — a consensus of the FASB Emerging Issues Task Force
ASU No. 2009-14	October 2009	Software (Topic 985): Certain Revenue Arrangements That Include Software Elements — a consensus of the FASB Emerging Issues Task Force
ASU No. 2009-15	October 2009	Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing
ASU No. 2009-16	December 2009	Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets
ASU No. 2009-17	December 2009	Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities
ASU No. 2010-01	January 2010	Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash — a consensus of the FASB Emerging Issues Task Force
ASU No. 2010-02	January 2010	Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary — a Scope Clarification
ASU No. 2012-03	January 2010	Oil and Gas Reserve Estimation and Disclosures.

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Management does not anticipate that the new accounting pronouncements listed above will have a material impact on our consolidated financial statements.

Subsequent Events — In preparing these consolidated financial statements, we have considered the effect of events occurring subsequent to the date of the financial statements through February 10, 2010, the date the financial statements were issued.

NOTE 2 — HISTORY and ORGANIZATION
(information subsequent to December 31, 2008 is unaudited)

Prior to October 29, 2009, our operations were conducted under an Operating Agreement dated April 30, 2007 between Ultimate Resort, LLC (“Ultimate Resort”) and JDI Ultimate LLC (“JDI”). The Operating Agreement was amended from time to time and, as discussed further below, was amended and restated in its entirety on October 29, 2009.

Prior to the formalization of the Operating Agreement on April 30, 2007, our operations were conducted by Ultimate Resort and from that date until September 15, 2009, our operations were conducted by Ultimate Resort Holdings, LLC, an entity owned by Ultimate Resort (83.67%) and JDI (16.33%).

On September 15, 2009, Ultimate Resort Holdings contributed all of its assets, liabilities and business operations to us. We were previously a non-operating wholly-owned subsidiary of Ultimate Resort Holdings. The contribution of the assets and liabilities of Ultimate Resort Holdings to us was accounted for as a transaction between entities under common control, with no change in the basis of the assets and liabilities. For accounting purposes, in accordance with SEC Staff Accounting Bulletin Topic 1B, our financial position and results of operations for periods prior to September 15, 2009 reflect the assets, liabilities and results of operations previously conducted by Ultimate Resort Holdings and, for periods prior to April 30, 2007, by Ultimate Resort. Ultimate Resort had also issued warrants in connection with Ultimate Resort Holdings’ debt financing and equity units in connection with its employee compensation. In accordance with SEC Staff Accounting Bulletin Topic 1B, these warrant and employee compensation transactions (see Notes 7 and 13), are also included in our consolidated financial statements. Ultimate Resort is required to make distributions to holders of its Class B and Class BB equity units and those distributions are also reflected in these consolidated financial statements.

In May 2008, Ultimate Resort Holdings entered into a contribution agreement and a marketing cooperation agreement with another unrelated luxury destination club, Private Escapes Holdings, LLC (“Private Escapes”). Under the marketing cooperation agreement, we have been jointly marketing our respective Club Memberships under the “Ultimate Escapes” brand. On September 15, 2009, contemporaneously with the contribution to us by Ultimate Resort Holdings of all its assets, liabilities and operations, Private Escapes contributed certain of its club properties, club members and other assets to us in exchange for an 8% minority equity interest in us. The contribution of assets by Private Escapes to us was accounted for under the acquisition method of accounting in accordance with FASB ASC 805 “Business Combinations” as discussed below.

On July 21, 2009, we and Ultimate Resort Holdings’ managing member signed a Letter of Intent with Secure America Acquisition Corporation (“SAAC”), a special purpose acquisition corporation, under which it was expected that we would enter into a business combination with SAAC. A definitive agreement was signed on September 2, 2009 and, after approval and certain other actions by SAAC’s stockholders and warrantholders, the transaction closed on October 29, 2009. The business combination with SAAC will be accounted for as a reverse merger, whereby we will be the continuing entity for financial reporting purposes and will be deemed, for accounting purposes, to be the acquirer of SAAC. In accordance with the applicable accounting guidance for accounting for the business combination as a reverse merger, we will be deemed to

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 2 — HISTORY and ORGANIZATION
(information subsequent to December 31, 2008 is unaudited)  – (continued)

have undergone a recapitalization, whereby we are deemed to have issued equity units to SAAC’s common equity holders. Accordingly, although SAAC, as our parent company, was deemed to have legally acquired us, in accordance with the applicable accounting guidance for accounting for the business combination as a reverse merger, we will be the surviving entity for accounting purposes and our assets and liabilities will continue to be recorded at their historical carrying amounts (subject to the recording of Private Escapes assets and liabilities at fair value, as a result of the acquisition of those assets by us), with no additional goodwill or other intangible assets recorded as a result of the accounting merger with SAAC.

In accordance with the April 30, 2007 Operating Agreement, both Ultimate Resort and JDI had made certain capital contributions to Ultimate Resort Holdings. JDI had also made a $10,000,000 loan to Ultimate Resort Holdings and, in connection with the transfer to us of Ultimate Resort Holdings’ assets, liabilities and operations, we assumed the obligations of Ultimate Resort Holdings related to this loan (see Note 9). With effect from October 29, 2009, the rights of JDI as lender under the loan were assigned by JDI to Ultimate Resort Holdings. In addition, Ultimate Resort Holdings re-purchased the minority ownership interest in itself held by JDI, in exchange for the transfer to JDI of ownership units in us.

On October 29, 2009, we, SAAC, Ultimate Resort Holdings, JDI and Private Escapes Holdings entered into an Amended and Restated Operating Agreement, which provides for the management of us and our operations following the merger with SAAC. After the consummation of the merger on October 29, 2009, SAAC changed its name to Ultimate Escapes, Inc. Under the terms of the Amended and Restated Operating Agreement, our board of managers will mirror the board of directors of Ultimate Escapes, Inc.

At the closing of the transaction with SAAC on October 29, 2009, SAAC contributed $9,786,853 to us in exchange for 1,232,601 ownership units and we issued 377,834 units to Ultimate Resort Holdings to compensate it for certain tax liabilities incurred in connection with the SAAC transaction. In addition, we issued 3,480,737, 3,123,797 and 574,307 ownership units (an aggregate of 7,178,841) to Ultimate Resort Holdings, JDI and Private Escapes, respectively, representing their relative ownership interests prior to the SAAC transaction, including the transfer from JDI to Ultimate Resort Holdings of the lender’s rights under the JDI loan to us. Following the SAAC transaction, we have the following ownership units outstanding:

Owner	Units
Ultimate Resort Holdings LLC	3,858,571
Private Escapes Holdings LLC	574,307
JDI Ultimate LLC	3,123,797
SAAC	1,232,601
8,789,276

Pursuant to the Amended and Restated Operating Agreement, Ultimate Resort Holdings, Private Escapes Holdings and JDI (collectively, the “UE Owners”) have the right to receive, in the aggregate, the following additional amount of our ownership units, in proportion to their respective Earn-Out Sharing Percentages (as such term is defined in the Operating Agreement), subject to the conditions described below:

•	Up to 3,000,000 earn-out units will be issued if our Adjusted EBITDA for fiscal 2010 or fiscal 2011 is greater than $23 million, as follows:
—	If Adjusted EBITDA for fiscal 2010 or fiscal 2011 is equal to or greater than $27 million, an aggregate of 3,000,000 earn-out units will be issued; or
—	If Adjusted EBITDA for fiscal 2010 is greater than $23 million but less than $27 million, the number of earn-out units to be issued shall equal a corresponding proportionate percentage of

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 2 — HISTORY and ORGANIZATION
(information subsequent to December 31, 2008 is unaudited)  – (continued)

the 3,000,000 earn-out units equal to (a) Adjusted EBITDA earned for the applicable year in excess of $23,000,000 divided by (b) $4,000,000.
•	Up to 4,000,000 earn-out units will be issued if our Adjusted EBITDA for fiscal 2011 or fiscal 2012 is greater than $32 million, as follows:
—	If Adjusted EBITDA for fiscal 2011 or fiscal 2012 is equal to or greater than $45 million, an aggregate of 4,000,000 earn-out units will be issued; or
—	If Adjusted EBITDA for fiscal 2011 is greater than $32 million but less than $45 million, the number of earn-out units to be issued shall equal a corresponding proportionate percentage of the 4,000,000 earn-out units equal to (a) Adjusted EBITDA earned for the applicable year in excess of $32,000,000 divided by (b) $13,000,000.

“Adjusted EBITDA,” with respect to any period, means, as determined in accordance with GAAP, the difference between our revenues (plus the non-refundable portion of club membership fees, to the extent such club membership fees are not included in revenue pursuant to GAAP) and our expenses, on a consolidated basis for such period, plus the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation expense and (iv) amortization expense. Adjusted EBITDA, with respect to any period, includes organic growth and the effect of any acquisitions or dispositions of lines of business or other material assets and all club member assessments incurred during the period for which Adjusted EBITDA is being calculated, but excludes all non-cash compensation related to our 2009 Stock Option Plan.

The UE Owners also have the right to exchange each of their ownership units in us, including all earn-out units received, if any, at any time for shares of common stock of Ultimate Escapes, Inc. However, Ultimate Escapes may, in its sole discretion, elect to make a cash payment to holders of ownership units in lieu of issuing common stock. The exchange ratio for any ownership units so converted into shares of common stock will be one-for-one.

The valuation of the assets and liabilities of Private Escapes acquired on September 15, 2009, summarized below, is based upon preliminary estimates. The estimates and assumptions, some of which are not finalized, are subject to change upon the finalization of the valuation of Private Escapes’ assets and liabilities.

FASB ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, FASB ASC 805 establishes that the consideration transferred include the fair value of any contingent consideration arrangements and any equity or assets exchanged are measured at the closing date of the merger at the then-current market price.

Purchase consideration, based upon a preliminary valuation, is as follows (in thousands):

Fair value of equity issued(1)	$4,560
Fair value of contingent consideration(2)	2,000
Purchase Price	$6,560

(1)	Based upon SAAC’s adjusted closing share price of $7.94 per share and Private Escapes beneficial ownership of 8% of the 7,178,841 shares issuable by SAAC to our equity holders upon conversion.
(2)	An estimate was made for the 8% of the contingent consideration arrangement which could result in issuance of up to 7,000,000 earn-out units that are convertible into Ultimate Escapes’ common stock if

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 2 — HISTORY and ORGANIZATION
(information subsequent to December 31, 2008 is unaudited)  – (continued)

certain performance targets are achieved. The fair value estimate includes management’s preliminary assumptions of the probability of achievement of performance targets. The estimates and assumptions are subject to change.

The fair value estimate for the issuance of additional SAAC shares if certain performance targets are achieved under the first and second earn-outs was calculated using a weighted average analysis using various performance target scenarios for each of the earn-outs separately and the probability those target scenarios would be achieved based on internal projections for sale of new club memberships and upgrades, expected synergies from combining operations, and historical trends in the Company’s performance. The estimated fair value of $2,000 was calculated by multiplying the estimated number of shares that could be potentially earned per the weighted average analysis (approximately 3,139,000 shares) by the Private Escapes equity ownership in Ultimate Escapes, 8%, and by SAAC’s closing share price ($7.94).

The aggregate range of contingent consideration is as follows (dollars in thousands):

	Range of Additional Ownership%(1)	Range of Fair Values	Weighted Average Value
Performance targets	0 – 400,000 shares	$0 – $3,176	$2,000

(1)	The range of additional ownership percentage was calculated using management assumptions. Management believes that the upper end of the maximum range of additional ownership (560,000 shares) is not attainable.

Under the acquisition method of accounting, the assets acquired and liabilities assumed have been recorded as of September 15, 2009, primarily at their respective fair values. FASB ASC 820 “Fair Value Measurements” defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in FASB ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, the Company may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect the Company’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 2 — HISTORY and ORGANIZATION
(information subsequent to December 31, 2008 is unaudited)  – (continued)

Based upon the Company’s preliminary valuation, a preliminary allocation of the purchase price consideration is as follows (in thousands):

Purchase Price	$6,560
Assets acquired and liabilities assumed:
Assets:
Property and equipment, net	$48,874
Current assets	889
Goodwill(1)	8,556
Identifiable intangible assets(2)	28,054
Other assets	82
Total Assets	$86,455
Liabilities:
Debt	$27,455
Other liabilities	52,440
Total Liabilities	$79,895

(1)	Goodwill represents the expected synergies from combining our operations and Private Escapes, as well as intangible assets that do not qualify for separate recognition. We expect that the entire amount of goodwill recorded will be deductible for tax purposes. We did not record a deferred tax asset as the Company’s historical losses make it currently more likely than not that the asset would not be realizable. Goodwill will be evaluated for impairment at least annually. We expect that we will have a single reporting unit for purposes of our goodwill impairment test.
(2)	Based on management’s experience in acquiring new club members’ including the related marketing and sales cost to identify qualified club members, Private Escapes has two significant assets not recorded on its balance sheet that are key to the acquisition. They are the cost avoided to acquire the approximately 400 Private Escapes club members and the approximately 49,000 target names in their lead generation data base. Our historical cost to acquire a new club member is approximately $40,000 per club member, primarily in advertisements, promotional events, and sales commissions. An intangible asset for $15,800 million has been reflected in the balance sheet for this asset. We value the cost to acquire the leads in the lead generation database at $250 per lead, based on the current cost of a general lead from our major lead source. An intangible asset of $12,254 has been reflected in the balance sheet for the lead generation database.

The contribution of Private Escapes’ assets occurred on September 15, 2009, and the accompanying statements of operations include revenue and earnings of Private Escapes from that date.

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 2 — HISTORY and ORGANIZATION
(information subsequent to December 31, 2008 is unaudited)  – (continued)

The following unaudited pro forma financial information for the nine months ended September 30, 2009 and the year ended December 31, 2008 includes the historical and pro forma effects of the September 15, 2009 acquisition of the business and certain assets of Private Escapes, as if the acquisition had taken place on January 1, 2008.

	For the Nine Months Ended September 30, 2009	For the Year Ended December 31, 2008
	(Unaudited)
Revenues	$22,573,000	$31,576,000
Net Loss	(4,195,000)	(37,665,000)
Net Loss per share(1)	(0.65)	(5.83)

(1)	Based on proforma shares outstanding of 8,412,314 post merger with SAAC and does not include 717,884 shares held in escrow.

On September 15, 2009, in connection with the contribution to us of the assets and liabilities of Ultimate Resort Holdings, described above, we, together with Private Escapes, entered into a Consolidated Amended and Restated Loan and Security Agreement with CapitalSource (the “New Loan Agreement”). The New Loan Agreement replaces and supersedes our previous April 30, 2007 Loan Agreement with CapitalSource and is discussed in Note 7.

Reverse stock split and registration statement

In January 2010, the board of Ultimate Escapes, Inc. approved a reverse stock split on a 1 for 1.5 basis which will become effective immediately prior to effectiveness of Ultimate Escapes, Inc.’s registration statement for the sale of approximately 10,000,000 shares (up to approximately $30 million) which is expected to occur on or around February 11, 2010. Because the reverse stock split is not effective as of the date of the release of these financial statements the effects of such stock split are not reflected in the accompanying financial statements.

NOTE 3 — LIQUIDITY

Our consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company incurred net losses of $3,224,550, $23,221,880 and $24,645,228 during the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively. As of September 30, 2009 and December 31, 2008, the Company’s current liabilities exceed its current assets by approximately $18 million and $9 million, respectively. In addition, although we have completed the refinancing of our CapitalSource revolving loan facility (Note 2), we may not be able to meet certain covenants under the revolving loan agreement in the future (see Note 7). We have also experienced a decrease in new membership sales and existing member upgrades over the last six months of 2008 and first nine months of 2009.

The above factors, among others, indicate that we may encounter a liquidity event which may cause us to be in default of our loan covenants. Our management has taken steps to increase cash flow in order to cover 2010 operational expenses through, if necessary, the sale of selected club properties, and closely monitoring and reducing operating expenses. In addition, the Company is actively seeking to raise additional working capital.

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 4 — PROPERTY ACQUISITIONS

Effective May 1, 2007, we acquired certain properties from a company in bankruptcy for total consideration of approximately $105,000,000, which was financed by $95,000,000 of long-term debt from CapitalSource Finance LLC (see Notes 7 and 8) and a $10,000,000 note from JDI (see Note 9). The purchase price was allocated to the assets acquired, consisting entirely of property and equipment, based on their relative fair values at the date of acquisition.

Effective February 16, 2008, we acquired six properties from an unrelated luxury destination club for approximately $15,100,000. The purchase price consisted of cash, borrowings under our loan agreements and the issuance of nine corporate memberships and was allocated to the assets acquired, consisting entirely of property and equipment, based on their relative fair values at the date of acquisition.

NOTE 5 — PROPERTY AND EQUIPMENT

As of September 30, 2009 and December 31, 2008, we operated a total of 132 and 84 club properties, respectively, located in various resort destinations. Of these properties, 104 and 59, respectively, are owned, and 28 and 25 are leased. The owned properties provide the borrowing base for our CapitalSource revolving loan (see Note 7).

At September 30, 2009, December 31, 2008 and 2007, property and equipment consists of the following:

	2009	2008	2007
	(unaudited)
Land, club properties, and improvements	$162,963,716	$117,740,504	$106,630,838
Furniture and fixtures at club properties	10,720,290	9,709,336	8,075,829
Office equipment	449,853	243,312	99,051
	174,133,859	127,693,152	114,805,718
Less accumulated depreciation and amortization	10,158,589	7,378,726	3,010,452
	$163,975,270	$120,314,426	$111,795,266

NOTE 6 — GOODWILL AND INTANGIBLE ASSETS

At September 30, 2009, we had goodwill of $8,554,545 related to our acquisition of Private Escapes. We did not have any goodwill at December 31, 2008 and 2007.

The following table summarizes our intangible assets as of September 30, 2009. We did not have any intangible assets as of December 31, 2008 and 2007.

	Member List	Lead Database	Total
Balance, December 31, 2008	$—	$—	$—
unaudited:
Additions	15,800,000	12,254,000	28,054,000
Amortization	(65,833)	(68,077)	(133,910)
Balance, September 30, 2009	$15,734,167	$12,185,922	$27,920,089
Weighted-average remaining amortization period in years	10	7.5

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 6 — GOODWILL AND INTANGIBLE ASSETS  – (continued)

As of September 30, 2009, we estimate future amortization expense of intangible assets for the next five years to be:

2009	$803,467
2010	3,213,867
2011	3,213,867
2012	3,213,867
2013	3,213,867
2014	2,410,400
16,069,335
Thereafter	11,850,754
$27,920,089

NOTE 7 — REVOLVING LOAN

On April 30, 2007, we entered into a Loan and Security Agreement (the “Loan Agreement”) with CapitalSource Finance LLC (“CapitalSource”), which provided for both a revolving loan (discussed below) and a term loan (see Note 8). The Loan Agreement was amended on October 15, 2007 and was further amended on February 14, 2008. The loan is collateralized by substantially all of our assets and is guaranteed by Ultimate Resort. On September 15, 2009, we entered into a new Consolidated Amended and Restated Loan and Security Agreement with CapitalSource (the “New Loan Agreement”), which is also discussed below.

Loan Agreement

The Loan Agreement, as subsequently amended, provided for borrowings up to a defined borrowing base amount. At December 31, 2008 and 2007, $86,387,145 and $78,437,200, respectively, was outstanding under the revolving loan. At September 30, 2009, $102,382,348 was outstanding under the New Loan Agreement (unaudited). The outstanding balance at December 31, 2008 represents the maximum permitted at that date under the then borrowing base formula. On and after March 31, 2009, the borrowing base was an amount equal to the lesser of (i) $90,000,000 or (ii) 65% of the appraised value of all owned property encumbered by a mortgage in favor of the lenders. At December 31, 2008, the appraised value of such property was $127,290,000.

Interest was payable monthly at the three-month LIBOR (0.60% at September 30, 2009 and 1.90% at December 31, 2008) plus 5%, with a floor of 8.75% per annum. An exit fee of $1,425,000 is due on maturity or earlier if the loan is terminated for any reason. The fee is included in deferred loan costs and is being amortized to interest expense over the term of the loan. No principal payments were due until maturity on April 30, 2011.

We were required to meet certain covenants as defined in the Loan Agreement, including:

(1) (a) maintaining a restricted cash balance of not less than 75% of annual debt service on the revolving and term loans, or (b) maintaining a debt service coverage ratio of 1.25 to 1.00, based on the ratio of (a) EBITDA for the immediately preceding three calendar months, to (b) debt service (excluding balloon maturities of indebtedness) on a consolidated basis for the immediately preceding three calendar months.

(2) If we achieved less than 75% of projected gross sales of club membership interests for the fiscal year ended December 31, 2008, as set out in the Loan Agreement, we were required to deposit an additional one month’s annual debt service on or before January 31, 2009. This requirement was not met and the additional deposit was required. As discussed below, the additional deposit required by January 31, 2009 was not made and, accordingly, as of that date, the loan was in default. Thereafter, we were required to deposit an additional

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 7 — REVOLVING LOAN  – (continued)

one month’s annual debt service (i) on or before April 30, 2009, unless we had achieved at least 75% of projected gross sales of club memberships as set out in the Loan Agreement for the fiscal quarter ended March 31, 2009, and (ii) on or before July 31, 2009, unless we had achieved at least 75% of projected gross sales of club memberships for the fiscal quarter ended September 30, 2009. The projected gross sales targets for the quarters ended March 31, 2009 and September 30, 2009 were not met; however, the additional deposits required by the loan agreement were not made.

(3) Remain in compliance at all times with applicable requirements as to ratio of the number of properties to club members or “equivalent members”, as set forth in the applicable Club Membership Plans.

(4) For the period beginning May 1, 2007, and ended April 30, 2008, the consolidated net income (loss) must not exceed ($25,000,000). For the period beginning May 1, 2008, and ended April 30, 2009, the consolidated net income (loss) must not exceed ($18,000,000). For the period beginning May 1, 2009, and ending April 30, 2010, the consolidated net income (loss) must be not less than $1.

(5) The debt ratio (aggregate mortgage financing to the aggregate appraised value for all owned Property) on a consolidated basis must not exceed 80%.

The Loan Agreement required us to maintain a restricted cash balance equivalent to approximately nine months of interest payments due on the loan. Although the use of these funds was generally limited to the payment of interest on the loans, we may, for a limited period of time and subject to certain limitations as provided in the Loan Agreement, use a portion of the restricted cash to fund operating expenses. Subsequent to December 31, 2008, CapitalSource approved the use of $1,700,000 from the restricted cash account to pay operating expenses, to be repaid prior to April 30, 2009. The Company repaid $700,000 but the balance had not been repaid and, as discussed above, the Company had also not increased the restricted cash account as required by the Loan Agreement. On July 10, 2009, we received a notice of default from CapitalSource. In connection with our proposed re-organization and business combination (see Note 2), we expected that CapitalSource would continue to be our primary lender and on September 2, 2009, we received a waiver from CapitalSource. As discussed below, on September 15, 2009, we entered into a New Loan Agreement with CapitalSource which cured our default under the previous Loan Agreement.

In connection with the Loan Agreement, we paid CapitalSource an initial commitment fee of $950,000 and also paid other fees and expenses aggregating $775,212. These fees, together with the exit fee of $1,425,000 required on maturity or earlier repayment of the loan and the $750,000 cost of the warrants described below, were deferred and were being amortized over the term of the Loan Agreement.

In connection with the Loan Agreement, on April 30, 2007, Ultimate Resort issued to CapitalSource a Warrant to purchase 43 Class C equity units of Ultimate Resort, at an exercise price of $11,627.91 per unit (aggregate proceeds on exercise of $500,000), exercisable at any time prior to the later of April 30, 2017 or five years after the irrevocable payment in full in cash of all of the obligations and termination of the Loan Agreement. Prior to its redemption described below, the Warrant permitted the holder to execute a cashless exercise, thus permitting net settlement. As a result, in accordance with FASB ASC 815 “Derivatives and Hedging”, the Warrant is a derivative instrument. Because the Warrant permits CapitalSource to require Ultimate Resort to re-purchase the Warrant or the underlying Class C equity units, in certain circumstances, including an Event of Default or a Change in Control, the Warrant did not meet the criteria of FASB ASC 815-40 “Contracts in Entity’s Own Stock”. The issuance of the Warrant by Ultimate Resort on our behalf was recognized as a capital contribution to us by Ultimate Resort and classified as a derivative instrument, at its estimated fair value. On May 23, 2008, CapitalSource agreed to cancel the Warrant in exchange for a payment of $750,000. The Class C equity units are issued to employees and others for services provided. In estimating the fair value of the Warrant at the time it was issued, we compared the exercise price of the Warrant with the amount ($30,000) at which the Class D common equity units of Ultimate Resort, which have broadly similar

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 7 — REVOLVING LOAN  – (continued)

characteristics, were sold during 2007. Based on that amount, the intrinsic value of the warrant at the time it was issued was $790,000. We concluded that the amount of $750,000 at which the Warrant was re-purchased was not materially different from its intrinsic value and that its fair value at the time it was issued would not be materially different from its intrinsic value. Accordingly, the Warrant was valued at $750,000, which was recorded as deferred loan costs and is being amortized over the life of the loan.

New Loan Agreement (unaudited)

On September 15, 2009, in connection with the contribution to us of the assets and liabilities of Ultimate Resort Holdings (see Note 2), we, together with Private Escapes, entered into a Consolidated Amended and Restated Loan and Security Agreement with CapitalSource (the “New Loan Agreement”). The New Loan Agreement replaces and supersedes our previous April 30, 2007 Loan Agreement with CapitalSource discussed above.

The New Loan Agreement provides for borrowings up to the lesser of a defined maximum amount or a defined borrowing base amount. The maximum amount available is $110,000,000 through December 31, 2009, $108,000,000 from January 1, 2010 through June 30, 2010, $105,000,000 from July 1, 2010 through December 31, 2010 and $100,000,000 from January 1, 2011 to the maturity date of April 30, 2011. The borrowing base amount is a percentage of the appraised value of all owned property encumbered by a mortgage in favor of CapitalSource. Through March 31, 2010, that percentage is 75%, from April 1, 2010 through December 31, 2010 it is 70% and from January 1, 2011 it is 65%. At September 30, 2009, $102,382,348 was outstanding under the New Loan Agreement.

Interest is calculated on the actual days elapsed and the basis of a 360 day year and is payable monthly at the three-month LIBOR (0.30% at September 14, 2009) plus 5% per annum. An exit fee of $1,650,000 is due on maturity or earlier if the loan is terminated for any reason. The maturity date may be extended at our request for two additional one year periods, provided we are not in default under the New Loan Agreement and on payment of an extension fee of 0.25% of the then maximum loan amount of $100,000,000. Except for payments required on the sale of a mortgaged property, no principal payments are due until maturity on April 30, 2011, except that we are required to make a cash payment of $2,000,000 on December 31, 2009, a cash payment of $3,000,000 on June 30, 2010 and a cash payment of $5,000,000 on December 31, 2010. If we exercise one or both of the extension options, we are required to make a cash payment of $5,000,000 on June 30, 2011, $5,000,000 on December 31, 2011, $5,000,000 on June 30, 2012 and $5,000,000 on December 31, 2012. We may voluntarily prepay any part of the loan at any time but may terminate the New Loan Agreement only by providing 30 days written notice and prepaying outstanding amounts in full.

We are required to meet certain covenants as defined in the New Loan Agreement, including:

(1) Maintain either (a) a restricted cash balance of not less than six months debt service (as defined), or (b) a debt service coverage ratio of 1.25 to 1.00, based on the ratio of (a) Adjusted EBITDA for the immediately preceding 12 calendar months, to (b) debt service (excluding balloon maturities of indebtedness) on a consolidated basis for the immediately preceding 12 calendar months.

(2) Maintain a leverage ratio between debt (as defined and with certain exclusions) and consolidated tangible net worth of no more than 3.5:1.

(3) Remain in compliance at all times with applicable requirements as to ratio of the number of properties to club members or “equivalent members”, as set forth in the applicable Club Membership Plans.

(4) For the years ending December 31, 2009 and 2010, the consolidated net loss must not exceed $10,000,000 and $5,000,000, respectively. For the year ending December 31, 2011 and each succeeding year, the consolidated net income must be not less than $1.

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 7 — REVOLVING LOAN  – (continued)

(5) The debt ratio (aggregate mortgage financing to the aggregate appraised value for all owned Property) on a consolidated basis must not exceed 80%.

In addition to various covenants, the New Loan Agreement contains customary Events of Default that would permit CapitalSource to accelerate repayment of amounts outstanding, including failure to pay any amounts outstanding under the New Loan Agreement when due, insolvency, judgment or liquidation, failure to pay other borrowed money in excess of $500,000, failure to comply with the terms and conditions of the New Loan Agreement, suspension of the sale of Club Memberships, termination of any Club or Club Membership Plan, failure to pay (without their consent) any amounts due to a resigning Club Member in accordance with the terms of their Club Membership Agreement and a Change in Management (as defined).

NOTE 8 — TERM LOAN

On April 30, 2007, as part of the Revolving Loan Agreement described in Note 7, we also entered into a $10,000,000 term loan agreement with CapitalSource. The loan was collateralized by substantially all our assets and guaranteed by our majority owner, Ultimate Resort. Interest was payable monthly at 16% per annum. We were originally required to repay at least $4,000,000 of the outstanding principal balance by October 31, 2007, and to have paid all amounts due under the Term Loan on or before April 30, 2008. On February 14, 2008, the agreement was amended to require only that we repay the Term Loan (including all accrued interest) on or before December 31, 2008. The loan, including all accrued interest, was repaid in full on January 12, 2009.

NOTE 9 — NOTE PAYABLE

On April 30, 2007, we issued a $10,000,000 note payable to JDI (see Note 2). Interest is payable quarterly at 5% per annum and no principal payments are due until maturity on April 30, 2017. The note, which is subordinate to the revolving and term loans from CapitalSource, is collateralized by a second security interest in certain real property.

As described in Note 2, on October 28, 2009, JDI assigned the note to Ultimate Resort Holdings. In connection with the loan from JDI, we paid fees and expenses aggregating $1,031,875. These fees have been deferred and are being amortized over the 10 year term of the note.

NOTE 10 — MORTGAGE LOANS — RELATED PARTY

Upon consummation of the acquisition of certain assets and liabilities of Private Escapes by Ultimate Escapes on September 15, 2009, Ultimate Escapes assumed liability for $234,000 of the remaining $936,000 outstanding balance of the Kederike loan, an entity in which our Chairman, Richard Keith, owns 50%. The maturity date of the loan was October 15, 2009; however the parties are in the process of negotiating an extension of the maturity date. Interest accrues on the loan at a rate equal to 1.5% above the interest rate applicable to the primary bank loan financing obtained by Kederike.

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 11 — ACCRUED LIABILITIES

At September 30, 2009, December 31, 2008 and 2007, accrued liabilities consist of the following:

	2009	2008	2007
	(unaudited)
Payroll	$389,003	$53,625	$201,456
Interest	998,696	786,547	952,019
Loan agreement exit fee	1,425,000	1,425,000	1,425,000
Property taxes	559,189	531,661	147,499
Marketing, consulting, credit fees, and other	738,182	417,655	732,816
Contingent consideration – Private Escapes	2,000,000	—	—
	$6,110,070	$3,214,488	$3,458,790

NOTE 12 — ACCRUED DISTRIBUTIONS

Ultimate Resort is required to make distributions to holders of its Class B and Class BB equity units and those distributions are accrued and charged to its capital account, as follows:

Accrued Distributions
Balance – January 1, 2007	$466,917
Distributions accrued	497,000
Distributions re-invested	(295,083)
Distributions paid	(171,834)
Balance – December 31, 2007	497,000
Distributions accrued	477,000
Distributions re-invested	(375,000)
Balance – December 31, 2008	599,000
unaudited:
Distributions accrued	358,500
Distributions paid	(10,000)
Balance – September 30, 2009	$947,500

NOTE 13 — EQUITY COMPENSATION

Beginning in 2004, Ultimate Resort granted incentive rights to certain key employees to acquire Class C equity units of Ultimate Resort, subject to minimum vesting periods, at no cost to the employee. As of December 31, 2008, a total of 345 Class C equity units had been granted to employees, of which 110 units have fully vested and been issued. The remaining 235 Class C units will be issued to the employees subject to completion of the required employment after the grant date. The rights generally vest 100% after four years, although for certain grants the rights vest at 25% per annum for four years. Until the rights have vested, the employees are not entitled to any benefit associated with the ownership of the Class C equity units.

We account for the issuance of these units in accordance with FASB ASC 718, Compensation — Stock Compensation. This statement requires us to recognize compensation expense in an amount equal to the grant-date fair value of the units. In estimating the fair value of the Class C equity units at the time they were granted, management compared the likely fair value of the units with the amount at which the Class B, BB and D equity units of Ultimate Resort, which have broadly similar characteristics, were sold. Based on that comparison, management concluded that a reasonable estimate of the fair value of the Class C units in 2004

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 13 — EQUITY COMPENSATION  – (continued)

and 2005 was $10,000, for rights granted in 2006 and 2007 was $20,000, and for those granted in 2008 and later was $30,000 per unit. The estimated fair value of these units, as of the date of grant, is recognized as compensation cost over the vesting period and recorded as a capital contribution to us by Ultimate Resort. The number of units granted and vested is as follows:

	Units Granted	Not Vested	Vested
Outstanding – January 1, 2007	217	205	12
Granted	3	3
Vested		(15)	15
Outstanding – December 31, 2007	220	193	27
Granted	125	125
Vested		(83)	83
Outstanding – December 31, 2008	345	235	110
unaudited:
Granted	120	120	—
Vested	—	(67)	67
Outstanding – September 30, 2009	465	288	177

On July 1, 2009, we granted an additional 120 Class C units valued at $3,600,000.

Based on the estimated fair values of the Class C units, we have recorded employee compensation expense and a capital contribution by Ultimate Resort, over the vesting period of the units, as follows:

Expense Not Yet Recognized
Outstanding – January 1, 2007	$2,082,292
Fair value of units granted	60,000
Expense recognized	(785,000)
Outstanding – December 31, 2007	1,357,292
Fair value of units granted	3,750,000
Expense recognized	(2,168,750)
Outstanding – December 31, 2008	2,938,542
unaudited:
Fair value of units granted	3,600,000
Expense recognized	(1,257,031)
Outstanding – September 30, 2009	$5,281,511

The unrecognized compensation expense at September 30, 2009, will be recognized on October 29, 2009 as the options all vested on the completion of the transaction with SAAC.

At the special meeting of stockholders of Ultimate Escapes, Inc. (then known as Secure America Acquisition Corporation) held on October 28, 2009, the company’s stockholders approved the adoption of the 2009 Stock Option Plan (the “Plan”). The Plan provides for the issuance of a maximum of 1,200,000 shares of Ultimate Escapes’ common stock in connection with the grant of options. As of January 11, 2010, options to purchase a total of 62,227 shares of common stock had been granted to employees and non-employee directors of Ultimate Escapes, Inc., and 8,800 shares had been issued upon exercise of such options.

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Leases — At September 30, 2009 and December 31, 2009, we leased 28 and 25 club properties, respectively, as well as certain office space under various operating leases. The leases are non-cancelable and expire on various dates through December 2010. Some of the leases have various renewal and fair market value purchase options and one of the leases is with an entity controlled by a related party. This lease has a five year term and expires in October 2010. Total rent expense for the 25 properties we lease for the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007 was approximately $1,987,000, $3,294,000 and $3,714,000, respectively, of which approximately $144,000, $170,000 and $124,000, respectively, was paid to the entity controlled by the related party.

At December 31, 2008, future minimum lease payments required under the non-cancelable operating leases are as follows:

2009	$2,242,824
2010	956,326
$3,199,150

Employment Agreements — We are obligated under employment agreements with our Chief Executive Officer, James M. Tousignant, our Chairman Richard Keith, and our Chief Financial Officer, Philip Callaghan.

The employment agreement for Mr. Tousignant has an initial term of three years, from October 29, 2009. The agreement is subject to automatic renewals for 12 month periods upon the expiration of the initial term, unless otherwise terminated in writing by either party 90 days before the end of the current term. The employment agreement provides to Mr. Tousignant an initial annual salary of $450,000, which is subject to periodic adjustments of no less than 10% annually. Mr. Tousignant also receives a performance-based bonus as additional cash compensation. In addition, Mr. Tousignant is entitled to participate in all employee benefit plans including medical and other benefits and 20 days annual vacation. If we terminate Mr. Tousignant without cause, we will be required to pay severance to Mr. Tousignant in an amount equal to twelve months compensation and the prorated amount of bonuses Mr. Tousignant would have otherwise earned during the current fiscal year.

Mr. Keith has an agreement which has an initial term of two years, from October 29, 2009. The agreement is subject to automatic renewals for 12 month periods upon the expiration of the initial term, unless otherwise terminated in writing by either party 90 days before the end of the current term. The employment agreement provides to Mr. Tousignant an initial annual salary of $375,000. Mr. Keith may also receive a performance-based bonus as additional cash compensation. In addition, Mr. Keith is entitled to participate in all employee benefit plans including medical and other benefits and 20 days annual vacation. If we terminate Mr. Keith without cause, we will be required to pay severance to Mr. Keith in an amount equal to six months compensation and the prorated amount of bonuses Mr. Keith would have otherwise earned during the current fiscal year.

Mr. Callaghan has an agreement which has an initial term of one year, from October 29, 2009. The agreement is subject to automatic renewals for 12 month periods upon the expiration of the initial term, unless otherwise terminated in writing by either party 90 days before the end of the current term. The employment agreement provides to Mr. Callaghan an initial annual salary of $375,000. Mr. Callaghan may also receive a performance-based bonus as additional cash compensation. In addition, Mr. Callaghan is entitled to participate in all employee benefit plans including medical and other benefits and 20 days annual vacation. If we terminate Mr. Callaghan without cause, we will be required to pay severance to Mr. Callaghan in an amount equal to six months compensation and the prorated amount of bonuses Mr. Callaghan would have otherwise earned during the current fiscal year.

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 14 — COMMITMENTS AND CONTINGENCIES  – (continued)

Hotel Rooms and Marketing Agreement — On July 9, 2007, we entered into an agreement with an entity under which we were required to pay a one-time non-refundable joining fee of $50,000. The agreement also requires us to pay an annual sales and marketing fee of $100,000 and the pre-purchase of a number of hotel rooms and suites at various luxury hotels worldwide for a specified nightly fee. The agreement terminates on December 31, 2010; however, it will automatically be extended for one year increments unless either party gives written notice of termination. We can terminate the agreement at any time without cause by paying an early termination fee of $75,000. Subsequent to year end, the agreement was amended, without payment, to reduce the annual sales and marketing fee to $60,000.

Reciprocity Program and Membership Sales Agreement — In May 2008, we entered into a five year Reciprocity Program and Membership Sales Marketing Agreement with a developer and seller of luxury fractional and whole-ownership real properties in Cabo San Lucas, Mexico. This agreement provides revenue to us through an annual program fee paid for each participating fractional or whole-ownership affiliate club member, as well as a per customer transaction fee. In accordance with the agreement, we received a $200,000 credit from the developer which can be used for either future purchase of fractional or whole ownership in the development, rental of property in the development, purchase of club memberships in the yacht club, or charges for use of the amenities. At December 31, 2008 and September 30, 2009, this credit has not been applied. In addition, during 2008, we received the program fee of $100,000, which is being amortized over the term of the agreement.

During October 2008, we entered into a similar agreement with another developer of fractional properties in St. John and St. Barth in the Caribbean. During 2008, we received one third of the program fee of $100,000 which is being amortized over the term of the agreement.

Litigation — We are involved in claims and litigation in the ordinary course of business. In our opinion, such claims and litigation will not have a material effect upon our financial position or results of operations.

NOTE 15 — OTHER RELATED PARTY TRANSACTIONS

Through April 30, 2007, we leased certain of our employees from an entity owned by the Managing Member. We paid the direct costs for these employees without markup plus a monthly management fee of $50,000 from January 1, 2007 to April 30, 2007. On May 1, 2007, the lease agreement was cancelled and we entered into a new agreement with a non-related third party. During 2008, we paid a monthly management fee of $5,000 to the related party. In addition, during 2008, we made a $40,000 advance to an affiliated entity of the related party which was non-interest bearing and due on demand. The amount was repaid in 2009.

On April 30, 2007, we entered into an advisory board member agreement with a related party. We are required to pay a monthly advisory fee of $8,333 to the individual with an annual increase of 5%. The agreement terminates upon written notice by us due to a breach of agreement, or if the advisor no longer owns an interest in Ultimate Resort. During 2008, the agreement was modified to waive the advisory fee in exchange for the right to use our properties for additional days.

ULTIMATE ESCAPES HOLDINGS, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2009 and 2008 (unaudited)
and As of and For the Years Ended December 31, 2008 and 2007

NOTE 16 — SEGMENT INFORMATION

We operate in a single business segment. Less than 5% of our revenue is derived from club members who reside outside the United States. Geographic information related to the net book value of our property and equipment at September 30, 2009, December 31, 2008 and 2007 is as follows:

	2009	2008	2007
	(unaudited)
United States	$91,248,760	$62,715,457	$52,755,296
Bahamas	9,805,723	8,544,243	8,877,128
Mexico	31,194,570	27,914,445	28,685,764
Nevis	19,405,801	19,735,559	20,026,589
St. Thomas (USVI)	1,556,718	1,404,722	1,450,489
Tortola (BVI)	748,235	—	—
Dominican Republic	2,312,071	—	—
Turks & Caicos	3,926,763	—	—
Belize	701,479	—	—
Italy	3,075,151	—	—
Total net book value	$163,975,270	$120,314,426	$111,795,266

PRIVATE ESCAPES DESTINATION CLUBS

Page

Report of Independent Registered Public Accounting Firm	F-30
Combined, Consolidated Balance Sheets as of December 31, 2008 and 2007	F-31
Combined, Consolidated Statements of Operations and Changes in Owners’ Deficit Accounts for the period January 1, 2009 to September 15, 2009 (unaudited), for the nine months ended September 30, 2008 (unaudited) and for the years ended December 31, 2008 and 2007	F-32
Combined, Consolidated Statements of Cash Flows for the period January 1, 2009 to September 15, 2009 (unaudited), for the nine months ended September 30, 2008 (unaudited) and for the years ended December 31, 2008 and 2007	F-33
Notes to Combined, Consolidated Financial Statements.	F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owners of Private Escapes Destination Clubs:

We have audited the accompanying combined, consolidated balance sheets of Private Escapes Destination Clubs (the “Company”) as of December 31, 2008 and 2007, and the related combined, consolidated statements of operations and changes in owners’ deficit accounts, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined, consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying combined, consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to such combined, consolidated financial statements, the Company has suffered recurring losses from operations and has ongoing requirements for additional capital investment. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The combined, consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kingery & Crouse, P. A.

Tampa, FL
September 21, 2009

2801 WEST BUSCH BOULEVARD, SUITE 200, TAMPA, FLORIDA 33618

PHONE: 813.874.1280 ■ FAX: 813.874.1292 ■ WWW.TAMPACPA.COM

PRIVATE ESCAPES DESTINATION CLUBS

COMBINED, CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$363,282	$4,388,843
Receivables	767,630	104,435
Prepaid expenses and other current assets	423,625	595,822
TOTAL CURRENT ASSETS	1,554,537	5,089,100
Property and equipment, net	47,945,725	46,091,214
Assets held for sale	3,738,736	1,730,317
Deposits on acquisitions in progress	1,268,802	900,802
Leasehold improvements not yet placed in service	—	441,033
Loan acquisition costs, net	60,997	87,504
Note receivable from majority member	255,000	—
Other assets	380,300	356,767
TOTAL ASSETS	$55,204,097	$54,696,737
LIABILITIES AND OWNERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,858,906	$1,806,008
Line of credit	332,626	332,626
Mortgage loans – related party	12,599,206	9,917,835
Note payable	118,420	—
Notes payable – related party	1,478,539	2,363,671
Current portion of deferred rent	60,000	15,568
Membership annual dues not yet recognized	4,017,900	82,006
Membership deposits to be refunded	9,322,726	1,847,500
Membership assessment not yet recognized	—	—
Accrued and other liabilities	507,702	1,077,646
TOTAL CURRENT LIABILITIES	31,296,025	17,442,860
OTHER LIABILITIES:
Revolving loan	16,052,680	16,333,579
Mortgage loans – related party	3,356,071	2,165,000
Note payable	—	118,420
Notes payable – related party	102,005	—
Membership deposit obligations	55,249,955	58,711,526
Membership initiation fees not yet recognized	2,842,649	1,830,454
Other liabilities	498,668	487,532
TOTAL OTHER LIABILITIES	78,102,028	79,646,511
TOTAL LIABILITIES	109,398,053	97,089,371
COMMITMENTS AND CONTINGENCIES (Notes 12 and 14)
NON-CONTROLLING INTERESTS (including redeemable non-controlling interests of $800,000)	1,069,850	1,069,850
OWNERS’ DEFICIT	(55,263,806)	(43,462,484)
TOTAL LIABILITIES AND OWNERS’ DEFICIT	$55,204,097	$54,696,737

See notes to combined, consolidated financial statements.

PRIVATE ESCAPES DESTINATION CLUBS

COMBINED, CONSOLIDATED STATEMENTS OF OPERATIONS AND
CHANGES IN OWNERS’ DEFICIT ACCOUNTS

	For the Period January 1, 2009 to September 15, 2009	For the Nine Months Ended September 30, 2008	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
	(unaudited)	(unaudited)
REVENUES
Membership – annual dues	$2,969,247	$3,237,362	$4,379,862	$3,331,394
Membership – nightly fees	653,050	1,091,892	1,562,020	1,497,075
Membership – assessment	3,237,774	—	—	—
Membership – initiation fees	196,453	218,002	301,311	68,740
Other revenue	2,377,741	993,964	1,182,101	385,390
REVENUES	9,434,265	5,541,220	7,425,294	5,282,599
OPERATING EXPENSES (INCOME):
Property operating costs	4,804,691	4,908,316	6,630,432	5,965,146
Depreciation and amortization	1,284,429	1,376,808	1,882,289	1,591,003
Lease costs	725,646	1,563,137	1,447,701	783,658
Salaries and contract labor	1,560,373	2,701,825	3,525,091	3,399,723
Advertising	484,602	1,548,719	1,807,114	2,094,162
Legal fees	309,116	1,097,548	1,232,827	936,192
Sales commissions	65,822	208,242	212,950	742,306
General and administrative	1,185,820	1,419,983	1,892,707	1,959,454
Net gain from sales of assets	(26,816)	(163,217)	(199,184)	—
Losses from impairment	—	—	580,500	—
OPERATING EXPENSES, NET	10,393,683	14,661,361	19,012,427	17,471,644
LOSS BEFORE OTHER INCOME (EXPENSE)	(959,418)	(9,120,141)	(11,587,133)	(12,189,045)
OTHER INCOME (EXPENSE):
Interest expense	(1,887,400)	(1,870,523)	(2,605,004)	(2,761,633)
Net gain from settlement of litigation	261,481	—	—	—
Other, net	(1,854)	(586)	(11,570)	(127,394)
OTHER EXPENSE, NET	(1,627,773)	(1,871,109)	(2,616,574)	(2,889,027)
NET LOSS	(2,587,191)	(10,991,250)	(14,203,707)	(15,078,072)
OWNERS’ DEFICIT – BEGINNING OF PERIOD	(55,263,806)	(43,462,484)	(43,462,484)	(25,578,870)
Owners’ contributions	—	2,402,385	2,402,385	3,007,196
Owners’ distributions	—	—	—	(5,812,738)
OWNERS’ DEFICIT – END OF PERIOD	$(57,850,997)	$(52,051,349)	$(55,263,806)	$(43,462,484)

See notes to combined, consolidated financial statements.

PRIVATE ESCAPES DESTINATION CLUBS

COMBINED, CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Period January 1, 2009 to September 15, 2009	For the Nine Months Ended September 30, 2008	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,587,191)	$(10,991,250)	$(14,203,707)	$(15,078,072)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,268,052	1,358,978	1,882,289	1,591,003
Amortization of loan acquisition costs	16,377	20,564	26,507	23,571
Losses from impairment	—	125,500	580,500	—
Net gains from sales of assets	26,816	(199,185)	(199,184)	—
Gain from settlement of litigation	(261,481)	—	—	—
Deferred rent	(42,565)	31,530	15,568	63,050
Changes in assets and liabilities:
Receivables	355,092	89,549	(663,195)	(49,365)
Prepaid expenses and deposits	(63,385)	221,170	172,197	(201,333)
Accounts payable and accrued and other liabilities	1,251,105	230,968	482,953	182,026
Membership annual dues not yet recognized	(2,330,078)	1,186,018	—	57,036
Membership assessments not yet recognized	1,333,201	—	3,935,300	—
Membership deposit obligations and initiation fees received	358,350	4,793,996	5,025,850	22,940,011
Net cash provided by (used in) operating activities	(675,707)	(3,132,162)	(2,944,922)	9,527,927
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and property acquisitions in progress	(10,400)	(1,182,118)	(1,201,495)	(1,711,291)
Refund of deposit on property acquisition in progress	232,602	25,000	25,000	—
Loan to majority member	—	(505,000)	(505,000)	—
Repayment of loan by majority member	—	—	250,000	—
Proceeds from sales of property and equipment	1,383,413	1,199,904	1,199,904	—
Changes in deposits and other assets	(120,000)	(23,533)	(23,533)	(18,767)
Net cash used provided by (used in) investing activities	1,485,615	(485,747)	(255,124)	(1,730,058)
CASH FLOWS FROM FINANCING ACTIVITIES:
Contribution from members	—	80,089	80,089	1,783,890
Distributions to owners	—	—	—	(2,437,841)
Payment of loan fees	—	—	—	(8,695)
Net change in line of credit	(3,155)	1	—	(3,958)
Contribution from non-controlling interest holder	—	—	—	269,850
Proceeds from notes payable and revolving loan	641,135	—	—	1,952,266
Principal payments on notes payable and revolving loan	(1,691,427)	(758,370)	(905,604)	(6,031,913)
Net cash used in financing activities	(1,053,446)	(678,280)	(825,515)	(4,476,401)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(243,539)	(4,296,189)	(4,025,561)	3,321,468
CASH AND CASH EQUIVALENTS – Beginning of period	363,282	4,388,843	4,388,843	1,067,375
CASH AND CASH EQUIVALENTS – End of period	$119,743	$92,654	$363,282	$4,388,843
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$1,895,379	$1,882,529	$2,626,677	$2,761,633
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
Contribution of club properties by an owner	$—	$6,766,500	$6,766,500	$3,150,000
Non-cash contributions by owners	$—	$2,322,296	$2,322,296	$1,223,306
Assumption of long term debt from an owner	$—	$4,471,707	$4,471,707	$1,963,135
Distribution of club properties to an owner	$—	$—	$—	$3,374,896
Leaseholds paid by lessor and deferred rent	$—	$40,000	$40,000	$441,033
Notes payable satisfied upon sales of property	$—	$757,668	$757,668	$414,731
Reclassification of leasehold improvements not yet placed in service to property and equipment	$—	$441,033	$441,033	$—
Transfer of property and equipment to property held for sale	$2,328,507	$2,439,929	$3,738,695	$1,730,316

See notes to combined, consolidated financial statements.

PRIVATE ESCAPES DESTINATION CLUBS
NOTES TO COMBINED, CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 1, 2009 to September 15, 2009 (unaudited), for the Nine Months Ended September 30, 2008 (unaudited) and For the Years Ended December 31, 2008 and 2007

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business — Private Escapes, LLC (“Premiere”) was formed in 2003 for the purpose of creating an affordable private destination club. Premiere purchases residential real estate in resort locations throughout the world, which residences are then made available for use by club members. Private Escapes Platinum, LLC (“Platinum”) and Private Escapes Pinnacle, LLC (“Pinnacle”) were formed in 2004 and 2006, respectively, to offer different levels of residential real estate at higher club membership prices.

Premiere, Platinum, and Pinnacle are related through common ownership. These combined, consolidated financial statements include the operations of Premiere, Platinum, and Pinnacle (collectively, “Private Escapes Destination Clubs”, “Private Escapes”, the “Company” or “we”, “us” or “our”). Individual residences are held in single member LLCs that (except as described below) are wholly-owned by the respective club LLCs. The individual residence LLCs are consolidated in the financial statements of their respective club LLCs, which are then combined in these combined, consolidated financial statements.

Private Escapes Platinum Abaco, LLC is owned 60% by Platinum and 40% by certain club members. Private Escapes Platinum Breckenridge, LLC is owned 85% by Platinum and 15% by a club member. The ownership interest of these club members in the original cost of these properties is reflected as non-controlling interests in the accompanying combined, consolidated balance sheets. Pursuant to the operating agreement between us and these minority owners, substantially all expenses pertaining to maintenance or preservation of the properties are to be paid by us. Although the Private Escapes Platinum Breckenridge, LLC agreement provides that we have the right to request reimbursement of the minority owner’s proportionate share of property taxes and insurance, it has not been our policy to require such contributions. Accordingly, and with the exception of a contribution made in 2007, the balances of the minority interests in the accompanying combined, consolidated balance sheets have not changed and no allocation of losses to the minority owners has been given effect to in the accompanying combined, consolidated statements of operations and changes in owners’ deficit accounts. Total amounts expended on behalf of the minority owners (i.e. their pro-rata portions) approximated $66,000 and $34,600 for the years ended December 31, 2008 and 2007, respectively, and $63,700 and $31,800 for the respective period January 1, 2009 to September 15, 2009 (unaudited) and nine months ended September 30, 2008 (unaudited).

Except for these minority interests, the Premiere, Platinum and Pinnacle club members have no equity or other ownership interest in us. All significant intercompany balances and transactions have been eliminated.

Limited liability companies (LLCs) are formed in accordance with the laws of the state in which they are organized. LLCs are generally unincorporated associations of two or more persons, who have limited personal liability for the obligations or debts of the entity. LLCs are classified as partnerships for federal income tax purposes.

The equity owners of Premiere, Platinum, and Pinnacle are referred to as “owners” throughout these combined and consolidated financial statements. The club members of Premiere, Platinum, and Pinnacle who, except as described above, have no equity or other ownership interest in us, are referred to as “club members” throughout these financial statements.

Use of Estimates — The preparation of the combined, consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined, consolidated financial statements. Estimates that are critical to the accompanying combined, consolidated financial statements arise from our belief that (1) we will be able to raise and/or generate sufficient cash to continue as a going concern (2) all long-lived assets are recoverable, and (3) our estimates of the expected lives of the club memberships from which we derive our revenues and on which we base our revenue recognition are reasonable. Estimates and assumptions are

PRIVATE ESCAPES DESTINATION CLUBS
NOTES TO COMBINED, CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 1, 2009 to September 15, 2009 (unaudited), for the Nine Months Ended September 30, 2008 (unaudited) and For the Years Ended December 31, 2008 and 2007

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. It is at least reasonably possible that our estimates could change in the near term with respect to these matters.

Unaudited Interim Financial Information — The combined, consolidated financial statements as of and for the period January 1, 2009 to September 15, 2009 and nine months ended September 30, 2008, and the related information included in the notes to the financial statements, have not been audited but have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period January 1, 2009 to September 15, 2009 are not necessarily indicative of the results that may be expected for the full fiscal year.

Memberships and Revenue Recognition — We derive our revenue from the club memberships we sell, which allow the club members to use the club properties owned or leased by us. Different levels of club membership provide access to different properties and/or increased usage of the properties. Club members pay an initial membership fee (which may include a non-refundable initiation fee), together with annual dues. Club members also pay additional fees or charges related to their use of specific properties or club services, including a nightly usage fee. Club members may upgrade their level of club membership at any time by paying additional upgrade fees and annual dues. The terms of each club membership is set out in a Club Membership Agreement.

Club membership in the Company’s destination clubs requires a deposit, which is 80% to 100% refundable upon resignation from the club pursuant to the terms of the underlying Club Membership Agreement. Generally, after 18 months of club membership, club members are eligible to resign from the club and request redemption of the refundable portion of their membership deposit, the payment of which is contingent upon three new club members joining the club to replace the resigning club member. Membership deposits are accounted for as long-term liabilities until a club member gives notice of intent to redeem, at which time, the member deposit is reclassified as a current liability.

The non-refundable portion of the initial membership deposit (the initiation fee) is recognized as revenue over ten years using the straight-line method. Management believes that, based on our knowledge of the industry and our competitors, our own extrapolated experience, and practices in similar membership organizations, that period reasonably reflects the expected life of the club memberships.

Annual club membership dues are billed in advance; payment of these annual dues permits the club member to continue to use the club properties during their club membership year and the annual dues are recognized in income on a straight-line basis over the 12 month period to which they relate. Revenue from nightly fees and other services provided by us to club members when using club properties is recognized at the time of sale. Club members may be eligible for a referral bonus or portfolio appreciation credit (if they are club members in the appropriate club). These credits are applied to the respective club member accounts and utilized according to club rules, and are recorded as a reduction to total revenue in the accompanying combined, consolidated statements of operations. Portfolio appreciation credits are related to the real estate value of the respective clubs, and during 2007, 2008, no credits were issued.

Membership Annual Dues Not Yet Recognized — Membership annual dues not yet recognized consist of club members’ annual dues that have been billed to club members, but not yet recognized as revenue.

Membership Initiation Fees Not Yet Recognized — Membership initiation fees not yet recognized consist of club members’ non-refundable initiation fees, which are being recognized as revenue over the estimated life of the club membership of ten years, using the straight-line method.

PRIVATE ESCAPES DESTINATION CLUBS
NOTES TO COMBINED, CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 1, 2009 to September 15, 2009 (unaudited), for the Nine Months Ended September 30, 2008 (unaudited) and For the Years Ended December 31, 2008 and 2007

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Membership Deposits To Be Refunded — At December 31, 2008, there were 67 club members who had requested redemption, respectively. The accompanying combined, consolidated balance sheets reflect current liabilities of $9,322,726 and $1,847,500 at December 31, 2008 and 2007, respectively, for their membership deposits to be refunded.

Membership Assessment Not Yet Recognized — In January 2009, we made a one-time non-refundable assessment fee to all converted Ultimate Escapes Club members in order to raise working capital for 2009. The assessment was payable in four equal installments beginning in January 2009 through April 2009 and is being recognized in income ratably in 2009. Club members that elected to not pay their required assessment were placed on suspended status and were initially not able to use the Club’s properties until they paid their assessment and any outstanding annual dues. Club members who paid their assessment received certain benefits, including additional accommodation privileges at club properties for the next three years. In August 2009, we reactivated the suspended club members, including reinstating any unused days and reservation rights in effect at the time of suspension and began allowing reactivated club members to make new club reservations, provided their annual dues were paid when due. If a reactivated club member subsequently resigns, any portion of their initial membership fee to be refunded to them under their club membership agreement will be reduced by the amount of the special assessment fee plus interest at 10% per annum.

Membership Receivables — Membership receivables principally represent amounts due for annual club membership dues and ancillary charges incurred by club members while using the club properties. Under the terms of the Club Membership Agreements, invoices for nightly fees and ancillary charges are charged to the club members’ credit cards on file within seven days of being invoiced. In addition, if a club member with an amount due terminates their membership, we have the right to deduct unpaid receivables from that club member’s refundable membership deposit. If the refundable membership deposit is not enough to cover the club member’s receivable balance and all other means of collection have been exhausted, the unpaid amount is written off against the allowance.

Cash and Cash Equivalents — Cash and cash equivalents consists primarily of deposits with financial institutions, which may, at times, exceed federally insured limits. We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Property and Equipment — Property and equipment are carried at cost less accumulated depreciation and amortization. For residences that are purchased furnished, cost is allocated among residence assets and furniture and fixtures based on their estimated fair values at the time of acquisition. Depreciation and amortization of property and equipment are provided using the straight-line method over the shorter of the estimated useful lives of the assets, or the lease terms, which range from 3 to 40 years. Improvements to long-lived assets that extend the useful life of the assets are capitalized. Repairs and maintenance are charged to operations as incurred.

At December 31, 2008 and 2007, property and equipment includes website and other software development costs of approximately $440,000 and $377,000, respectively (before consideration of accumulated amortization). In accordance with AICPA Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (the “SOP”), we expense these types of costs during the preliminary project stage (as defined in the SOP), and begin to capitalize them after such stage is complete. We cease capitalization of these costs on the earlier of (i) the date of substantial completion of the project or (ii) the date on which we determine the project is no longer feasible (in which case we would consider whether the capitalized costs were impaired). Training, and maintenance and support costs are expensed, whereas upgrades and enhancements that result in additional functionality of the software are

PRIVATE ESCAPES DESTINATION CLUBS
NOTES TO COMBINED, CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 1, 2009 to September 15, 2009 (unaudited), for the Nine Months Ended September 30, 2008 (unaudited) and For the Years Ended December 31, 2008 and 2007

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

capitalized. After all substantial testing and deployment is completed and software is ready for its intended use, development costs are amortized over the shorter of its expected useful lives or three year using the straight line method.

Property Held for Sale — We periodically decide to list certain properties for sale. In these cases, and assuming certain criteria required by generally accepted accounting principles exist, the Company ceases depreciating the assets and reclassifies them to property held for sale.

Impairment of Long-Lived Assets — We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. With the exception of those units held for sale, we evaluate our real estate portfolio on a combined basis, as future cash flows include club membership sales and dues that are not identifiable to individual properties. During 2008, we determined that the carrying values of certain assets held for sale were not recoverable, and that such carrying values were in excess of their fair market values by $455,000. In addition, we decided to forego purchasing a condominium resulting in the impairment of a deposit of $125,000 (which amount was included in deposits on property acquisitions in progress in the accompanying balance sheet). Accordingly, we recorded impairment charges totaling $580,500 during such year. At December 31, 2008, we believe the carrying balances of our long lived assets, including property held for sale, are recoverable.

Deferred Rent — Deferred rent arises from the following lease incentives we received in connection with the execution of a lease in October 2007 for our administrative headquarters (see Note 12):

•	Rent abatements of approximately $125,000.
•	Allowances of approximately $480,000 for leasehold improvements we constructed in 2007 and 2008. Amortization of these incentives commenced in 2008 when we occupied the facility.

These amounts are being amortized over the term of the lease using the straight line method.

Loan Acquisition Costs — Loan acquisition costs, which arose in connection with the acquisition of various residences, are being amortized over their estimated useful life using the straight line method.

Advertising Costs — The costs of advertising are expensed as incurred. For the period January 1, 2009 to September 15, 2009 and the nine months ended September 30, 2008, advertising expense was $484,602 and $1,548,719, respectively, (unaudited). For the years ended December 31, 2008 and 2007, advertising expense was $1,807,114 and $2,094,162, respectively.

Supplies — We expense the costs of supplies for residences as purchased. Supplies include such items as linens, dishes, utensils and toiletries.

Income Taxes — Our limited liability companies are classified as partnerships under the provisions of the Internal Revenue Code and applicable state laws, and therefore, we are not directly subject to income taxes. The results of our operations are includible in the tax returns of the holders of our common equity units. Therefore, no provision for income taxes is provided in the accompanying combined, consolidated financial statements. We evaluate our tax positions at the end of each period and have determined that no significant uncertainties existed at such dates.

Financial Instruments and Concentrations of Credit Risk — Financial instruments, as defined in Financial Accounting Standard No. 107, “Disclosures about Fair Values of Financial Instruments,” consist of cash, evidence of ownership in an entity and contracts that both (1) impose on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (2) conveys to that second entity a

PRIVATE ESCAPES DESTINATION CLUBS
NOTES TO COMBINED, CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 1, 2009 to September 15, 2009 (unaudited), for the Nine Months Ended September 30, 2008 (unaudited) and For the Years Ended December 31, 2008 and 2007

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

contractual right (a) to receive cash or another financial instrument from the first entity or (b) to exchange other financial instruments on potentially favorable terms with the first entity. Our financial instruments consist primarily of cash and cash equivalents, club membership and notes receivable, accounts payable, accrued liabilities and credit facilities. The carrying values of these financial instruments approximate their respective fair values due to their short-term nature and/or their terms.

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. At times, we maintain cash balances in excess of federally insured limits. We have not experienced any losses in such accounts. Concentrations of credit risk with respect to club member receivables are limited due to the number of club members comprising our customer base and their dispersion across the United States of America and worldwide. We perform a credit evaluation of our customers’ financial condition and have not incurred any significant credit related losses.

Fair Value Measurements — FAS 157, “Fair Value Measurements” defines fair value, establishes a methodology for measuring fair value, and expands the required disclosure for fair value measurements. FAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” permits entities to choose to measure many financial instruments and certain other items at fair value. We have not elected the fair value measurement option for any of our financial assets or liabilities.

FA SB Staff Position No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”) clarifies the application of fair value in inactive markets and allows for the use of management’s internal assumptio ns about future cash flows with appropriately risk-adjusted discount rates when relevant observable market data does not exist. The objective of FAS 157 has not changed and continues to be the determination of the price that would be received in an orderl y transaction that is not a forced liquidation or distressed sale at the measurement date.

At December 31, 2008, we did not have any items to be measured at fair value.

Recent Accounting Pronouncements — The following pronouncements have been issued since the end of the period covered by these combined consolidated financial statements:

Pronouncement	Issued	Title
SFAS 164	May 2009	Not-For-Profit Entities: Mergers and Acquisitions
SFAS 165	May 2009	Subsequent Events
SFAS 166	June 2009	Accounting for Transfers of Financial Assets
SFAS 167	June 2009	Amendments to FASB Interpretation No. 46(R)
SFAS 168	June 2009	The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162
FSP FAS 141(R)-1	April 2009	Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies
FSP FAS 157-4	April 2009	Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly
FSP FAS 107-1 and APB 28-1	April 2009	Interim Disclosures about Fair Value of Financial Instruments
FSP FAS 115-2 and FAS 124-2	April 2009	Recognition and Presentation of Other-Than-Temporary Impairments

PRIVATE ESCAPES DESTINATION CLUBS
NOTES TO COMBINED, CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 1, 2009 to September 15, 2009 (unaudited), for the Nine Months Ended September 30, 2008 (unaudited) and For the Years Ended December 31, 2008 and 2007

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Pronouncement	Issued	Title
ASU No. 2009-01	June 2009	Topic 105 — Generally Accepted Accounting Principles — amendments based on — Statement of Financial Accounting Standards No. 168 — The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles
ASU No. 2009-02	June 2009	Omnibus Update — Amendments to Various Topics for Technical Corrections
ASU No. 2009-03	August 2009	SEC Update — Amendments to Various Topics Containing SEC Staff Accounting Bulletins (SEC Update)
ASU No. 2009-04	August 2009	Accounting for Redeemable Equity Instruments — Amendment to Section 480-10-S99
ASU No. 2009-05	August 2009	Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value
ASU No. 2009-06	September 2009	Income Taxes (Topic 740) — Implementation Guidance on Accounting for Uncertainty in Income Taxes and Disclosure Amendments for Nonpublic Entities
ASU No. 2009-07	September 2009	Accounting for Various Topics — Technical Corrections to SEC Paragraphs (SEC Update)
ASU No. 2009-08	September 2009	Earnings per Share — Amendments to Section 260-10-S99 (SEC Update)
ASU No. 2009-09	September 2009	Accounting for Investments — Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees — Amendments to Sections 323-10-S99 and 505-50-S99 (SEC Update)
ASU No. 2009-10	September 2009	Financial Services — Broker and Dealers: Investments — Other — Amendment to Subtopic 940-325 (SEC Update)
ASU No. 2009-11	September 2009	Extractive Activities — Oil and Gas — Amendment to Section 932-10-S99 (SEC Update)
ASU No. 2009-12	September 2009	Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)
ASU No. 2009-13	October 2009	Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements — a consensus of the FASB Emerging Issues Task Force
ASU No. 2009-14	October 2009	Software (Topic 985): Certain Revenue Arrangements That Include Software Elements — a consensus of the FASB Emerging Issues Task Force
ASU No. 2009-15	October 2009	Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing
ASU No. 2009-16	December 2009	Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets
ASU No. 2009-17	December 2009	Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities

PRIVATE ESCAPES DESTINATION CLUBS
NOTES TO COMBINED, CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 1, 2009 to September 15, 2009 (unaudited), for the Nine Months Ended September 30, 2008 (unaudited) and For the Years Ended December 31, 2008 and 2007

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Pronouncement	Issued	Title
ASU No. 2010-01	January 2010	Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash — a consensus of the FASB Emerging Issues Task Force
ASU No. 2010-02	January 2010	Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary — a Scope Clarification
ASU No. 2012-03	January 2010	Oil and Gas Reserve Estimation and Disclosures.

In June 2009, the Financial Accounting Standards Board (“FASB”) Accounting Standards CodificationTM (“Codification”) became the single source of authoritative U.S. GAAP. The Codification did not create any GAAP standards but incorporated existing accounting and reporting standards into a new topical structure with a new referencing system to identify authoritative accounting standards, replacing the prior references to Statement of Financial Accounting Standards (“SFAS”), Emerging Issues Task Force (“EITF”), FASB Staff Position (“FSP”), etc. Authoritative standards included in the Codification are designated by their Accounting Standards Codification (“ASC”) topical reference, and new standards will be designated as Accounting Standards Updates (“ASU”), with a year and assigned sequence number.

Management does not anticipate that the new accounting pronouncements listed above will have a material impact on our combined, consolidated financial statements.

Subsequent Events — In preparing these combined, consolidated financial statements, we have considered the effect of events occurring subsequent to the date of the financial statements through January 14, 2009, the date the financial statements were issued.

NOTE 2 CURRENT DEVELOPMENTS

Contribution and Marketing Cooperation Agreements — In September 2007, we entered into a Contribution Agreement, and then in May 2008, we amended our Contribution Agreement and entered into a Marketing Cooperation Agreement, with another unrelated (at such time) luxury destination club, Ultimate Resort Holdings, LLC (“Ultimate Resort”). Under the Marketing Cooperation Agreement, we have been jointly marketing our respective Club Memberships under the “Ultimate Escapes” brand. In July 2009, we further amended our Contribution Agreement and as contemplated by the amended Contribution Agreement, on September 15, 2009, we contributed certain of our assets, liabilities, properties and other rights, except for certain excluded properties set forth in the Contribution Agreement, to Ultimate Resort, in exchange for equity units of Ultimate Escapes Holdings LLC (“Ultimate Escapes”), a wholly-owned subsidiary of Ultimate Resort. Immediately afterwards, Ultimate Resort contributed all of its assets and liabilities to its wholly-owned subsidiary, Ultimate Escapes, in exchange for a majority ownership interest in Ultimate Escapes. The exchange of Ultimate Resort’s assets and liabilities will be accounted for as a transaction between entities under common control, with no change in the basis of those assets and liabilities. The exchange of our assets and liabilities will be accounted for by Ultimate Resort under the acquisition method of accounting in accordance with FAS 141R, with Ultimate Resort as the acquirer.

Conversion to Ultimate Escapes Memberships — Upon entering the Marketing Cooperation Agreement in May 2008 as described above, we requested our club members to enter into new Ultimate Escapes Club Membership Agreements, replacing their then existing Club Membership Agreement. Pursuant to the new agreements, the club membership use terms remained essentially the same, except that our club members received access to the wider range of properties associated with Ultimate Escapes; however, our club members also become part of a Redemption Assurance Program, effective on the consummation of the Contribution Agreement, which, as discussed above, became effective on September 15, 2009.

PRIVATE ESCAPES DESTINATION CLUBS
NOTES TO COMBINED, CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 1, 2009 to September 15, 2009 (unaudited), for the Nine Months Ended September 30, 2008 (unaudited) and For the Years Ended December 31, 2008 and 2007

NOTE 2 CURRENT DEVELOPMENTS  – (continued)

The Redemption Assurance Program provides club members with a partial refund of their initial membership fee (excluding the initiation fee), based on a sliding scale that declines to zero over a ten year period. In the event that a club member who resigns is unable to resell their club membership within 18 months, the club member may be redeemed by the club in an amount equal to the amount the resigning club member would be entitled to under the Redemption Assurance Program. The Redemption Assurance Program also is designed to provide assurance that the Club Sponsor will continue to operate the club consistent with a defined club member to Property Ratio. In support of the Redemption Assurance Program, the Club Sponsor will pledge an economic interest in one or more of the Club Sponsors’ parent or affiliates to the Ultimate Escapes Redemption Trust. The Trust, through the Ultimate Escape’s Redemption Association, may request sales of properties to satisfy a Performance Obligation Breach (as defined) if the Company fails to maintain the Property Ratio. Proceeds from such sales of property will first be used to satisfy any mortgages on the property and then to make accumulated funds available pro rata to qualifying club membership redemption requests. Such redemption requests are intended by management to be senior to all other obligations of the Club Sponsor other than all debt secured by the mortgages.

Business Combinations and Revolving Loan Refinancing — On July 21, 2009, Ultimate Escapes signed a Letter of Intent with Secure America Acquisition Corporation (“SAAC”), a special purpose acquisition corporation, under which it is expected that SAAC and Ultimate Escapes will enter into a business combination. A definitive agreement was signed on September 2, 2009 and, subject to approval and certain other actions by SAAC’s stockholders and warrant holders, the transaction is expected to close in October 2009. It is expected that the business combination will be accounted for as a reverse merger, whereby Ultimate Escapes will be the continuing entity for financial reporting purposes and will be deemed, for accounting purposes, to be the acquirer of SAAC. In accordance with the applicable accounting guidance for accounting for the business combination as a reverse merger, Ultimate Escapes will be deemed to have undergone a recapitalization, whereby it will be deemed to have issued equity units to SAAC’s common equity holders. Accordingly, although SAAC, as the parent company of Ultimate Escapes, will be deemed to have legally acquired Ultimate Escapes, in accordance with the applicable accounting guidance for accounting for the business combination as a reverse merger, Ultimate Escapes assets and liabilities will be recorded at their historical carrying amounts (subject to the recording of our assets and liabilities at fair value, as a result of the acquisition of those assets by Ultimate Resort), with no additional goodwill or other intangible assets recorded as a result of the accounting merger of Ultimate Escapes with SAAC.

On September 15, 2009, in connection with the contribution of our assets to Ultimate Resort, described above, we, together with Ultimate Escapes and Ultimate Resort, entered into a Consolidated Amended and Restated Loan and Security Agreement with CapitalSource (the “New Loan Agreement”). The New Loan Agreement replaces and supersedes our April 19, 2006 Loan Agreement with CapitalSource discussed in Note 7, and a similar agreement between Capital Source and Ultimate Resort dated April 30, 2007.

The New Loan Agreement provides for borrowings up to the lesser of a defined maximum amount or a defined borrowing base amount. The maximum amount available is $110,000,000 through December 31, 2009, $108,000,000 from January 1, 2010 through June 30, 2010, $105,000,000 from July 1, 2010 through December 31, 2010 and $100,000,000 from January 1, 2011 to the maturity date of April 30, 2011. The borrowing base amount is a percentage of the appraised value of all owned property encumbered by a mortgage in favor of CapitalSource. Through March 31, 2010, that percentage is 75%, from April 1, 2010 through December 31, 2010 it is 70% and from January 1, 2011 it is 65%.

Interest is calculated on the actual days elapsed and the basis of a 360 day year and is payable monthly at the three-month LIBOR (0.30% at September 15, 2009) plus 5% per annum. An exit fee of $1,650,000 is due on maturity or earlier if the loan is terminated for any reason. The maturity date may be extended at Ultimate Escapes’ request for two additional one year periods, provided there is no default under the New

PRIVATE ESCAPES DESTINATION CLUBS
NOTES TO COMBINED, CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 1, 2009 to September 15, 2009 (unaudited), for the Nine Months Ended September 30, 2008 (unaudited) and For the Years Ended December 31, 2008 and 2007

NOTE 2 CURRENT DEVELOPMENTS  – (continued)

Loan Agreement and on payment of an extension fee of 0.25% of the then maximum loan amount of $100,000,000. Except for payments required on the sale of a mortgaged property, no principal payments are due until maturity on April 30, 2011, except required cash payments of $2,000,000 on December 31, 2009, $3,000,000 on June 30, 2010 and $5,000,000 on December 31, 2010. If Ultimate Escapes exercises one or both of the extension options, cash payments are required of $5,000,000 on June 30, 2011, $5,000,000 on December 31, 2011, $5,000,000 on June 30, 2012 and $5,000,000 on December 31, 2012. Ultimate Escapes may voluntarily prepay any part of the loan at any time but may terminate the New Loan Agreement only by providing 30 days written notice and prepaying outstanding amounts in full.

Ultimate Escapes is required to meet certain covenants as defined in the New Loan Agreement, including:

(1)	Maintain either (a) a restricted cash balance of not less than six months debt service (as defined), or (b) a debt service coverage ratio of 1.25 to 1.00, based on the ratio of (a) adjusted EBITDA for the immediately preceding 12 calendar months, to (b) debt service (excluding balloon maturities of indebtedness) on a consolidated basis for the immediately preceding 12 calendar months.
(2)	Maintain a leverage ratio between debt (as de fined and with certain exclusions) and consolidated tangible net worth of no more than 3.5:1.
(3)	Remain in compliance at all times with applicable requirements as to ratio of the number of properties to club members or “equivalent members”, as set forth in the applicable Club Membership Plans.
(4)	For the years ending December 31, 2009 and 2010, the consolidated net loss must not exceed $10,000,000 and $5,000,000, respectively. For the year ending December 31, 2011 and each succeeding year, the consolidated net income must be not less than $1.
(5)	The debt ratio (aggregate mortgage financing to the aggregate appraised value for all owned Property) on a consolidated basis must not exceed 80%.

In addition to various covenants, the New Loan Agreement contains customary Events of Default that would permit CapitalSource to accelerate repayment of amounts outstanding, including failure to pay any amounts outstanding under the New Loan Agreement when due, insolvency, judgment or liquidation, failure to pay other borrowed money in excess of $500,000, failure to comply with the terms and conditions of the New Loan Agreement, suspension of the sale of Club Memberships, termination of any Club or Club Membership Plan, failure to pay (without their consent) any amounts due to a resigning Club Member in accordance with the terms of their Club Membership Agreement and a Change in Management (as defined).

NOTE 3 GOING CONCERN

Our combined, consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. As shown in the accompanying combined, consolidated financial statements, the Company incurred net losses of $2,587,192 (unaudited) and $14,203,707 and $15,078,072 during the period January 1, 2009 to September 15, 2009 and the years ended December 31, 2008 and 2007, respectively. As of December 31, 2008, the Company’s current liabilities exceeded its current assets by $29,741,488.

In addition to the above, we have experienced a decrease in new club membership sales and existing club member upgrades over the last six months of 2008 and first eight and one-half months of 2009. These matters create an uncertainty about our ability to continue as a going concern for a reasonable period of time. Our management has taken steps to increase cash flow in order to cover 2009 operational expenses through a special club membership assessment fee (see Note 1), and if further needed, we will sell selected remaining

PRIVATE ESCAPES DESTINATION CLUBS
NOTES TO COMBINED, CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 1, 2009 to September 15, 2009 (unaudited), for the Nine Months Ended September 30, 2008 (unaudited) and For the Years Ended December 31, 2008 and 2007

NOTE 3 GOING CONCERN  – (continued)

properties. In addition, management is also reducing costs by decreasing workforce, implementing pay cuts, and closely monitoring and reducing operating expenses. Our ability to continue as a going concern is dependent on the plan’s success, and current club members paying their annual club dues.

As discussed in Note 2, on September 15, 2009 we completed the contribution of the substantial majority of our assets and liabilities, including our Club Membership Agreements, to Ultimate Resort, in exchange for ownership units in Ultimate Resort’s subsidiary Ultimate Escapes. Following that contribution, we retained approximately $5,600,000 of assets, consisting primarily of certain properties, and related mortgage debt of approximately $4,600,000. If we are unable to generate sufficient cash flow from the operations of these remaining assets, we may sell certain properties to generate additional cash flow.

Our combined, consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE 4 PROPERTY AND EQUIPMENT, NET

As of December 31, 2008, we operated 56 club properties, of which 52 are owned by us and 4 are leased properties (see Note 12) located in various resort destinations. Substantially all of our assets, including properties owned, are secured as collateral pursuant to the terms of certain debt obligations as disclosed in Notes 7 through 10.

Property and equipment, including residence assets, consist of the following at December 31, 2008 and 2007:

	2008	2007
Land	$6,790,557	$6,876,957
Club properties and improvements	41,704,585	39,222,835
Furniture and fixtures at club properties	2,607,376	2,674,311
Leasehold improvements	839,004	24,146
Software and other technology costs	818,426	670,982
Other	103,419	74,669
Subtotal	52,863,367	49,543,900
Less accumulated depreciation and amortization	(4,917,642)	(3,452,686)
Property and equipment, net	$47,945,725	$46,091,214

NOTE 5 EMPLOYEE BENEFIT PLAN

We sponsored a 401(k) Savings Plan (the “Plan”). Employees are eligible to participate in the Plan on the first day of the month after their hire date. Until January 1, 2009, when we ceased matching employee contributions, we matched up to 4% of an employee’s contribution and such contributions were immediately vested. We made matching contributions of approximately $74,000 and $71,500 during the years ended December 31, 2008 and 2007, respectively. Following the contribution of the majority of our assets to Ultimate Escapes (see Note 2), the Plan is expected to be terminated.

PRIVATE ESCAPES DESTINATION CLUBS
NOTES TO COMBINED, CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 1, 2009 to September 15, 2009 (unaudited), for the Nine Months Ended September 30, 2008 (unaudited) and For the Years Ended December 31, 2008 and 2007

NOTE 6 ACCRUED LIABILITIES

At December 31, 2008 and 2007, accrued liabilities consisted of the following:

	2008	2007
Advance deposits	$169,900	$183,987
Payroll and contract labor	141,336	413,803
Interest	107,345	129,018
Legal	—	119,734
Other	89,121	231,104
Total	$507,702	$1,077,646

NOTE 7 REVOLVING LOAN

On April 19, 200 6, we entered into a Loan and Security Agreement (the “Loan Agreement”) with CapitalSource Finance LLC (“CapitalSource”), which provided for a revolving loan facility of up to $20,000,000. We make advance requests as necessary to purchase residences for the Premiere and Platinum clubs. Concurrent with entering into this agreement, certain residence mortgages were refinanced into the revolving line. At December 31, 2008 and 2007, $16,052,680 and $16,333,579, respectively, were outstanding under the revolving loan. The loan is collateralized by all assets of Private Escapes Premiere, LLC and Private Escapes Platinum, LLC; Private Escapes Pinnacle, LLC is not party to the agreement. Except for repayments due on the sale of a secured property, no principal payments were due until maturity on April 19, 2009. Interest is payable monthly at the three-month LIBOR (1.90% at December 31, 2008 and 4.85% at December 31, 2007) plus 4%, with a floor of 7.75%.

On August 1, 2008, we executed a “Second Amendment and Limited Waiver to Loan and Security Agreement” with CapitalSource. This amendment to the Loan Agreement and waiver established an interest rate floor of 7.75% allowed for the sale of Ultimate Escapes’ club membership agreement sales plans, adjusted the club membership headcount to allow for the Ultimate Escapes full club membership equivalent headcounts, allowed for the treatment of the membership deposit as it applies to the Ultimate Escapes’ Redemption Assurance Program and waived previous events of default.

During the period January 1, 2009 to September 15, 2009 and the year ended December 31, 2008 and as of December 31, 2008, we were not in compliance with our debt covenants, including a debt service coverage ratio, a leverage ratio, and other covenants as outlined in the Loan Agreement. However, as discussed in Note 2, in connection with our transaction with Ultimate Resort on September 15, 2009 and the replacement of the Loan Agreement with CapitalSource with a New Loan Agreement, any events of default were cured. Accordingly, our obligations to CapitalSource are classified as non-current at December 31, 2008 and 2007. The terms of the New Loan Agreement with CapitalSource are described in Note 2.

NOTE 8 MORTGAGES AND NOTES PAYABLE — RELATED PARTIES

We form a unique wholly owned subsidiary (a single owner limited liability company) for the purpose of acquiring each individual property. A significant portion of these properties and the related mortgages were originally transacted by, and in the name of, our majority owner. We advanced the funds needed to pay the earnest money to the owner when a property was put under contract for purchase, and advanced the net closing cost for the properties at the time of purchase.

The individual owner typically contributed the newly acquired property to us and assigned the mortgage obligation to us. We record such property at its estimated fair value at the time of the contribution, which fair values are generally based on independent appraisals we obtain at such time(s). We agreed to assume and fully perform under the mortgage obligation and to fully indemnify the owner. We reflected the acquisition

PRIVATE ESCAPES DESTINATION CLUBS
NOTES TO COMBINED, CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 1, 2009 to September 15, 2009 (unaudited), for the Nine Months Ended September 30, 2008 (unaudited) and For the Years Ended December 31, 2008 and 2007

NOTE 8 MORTGAGES AND NOTES PAYABLE — RELATED PARTIES  – (continued)

cost of the property and the related mortgage once the owner contributed the property and assigned the mortgage. Despite this arrangement, neither the owner nor the underlying property is released from any liability or obligations arising from the mortgage and we take title to the property subject to the lien created by the mortgage and the rights of the mortgage holder.

The mortgages assigned by the owner to us are with financial institutions and generally include a provision that the mortgage is due upon the sale or transfer of the property. Our management believes that an assignment of the property and an assumption of the mortgage under these circumstances should not invoke the due-on-sale clause, and that the mortgage lenders do not wish to call the mortgage at the time the assignment takes place. However, management acknowledges that the lenders may assert that the due-on-sale clause can be invoked to call the transferred mortgages at any time.

These mortgages bear interest at fixed rates ranging from 3.75% to 8.625%, which rates are fixed until various dates in 2009 through 2017, at which point the rates become variable based on a LIBOR or U.S. Treasury security index. The range of rates on these mortgages may range from 1.875% to 18%. The mortgages are secured by the underlying property and mature at various dates from June 2015 through January 2038. At December 31, 2008 and 2007, $12,003,277 and $8,115,005, respectively, was outstanding on these mortgages. We pay all of the costs associated with these properties; however, the mortgages are in the names of the owners. As noted above, the mortgages may be callable by the lenders and, as a result, are classified as current.

We also have an outstanding note payable with a related party. This note, which is collateralized by various properties, bears interest at an adjustable rate of 1.5% over the interest rate applicable to the primary bank used by the related party. The rate has been locked in at 7.15% (150 basis points higher than the 5.65% borrowing rate) since April 21, 2008. At December 31, 2008 and 2007, $1,236,125 and $1,934,225, respectively, was outstanding on this note. The maturity date of the loan is October 15, 2009; however, the parties are in the process of negotiating an extension of the maturity date.

NOTE 9 NOTES PAYABLE

We are obligated under a note payable to a third party financial institution having an outstanding principal balance of $118,420 at December 31, 2008 and 2007. The original note was to mature in August 2009; however, on April 28, 2009, the terms of the note were modified and the maturity date was extended to December 28, 2009. The note bears interest at a rate of 7% and payments of principal and interest of $950 per month are required until maturity, at which time, all outstanding amounts are due. The note is collateralized by certain properties. The parties are currently in the process of negotiating an extension of the maturity date.

NOTE 10 LINE OF CREDIT

We have a line of credit available up to $336,584, which previously expired July 10, 2008, but which has been extended until December 28, 2009. The line required monthly payments of interest at prime plus 25 basis points (3.5% and 7.75% at December 31, 2008 and 2007, respectively). Effective April 28, 2009, the line of credit agreement was amended to require payments of principal and interest of $2,350, at an effective rate of 7%, until maturity on December 28, 2009, at which time all outstanding amounts are due. The line is secured by properties and guaranteed by our Chief Executive Officer. Outstanding borrowings on the line were $332,626 and $332,626 at December 31, 2008 and 2007, respectively. The parties are currently in the process of negotiating an extension of the maturity date.

PRIVATE ESCAPES DESTINATION CLUBS
NOTES TO COMBINED, CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 1, 2009 to September 15, 2009 (unaudited), for the Nine Months Ended September 30, 2008 (unaudited) and For the Years Ended December 31, 2008 and 2007

NOTE 11 FUTURE PAYMENTS UNDER DEBT AGREEMENTS

A summary of future payments due under the agreements described in Notes 8 to 10 above (excluding the CapitalSource Loan Agreement described in Note 7) is as follows as of December 31, 2008:

	Third Party	Related Party	Total
2009	$451,046	$14,077,745	$14,528,791
2010	—	1,558,077	1,558,077
2011	—	1,900,000	1,900,000
	$451,046	$17,535,822	$17,986,868

NOTE 12 COMMITMENTS

We are obligated under certain operating leases for our administrative facilities. One of the leases, which is guaranteed by our Chief Executive Officer, requires base rental payments of approximately $7,600 per month and expires in December 2009. The other lease required monthly base rent payments of approximately $26,000, had an initial term of ten years and contained a provision that allowed us to extend the lease for two successive terms of five years. This lease also required us to pay as additional rent a pro-rata portion of operating expenses. On December 15, 2009, we agreed to terminate the lease, effective September 15, 2009. We forfeited our security deposit of $100,000 and paid a lease termination fee of $150,000. The space was then leased by Ultimate Escapes for one year, at an annual rent of $125,000.

We are also obligated under various other short term leases for office equipment and office space.

Future minimum lease payments under all of the above mentioned operating leases are as follows at December 31, 2008:

Years Ending December 31,	Amounts
2009	$435,600
2010	312,000
2011	312,000
2012	312,000
2013	312,000
Thereafter	1,170,000
Total	$2,853,600

Rent expense, including certain operating costs, approximated $356,000 and $160,000, for the years ended December 31, 2008 and 2007, respectively.

Our policy is to own all destination real estate. In certain situations, however, destination real estate may be leased. This may occur when we have entered into a lease to buy transaction, or the property is not currently needed for club operations and we want to secure the right to a future purchase. Additionally, we may lease a home for a short time during peak travel periods to allow for additional occupancy. Cost incurred under such leases for the years ended December 31, 2008 and 2007 were approximately $1,448,000 and $784,000, respectively. Such costs approximated $547,189 and $1,218,156, respectively, for the unaudited period January 1, 2009 to September 15, 2009 and the nine months ended September 30, 2008.

The Company also rents office equipment under short term leases. Payments and obligations under these leases are not significant.

PRIVATE ESCAPES DESTINATION CLUBS
NOTES TO COMBINED, CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 1, 2009 to September 15, 2009 (unaudited), for the Nine Months Ended September 30, 2008 (unaudited) and For the Years Ended December 31, 2008 and 2007

NOTE 13 OTHER RELATED PARTY TRANSACTIONS

Interior Design — We use an independent contractor for interior design of the residence assets. The independent contractor is a family member of one of our owners. We paid approximately $64,214, $179,000 and $187,000 to this contractor for the period January 1, 2009 to September 15, 2009 (unaudited) and for the years ended December 31, 2008 and 2007, respectively.

Note Receivable — In April 2008, we loaned our majority member $505,000, of which $250,000 was repaid in November 2008. The note stipulated that interest would be charged at the one month LIBOR rate plus 4%, and that all principal and interest would be due in full on July 31, 2008. Notwithstanding this, no interest was charged and/or accrued and the loan maturity was indefinitely extended until the note was satisfied at the date of the merger with Ultimate Escapes. The satisfaction was in the form of a transfer of a 5% membership interest in Villa Bugambilia, LLC, which owns certain real estate located in Mexico. Because of this, the note receivable has been reflected as non-current at December 31, 2008.

Interest Expense — Club members and other related parties may provide financing for the acquisition of residence assets. We had mortgages and other notes payable to related parties aggregating $17,430,738, and $14,446,506 at December 31, 2008 and 2007, respectively. Interest paid to related parties was approximately $1,316,000 and $951,300 for the years ended December 31, 2008 and 2007, respectively, and $1,057,428 and $963,762 during the period January 1, 2009 to September 15, 2009 and nine months ended September 30, 2008, respectively (unaudited).

Operating Leases — As of December 31, 2007, the Company leased seven properties from two of the Company’s owners and paid rent to the owners (see Note12). During 2008, the Company purchased six of these properties and subsequently sold two of these properties in 2008. The Company purchased these properties with a combination of cash, non-cash capital contributions and debt (see Note 8). As of December 31, 2008, there was one property the Company leased from one of the Company’s owners.

NOTE 14 CONTINGENCIES

Our residence assets often include required membership in a homeowner or condominium association. Certain of these associations have notified us that use of the property by a destination club may be a violation of the related condominium declaration. We intend to vigorously defend our position and do not believe any legal proceedings would have significant adverse impact on our combined, consolidated financial position and/or results of operations.

At any time after April 2008, our minority owners in Private Escapes Platinum Abaco, LLC (see Note 1) have the right to require us to purchase their cumulative 40% ownership interests in such LLC for an amount equal to their proportionate share of the property’s fair value. The carrying value of these redeemable, non-controlling interests approximates the pro rata fair value of the property at December 31, 2008.

Litigation — We were involved in certain litigation with a former employee and current minority owner of our Compa ny who was seeking approximately $200,000 of damages as a result of certain employment claims. The Company settled with the party on November 24, 2009 for $175,000.

In addition, during the period January 1, 2009 to September 15, 2009, we were involved in various proceedings in which certain club members are seeking recovery of their membership deposits. The status and/or disposition of these cases are as follows:

•	Certain proceedings in which we agreed to pay approximately $1,053,000 in exchange for membership deposits having cumulative carrying values of approximately $1,315,000. As a result, we recognized a gain of approximately $262,000 upon the settlement of the litigation in June 2009.
•	Certain proceedings in which, for various reasons, we are contesting demands for repayments of membership deposits having cumulative carrying values of approximately $586,000. Because we

PRIVATE ESCAPES DESTINATION CLUBS
NOTES TO COMBINED, CONSOLIDATED FINANCIAL STATEMENTS

For the Period January 1, 2009 to September 15, 2009 (unaudited), for the Nine Months Ended September 30, 2008 (unaudited) and For the Years Ended December 31, 2008 and 2007

NOTE 14 CONTINGENCIES  – (continued)

intend to vigorously defend these cases, and because their ultimate outcome cannot be determined at this time, no effect has been given to any losses that may result from the resolution of these matters in the accompanying combined, consolidated financial statements.

In addition to the above, we are involved in certain other litigation in the normal course of business. We do not believe that the resolution of these matters will have a significant, adverse impact on our combined, consolidated financial position and/or results of operations.

NOTE 15 OWNER CONTRIBUTIONS AND DISTRIBUTIONS

Owner contributions and distributions reflected in the accompanying combined, consolidated financial statements arose out of real estate activity. Contributions to us primarily arise from net proceeds from the sale of an owners’ property that we were leasing for use in our operations, and a transfer of property that had been legally held in an owner’s name to us. Distributions primarily arise from cash outlays for owners to purchase various properties.

NOTE 16 SEGMENT INFORMATION

We operate in a single business segment. Less than 5% of our revenue is derived from club members who reside outside the United States. Geographic information related to the net book value of our property and equipment and property held for sale at December 31, 2008 and 2007 is as follows:

	2008	2007
United States	$38,827,975	$34,080,228
Italy	3,180,653	3,241,121
Mexico	2,922,053	3,018,985
British West Indies	2,497,652	2,584,269
Other foreign countries(1)	4,256,128	4,896,928
Total net book value	$51,684,461	$47,821,531

(1)	Includes countries where the net book value of our property and equipment is individually less than 5% of the total net book value of our property and equipment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Secure America Acquisition Corporation

We have audited the accompanying balance sheets of Secure America Acquisition Corporation (a corporation in the development stage) as of December 31, 2008 and 2007, and the related statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2008, the period from May 14, 2007 (inception) to December 31, 2007 and the cumulative period from May 14, 2007 (inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Secure America Acquisition Corporation as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the year ended December 31, 2008, the period from May 14, 2007 (inception) to December 31, 2007 and the cumulative period from May 14, 2007 (inception) to December 31, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Secure America Acquisition Corporation will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will face a mandatory liquidation on October 29, 2009 if a business combination is not consummated, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP
New York, New York
March 30, 2009

SECURE AMERICA ACQUISITION CORPORATION
(A Corporation in the Development Stage)

BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash	$207,803	$6,867
Investments held in Trust Fund	79,330,205	79,466,371
Prepaid expenses	25,148	95,015
Total current assets	79,563,156	79,568,253
Deferred acquisition costs	105,000	—
Deferred tax asset	133,909	26,058
Total assets	79,802,065	79,594,311
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$45,882	$47,274
Accounts payable	4,774	33,005
Income taxes payable	15,670	198,382
Deferred interest on investments held in Trust Fund	37,261	—
Deferred underwriters’ discounts and commissions	3,200,000	3,200,000
Note payable to stockholder	—	50,000
Total current liabilities	3,303,587	3,528,661
Common subject to possible conversion, 2,999,999 shares	22,799,992	22,799,992
Commitment
Stockholders’ equity
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $.0001 par value, Authorized 50,000,000 shares; 12,500,000 shares issued and outstanding (including 2,999,999 shares subject to possible conversion)	1,250	1,250
Additional paid-in capital	52,985,665	52,985,665
Income accumulated during the development stage	711,571	278,743
Total stockholders’ equity	53,698,486	53,265,658
Total liabilities and stockholders’ equity	$79,802,065	$79,594,311

See Notes to Financial Statements.

SECURE AMERICA ACQUISITION CORPORATION
(A Corporation in the Development Stage)

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2008	For the Period May 14, 2007 (Inception) to December 31, 2007	For the Cumulative Period May 14, 2007 (Inception) to December 31, 2008
Income:
Net interest income	$1,272,409	$546,377	$1,818,786
Total income	1,272,409	546,377	1,818,786
Expenses:
Formation and operating costs	548,318	95,310	643,628
Net income for the period before income taxes	724,091	451,067	1,175,158
State and federal income taxes	291,263	172,324	463,587
Net income for the period	$432,828	$278,743	$711,571
Weighted average number of shares outstanding – basic and diluted	12,500,000	5,258,621	9,690,635
Net income per share – basic and diluted	$0.03	$0.05	$0.07

See Notes to Financial Statements.

SECURE AMERICA ACQUISITION CORPORATION
(A Corporation in the Development Stage)

STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period from May 14, 2007 (Inception) to December 31, 2008

	Common Stock		Additional Paid-In Capital	Income Accumulated During the Development Stage	Stockholders’ Equity
	Shares	Amount
Common shares issued May 14, 2007 at $.01 per share	2,500,000	$250	$24,750	—	$25,000
Common shares issued October 29, 2007, par value $0.0001, net of underwriters’ discount and offering expenses (includes 2,999,999 shares subject to possible conversion)	10,000,000	1,000	73,685,907	—	73,686,907
Proceeds from private placement of Founder Warrants	—	—	2,075,000	—	2,075,000
Proceeds subject to possible conversion of 2,999,999 shares	—	—	(22,799,992)	—	(22,799,992)
Net Income	—	—	—	$278,743	278,743
Balance at December 31, 2007	12,500,000	1,250	52,985,665	278,743	53,265,658
Net Income	—	—	—	432,828	432,828
Balance at December 31, 2008	12,500,000	$1,250	$52,985,665	$711,571	$53,698,486

See Notes to Financial Statements.

SECURE AMERICA ACQUISITION CORPORATION
(A Corporation in the Development Stage)

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2008	For the Period May 14, 2007 (Inception) to December 31, 2007	For the Cumulative Period May 14, 2007 (Inception) to December 31, 2008
Cash flows from operating activities
Net income	$432,828	$278,743	$711,571
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income on investments held in trust account	(1,309,660)	(546,371)	(1,856,031)
Increase in deferred acquisition costs	(105,000)	—	(105,000)
Increase in deferred income taxes	(107,851)	(26,058)	(133,909)
Decrease (increase) in prepaid expenses	69,867	(95,015)	(25,148)
Increase in accounts payable	3,673	1,101	4,774
(Decrease) increase in accrued expenses	(1,392)	47,274	45,882
(Decrease) increase in income taxes payable	(182,712)	198,382	15,670
Increase in deferred interest on investments held in trust account	37,261	—	37,261
Net cash used in operating activities	(1,162,986)	(141,944)	(1,304,930)
Cash flows from investing activities
Investments deposited in trust account	—	(79,200,000)	(79,200,000)
Interest drawn from trust account	1,445,826	280,000	1,725,826
Net cash provided by (used in) investing activities	1,445,826	(78,920,000)	(77,474,174)
Cash flows from financing activities
Gross proceeds of public offering	—	80,000,000	80,000,000
Proceeds from private placement of Founder Warrants	—	2,075,000	2,075,000
Proceeds from notes payable, stockholder	—	215,000	215,000
Payment of note payable, stockholder	(50,000)	(165,000)	(215,000)
Proceeds from sale of shares of common stock	—	25,000	25,000
Payment of costs related to proposed offering	(31,904)	(3,081,189)	(3,113,093)
Net cash provided by (used in) financing activities	(81,904)	79,068,811	78,986,907
Net increase in cash	200,936	6,867	207,803
Cash at beginning of the period	6,867	—	—
Cash at the end of the period	$207,803	$6,867	$207,803
Non cash financing activities:
Accrual of costs of public offering	—	$31,904	—
Accrual of deferred underwriters’ discounts and commissions	$—	$3,200,000	$3,200,000
Supplemental schedule of cash flows information:
Cash paid during the period for income taxes	$581,826	—	$581,826

See Notes to Financial Statements.

SECURE AMERICA ACQUISITION CORPORATION
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations

Secure America Acquisition Corporation (the “Company”) was incorporated in Delaware on May 14, 2007 as a blank check company for the purposes of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more domestic or international operating businesses, which we refer to as our initial business combination. The Company’s efforts in identifying a prospective target business will be limited to the homeland security industry, but not businesses that design, build or maintain mission-critical facilities.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective October 23, 2007. The Company consummated the Offering on October 29, 2007, issuing 10,000,000 units at a price of $8.00 per unit, which started trading separately on January 18, 2008. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with an operating business (“Business Combination”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Offering, management placed $7.92 per unit sold in the Offering, or $79,200,000 into a trust account (“Trust Account”) and invested these proceeds in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination and (ii) liquidation of the Company. The investments in the Trust Account have been accounted for as trading securities and are recorded at their market value of approximately $79,330,205 at December 31, 2008. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, providers of financing, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Two of the Company’s affiliates have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors, providers of financing, service providers or other entities that are owed money by the Company for services rendered to or contracted for or products sold to the Company. There can be no assurance that they will be able to satisfy those obligations. The net proceeds not held in the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, up to an aggregate of $1,000,000 of interest earned on the Trust Account balance may be released to the Company to fund working capital requirements and additional funds may be released to fund tax obligations. An additional $150,000 of interest earned (net of taxes) on the Trust Account balance was released to the Company to repay a loan made to the Company by Secure America Acquisition Holdings, LLC. The reconciliation of investments held in the Trust Account as of December 31, 2008 and 2007 is as follows:

	December 31, 2008	December 31, 2007
Contribution to trust	$79,200,000	$79,200,000
Interest income received	1,856,031	546,371
Withdrawals to fund loan repayments	(150,000)	(100,000)
Withdrawals to fund income taxes	(581,826)	—
Withdrawals to fund operations(a)	(994,000)	(180,000)
Total investments held in trust	$79,330,205	$79,466,371

(a)	amount is limited to $1,000,000.

SECURE AMERICA ACQUISITION CORPORATION
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations  – (continued)

The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. In the event that stockholders owning 30% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering (“Founders”), have agreed to vote their 2,500,000 founding shares of common stock in accordance with the vote of the majority of the shares voted by all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 2,999,999 shares sold in the Offering may seek conversion of their shares in the event of a Business Combination. Accordingly, a portion of the proceeds of the Offering (29.999% of the amounts placed in the Trust Account other than those related to deferred underwriters’ discounts and commissions as described in Note 3) have been classified as common stock subject to possible conversion and a portion (29.99%) of the interest earned on the Trust Account, after deducting the amounts permitted to be utilized for tax obligations, loan repayment and working capital purposes has been recorded as deferred interest in the accompanying balance sheets. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares of common stock held by the Founders prior to the consummation of the Offering.

On the effective date of the Offering (“Effective Date”), the Company’s Certificate of Incorporation was amended (i) to provide that the Company will continue in existence only until 24 months from the consummation of the offering (October 29, 2009) and (ii) to increase the number of authorized shares to 50,000,000. If the Company has not completed a Business Combination by such date, its corporate existence will cease and it will dissolve and liquidate. This factor raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of this uncertainty. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the warrants contained in the Units to be offered in the Offering discussed in Note 2).

Concentration of Credit Risk — The Company maintains cash in a bank deposit account which, at times, exceeds federally insured (FDIC) limits. The Company has not experienced any losses on this account. The Trust Account is held at Suntrust Bank. Continental Stock Transfer and Trust Company is the trustee of the Trust Account.

Deferred Income Taxes — Deferred income taxes are provided for the differences between bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Income per Share — Income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period.

The effect of the 10,000,000 outstanding warrants included in the units issued in connection with the Offering and the 2,075,000 outstanding warrants issued in connection with the private placement has not been considered in the diluted income per share calculation since such warrants are contingently exercisable.

SECURE AMERICA ACQUISITION CORPORATION
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations  – (continued)

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair value of Financial Instruments — The following methods and assumptions are used to estimate fair value of each class of financial instruments for which it is practical to estimate.

The fair value of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107 “Disclosures about Fair Value of Financial Instrument,” approximate their carrying amounts presented in the balance sheet December 31, 2008 and 2007.

Recent Accounting Pronouncements — In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141R”), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R will apply to us with respect to any acquisitions that we complete on or after January 1, 2009.

In December 2007, the FASB released SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements an amendment of ARB No. 51 (“SFAS 160”), which establishes accounting and reporting standards for the ownership interests in subsidiaries held by parties other than the parent and for the deconsolidation of a subsidiary. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interest of the parent and the interests of the non-controlling owners. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. SFAS 160 will apply to us with respect to any acquisitions, that we complete on or after January 1, 2009, which will result in a non-controlling interest.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 provides guidance on how to determine if certain instruments or embedded features are considered indexed to our own stock, including instruments similar to our convertible notes and warrants to purchase our stock. EITF 07-5 requires companies to use a two-step approach to evaluate an instrument’s contingent exercise provisions and settlement provisions in determining whether the instrument is considered to be indexed to its own stock and exempt from the application of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. Although EITF 07-5 is effective for fiscal years beginning after December 15, 2008, any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The Company is currently evaluating the impact that adoption of EITF 07-5 will have on its financial statements.

In September 2006 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which permits a one-year deferral for the implementation of SFAS No. 157 with regard to nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted SFAS No. 157 for the fiscal year beginning January 1, 2008, except for nonfinancial

SECURE AMERICA ACQUISITION CORPORATION
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations  – (continued)

assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for which delayed application is permitted until the Company’s fiscal year beginning January 1, 2009. The Company is currently assessing the potential effect of the adoption of the remaining provisions of SFAS No. 157 on its financial position, results of operations and cash flows. The adoption of the remaining provisions of SFAS No. 157 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2. Initial Public Offering

On October 29, 2007, the Company sold 10,000,000 Units at a price of $8.00 per unit. Each unit consists of one share of the Company’s common stock and one warrant. Each warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.25 commencing on the later of the completion of a Business Combination and 12 months from the Effective Date and expiring four years from the Effective Date. The Company may redeem all of the warrants, at a price of $.01 per warrant upon 30 days’ notice while the warrants are exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the warrants to be sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such warrant shall not be entitled to exercise such warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the warrants may expire unexercised and unredeemed.

The Company agreed to pay the underwriters in the Offering an underwriting discount of 7.0% of the gross proceeds of the Offering. The underwriters were paid an underwriting discount of 3.0% of the gross proceeds of the Offering at closing. However, the underwriters have agreed that 4.0% of the underwriting discounts will not be payable unless and until the Company completes a Business Combination (See Note 3).

3. Deferred Underwriters’ Discounts and Commissions

Deferred underwriters’ discounts and commissions at December 31, 2008 and 2007 were $3,200,000. The underwriters (i) have agreed that deferred underwriting discounts (equal to 4.0% of the underwriting discounts) will not be payable unless and until the Company completes a Business Combination; (ii) have waived their right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination; and (iii) will forfeit, on a pro rata basis, to pay converting stockholders (as described in Note 1).

4. Notes Payable to Stockholder

The Company issued an unsecured promissory note in an aggregate principal amount of $150,000 to a stockholder of the Company on June 4, 2007. The note was non-interest bearing and was payable on the earlier of June 4, 2008 or the consummation of a Business Combination. The Company repaid this note on January 7, 2008. The Company issued a second unsecured promissory note in an aggregate principal amount of $65,000 to a stockholder of the Company on October 19, 2007. The note was non-interest bearing and was payable on October 18, 2008. The Company repaid this note on October 29, 2007.

SECURE AMERICA ACQUISITION CORPORATION
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

5. Commitments and Related Party Transactions

The Company presently occupies office space provided by an affiliate of one of the Founders. This affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate a total of $7,500 per month for such services commencing on the Effective Date. The Company records this fee as rent expense. The Company recorded $90,000 and $16,694 respectively in rent expense under this agreement during the year ended December 31, 2008 and the period from May 14, 2007 (inception) to December 31, 2007, respectively.

Pursuant to letter agreements entered into among the Founders, the Company and the underwriters, the Founders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

Secure America Acquisition Holdings, LLC, the principal initial stockholder of the Company, purchased a total of 2,075,000 warrants (“Founder Warrants”) at $1.00 per Warrant (for an aggregate purchase price of $2,075,000) from the Company in a private placement. This private placement took place immediately prior to the consummation of the Offering. All of the proceeds received from this purchase were placed in the Trust Account. The Founder Warrants are identical to the warrants offered in the Offering, except that (i) the Founder Warrants are not subject to redemption, (ii) the Founder Warrants may be exercised on a cashless basis while the warrants included in the units sold in this offering cannot be exercised on a cashless basis, (iii) upon an exercise of the Founder Warrants, the holders of the Founder Warrants will receive unregistered shares of our common stock, and (iv) subject to certain limited exceptions, the Founder Warrants are not transferable until they are released from escrow, as described below, which would only be after the consummation of a Business Combination. The Founder Warrants are differentiated from warrants sold as part of the units in the Offering through legends contained on the certificates representing the Founder Warrants indicating the restrictions and rights specifically applicable to such Founder Warrants.

Secure America Acquisition Holdings, LLC, the holder of the Founder Warrants, is beneficially owned by two of the Company’s independent directors. The Company determined that the purchase price of $1.00 per Founder Warrant was above the average trading price for warrants of similarly structured blank check companies. Accordingly, the Company concluded that the purchase price of the Founder Warrants was greater than the fair value of the warrants included in the Units and, therefore, the Company did not record compensation expense upon purchase of the Founder Warrants.

Exercising warrants on a “cashless basis” means that, in lieu of paying the aggregate exercise price for the shares of common stock being purchased upon exercise of the warrant in cash, the holder forfeits a number of shares issuable upon exercise of the warrant with a market value equal to such aggregate exercise price. Accordingly, the Company will not receive additional proceeds to the extent the Founder Warrants are exercised on a cashless basis.

Warrants included in the Units sold in the Offering are not exercisable on a cashless basis and the exercise price with respect to these warrants will be paid directly to the Company. The Founder Warrants have been placed in an escrow account at Continental Stock Transfer and Trust Company, acting as escrow agent, and will not be released from escrow until the later of (i) one year after the consummation of the Offering and (ii) sixty days after the consummation of the Company’s initial Business Combination.

Except for transfers to owners of Secure America Acquisition Holdings, LLC, the Founder Warrants are not transferable (except in limited circumstances) or salable by the purchaser until the Company consummates a Business Combination, and are non-redeemable so long as the purchaser or a member transferee holds such warrants. The holders of Founder Warrants and the underlying shares of common stock are entitled to registration rights to enable their resale commencing on the date such warrants become exercisable. The Company has elected to make the Founder Warrants non-redeemable in order to provide the purchaser and its member transferees a potentially longer exercise period for those warrants because they bear a higher risk

SECURE AMERICA ACQUISITION CORPORATION
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

5. Commitments and Related Party Transactions  – (continued)

while being required to hold such warrants until the consummation of a Business Combination. With those exceptions, the Founder Warrants have terms and provisions that are substantially identical to those of the warrants sold as part of the units in the Offering.

Prior to their release from escrow, the Founder Warrants may be transferred to (i) persons or entities controlling, controlled by, or under common control with Secure America Acquisition Holdings, LLC, or to any stockholder, member, partner or limited partner of such entity, or (ii) family members and trusts of permitted assignees for estate planning purposes, or, upon the death of any such person, to an estate or beneficiaries of permitted assignees; in each case, such transferees will be subject to the same transfer restrictions as Secure America Acquisition Holdings, LLC until after the Company completes its initial Business Combination. If the purchaser or member transferees acquire warrants for their own account in the open market, any such warrants will be redeemable. If the Company’s other outstanding warrants are redeemed and the market price of a share of the Company’s common stock rises following such redemption, holders of the Founder Warrants could potentially realize a larger gain on exercise or sale of those warrants than is available to other warrant holders, although the Company does not know if the price of its common stock would increase following a warrant redemption. If the Company’s share price declines in periods subsequent to the redemption of the warrants and Secure America Acquisition Holdings, LLC or one of its existing members continue to hold the Founder Warrants, the value of the Founder Warrants still held by such persons may also decline.

At the time the Company engaged its outside counsel, it was agreed that, in the event the Company liquidated, outside counsel would not recover any of its legal fees and agreed to waive any claims it could have for such fees against the trust account. In exchange for outside counsel taking this business risk, the Company agreed to reimburse outside counsel for legal fees incurred, plus a premium, in the event a Business Combination is consummated. As of December 31, 2008, the amount of legal fees that was unbilled and contingently payable, including the potential premium, was $991,700. Based on the contingent nature of the fees, none of these legal fees have been accrued at December 31, 2008.

6. Common Stock

The Company has reserved 12,075,000 shares of common stock for issuance for the exercise of the Founder Warrants and the warrants sold in the Offering.

7. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The agreement with the underwriters prohibits the Company, prior to a Business Combination, from issuing preferred stock which participates in the proceeds of the Trust Account or which votes as a class with the Common Stock on a Business Combination.

SECURE AMERICA ACQUISITION CORPORATION
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

8. Income Taxes

The provision for income taxes consists of the following:

	For the Period Ended December 31, 2008	For the Period May 14, 2007 (Inception) to December 31, 2007
Current:
Federal	$345,139	$170,825
State	53,975	27,557
Deferred:
Federal	(107,851)	(26,058)
	$291,263	$172,324

The total provision for income taxes differs from that amount which would be computed by applying the U.S. federal income tax rate to income before provision for income taxes due to the following:

	For the Period Ended December 31, 2008	For the Period May 14, 2007 (Inception) to December 31, 2007
Federal statutory rate	34%	34%
State tax, net of income tax benefit	4	4
Increase in valuation allowance	2	—
	40%	38%

The tax effect of temporary differences that give rise to the net deferred tax asset is as follows:

	December 31, 2008	December 31, 2007
Interest income deferred for reporting purposes	$13,046	$—
Expenses deferred for incomes tax purposes	137,710	29,957
Subtotal	150,756	29,957
Valuation allowance	16,847	3,899
Net deferred tax asset	133,909	26,058

The Company is considered to be in the development stage for income tax reporting purposes. Federal income tax regulations require that the Company defer substantially all of its operating expenses for tax purposes until the Company begins business operations. These expenses will be deductible for income tax purposes over a period of time when a trade or business, as defined in the Internal Revenue Code, begins operations or in the event the Company liquidates. The deferred tax asset titled “Expenses deferred for income tax purposes” relates to the future benefit the Company will receive when it is able to deduct these costs for income tax purposes. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a valuation allowance against substantially all of the state portion of its deferred tax asset because it believes that based on current operations at December 31, 2008, it may not be able to fully utilize this asset.

There have been no audits of the Company’s tax returns since inception and all years remain open to tax examination.

SECURE AMERICA ACQUISITION CORPORATION
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

9. Fair Value of Financial Instruments

Effective January 1, 2008 the Company adopted Statement No. 157, Fair Value Measurements. Statement No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis. Statement No. 157 requires new disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1:  Quoted market prices in active markets for identical assets or liabilities.

Level 2:  Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3:  Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to Statement No. 157. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis by level within the hierarchy.

	December 31, 2008
	Total	Level 1	Level 2	Level 3
Funds Held in Trust	$79,330,205	$79,330,205	$—	$—
Total assets	$79,330,205	$79,330,205	$—	$—

The Company’s restricted funds held in the Trust Account are invested in a money market that invests in U.S. Government securities. This investment is considered to be highly liquid and easily tradable.

ULTIMATE ESCAPES, INC.
formerly known as
Secure America Acquisition Corporation
(a company in the Development Stage)

CONDENSED BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash	$24,935	$207,803
Investments held in Trust Fund	79,451,058	79,330,205
Prepaid expenses	16,543	25,148
Total current assets	79,492,536	79,563,156
Deferred acquisition costs	—	105,000
Deferred offering costs	47,783	—
Deferred tax asset	208,810	133,909
Total assets	$79,749,129	$79,802,065
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$316,046	$103,587
Common stock subject to conversion, 2,709,261 shares	21,525,365	—
Common stock subject to forward purchase contracts, 6,031,921 shares	48,135,840	—
Deferred underwriters’ discounts and commissions	2,247,764	3,200,000
Total current liabilities	72,225,015	3,303,587
Common stock subject to possible conversion, 2,999,999 shares	—	22,799,992
Commitments and contingencies
Stockholders’ equity
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $.0001 par value, Authorized 50,000,000 shares; 12,500,000 shares issued and outstanding (including 2,999,999 shares subject to possible conversion)	1,250	1,250
Additional paid-in capital	7,076,688	52,985,665
Income accumulated during the development stage	446,176	711,571
Total stockholders’ equity	7,524,114	53,698,486
Total liabilities and stockholders’ equity	$79,749,129	$79,802,065

See Notes to Unaudited Condensed Financial Statements.

ULTIMATE ESCAPES, INC
formerly known as
Secure America Acquisition Corporation
(a company in the Development Stage)

CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Period May 14, 2007 (Inception) to September 30, 2009
	2009	2008	2009	2008
Income:
Net interest income	$13,546	$335,599	$113,803	$1,230,354	$1,932,589
Total income	13,546	335,599	113,803	1,230,354	1,932,589
Expenses:
Formation and operating costs	167,460	89,257	454,099	480,564	1,097,727
Net income (loss) for the period before income taxes	(153,914)	246,342	(340,296)	749,790	834,862
State and federal income tax expense (benefit)	—	94,830	(74,901)	289,278	388,686
Net income (loss) for the period	$(153,914)	$151,512	$(265,395)	$460,512	$446,176
Weighted average number of shares outstanding – basic and diluted	12,500,000	12,500,000	12,500,000	12,500,000	10,568,966
Net income (loss) per share – basic and diluted	$(0.01)	$0.01	$(0.02)	$0.04	$0.04

See Notes to Unaudited Condensed Financial Statements.

ULTIMATE ESCAPES, INC.
formerly known as
Secure America Acquisition Corporation
(a company in the Development Stage)

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY
For the period from May 14, 2007 (inception) to September 30, 2009

	Common Stock		Additional Paid-in capital	Income (Deficit) Accumulated During the Development Stage	Stockholders’ Equity
	Shares	Amount
Common shares issued May 14, 2004 at $.01 per share	2,500,000	$250	$24,750	$—	$25,000
Common shares issued October 29, 2007, par value $0.0001, net of underwriters’ discount and offering expenses (includes 2,999,999 shares subject to possible conversion)	10,000,000	1,000	73,685,907	—	73,686,907
Proceeds from private placement of Founder Warrants	—	—	2,075,000	—	2,075,000
Proceeds subject to possible conversion of 2,999,999 shares	—	—	(22,799,992)	—	(22,799,992)
Net income	—	—	—	278,743	278,743
Balance at December 31, 2007	12,500,000	1,250	52,985,665	278,743	53,265,658
Net income	—	—	—	432,828	432,828
Balance at December 31, 2008	12,500,000	1,250	52,985,665	711,571	53,698,486
Unaudited:
Common stock subject to possible conversion, 2,999,999 shares	—	—	22,799,992	—	22,799,992
Common stock subject to conversion, 2,709,261 shares	—	—	(21,525,365)	—	(21,525,365)
Common stock subject to forward purchase contracts 6,031,921 shares	—	—	(48,138,840)	—	(48,138,840)
Deferred underwriters’ discounts and commissions	—	—	952,236	—	952,236
Net loss	—	—	—	(265,395)	(265,395)
Balance at September 30, 2009	12,500,000	$1,250	$7,073,688	$446,176	$7,521,114

See Notes to Unaudited Condensed Financial Statements.

ULTIMATE ESCAPES, INC.
formerly known as
Secure America Acquisition Corporation
(a company in the Development Stage)

CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Nine Months Ended September 30,		For the Period May 14, 2007 (Inception) to September 30, 2009
	2009	2008
Cash flows from operating activities
Net income (loss)	$(265,395)	$460,512	$446,176
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest income on U.S. government securities	(151,853)	(1,230,347)	(2,007,884)
Deferred income taxes	(74,901)	(88,296)	(208,810)
Write off of deferred acquisition costs	105,000	—	263,138
Decrease (increase) in prepaid expenses	8,605	56,250	(16,543)
Increase (decrease) in accounts payable and accrued expenses	212,459	(144,009)	316,046
Net cash used in operating activities	(166,085)	(945,890)	(1,207,877)
Cash flows from investing activities
Investments deposited in trust account	—	—	(79,200,000)
Interest drawn from trust account	31,000	1,245,000	1,756,826
Payment of deferred acquisition costs	—	(100,000)	(263,138)
Net cash provided by (used in) investing activities	31,000	1,145,000	(77,706,312)
Cash flows from financing activities
Gross proceeds of public offering	—	—	80,000,000
Proceeds from private placement of Founder Warrants	—	—	2,075,000
Proceeds from notes payable, stockholder	—	—	215,000
Payment of note payable, stockholder	—	(50,000)	(215,000)
Proceeds from sale of shares of common stock	—	—	25,000
Payment of costs related to public offering	(47,783)	(31,904)	(3,160,876)
Net cash (used in) provided by financing activities	(47,783)	(81,904)	78,939,124
Net increase (decrease) in cash	(182,868)	117,206	24,935
Cash at beginning of the period	207,803	6,867	—
Cash at end of the period	$24,935	$124,073	$24,935
Non cash investing activities:
Accrual of deferred underwriters’ discounts and commissions	$—	$—	$3,200,000
Supplemental schedule of cash flow information:
Cash paid during the period for income taxes	$25,000	$581,826	$606,826

See Notes to Unaudited Condensed Financial Statements.

ULTIMATE ESCAPES, INC.
formerly known as
Secure America Acquisition Corporation
(a company in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1. Basis of Presentation

The financial statements of Ultimate Escapes, Inc. (the “Company”), formerly known as Secure America Acquisition Corporation (“SAAC”), at September 30, 2009, for the three and nine month periods ended September 30, 2009 and 2008, and for the period from May 14, 2007 (date of inception) to September 30, 2009 (cumulative) are unaudited and do not reflect the business combination completed on October 29, 2009 and described in Note 3. In the opinion of management, all adjustments (consisting of normal, recurring accruals) have been made that are necessary to present fairly the financial position of the Company as of September 30, 2009 and the results of its operations and its cash flows for the three and nine month periods ended September 30, 2009, for the three and nine month periods ended September 30, 2008, and for the period from May 14, 2007 (date of inception) to September 30, 2009 (cumulative). Management of the Company has reviewed subsequent events through February 10, 2010. Operating results for the interim periods ended September 30, 2009 are not necessarily indicative of the results to be expected for a full fiscal year. The December 31, 2008 balance sheet and the statement of stockholders’ equity for the period from May 14, 2007 (date of inception) to December 31, 2008 have been derived from audited financial statements.

The financial statements and related notes have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles may be omitted pursuant to such rules and regulations. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for additional disclosures relating to the Company’s financial statements and accounting principles.

Income (loss) Per Share — Income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period.

The effect of the 12,075,000 outstanding warrants (see Note 5) have not been considered in the diluted income per share calculation because such warrants are contingently exercisable.

Fair Value of Financial Instruments — The fair values of the Company’s assets and liabilities that qualify as financial instruments under FASB ASC Topic 825, Financial Instruments, approximate their carrying amounts presented in the balance sheet based upon the short-term nature of the account at September 30, 2009.

New Accounting Pronouncements — In June 2009, the Financial Accounting Standards Board (“FASB”) Accounting Standards CodificationTM (“Codification”) became the single source of authoritative U.S. GAAP. The Codification did not create any new GAAP standards but incorporated existing accounting and reporting standards into a new topical structure with a new referencing system to identify authoritative accounting standards, replacing the prior references to Statement of Financial Accounting Standards (“SFAS”), Emerging Issues Task Force (“EITF”), FASB Staff Position (“FSP”), etc. Authoritative standards included in the Codification are designated by their Accounting Standards Codification (“ASC”) topical reference, and new standards will be designated as Accounting Standards Updates (“ASU”), with a year and assigned sequence number. Beginning with this interim report for the third quarter of 2009, references to prior standards have been updated to reflect the new referencing system.

ULTIMATE ESCAPES, INC.
formerly known as
Secure America Acquisition Corporation
(a company in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

2. Organization and History

The Company was incorporated in Delaware on May 14, 2007 as a blank check company for the purpose of acquiring one or more domestic or international businesses operating in the homeland security industry (“Business Combination”).

On October 29, 2007, the Company completed its initial public offering (“Offering”), issuing 10,000,000 Units, consisting of one share of common stock and one warrant, at $8.00 per Unit. The common stock and warrants began trading separately on January 18, 2008. Upon the closing of the Offering, $79,200,000 of the aggregate gross proceeds of $80,000,000 were placed in a trust account (“Trust Account”) and invested in United States government securities, pending completion of a Business Combination. The investments in the Trust Account are accounted for as trading securities and are recorded at their market value of $79,451,058 at September 30, 2009. The net proceeds of the Offering not held in the Trust Account were permitted to be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, an aggregate of $1,000,000 of interest earned on the Trust Account balance was released to the Company to fund working capital requirements and an additional $150,000 of interest earned was released to the Company to repay a loan made to the Company by Secure America Acquisition Holdings, LLC. Additional funds were also released to fund tax obligations. The reconciliation of the funds held in trust as of September 30, 2009 is as follows:

Contribution to Trust Fund	$79,200,000
Interest income	2,007,884
Withdrawals to fund loan repayments	(150,000)
Withdrawals to fund income taxes	(606,826)
Withdrawals to fund operations	(1,000,000)
Balance at September 30, 2009	$79,451,058

The Company’s Certificate of Incorporation provided that the Company would continue in existence only until 24 months from the date of the Offering and if the Company had not consummated a Business Combination by October 29, 2009, the Company would be dissolved and the funds in the Trust Fund distributed pro rata to shareholders. Following a special meeting of the Company’s stockholders and warrantholders on October 28, 2009, on October 29, 2009, the Company consummated a Business Combination, as described below in Note 3. Effective upon the consummation of the Business Combination, SAAC changed its name to Ultimate Escapes, Inc.

Previously, in the event that stockholders owning 30% or more of the shares sold in the Offering voted against a proposed Business Combination, the proposed Business Combination would not be consummated and any stockholder who voted against the Business Combination could demand that the Company convert his or her shares to cash, based on a pro rata portion of the Trust Fund. Accordingly, stockholders holding up to 2,999,999 shares sold in the Offering could seek conversion of their shares in the event of a Business Combination. Accordingly, a portion of the proceeds of the Offering (29.99% of the amounts placed in the Trust Account other than those related to deferred underwriters’ discounts and commissions) were previously classified as common stock subject to possible conversion in the Company’s balance sheet and a portion (29.99%) of the interest earned on the Trust Account, after deducting the amounts permitted to be utilized for tax obligations, loan repayment and working capital purposes, was recorded as deferred interest.

In connection with the stockholder approval of the Acquisition described below in Note 3, holders of 2,709,261 shares elected to convert their shares to cash. Accordingly, the amount classified as common stock subject to conversion has been adjusted as of September 30, 2009 to reflect the number of shares and the amount subsequently paid from the Trust Fund to such shareholders on conversion of their shares.

ULTIMATE ESCAPES, INC.
formerly known as
Secure America Acquisition Corporation
(a company in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

2. Organization and History  – (continued)

In addition to the above conversions, in connection with the Acquisition, the Company entered into forward contracts to purchase 6,031,831 shares of common stock for an aggregate consideration of $48,138,840. As of September 30, 2009, that amount, which was subsequently paid from funds previously held in the Trust Fund on settlement of the forward contracts, has been re-classified from Stockholders’ Equity.

3. Business Combination — Subsequent Event

On October 29, 2009, SAAC consummated a business combination with Ultimate Escapes Holdings, LLC, a Delaware limited liability company (“Ultimate Escapes”), pursuant to a Contribution Agreement dated September 2, 2009, by and among SAAC, Ultimate Escapes, Ultimate Resort Holdings, LLC, a Delaware limited liability company (“Ultimate Resort”), and James M. Tousignant, in his capacity as the representative of the holders of the issued and outstanding ownership units of Ultimate Escapes and Ultimate Resort, as amended by Amendment No. 1 dated October 28, 2009 (the “Contribution Agreement”), whereby Ultimate Escapes became a subsidiary of SAAC (the “Acquisition”). Effective upon the consummation of the Acquisition, SAAC changed its name to Ultimate Escapes, Inc.

The material terms of the Contribution Agreement, as well as a description of the Acquisition, were previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 16, 2009 (the “Proxy Statement”), in the sections entitled “The Acquisition Proposal” beginning on page 73 and “The Contribution Agreement and Other Acquisition Agreements” beginning on page 89, and in the Forms 8-K filed by the Company with the Securities and Exchange Commission on October 29, 2009 and November 4, 2009.

Pursuant to the terms of the Contribution Agreement, the Company received 1,232,601 ownership units of Ultimate Escapes. Ultimate Resort, Private Escapes Holdings, LLC and JDI Ultimate, L.L.C. (the “Ultimate Escapes Owners”) retained the remaining 7,556,675 ownership units of Ultimate Escapes, which, under the terms of the Operating Agreement described below may be converted on a one-to-one basis into shares of the Company’s common stock. Of such retained units, 717,884 units were deposited into escrow at the closing of the Acquisition to secure the indemnification obligations of the Ultimate Escapes Owners to the Company. Additionally, the Ultimate Escapes Owners are eligible to receive up to an aggregate of 7,000,000 additional ownership units of Ultimate Escapes, convertible on a one-to-one basis into shares of the Company’s common stock, upon the achievement by the Company of certain Adjusted EBITDA milestones, as set forth in the Operating Agreement. For each ownership unit of Ultimate Escapes issued to Ultimate Escapes Owners the Owner Representative will also receive one share of Series A Voting Preferred Stock of the Company. At any time that any Ultimate Escapes Owner exchanges ownership units of Ultimate Escapes for shares of the Company’s common stock, a like number of shares of Series A Voting Preferred Stock will be canceled. Of the 7,556,675 ownership units of Ultimate Escapes issued to the Ultimate Escapes Owners on October 29, 2009, 377,834 ownership units were issued to Ultimate Resort in consideration of certain tax liabilities incurred by Ultimate Resort and its owners in connection with the Acquisition. Upon consummation of the Acquisition, Ultimate Escapes became a subsidiary of the Company, and the business and assets of Ultimate Escapes and its subsidiaries are its only operations.

In connection with the Acquisition, the Company entered into forward contracts to purchase 6,031,831 shares of its common stock sold in its initial public offering in privately negotiated transactions from stockholders who would otherwise have voted against the Acquisition, for an aggregate purchase price of $48,138,840. The closing of such purchases was settled immediately following the closing out of the funds that were held in the Company’s trust account and were released as a result of the consummation of the Acquisition. In connection with such purchases, the Company paid a fee to a fund managed by Victory Park

ULTIMATE ESCAPES, INC.
formerly known as
Secure America Acquisition Corporation
(a company in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

3. Business Combination — Subsequent Event  – (continued)

Capital Advisors, LLC of $123,974 for purchasing an aggregate of 1,561,380 shares from stockholders who would otherwise have voted against the Acquisition and exercised their conversion rights.

In connection with the Acquisition, on October 29, 2009, SAAC, Ultimate Escapes, Ultimate Resort, JDI and Private Escapes Holdings, LLC entered into an Amended and Restated Operating Agreement of Ultimate Escapes (the “Operating Agreement”), which provides for the management of Ultimate Escapes after the consummation of the Acquisition.

The Acquisition will be accounted for as a reverse merger, whereby Ultimate Escapes will be the continuing entity for financial reporting purposes and will be deemed, for accounting purposes, to be the acquirer of SAAC. In accordance with the applicable accounting guidance for accounting for a business combination as a reverse merger, Ultimate Escapes is deemed to have undergone a recapitalization, whereby it is deemed to have issued equity units to SAAC’s common equity holders. Accordingly, although the Company, as the parent company of Ultimate Escapes, will be deemed to have legally acquired Ultimate Escapes, in accordance with the applicable accounting guidance for accounting for a business combination as a reverse merger, Ultimate Escapes’ assets and liabilities will be recorded at their historical carrying amounts (subject to the recording of Private Escapes assets and liabilities at fair value, as a result of the acquisition of those assets by Ultimate Escapes as described below), with no additional goodwill or other intangible assets recorded as a result of the accounting merger of Ultimate Escapes with SAAC. The effects of recording the accounting for the reverse merger (which occurred on October 29, 2009) are not reflected in the Company’s condensed financial statements as of September 30, 2009 but the pro forma effects as of that date are discussed below.

Prior to the Acquisition, on September 15, 2009, Ultimate Resort contributed all of its assets and liabilities to its wholly-owned subsidiary Ultimate Escapes, in exchange for a majority ownership interest in Ultimate Escapes. The exchange of Ultimate Resort’s assets and liabilities was accounted for as a transaction between entities under common control, with no change in the basis of its assets and liabilities. For accounting purposes, Ultimate Resort was deemed to have undergone a recapitalization, whereby it was deemed to have issued equity units in Ultimate Escapes to its two owners, Ultimate Resort and JDI. Contemporaneously, Private Escapes contributed certain of its club properties, club members and other assets to Ultimate Escapes in exchange for a minority equity interest in Ultimate Escapes. The contribution of assets by Private Escapes to Ultimate Escapes was accounted for under the acquisition method of accounting in accordance with FASB Topic ASC 805. See the Proxy Statement for additional information on this business combination. The operations of Private Escapes are included in the pro forma financial information from the date of acquisition.

Following the consummation of the Acquisition, the amounts in the Trust Fund have been disbursed as follows:

Balance at September 30, 2009		$79,451,058
Conversion of 2,709,261 common shares to cash	21,525,365
Settlement of forward contracts to purchase 6,031,831 common shares	48,138,840	69,664,205
		9,786,853
Payment of transaction expenses	1,728,531
Payment of equity funding costs	2,247,764	3,976,295
Net proceeds		$5,810,558

ULTIMATE ESCAPES, INC.
formerly known as
Secure America Acquisition Corporation
(a company in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

3. Business Combination — Subsequent Event  – (continued)

Pro Forma Balance Sheet after the Acquisition

The following table presents the unaudited pro forma condensed balance sheet information of the Company as of September 30, 2009, giving effect to the Acquisition being accounted for as a reverse merger accompanied by a recapitalization of the Company as though the Acquisition had occurred on September 30, 2009. The condensed pro forma balance sheet is presented for informational purposes only and is not intended to present what the Company’s financial position would have been had the Acquisition actually occurred on September 30, 2009 and it is not intended to project the Company’s financial position as of any future date. The unaudited pro forma condensed balance sheet information gives effect to (1) the net proceeds Ultimate Escapes received from SAAC’s trust account and operating funds after the payment of expenses and fees associated with the transaction; (2) the payment to SAAC stockholders who converted their shares for cash and the completion of the forward contracts entered into by the Company to re-purchase from stockholders in privately negotiated transactions approximately 6.03 million of the shares of its common stock sold in its initial public offering; (3) the preliminary estimated fair value of assets received and liabilities assumed from the acquisition of Private Escapes; and (4) the impact on equity as a result of the aforementioned items.

(All numbers in thousands)	Pro forma September 30, 2009
Cash and cash equivalents	$12,315
Total current assets	$18,693
Total assets	$222,356
Membership fees not yet recognized in income	$15,897
Total current liabilities	$32,006
Long-term debt, net of current portion	$125,063
Deferred member fees and other	$10,790
Total liabilities	$251,717
Total stockholders’ deficit	$(29,361)
Total liabilities and stockholders’ equity	$222,356

Pro Forma Operating Results reflecting the Acquisition

The following table presents the unaudited pro forma operating results for the three and nine months ended September 30, 2009 and 2008. The unaudited pro forma financial information for the three and nine months ended September 30, 2009 and 2008 includes the results of operations of Ultimate Escapes as if the recapitalization had occurred on January 1, 2008, and those of Private Escapes since September 15, 2009, the date of its acquisition. The pro forma financial information is presented for informational purposes as the consummation of the business combination was after the end of the Company’s quarter ended September 30, 2009. The unaudited pro forma results presented include the effects on the weighted average shares resulting from the recapitalization.

ULTIMATE ESCAPES, INC.
formerly known as
Secure America Acquisition Corporation
(a company in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

3. Business Combination — Subsequent Event  – (continued)

	Three months ended September 30,		Nine months ended September 30,
(All numbers in thousands)	2009(1)	2008(1)	2009(1)	2008(1)
Total revenues	$8,304	$6,375	$25,061	$16,497
Net income (loss)	$(1,418)	$(5,470)	$(3,225)	$(18,948)
Basic and diluted net income (loss) per share	$(0.17)	$(0.65)	$(0.38)	$(2.25)
Basic and diluted weighted average shares(2)	8,412	8,412	8,412	8,412

(1)	GAAP revenue recognition.
(2)	Pro forma earnings per share (EPS), basic and diluted, are based on the weighted average number of shares of common stock. Earnings per share is computed by dividing income (loss) by the weighted-average number of shares of common stock outstanding during the periods:

SAAC shares after IPO issuance	12,500,000
SAAC shares forfeited by SAAC founders(i)	(2,185,295)
SAAC shares subject to conversion	(2,709,261)
SAAC shares repurchased	(6,031,921)
Subtotal of SAAC shares outstanding	1,573,523
Shares issued as purchase consideration to Ultimate Escapes(ii)	7,556,675
Less escrowed shares(iii)	(717,884)
Total shares(iv)	8,412,314

(i)	The founders agreed to retain only 20% of SAAC’s outstanding shares thereby returning these shares from the 2,500,000 shares they originally purchased at founding.
(ii)	The effect of the potential issuance of the 7,000,000 earn-out units to the current Ultimate Escapes’ equity owners is not reflected in these pro forma outstanding shares.
(iii)	The 717,884 of escrowed shares have not been included in outstanding shares for EPS purposes because they are contingently issuable shares that will only be released if the conditions of the indemnification agreement are met.
(iv)	Potentially dilutive securities of 10,000,000 warrants (included within the units sold in the IPO) and 2,075,000 warrants purchased by the founders have been excluded from the computation of diluted net income (loss) per share, because such warrants would be contingently exercisable.

Reverse stock split and registration statement

In January 2010, the Company’s board approved a reverse stock split on a 1 for 1.5 basis which will become effective immediately prior to effectiveness of the Company’s registration statement for the sale of approximately 10,000,000 shares (up to approximately $30 million) which is expected to occur on or around February 11, 2010. Because the reverse stock split is not effective as of the date of the release of these financial statements the effects of such stock split are not reflected in the accompanying financial statements.

4. Deferred Underwriters’ Discounts and Commissions

In connection with the Offering in October 2007, the Company agreed to pay the underwriters of the Offering an underwriting discount of 7% of the gross proceeds of the Offering. The underwriters were paid 3% of the gross proceeds of the Offering at closing. Deferred underwriters’ discounts and commissions amounting to 4% of the gross proceeds of the Offering ($3,200,000) were not payable unless and until the Company completed a Business Combination. The underwriters previously waived their right to receive such

ULTIMATE ESCAPES, INC.
formerly known as
Secure America Acquisition Corporation
(a company in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

4. Deferred Underwriters’ Discounts and Commissions  – (continued)

payment upon the Company’s liquidation if it was unable to complete a Business Combination and to forfeit, on a pro rata basis, a portion of their fees related to stockholders who exercised their right to convert to cash or whose shares were otherwise redeemed. Following the consummation of the Acquisition, $2,247,764 was paid to cover these deferred discounts and commissions and other costs associated with the Offering, and the balance not paid of $952,236 has been re-classified, as of September 30, 2009, to Stockholders’ Equity.

5. Warrants and Options

On October 29, 2007, as part of its Offering of Units, the Company sold 10,000,000 warrants to purchase one share of common stock at an exercise price of $5.25, commencing on the later of the completion of a Business Combination and 12 months from the date of the Offering and expiring four years from the date of the Offering. The Company could redeem the warrants, at a price of $.01 per warrant, upon 30 days’ notice while the warrants are exercisable, only in the event that the last sale price of the common stock was at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

At the special meeting of warrantholders held on October 28, 2009 in connection with the Acquisition, a majority of the warrantholders approved amendments to the warrants that increased the exercise price to $8.80 per share, increased the last reported sale price of the common stock at which the Company may require redemption of the warrants to $15.05 per share, and extended the expiration date of the warrants to four years from the closing date of the Acquisition. These warrant amendments became effective upon the closing of the Acquisition on October 29, 2009.

The Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise of the warrants. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such warrant is not entitled to exercise such warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the warrants may expire unexercised and unredeemed.

Secure America Acquisition Holdings, LLC, the principal initial stockholder of the Company, purchased a total of 2,075,000 warrants (“Founder Warrants”) at $1.00 per Warrant (for an aggregate purchase price of $2,075,000) privately from the Company. This purchase took place simultaneously with the consummation of the Offering. All of the proceeds received from this purchase were placed in the Trust Account. The Founder Warrants are identical to the warrants sold in the Offering, except that (i) the Founder Warrants are not subject to redemption, (ii) the Founder Warrants may be exercised on a cashless basis while the warrants included in the units sold in the Offering cannot be exercised on a cashless basis, (iii) upon an exercise of the Founder Warrants, the holders of the Founder Warrants will receive unregistered shares of our common stock, and (iv) subject to certain limited exceptions, the Founder Warrants are not transferable until they are released from escrow, as described below, which would only be after the consummation of a Business Combination.

Exercising warrants on a “cashless basis” means that, in lieu of paying the aggregate exercise price for the shares of common stock being purchased upon exercise of the warrant in cash, the holder forfeits a number of shares issuable upon exercise of the warrant with a market value equal to such aggregate exercise price. Accordingly, the Company will not receive additional proceeds to the extent the Founder Warrants are exercised on a cashless basis.

Warrants included in the units sold in the Offering are not exercisable on a cashless basis and the exercise price with respect to these warrants will be paid directly to the Company.

ULTIMATE ESCAPES, INC.
formerly known as
Secure America Acquisition Corporation
(a company in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

5. Warrants and Options  – (continued)

At the special meeting of stockholders of the Company held on October 28, 2009, the Company’s stockholders approved the adoption of the 2009 Stock Option Plan (the “Plan”). The Plan provides for the issuance of a maximum of 1,200,000 shares of common stock in connection with the grant of options.

A summary of the Plan was provided in the Proxy Statement in the section entitled “The Incentive Plan Proposal” beginning on page 132.

6. Commitments and Related Party Transactions

As of September 30, 2009, the Company occupied office space provided by an affiliate of one of the Company’s founders. This affiliate agreed that, until the Company consummated a Business Combination, it would make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company agreed to pay such affiliate a total of $7,500 per month for such services. The Company recorded this fee as rent expense. For the nine month periods ended September 30, 2009 and 2008, and for the period from May 14, 2007 (inception) through September 30, 2009, the Company recorded $67,500, $67,500 and $174,194, respectively, in rent expense under this agreement. Upon the consummation of the Acquisition the Company moved these activities to the personnel and facilities of Ultimate Escapes, eliminating these expenses.

The Company’s outside counsel agreed to waive claims against the Trust Account and to defer a portion of fees incurred until either a Business Combination was consummated or the Company was liquidated. In exchange for outside counsel taking this business risk, the Company agreed to reimburse outside counsel for fees incurred plus a premium in the event a Business Combination is consummated. Upon the consummation of the Acquisition on October 29, 2009, outside counsel settled all outstanding fees for $1,474,500.

7. Preferred Stock

The Company was initially authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. Under the Company’s Second Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on October 29, 2009, the Company is authorized to issue 20,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

On October 29, 2009 the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”) designating 14,556,675 shares of its authorized preferred stock as Series A Preferred Voting Stock (the “Series A Preferred Voting Stock”). The Certificate of Designation was approved by the Company’s board of directors.

This new Series A Preferred Voting Stock is entitled to one vote per share and to vote as a single class with the common stock on all matters. In addition, the holders of Series A Preferred Voting Stock have a separate right to vote as a single class on (a) amendments to the Second Amended and Restated Certificate of Incorporation that effect a division or combination of the Company’s common stock unless such amendment proportionately divides or combines the Series A Preferred Voting Stock, (b) the declaration of any dividend or distribution on the Company’s common stock (other than in connection with a dissolution and liquidation) on shares of the Company’s common stock unless a proportionate dividend or distribution is declared on the Series A Preferred Voting Stock and (c) a division or subdivision of the Series A Preferred Voting Stock into a greater number of shares of Series A Preferred Voting Stock or a combination or consolidation of the Series A Preferred Voting Stock.

ULTIMATE ESCAPES, INC.
formerly known as
Secure America Acquisition Corporation
(a company in the Development Stage)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

7. Preferred Stock  – (continued)

The Series A Preferred Voting Stock is not entitled to receive any liquidation preference. In the event of the Company’s liquidation, the holders of the Series A Preferred Voting Stock are only entitled to receive $0.001 per share, plus any accrued but unpaid dividends thereon, if any, pari passu with the holders of shares of the Company’s common stock, and nothing more. The shares of Series A Preferred Voting Stock are subject to transfer restrictions intended to cause such shares to be transferred only together with exchangeable units. The holders of Series A Preferred Voting Stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions applicable to the Series A Preferred Voting Stock.

For each ownership unit of Ultimate Escapes issued to the Ultimate Escapes Owners in connection with the consummation of the Acquisition on October 29, 2009, the Ultimate Escapes Owners received one share of Series A Voting Preferred Stock (all of which shares of Series A Voting Preferred Stock were issued in the name of Mr. Tousignant, as Owner Representative). At any time that any Ultimate Escapes Owner exchanges ownership units of Ultimate Escapes for shares of the Company’s common stock, a like number of shares of Series A Voting Preferred Stock will be canceled.

8. Deferred Acquisition Costs

Costs deferred at December 31, 2008 which related to a potential acquisition were charged to operations on January 1, 2009 upon the adoption of FASB ASC Topic 805.

9. Fair Value of Financial Instruments

Effective January 1, 2008 the Company adopted FASB ASC Topic 820, Fair Value Measurements and Disclosures. FASB ASC Topic 820 applies to all assets and liabilities that are being measured and reported on a fair value basis. FASB ASC Topic 820 requires disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1:  Quoted market prices in active markets for identical assets or liabilities.

Level 2:  Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3:  Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to FASB ASC Topic 820. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis by level within the hierarchy.

	September 30, 2009
	Total	Level 1	Level 2	Level 3
Funds Held in Trust	$79,451,058	$79,451,058	$—	$—

The Company’s restricted funds held in the Trust Account are invested in a money market that invests in U.S. Government securities. This investment is considered to be highly liquid and easily tradable.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet combines the historical unaudited condensed balance sheets of Ultimate Escapes and the historical unaudited balance sheet of SAAC as of September 30, 2009, giving effect to the accounting reverse merger of Ultimate Escapes and SAAC pursuant to a contribution agreement, as if the transaction had been consummated on September 30, 2009. SAAC’s balance sheet information was derived from its unaudited balance sheet as of September 30, 2009 included elsewhere in this prospectus. Ultimate Escapes’ balance sheet information was derived from the unaudited consolidated balance sheet of Ultimate Escapes as of September 30, 2009 included elsewhere in this prospectus.

The following unaudited pro forma combined statements of operations combine the historical statements of operations of SAAC and Ultimate Escapes (comprising Ultimate Resort and Private Escapes) for the nine months ended September 30, 2009 and the year ended December 31, 2008, giving effect to (a) the accounting acquisition by Ultimate Escapes, through a contribution agreement, of certain assets of Private Escapes, to form Ultimate Escapes and (b) the accounting reverse merger of Ultimate Escapes and SAAC pursuant to a contribution agreement, as if the transactions had been consummated as of January 1, 2008. The historical results of SAAC were derived from its unaudited condensed statement of operations for the nine months ended September 30, 2009 and audited statement of operations for the year ended December 31, 2008, both included elsewhere in this registration statement. The historical results of Ultimate Escapes is a combination of the historical results of Ultimate Escapes and Private Escapes, including pro forma adjustments to reflect the acquisition of certain assets of Private Escapes by Ultimate Resort as if the acquisition had been consummated as of January 1, 2008, and were derived from the respective unaudited condensed consolidated statements of operations for the nine months ended September 30, 2009 and the audited consolidated statements of operations for the year ended December 31, 2008, included elsewhere in this prospectus.

We are providing this information to aid you in your analysis of the financial aspects of the acquisition. The unaudited pro forma condensed financial statements described above should be read in conjunction with the historical financial statements of SAAC, Ultimate Escapes and Private Escapes and the related notes thereto, included elsewhere in this proxy statement. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the transactions taken place on the dates noted, or the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined statements of operations was prepared using a two step method: first, the business combination of Ultimate Escapes and Private Escapes, which forms Ultimate Escapes; and second, the business combination of Ultimate Escapes and SAAC.

Ultimate Escapes

The business combination of Ultimate Escapes and Private Escapes is accounted for under the acquisition method of accounting, with Ultimate Escapes as the acquirer. The acquisition method of accounting is based on FASB ASC 805, which uses the fair value concepts defined in FASB ASC 820, “Fair Value Measurements,” which Ultimate Escapes has adopted as required.

Business Combination of Ultimate Escapes and SAAC

The business combination was accounted for as a reverse merger, whereby Ultimate Escapes is the continuing entity for financial reporting purposes and is deemed, for accounting purposes, to be the acquirer of SAAC.

In accordance with the applicable accounting guidance for accounting for the business combination as a reverse merger, Ultimate Escapes will be deemed to have undergone a recapitalization, whereby it was deemed to have issued common equity ordinary shares to SAAC’s common equity holders. Accordingly, although SAAC, as the parent company of Ultimate Escapes, was deemed to have legally acquired Ultimate Escapes, in accordance with the applicable accounting guidance for accounting for the business combination as a reverse merger, Ultimate Escapes assets and liabilities were recorded at their historical carrying amounts (subject to the recording of Private Escapes assets and liabilities at fair value, as a result of their acquisition by Ultimate Resort), with no additional goodwill or other intangible assets recorded as a result of the accounting merger of Ultimate Escapes with SAAC.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2009 (In Thousands)

	Ultimate Escapes Holdings	SAAC	Pro Forma Adjustments	Note	Combined Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$6,479	$25	$5,811	i	$12,315
Investments held in trust	—	79,451	(79,451)	i	—
Receivables	4,528	—	—	i	4,528
Prepaid expenses and other current assets	1,850	17	(17)	i	1,850
Total current assets	12,857	79,493	(73,657)		18,693
Property and equipment, net	163,975	—	—		163,975
Intangible assets, net	27,920	—	—		27,920
Goodwill	8,555	—	—		8,555
Other assets	3,213	257	(257)	i	3,213
Total assets	$216,520	$79,749	$(73,913)		$222,356
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long term debt	$—	$—	$—		$—
Accounts payable and accrued expenses	8,467	316	1,372	i	10,155
Common Stock subject to conversion and forward contracts	—	69,661	(69,661)	i	—
Deferred underwriters discounts and commissions	—	2,248	(2,248)	i	—
Membership deposits to be refunded	5,953	—	—		5,953
Membership fees not yet recognized in income	15,897	—	—		15,897
Total current liabilities	30,318	72,225	(70,537)		32,006
Long term debt, net of current portion	125,063	—	—		125,063
Deferred membership fees	10,790	—	—		10,790
Membership deposits refundable	83,858	—	—		83,858
Total liabilities	250,029	72,225	(70,537)		251,717
Non-controlling interest	—	—	—		—
Common stock subject to conversion	—	—	—		—
Stockholders’ Equity
Preferred stock	—	—	—		—
Common stock	—	1	—		1
Additional paid in capital	—	7,077	(2,930)	i	4,147
Owner equity	24,512	—	—		24,512
Retained earnings (deficit)	58,021	446	(446)	i	(58,021)
Total stockholders’ equity	(33,509)	7,524	(3,376)		(29,361)
Total liabilities and stockholders’ equity	$216,520	$79,749	$(73,913)		$222,356

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2009 (In Thousands, Except Share and per Share Data)

	Ultimate Escapes Holdings	Private Escapes	Pro Forma Adjustments	Note	Pro Forma Ultimate Escapes
Revenues	$25,061	$9,434	$(501)	A, C	$33,994
Operating expenses	18,062	9,109	(2,654)	A, B, D, I, J	24,517
Depreciation and amortization	3,176	1,284	2,366	G, H	6,826
Income (loss) from operations	3,823	(959)	(213)		2,651
Interest and other (income) expense
Interest expense	7,120	1,887	369	E, F	9,377
Interest income	(73)	—	—		(73)
Other (income) expense	—	(260)	—		(260)
Income (loss) before income taxes	(3,224)	(2,586)	(582)		(6,393)
Income tax provision (benefit)	—	—	—		—
Net income (loss) available to common stockholders	$(3,224)	$(2,586)	$(582)		$(6,393)
Shares outstanding (ii)	N/A	N/A	N/A		8,412,314
Weighted average number of shares
Basic and diluted net income (loss) per share					$(0.76)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2008 (In Thousands, Except Share and per Share Data)

	Ultimate Escapes Holdings	Private Escapes	Pro Forma Adjustments	Note	Pro Forma Ultimate Escapes
Revenues	$22,541	$7,425	$1,987	A, C, D	$31,953
Operating expenses	32,406	17,130	(949)	A, B, D, I, J	48,587
Depreciation and amortization	4,479	1,882	3,341	G, H	9,702
Income (loss) from operations	(14,344)	(11,587)	(405)		(26,336)
Interest and other (income) expense
Interest expense	9,156	2,605	377	D, E, F	12,138
Interest income	(278)	—	—		(278)
Other (income) expense	—	12	—		12
Income (loss) before income taxes	(23,222)	(14,204)	(782)		(38,208)
Income tax (provision) benefit	—	—	—		—
Net income (loss) available to common stockholders	$(23,222)	$(14,204)	$(782)		$(38,208)
Shares outstanding (ii)
Weighted average number of shares	N/A	N/A	N/A		8,412,314
Basic and diluted net income (loss) per share					$(4.54)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
(In Thousands, Except Share Data)

1. Description of the Acquisition and Basis of Presentation

On October 29, 2009, SAAC consummated a business combination with Ultimate Escapes, pursuant to a Contribution Agreement dated September 2, 2009, by and among SAAC, Ultimate Escapes, Ultimate Resort, and James M. Tousignant, in his capacity as the representative of the holders of the issued and outstanding ownership units of Ultimate Escapes and Ultimate Resort, as amended by Amendment No. 1 dated October 28, 2009, whereby Ultimate Escapes became a subsidiary of SAAC. Effective upon the consummation of the Acquisition, SAAC changed its name to Ultimate Escapes, Inc.

The material terms of the Contribution Agreement, as well as a description of the Acquisition, were previously disclosed in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 16, 2009, in the sections entitled “The Acquisition Proposal” beginning on page 73 and “The Contribution Agreement and Other Acquisition Agreements” beginning on page 89, and in the Forms 8-K filed by the Company with the Securities and Exchange Commission on October 29, 2009 and November 4, 2009.

Pursuant to the terms of the Contribution Agreement, the Company received 1,232,601 ownership units of Ultimate Escapes. Ultimate Resort, Private Escapes Holdings, LLC and JDI Ultimate, L.L.C. (the “Ultimate Escapes Owners”) retained the remaining 7,556,675 ownership units of Ultimate Escapes, which, under the terms of the Operating Agreement described below may be converted on a one-to-one basis into shares of the Company’s common stock. Of such retained units, 717,884 units were deposited into escrow at the closing of the Acquisition to secure the indemnification obligations of the Ultimate Escapes Owners to the Company. Additionally, the Ultimate Escapes Owners are eligible to receive up to an aggregate of 7,000,000 additional ownership units of Ultimate Escapes, convertible on a one-to-one basis into shares of the Company’s common stock, upon the achievement by the Company of certain Adjusted EBITDA milestones, as set forth in the Operating Agreement. For each ownership unit of Ultimate Escapes issued to Ultimate Escapes Owners the Owner Representative will also receive one share of Series A Voting Preferred Stock of the Company. At any time that any Ultimate Escapes Owner exchanges ownership units of Ultimate Escapes for shares of the Company’s common stock, a like number of shares of Series A Voting Preferred Stock will be canceled. Of the 7,556,675 ownership units of Ultimate Escapes issued to the Ultimate Escapes Owners on October 29, 2009, 377,834 ownership units were issued to Ultimate Resort in consideration of certain tax liabilities incurred by Ultimate Resort and its owners in connection with the Acquisition. Upon consummation of the Acquisition, Ultimate Escapes became a subsidiary of the Company, and the business and assets of Ultimate Escapes and its subsidiaries are its only operations.

In connection with the Acquisition, the Company entered into forward contracts to purchase 6,031,831 shares of its common stock sold in its initial public offering in privately negotiated transactions from stockholders who would otherwise have voted against the Acquisition, for an aggregate purchase price of $48,138,840. The closing of such purchases was settled immediately following the closing out of the funds that were held in the Company’s trust account and were released as a result of the consummation of the Acquisition. In connection with such purchases, the Company paid a fee to a fund managed by Victory Park Capital Advisors, LLC of $123,974 for purchasing an aggregate of 1,561,380 shares from stockholders who would otherwise have voted against the Acquisition and exercised their conversion rights.

In connection with the Acquisition, on October 29, 2009, SAAC, Ultimate Escapes, Ultimate Resort, JDI and Private Escapes Holdings, LLC entered into an Amended and Restated Operating Agreement of Ultimate Escapes (the “Operating Agreement”), which provides for the management of Ultimate Escapes after the consummation of the Acquisition.

The Acquisition was accounted for as a reverse merger, whereby Ultimate Escapes was the continuing entity for financial reporting purposes and was be deemed, for accounting purposes, to be the acquirer of SAAC. In accordance with the applicable accounting guidance for accounting for a business combination as a reverse merger, Ultimate Escapes is deemed to have undergone a recapitalization, whereby it is deemed to have issued equity units to SAAC’s common equity holders. Accordingly, although the Company, as the parent company of Ultimate Escapes, will be deemed to have legally acquired Ultimate Escapes, in

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
(In Thousands, Except Share Data)

1. Description of the Acquisition and Basis of Presentation  – (continued)

accordance with the applicable accounting guidance for accounting for a business combination as a reverse merger, Ultimate Escapes’ assets and liabilities will be recorded at their historical carrying amounts (subject to the recording of Private Escapes assets and liabilities at fair value, as a result of the acquisition of those assets by Ultimate Escapes as described below), with no additional goodwill or other intangible assets recorded as a result of the accounting merger of Ultimate Escapes with SAAC. The effects of recording the accounting for the reverse merger (which occurred on October 29, 2009) are not reflected in the Company’s condensed financial statements as of September 30, 2009 but the pro forma effects as of that date are discussed below.

Prior to the Acquisition, on September 15, 2009, Ultimate Resort contributed all of its assets and liabilities to its wholly-owned subsidiary Ultimate Escapes, in exchange for a majority ownership interest in Ultimate Escapes. The exchange of Ultimate Resort’s assets and liabilities was accounted for as a transaction between entities under common control, with no change in the basis of its assets and liabilities. For accounting purposes, Ultimate Resort was deemed to have undergone a recapitalization, whereby it was deemed to have issued equity units in Ultimate Escapes to its two owners, Ultimate Resort and JDI. Contemporaneously, Private Escapes contributed certain of its club properties, club members and other assets to Ultimate Escapes in exchange for a minority equity interest in Ultimate Escapes. The contribution of assets by Private Escapes to Ultimate Escapes was accounted for under the acquisition method of accounting in accordance with FASB Topic ASC 805. See the Proxy Statement for additional information on this business combination. The operations of Private Escapes are included in the pro forma financial information from the date of acquisition.

Basis of Presentation

Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

These pro forma unaudited condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the Acquisition and the consummation of the contribution agreements by and between Ultimate Resort and each of Private Escapes and Ultimate Escapes, as described more fully below, actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

The unaudited pro forma condensed combined balance sheet was prepared combining the historical balance sheet of Ultimate Escapes Holdings, which at September 30, 2009 includes the contributed assets of Private Escapes, and the historical balance sheet of SAAC at September 30, 2009 with adjustments to reflect the contribution of cash.

The unaudited pro forma condensed combined statement of operations was prepared combining the historical operations of Ultimate Escapes Holdings, which includes Private Escapes since the date of acquisition on September 15, 2009, and Private Escapes historical operations through the date of acquisition. SAAC’s operations are not included in the proforma condensed combined statement of operations as SAAC ceased to operate and its operations are not recurring.

2. Pro Forma Adjustments and Assumptions Included in the Ultimate Resort/Private Escapes   Combination

A.	Reflects the elimination of intercompany transactions.

	Nine Months Ended September 30, 2009	Year Ended December 31, 2008
Other Revenues	$(2,948)	$(1,393)
Operating Expenses	(2,948)	(1,393)

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
(In Thousands, Except Share Data)

2. Pro Forma Adjustments and Assumptions Included in the Ultimate Resort/Private Escapes   Combination  – (continued)

B.	Reflects the cancelation of leases and rent expense ($299 and $300 for the nine months ended September 30, 2009 and for the year ended December 31, 2008, respectively) that will not recur as a result of office space not being contributed.
C.	Based on the change in membership terms effective at acquisition of Private Escapes and members signing Ultimate Escapes documents, this reflects the accretion of membership assurance liability to income over a ten year period as the membership assurance obligation declines $2,447 and $3,455 for the nine months ended September 30, 2009 and for the year ended December 31, 2008, respectively for those members that have entered into new Membership Agreements that conform to the Ultimate Resort agreements. Membership liability for Private Escapes members who signed membership conversion documents was $34,551 September 15, 2009 and December 31, 2008. The calculation is for eight and a half and twelve months respectively on a ten year amortization schedule, which is consistent with the company’s revenue recognition practice.
D.	Reflects the elimination from the statement of operations of expenses associated with the specifically identifiable properties not being contributed. September 15, 2009 adjustment is for eight and a half months.

	Nine Months Ended September 30, 2009	Year Ended December 31, 2008
Revenues	$0	$(75)
Property operating expenses	(45)	(96)
General & administrative	0	(10)
Interest expense	(105)	(144)
E.	Reflects the amortization, on a straight line basis over the three year life of the new debt, of closing costs to interest expense ($156 and $220 for the nine months ended September 30, 2009 and for the year ended December 31, 2008, respectively).
F.	Reflects the additional interest expense resulting from the additional $3,440 in debt financing. Calculated based on a floor rate of 8.75% per annum (as the floating rate is currently less), the additional interest expense amounts to $213 and $301 for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. There is no significant difference in the refinancing of the previous debt and its terms.
G.	Reflects the preliminary step-up to fair value of the properties being contributed and the additional resulting depreciation expense. The estimates and assumptions are subject to change upon the acquisition date and finalization of the valuation of Private Escapes’ assets and liabilities.

		Cost of Depreciation
	Fair Value	Nine Months Ended September 30, 2009	Year Ended December 31, 2008	Estimated Life(i)
Properties	$5,081	$90	$127	40

(i)	The estimated fair value and depreciation life (straight-line) are based on a partial completion, to date, of appraisals and management’s analysis of the properties.
(ii)	Depreciation is for properties being contributed as of September 15, 2009 and is for eight and a half months as the September 30, 2009 Ultimate Escapes Holdings financial statements include amortization for the half month since acquisition.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
(In Thousands, Except Share Data)

2. Pro Forma Adjustments and Assumptions Included in the Ultimate Resort/Private Escapes   Combination  – (continued)

H.	Reflects the preliminary fair values of the intangible assets acquired and the additional resulting amortization expense. The estimates and assumptions are subject to change and finalization of the valuation of Private Escapes’ assets and liabilities.

		Cost of Depreciation
	Fair Value	Nine Months Ended September 30, 2009(iii)	Year Ended December 31, 2008	Estimated Life(i)
Memberships	$15,800	$1,119	$1,580	10	(i)
Lead generation database	12,254	1,157	1,634	7.5	(ii)
Goodwill	8,555	—	—
	$36,609	$2,276	$3,214

(i)	The amortization of the membership intangible is included in cost of revenues (straight-line) and its life has been preliminarily estimated based on Ultimate Resort’s estimated club member life (the basis for which is described more fully in Ultimate Resort’s financial statements included elsewhere in this proxy statement) as Private Escapes’ members will be converted to terms that mirror those of Ultimate Resort’s.
(ii)	The amortization of the lead database is included in operating expenses (straight-line) as it relates to marketing and selling. The preliminary estimate is based on Ultimate Resort’s experience with nurturing prospects to membership.
(iii)	All amortization is based on assets being contributed as of September 15, 2009 and is for eight and a half months as the September 30, 2009 Ultimate Escapes Holdings financial statements include amortization for the half month since acquisition.
I.	Reflects the incremental costs of financial and internal control audits, management’s assessment of internal controls over financial reporting and SEC counsel that the Company will incur as a fully reporting and operating public company. The incremental costs, which are estimated to be $450 per annum, have been included in the accompanying December 31, 2008 unaudited pro forma combined statement of operations ($338 and $450 for the nine months ended September 30, 2009 and for the year ended December 31, 2008, respectively) and were derived from the Company’s review of filings of public companies of similar size and operating characteristics and discussions with its auditor and legal counsel. Synergies that might be gained as a result of the combination are not included because such amounts could not be reasonably estimated at this early stage of the combination.
J.	In connection with the closing of the acquisition, Ultimate Escapes entered into various employment agreements with three of its key personnel. These agreements would increase compensation costs by approximately $300 and $400 for the nine months ended September 30, 2009 and for the year ended December 31, 2008.
K.	In connection with the contribution agreement, Ultimate Escapes received assets and did not assume any contingencies of Private Escapes that were either contractual or non-contractual and, therefore, no adjustment for the fair value of such contingencies are included in the accompanying unaudited pro forma balance sheet.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
(In Thousands, Except Share Data)

3. Pro Forma Adjustments and Assumptions Included in the Ultimate Escapes/SAAC Combination

i.	Reflects the pro forma adjustments to record SAAC’s elimination of historical equity and the net proceeds of the release of $79,432 to cash from investments held in trust in connection with the Ultimate Escapes and SAAC Acquisition, the payment of expenses and liabilities, and net proceeds as follows:

Balance at September 30, 2009		$79,451,058
Conversion of 2,709,261 common shares to cash	21,525,365
Settlement of forward contracts to purchase 6,031,831 common shares	48,138,840	69,664,205
		9,786,853
Payment of transaction expenses	1,728,531
Payment of equity funding costs	2,247,764	3,976,295
Net proceeds		$5,810,558
ii.	Pro forma earnings per share (EPS), basic and diluted, are based on the weighted average number of shares of common stock. Earnings per share is computed by dividing income (loss) by the weighted- average number of shares of common stock outstanding during the periods:

SAAC shares after IPO issuance	12,500,000
SAAC shares forfeited by SAAC founders(i)	(2,185,295)
SAAC shares subject to conversion	(2,709,261)
SAAC shares repurchased	(6,031,921)
Subtotal of SAAC shares outstanding	1,573,523
Shares issued as purchase consideration to Ultimate Escapes	7,556,675
Less escrowed shares	(717,884)
Total shares(ii)	8,412,314

(i)	The founders agreed to retain only 20% of SAAC’s outstanding shares thereby returning these shares from the 2,500,000 shares they originally purchased at founding.
(ii)	The effect of the potential issuance of the 7,000,000 earn-out units to the current Ultimate Escapes’ equity owners is not reflected in these pro forma outstanding shares.
(iii)	The 717,884 of escrowed shares have not been included in outstanding shares for EPS purposes because they are contingently issuable shares that will only be released if the conditions of the indemnification agreement are met.
(iv)	Potentially dilutive securities of 10,000,000 warrants (included within the units sold in the IPO) and 2,075,000 warrants purchased by the founders have been excluded from the computation of diluted n et income (loss) per share, because such warrants would be contingently exercisable.
iii.	Reflects the unamortized compensation cost of $5,282 for options that immediately vested upon consummation of the transaction. No affects for such adjustment have been made in the accompanying pro forma statements of operation because the adjustment will not have a recurring effect.
iv.	As a condition of the merger, the public warrants were amended to increase the strike price and term. As the fair value of the amended warrants was determined to be less than the value of the existing warrants, no accounting entry is required with respect to the warrant modification.
v.	Pro forma share amounts do not give effect to the anticipated 1-for-1.5 reverse stock split.

Ultimate Escapes, Inc.

6,666,667 Shares

Common Stock

PRELIMINARY PROSPECTUS

Sole Book-Running Manager

Roth Capital Partners

Co-Manager

Maxim Group LLC

        , 2010

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

PART II.

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than underwriting discounts and commissions and the underwriters’ non-accountable expense allowance) payable by us in connection with the sale of common stock offered in this registration statement. All the amounts shown are estimates, except the SEC registration fee.

Securities and Exchange Commission registration fee	$2,870
FINRA Filing Fee	4,525
NYSE Amex filing fee	45,000
Printing and engraving expenses	20,000
Legal fees and expenses	125,000
Accounting fees and expenses	85,000
Blue sky fees and expenses (including legal fees)	5,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous	37,605
Total	$330,000

ITEM 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Second Amended and Restated Certificate of Incorporation provides that no director of our company will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as director, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the provision of our Second Amended and Restated Certificate of Incorporation providing for the foregoing indemnification by our stockholders will not adversely affect any right or protection of a director of our company with respect to events occurring prior to the time of such repeal or modification.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Second Amended and Restated Certificate of Incorporation provides that we, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, will indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification under the Second Amended and Restated Certificate of

Incorporation will be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by us as authorized by the Second Amended and Restated Certificate of Incorporation.

ITEM 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

On October 29, 2009, we, Ultimate Escapes Holdings, Ultimate Resort and the Owner Representative consummated the Acquisition. Pursuant to the terms of the Contribution Agreement, we received 1,232,601 ownership units of Ultimate Escapes Holdings, in consideration for $9.8 million. The UE Owners retained the remaining 7,178,841 ownership units of Ultimate Escapes Holdings, which, under the terms of the Operating Agreement, may be converted by the UE Owners on a one-to-one basis into shares of our common stock. Of such retained units, 717,884 units were deposited into escrow at the closing of the Acquisition to secure the indemnification obligations of the UE Owners to us in connection with the Acquisition. Additionally, the UE Owners are eligible to receive up to an aggregate of 7,000,000 additional ownership units of Ultimate Escapes Holdings, convertible on a one-to-one basis into shares of our common stock, upon the achievement by Ultimate Escapes Holdings of certain Adjusted EBITDA milestones, as set forth in the Operating Agreement. For each ownership unit of Ultimate Escapes Holdings issued to the UE Owners, the Owner Representative also received one share of our Series A Voting Preferred Stock. At any time that any UE Owner exchanges ownership units of Ultimate Escapes Holdings for shares of our common stock, a like number of shares of Series A Voting Preferred Stock will be canceled. An additional 377,834 ownership units of Ultimate Escapes Holdings were issued to Ultimate Resort in consideration of certain tax liabilities incurred by Ultimate Resort and its owners in connection with the Acquisition. Upon consummation of the Acquisition, Ultimate Escapes Holdings became our subsidiary, and the business and assets of Ultimate Escapes Holdings and its subsidiaries are our only operations.

Also on October 29, 2009, we issued options to purchase a total of 8,800 shares of our common stock to our employees, at an exercise price of $0.01 per share, all of which options were exercised in full on that date.

On January 5, 2010, we issued an aggregate of 887,505 shares of our common stock to certain of our club members who elected to convert all or portion of their redemption value under our “redemption assurance program” into shares of common stock pursuant to our redemption value exchange program. Also on January 5, 2010, we issued 16,667 shares to an individual from whom we acquired certain assets, as part of the purchase price of those assets.

The above shares were issued in private placements not involving a public offering under the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder. We have not engaged in general solicitation or advertising with regard to the issuance of the shares of Series A Preferred Voting Stock or the common stock and have not offered securities to the public in connection with these issuances.

ITEM 16. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

ITEM 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 2 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kissimmee and State of Florida on the 11th day of February, 2010.

ULTIMATE ESCAPES, INC.
By: /s/ James M. Tousignant James M. Tousignant Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated below.

Signature	Title	Date
/s/ James M. Tousignant James M. Tousignant	President, Chief Executive Officer and Director (Principal Executive Officer)	February 11, 2010
* Richard Keith	Chairman and Director	February 11, 2010
* Phillip Callaghan	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	February 11, 2010
* C. Thomas McMillen	Director	February 11, 2010
* Mark A. Frantz	Director	February 11, 2010
* Steve Griessel	Director	February 11, 2010

*By: /s/ James M. Tousignant James M. Tousignant, Attorney-in-fact

EXHIBIT INDEX

1.1*	Form of Underwriting Agreement between the Company and Roth Capital Partners, LLC
3.1	Second Amended and Restated Certificate of Incorporation(1)
3.2	Certificate of Designation of Series A Preferred Stock(1)
3.3	Bylaws (incorporated by reference from Exhibit 3.4 to the Company’s 8-A, filed October 15, 2007)
4.1	Amendment No. 1 to Warrant Agreement, by and between the Company and Continental Stock Transfer & Trust Company, dated as of October 29, 2009(1)
4.2	Specimen common stock certificate(1)
4.3	Specimen warrant certificate(1)
4.4	Amended and Restated Founder Warrant Purchase Agreement, dated October 12, 2007, between the Company and Secure America Acquisition Holdings, LLC(5)
4.5	Form of Warrant Agreement between Continental Stock Transfer and Trust Company and the Company(5)
5.1*	Legal Opinion of Greenberg Traurig, LLP
10.1	Amended and Restated Operating Agreement, by and among Ultimate Escapes Holdings, LLC, the Company, Ultimate Resort Holdings, LLC and Private Escapes Holdings, LLC, dated as of October 29, 2009(1)
10.2	Voting Agreement, by and among Secure America Acquisition Holdings, LLC, S. Kent Rockwell, Asa Hutchinson, Philip A. McNeil, Brian C. Griffin, Mark A. Frantz, Ultimate Resort Holdings, LLC and Private Escapes Holdings, LLC, dated as of October 29, 2009(1)
10.3	Indemnification and Escrow Agreement, by and among the Company, Ultimate Escapes Holdings, LLC, the Owner Representative and SunTrust Banks, Inc. as escrow agent, dated as of October 29, 2009(1)
10.4	Registration Rights Agreement, by and among the Company and each of the investors set forth therein, dated as of October 29, 2009(1)
10.5	Employment Agreement, by and between the Company and James M. Tousignant, dated as of October 29, 2009(1)
10.6	Employment Agreement, by and between the Company and Richard Keith, dated as of October 29, 2009(1)
10.7	Employment Agreement, by and between the Company and Philip Callaghan, dated as of October 29, 2009(1)
10.8	2009 Stock Option Plan(1)
10.9	Lease Agreement between La Mirada Plaza, LLC and Ultimate Resort, LLC dated November 1, 2005 as modified by Amendment No. 1 to Lease dated May 1, 2006, as assigned by Ultimate Resort, LLC to the Company pursuant to Assignment and Assumption of Lease Agreement dated October 29, 2009(1)
10.10	Consolidated Amended and Restated Loan and Security Agreement, dated as of September 15, 2009, among each borrower signatory thereto, CapitalSource Finance LLC, CapitalSource Bahamas LLC and the lenders party thereto, as modified by that certain First Amendment to Consolidated Amended and Restated Loan and Security Agreement and Limited Waiver dated as of October 29, 2009(1)
10.11	Second Mortgage Note among JDI Ultimate, L.L.C. and the borrowers listed therein dated April 30, 2007, as assigned by JDI Ultimate, L.L.C. to Ultimate Resort Holdings, LLC pursuant to the terms of that certain Assignment and Assumption of Loan dated as of October 29, 2009(1)

10.12	Third Amended and Restated Contribution Agreement among Private Escapes Holdings, LLC (“PE”), Ultimate Escapes and Ultimate Resort Holdings, LLC (“URH”) dated as of July 21, 2009 as amended by that certain Amendment No. 1 to Third Amended and Restated Contribution Agreement among PE, Ultimate Escapes and URH effective as of August 13, 2009(1)
10.13	Loan Agreement between Private Escapes Pinnacle, LLC and Kederike, LLC, dated as of June 1, 2006, and First Amendment thereto dated November 13, 2006, Second Amendment thereto dated December 21, 2007, Third Amendment thereto dated March 31, 2008 and Fourth Amendment thereto dated March 2009(1)
10.14	Compensation Plan for Independent Directors of the Board of Directors of the Registrant(4)
10.15	Letter Agreement among the Company, SunTrust Robinson Humphrey and C. Thomas McMillen(2)
10.16	Letter Agreement among the Company, SunTrust Robinson Humphrey and Harvey L. Weiss(2)
10.17	Letter Agreement among the Company, SunTrust Robinson Humphrey and Asa Hutchinson(2)
10.18	Letter Agreement among the Company, SunTrust Robinson Humphrey and Philip A. McNeill(2)
10.19	Letter Agreement among the Company, SunTrust Robinson Humphrey and S. Kent Rockwell(2)
10.20	Letter Agreement among the Company, SunTrust Robinson Humphrey and Brian C. Griffin(2)
10.21	Letter Agreement among the Company, SunTrust Robinson Humphrey and Mark A. Frantz(2)
10.22	Letter Agreement among the Company, SunTrust Robinson Humphrey and James A. Maurer(2)
10.23	Letter Agreement among the Company, SunTrust Robinson Humphrey and Secure America Acquisition Holdings, LLC(2)
10.24	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant(5)
10.25	Form of Stock Escrow Agreement by and among the Registrant, Continental Stock Transfer & Trust Company and the stockholders set forth therein(2)
10.26	Form of Services Agreement between Homeland Security Capital Corporation and the Registrant(2)
10.27	Amended and Restated Promissory Note, dated October 12, 2007 issued to Fortress America Acquisition Holdings, LLC(2)
10.28	Proxy Voting Agreement by and between Philip A. McNeill and Harvey L. Weiss(3)
10.29	Proxy Voting Agreement by and between C. Thomas McMillen and S. Kent Rockwell(3)
10.30	Registration Rights Agreement among the Company and its founders(2)
21.1*	List of Subsidiaries of the Company
23.1*	Consent of Kingery & Crouse P.A.
23.2*	Consent of McGladrey & Pullen, LLP
23.3*	Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1)
24.1	Power of Attorney (previously included in the signature page to this Registration Statement).

*	Filed herewith.
(1)	Previously filed as an Exhibit to the Form 8-K, filed on November 4, 2009.
(2)	Previously filed as an Exhibit to Amendment No. 1 to the Form S-1, filed on August 8, 2007.
(3)	Previously filed as an Exhibit to Amendment No. 3 to the Form S-1, filed on October 3, 2007.
(4)	Previously filed as an Exhibit to the Form 8-K, filed on November 24, 2009.
(5)	Previously filed as an Exhibit to Amendment No. 4 to the Form S-1, filed on October 12, 2007.